UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Solaris Oilfield Infrastructure, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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9651 Katy Freeway, Suite 300

Houston, Texas 77024

Dear Solaris Oilfield Infrastructure, Inc. Stockholders:

On July 9, 2024, Solaris Oilfield Infrastructure, Inc., a Delaware corporation (“Solaris,” “we,” “us” or “our”), and Solaris Oilfield Infrastructure, LLC, a Delaware limited liability company and a subsidiary of Solaris (“Solaris LLC”), entered into a Contribution Agreement (as amended from time to time, the “Contribution Agreement”) with John A. Johnson, an individual resident of the State of Florida, John Tuma, an individual resident of the State of Texas, J Turbines, Inc., a Delaware corporation (“J Turbines”), and KTR Management Company, LLC, a Texas limited liability company (“KTR”).

The Contribution Agreement provides that, subject to the terms and conditions set forth therein, J Turbines and KTR (together, the “Contributors”) will contribute (the “Contribution”) all of the issued and outstanding equity interests of Mobile Energy Rentals LLC, a Texas limited liability company (the “Company”) to Solaris LLC (or a subsidiary of Solaris LLC) in exchange for an aggregate:

•

$60,000,000 in cash, subject to certain adjustments based on the Company’s capital expenditures prior to the completion of the Contribution (including the obligation by Solaris to assume the Company’s acquisition of approximately $308 million of on-order turbines) (the “Closing Cash Consideration”); and

•

16,464,778 units of Solaris LLC (the “Solaris LLC Units”), and an equal number of shares of Class B common stock, par value $0.00 per share, of Solaris (the “Class B Common Stock”), subject to certain adjustments (the “Closing Equity Consideration,” and together with the Closing Cash Consideration, the “Contribution Consideration”).

A portion of the Closing Equity Consideration will be subject to a restrictive legend and subject to forfeiture to satisfy indemnity obligations (the “Indemnity Equity”). The Indemnity Equity will be comprised of a number of Solaris LLC Units equal to 10% of the total consideration, calculated using the Closing Price (as defined in the accompanying proxy statement), and an equal number of shares of Class B Common Stock.

Immediately following the closing of the Contribution and based on the estimated number of shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) and Class B Common Stock (collectively, “Solaris Common Stock”) outstanding immediately prior to the execution of the Contribution Agreement, we estimate that the existing Solaris stockholders are expected to own approximately an aggregate 73% of the combined company, and the Contributors and their designees are expected to own approximately an aggregate 27% of the combined company.

In connection with the Contribution and the issuance of the Closing Equity Consideration (the “Stock Issuance” and such proposal, the “Stock Issuance Proposal”), you are cordially invited to attend a special meeting of stockholders of Solaris on August 30, 2024 (the “special meeting”), which will be held at the principal executive offices of Solaris, located at 9651 Katy Freeway, Suite 300, Houston, Texas 77024. At the special meeting, Solaris stockholders will be asked to consider and vote on:

1.

Stock Issuance Proposal: To approve, for the purposes of complying with the applicable provisions of Section 312.03 of the New York Stock Exchange Listed Company Manual, the issuance of 16,464,778 shares of Class B Common Stock;

2.

Charter Amendment Proposal: To approve an amendment (the “Charter Amendment”) to the Amended and Restated Certificate of Incorporation of Solaris Oilfield Infrastructure, Inc. as amended from time to time (the “Solaris Charter”), to change its name to “Solaris Energy Infrastructure, Inc.” (the “Charter Amendment Proposal”);

3.

LTIP Amendment Proposal: To approve an amendment (the “LTIP Amendment”) to the Solaris Oilfield Infrastructure, Inc.’s Long Term Incentive Plan (the “LTIP”) to increase the number of shares of Class A Common Stock issuable under such plan (the “LTIP Amendment Proposal”); and

4.

Adjournment Proposal: To adjourn the special meeting to a later date or time if necessary or appropriate, including to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal (the “Adjournment Proposal”).

For more information concerning the special meeting, the Contribution Agreement and the transactions contemplated thereby, including the Contribution and the Stock Issuance, the Charter Amendment or the LTIP Amendment, please review the accompanying proxy statement and a copy of the Contribution Agreement attached to the accompanying proxy statement as Annex A, a copy of the Charter Amendment in the form attached to the accompanying proxy statement as Annex D and a copy of the LTIP Amendment in the form attached to the accompanying proxy statement as Annex E.

The Board of Directors of Solaris (the “Board”), after considering the factors more fully described in the accompanying proxy statement: (i) approved, adopted and declared advisable the Contribution Agreement and the transactions contemplated thereby, including the Stock Issuance; (ii) authorized the issuance of the Solaris LLC Units and shares of Class B Common Stock comprising the Closing Equity Consideration at the closing of the transactions and (iii) resolved to call a special meeting of Solaris stockholders for the purpose of submitting the Stock Issuance, as contemplated by the Contribution Agreement, to Solaris stockholders for approval. The Board additionally, subject to Solaris stockholders’ approval, approved, adopted and declared advisable that Solaris (i) amend the Solaris Charter to reflect the name change to “Solaris Energy Infrastructure, Inc.” and (ii) amend the LTIP to increase the number of shares of Class A Common Stock issuable under such plan.

In connection with the Contribution, the Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal. The Board additionally unanimously recommends that you vote “FOR” the Charter Amendment Proposal, “FOR” the LTIP Amendment Proposal and “FOR” the Adjournment Proposal.

Your vote is important. We cannot complete the Contribution unless the Stock Issuance Proposal is approved by the holders of Solaris Common Stock. None of the proposals are dependent on any other proposal.

Whether or not you plan to attend the special meeting and regardless of the number of shares of Solaris Common Stock you own, your careful consideration and vote on the proposals to be presented at the special meeting is important, and we encourage you to vote promptly.

A failure to vote, assuming a quorum is present, will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and will have no effect on the Stock Issuance Proposal, the LTIP Amendment Proposal or the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, the LTIP Amendment Proposal and the Adjournment Proposal and will have no effect on the Stock Issuance Proposal.

It is important that your shares of Solaris Common Stock be represented at the special meeting. Accordingly, even if you plan to attend the special meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope prior to the special meeting or follow the internet or telephone voting procedures described on the proxy card. If you attend the special meeting and wish to vote in person, you may revoke your proxy by voting in person. Your prompt consideration is greatly appreciated.

/s/ William A. Zartler
William A. Zartler
Chairman of the Board and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described herein, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement, together with the enclosed form of proxy card, is dated August 7, 2024 and is first being mailed to Solaris stockholders on or about the date hereof.

Solaris Oilfield Infrastructure, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on August 30, 2024

To the Stockholders of Solaris Oilfield Infrastructure, Inc.:

Notice is hereby given that a special meeting of stockholders (the “special meeting”) of Solaris Oilfield Infrastructure, Inc., a Delaware corporation (“Solaris,” “we,” “us” or “our”), will be held on August 30, 2024, at 10:00 a.m. Central Time at the principal executive offices of Solaris Oilfield Infrastructure, Inc. located at 9651 Katy Freeway, Suite 300, Houston, Texas 77024.

On July 9, 2024, Solaris and Solaris Oilfield Infrastructure, LLC, a Delaware limited liability company and a subsidiary of Solaris (“Solaris LLC”), entered into a Contribution Agreement (as amended from time to time, the “Contribution Agreement”) with John A. Johnson, an individual resident of the State of Florida, John Tuma, an individual resident of the State of Texas, J Turbines, Inc., a Delaware corporation (“J Turbines”), and KTR Management Company, LLC, a Texas limited liability company (“KTR”).

The Contribution Agreement provides that, subject to the terms and conditions set forth therein, J Turbines and KTR (together, the “Contributors”) will contribute (the “Contribution”) all of the issued and outstanding equity interests of Mobile Energy Rentals LLC, a Texas limited liability company (the “Company”) to Solaris LLC (or a subsidiary of Solaris LLC) in exchange for an aggregate:

•

$60,000,000 in cash, subject to certain adjustments based on the Company’s capital expenditures prior to the completion of the Contribution (including the obligation by Solaris to assume the Company’s acquisition of approximately $308 million of on-order turbines) (the “Closing Cash Consideration”); and

•

16,464,778 units of Solaris LLC (the “Solaris LLC Units”), and an equal number of shares of Class B common stock, par value $0.00 per share, of Solaris (the “Class B Common Stock”), subject to certain adjustments (the “Closing Equity Consideration,” and together with the Closing Cash Consideration, the “Contribution Consideration”).

A portion of the Closing Equity Consideration will be subject to a restrictive legend and subject to forfeiture to satisfy indemnity obligations (the “Indemnity Equity”). The Indemnity Equity will be comprised of a number of Solaris LLC Units equal to 10% of the total consideration, calculated using the Closing Price (as defined in the accompanying proxy statement), and an equal number of shares of Class B Common Stock.

At the special meeting, you will be asked to consider and vote on the following proposals:

1.

Stock Issuance Proposal: To approve, for the purposes of complying with the applicable provisions of Section 312.03 of the New York Stock Exchange Listed Company Manual, the issuance (the “Stock Issuance”) of 16,464,778 shares of Class B Common Stock (the “Stock Issuance” and such proposal, the “Stock Issuance Proposal”);

2.

Charter Amendment Proposal: To approve an amendment (the “Charter Amendment”) to the Amended and Restated Certificate of Incorporation of Solaris Oilfield Infrastructure, Inc., as amended from time to time (the “Solaris Charter”), to change its name to “Solaris Energy Infrastructure, Inc.” (the “Charter Amendment Proposal”);

3.

LTIP Amendment Proposal: To approve an amendment (the “LTIP Amendment”) to the Solaris Oilfield Infrastructure, Inc.’s Long Term Incentive Plan (the “LTIP”) to increase the number of shares of Class A Common Stock issuable under such plan (the “LTIP Amendment Proposal”); and

4.

Adjournment Proposal: To adjourn the special meeting to a later date or time if necessary or appropriate, including to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal (the “Adjournment Proposal”).

Stockholders of record at the close of business on August 7, 2024 (the “record date”) are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the special meeting will be available for examination at Solaris’s principal executive offices located at, 9651 Katy Freeway, Suite 300, Houston, Texas 77024, during normal business hours for a period of ten (10) days prior to the special meeting. If you would like to inspect the stockholder list, please call our Investor Relations department at (281) 501-3070.

Assuming a quorum is present, (i) the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Solaris stockholders at the special meeting, (ii) the Charter Amendment Proposal requires the affirmative vote of the holders of at least 66 2/3% in voting power of the then-outstanding shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”) and Class B Common Stock (collectively, the “Solaris Common Stock”) voting together as a single class and entitled to vote thereon, and (iii) each of the LTIP Amendment Proposal and the Adjournment Proposal require the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy and entitled to vote on the matter by Solaris stockholders at the special meeting. None of the proposals are dependent on any other proposal.

For more information concerning the special meeting, the Contribution Agreement and the transactions contemplated thereby, including the Contribution and the Stock Issuance, the Charter Amendment or the LTIP Amendment, please review the accompanying proxy statement and a copy of the Contribution Agreement attached to the accompanying proxy statement as Annex A, a copy of the Charter Amendment in the form attached to the accompanying proxy statement as Annex D and a copy of the LTIP Amendment in the form attached to the accompanying proxy statement as Annex E.

The Board of Directors of Solaris (the “Board”), after considering the factors more fully described in the accompanying proxy statement: (i) approved, adopted and declared advisable the Contribution Agreement and the transactions contemplated thereby, including the Stock Issuance; (ii) authorized the issuance of Solaris LLC Units and shares of Class B Common Stock comprising the Closing Equity Consideration at the closing of the transactions and (iii) resolved to call a special meeting of Solaris’s stockholders for the purpose of submitting the Stock Issuance, as contemplated by the Contribution Agreement, to Solaris’s stockholders for approval. The Board additionally, subject to Solaris stockholders’ approval, approved, adopted and declared advisable that Solaris (i) amend the Solaris Charter to reflect the name change to “Solaris Energy Infrastructure, Inc.” and (ii) amend the LTIP to increase the number of shares of Class A Common Stock issuable under such plan.

In connection with the Contribution, the Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal. The Board additionally unanimously recommends that you vote “FOR” the Charter Amendment Proposal, “FOR” the LTIP Amendment Proposal and “FOR” the Adjournment Proposal.

It is important that your shares of Solaris Common Stock be represented at the special meeting. Accordingly, even if you plan to attend the special meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope prior to the special meeting or follow the internet or telephone voting procedures described on the proxy card. If you attend the special meeting and wish to vote in person, you may revoke your proxy by voting in person. Your prompt consideration is greatly appreciated.

If you have any questions about the Contribution, the Contribution Agreement, the Stock Issuance, the Charter Amendment, the LTIP Amendment, the special meeting or how to submit your proxy, or if you need additional copies of the accompanying proxy statement or the enclosed proxy card, please write to 9651 Katy Freeway, Suite 300, Houston, Texas 77024, Attention: Corporate Secretary.

If you fail to return your proxy, vote by telephone or through the internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, but, assuming a quorum is present, will have the effect of a vote “AGAINST” the Charter Amendment Proposal.

By Order of the Board of Directors,

/s/ Christopher M. Powell
Christopher M. Powell
Chief Legal Officer and Corporate Secretary

August 7, 2024

Houston, Texas

GLOSSARY OF CERTAIN DEFINED TERMS

Unless otherwise noted or unless the context otherwise requires, all references in this proxy statement refer to:

•

“Adjournment Proposal” refer to the proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal;

•

“AFE Payments” refer to the aggregate amount of all capital expenditures paid by the Company, under certain previously agreed upon purchase orders, with respect to (a) the purchase of 21 Solar SMT 130 turbines, (b) the purchase of two Solar SMT 60 turbines and (c) certain ancillary equipment;

•	“AICPA” refer to the American Institute of Certified Public Accountants;

•	“Board” refer to the Board of Directors of Solaris;

•	“Broadridge” refer to Broadridge Financial Solutions, proxy solicitor to Solaris;

•	“Charter Amendment” refer to the proposed Certificate of Second Amendment of the Solaris Charter in the form attached as Annex D to this proxy statement;

•	“Charter Amendment Proposal” refer to the proposal to approve an amendment to the Solaris Charter to change its name to “Solaris Energy Infrastructure, Inc.”;

•	“Class A Common Stock” refer to the Class A common stock, par value $0.01 per share, of Solaris;

•	“Class B Common Stock” refer to the Class B common stock, par value $0.00 per share, of Solaris;

•	“Closing” refer to the closing of the Contribution;

•	“Closing Cash Consideration” refer to the $60,000,000 in cash, subject to certain adjustments, to be issued in connection with the Contribution;

•	“Closing Date” refer to the date on which the Closing occurs;

•	“Closing Equity Consideration” refer to the aggregate 16,464,778 Solaris LLC Units and an equal number of shares of Class B Common Stock, to be issued in connection with the Contribution;

•	“Closing Price” refer to the 10-day volume weighted average price of shares of Class A Common Stock as of the close of business on the trading day immediately preceding signing (which was $8.50);

•	“Code” refer to the Internal Revenue Code of 1986, as amended;

•	“Company” refer to Mobile Energy Rentals LLC, a Texas limited liability company;

•	“Company Business” refer to the business and operations performed by the Company or other products or services that are functionally equivalent;

•	“Company Interests” refer to the issued and outstanding equity interests of the Company;

•

“Contribution” refer to the transaction contemplated by the Contribution Agreement, whereby the Contributors will contribute all of the Company Interests to Solaris LLC (or a subsidiary of Solaris LLC);

•	“Contribution Agreement” refer to the Contribution Agreement, dated July 9, 2024, by and among Solaris, Solaris LLC, John A. Johnson, John Tuma, J Turbines and KTR;

•	“Contribution Consideration” refer to the Closing Cash Consideration and Closing Equity Consideration (including the Indemnity Equity), collectively;

•	“Contributors” refer to J Turbines and KTR, collectively;

•	“E&P” refer to exploration and production;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“Execution Date” refer to July 9, 2024;

•	“Federal Reserve” refer to the Board of Governors of the Federal Reserve System and its delegates;

•	“FTC” refer to the United States Federal Trade Commission;

•	“GAAP” refer to accounting principles generally accepted in the United States;

•	“GHGs” refer to greenhouse gases;

•	“HSR Act” refer to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•

“Indemnity Equity” refer to the number of Solaris LLC Units equal to 10% of the total Contribution Consideration, calculated using the Closing Price, and an equal number of shares of Class B Common Stock, each of which are subject to a restrictive legend and subject to forfeiture to satisfy indemnity obligations;

•	“J Turbines” refer to J Turbines, Inc., a Delaware corporation;

•	“KTR” refer to KTR Management Company, LLC, a Texas limited liability company;

•

“LTIP” refers to the Solaris Oilfield Infrastructure, Inc. Long Term Incentive Plan, dated May 17, 2017, as amended by that First Amendment to the Solaris Oilfield Infrastructure, Inc. Long Term Incentive Plan, dated May 17, 2023;

•	“LTIP Amendment” refer to the proposed second amendment to the LTIP in the form attached as Annex E to this proxy statement;

•	“LTIP Amendment Proposal” refer to the proposal to approve the second amendment to the LTIP to increase the number of shares of Class A Common Stock that may be issued under the LTIP;

•	“NYSE” refer to the New York Stock Exchange;

•	“OPEC” refer to the Organization of Petroleum Exporting Countries;

•	“Outside Date” refer to December 6, 2024;

•

“Required Financial Statements” refer to (i) the audited consolidated balance sheet of the Company as of December 31, 2023 and December 31, 2022, and the related audited consolidated statements of operations, changes in members’ equity and cash flows of the Company for each of the year ended December 31, 2023 and the period from February 23, 2022 to December 31, 2022, each audited in accordance with the auditing standards of AICPA; and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2024 and the related unaudited consolidated statements of operations, changes in members’ equity and cash flows of the Company for the three months ended March 31, 2024 and 2023, each “reviewed” in accordance with the interim review standards and procedures of the AICPA;

•

“Restricted Area” refer to the geographic area within: (i) the States of Texas, New Mexico and Tennessee; and (ii) one hundred (100) miles of any location in which the Company conducts or conducted the Company Business, or had plans to conduct the Company Business, in each case as of the Closing Date or within the twelve (12) months immediately preceding the Closing Date;

•	“Restricted Period” refer to the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date;

•	“SEC” refer to the U.S. Securities and Exchange Commission;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•	“Solaris” refer to Solaris Oilfield Infrastructure, Inc., a Delaware corporation, individually or, if the context requires, together with its subsidiaries;

•	“Solaris Bylaws” refer to the Amended and Restated Bylaws of Solaris, dated May 17, 2017;

•	“Solaris Charter” refer to the Amended and Restated Certificate of Incorporation of Solaris, dated May 17, 2017, as amended by the Certificate of Amendment of the Amended and Restated Certificate

of Incorporation of Solaris, dated May 22, 2023, as the same may have been amended, supplemented or modified from time to time;

•	“Solaris Common Stock” refer to the Class A Common Stock and Class B Common Stock, collectively;

•

“Solaris Credit Agreement” refer to the Amended and Restated Credit Agreement, dated April 26, 2019, by and among Solaris LLC, as borrower, each of the guarantors party thereto, each of the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended;

•	“Solaris LLC” refer to Solaris Oilfield Infrastructure, LLC, a Delaware limited liability company and a subsidiary of Solaris;

•	“Solaris LLC Units” refer to the membership units of Solaris LLC;

•	“Stock Issuance” refer to the issuance of an aggregate 16,464,778 shares of Class B Common Stock in connection with the Contribution;

•	“Stock Issuance Proposal” refer to the proposal to approve the Stock Issuance;

•	“Solaris Stockholder Approval” refer to the approval of the Stock Issuance Proposal by Solaris stockholders at the special meeting;

•

“special meeting” refer to the special meeting of the stockholders of Solaris to be held on August 30, 2024, at 10:00 a.m. Central Time at the principal executive offices of Solaris located at 9651 Katy Freeway, Suite 300, Houston, Texas 77024; and

•

“Tax Receivable Agreement” refer to the Tax Receivable Agreement, dated as of May 17, 2017, by and among Solaris, certain other persons named therein, Yorktown Energy Partners X, L.P. and Solaris Sub Manager LLC.

i

SUMMARY

This summary highlights certain information in this proxy statement but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting.

Parties to the Contribution (see page 54)

Solaris Oilfield Infrastructure, Inc.

Solaris is a Houston, Texas based business. Solaris designs and manufactures specialized equipment, which combined with field technician support, last mile and mobilization logistics services and software solutions, enables Solaris to provide a service offering that helps oil and natural gas operators and their suppliers drive efficiencies that reduce operational footprint and costs during the completion phase of well development. Solaris services most active oil and natural gas basins in the United States.

Solaris’s principal executive offices are located at 9651 Katy Freeway, Suite 300, Houston, Texas 77024 and its telephone number is (281) 501-3070. Solaris’s Class A Common Stock is listed on the NYSE under the trading symbol “SOI.” In connection with the closing of the Contribution and upon approval of the Charter Amendment Proposal by Solaris’s stockholders, Solaris has agreed to rebrand and change its name to “Solaris Energy Infrastructure, Inc.,” and have its shares of Class A Common Stock trade on the NYSE under the new ticker symbol “SEI.”

For additional information about Solaris and its subsidiaries, see the sections entitled “Description of Solaris’s Business” and “Where You Can Find More Information.”

Solaris Oilfield Infrastructure, LLC

Solaris LLC owns all of the outstanding equity interest in the subsidiaries through which Solaris operates its assets. Solaris is the sole managing member of Solaris LLC and is responsible for all operational, management and administrative decisions relating to Solaris LLC’s business and consolidates financial results of Solaris LLC and its subsidiaries. In connection with the Contribution, each Contributor will contribute, assign and transfer to Solaris LLC (or a subsidiary of Solaris LLC), all Company Interests owned by such Contributor, and Solaris LLC will acquire all of the Company Interests from the Contributors. In connection with the closing of the Contribution and upon approval of the Charter Amendment Proposal by Solaris’s stockholders, Solaris expects to change the name of Solaris LLC to “Solaris Energy Infrastructure, LLC.”

Solaris LLC’s principal executive offices are located at c/o Solaris Oilfield Infrastructure, Inc., 9651 Katy Freeway, Suite 300, Houston, Texas 77024 and its telephone number is (281) 501-3070.

John A. Johnson

John A. Johnson is an individual resident of the State of Florida and owns all of the issued and outstanding equity interests of J Turbines.

John Tuma

John Tuma is an individual resident of the State of Texas and owns all of the issued and outstanding equity interests of KTR.

KTR Management Company, LLC

KTR is a Texas limited liability company. KTR owns 50.0% of the outstanding equity interests of the Company.

KTR’s principal executive office is located at 327 N. Commerce Street, Centerville, Texas 75833.

J Turbines Inc.

J Turbines is a Delaware corporation. J Turbines owns 50.0% of the outstanding equity interests of the Company.

J Turbines’ principal executive office is located at 2929 Buffalo Speedway, A1204, Houston, Texas 77098.

Mobile Energy Rentals LLC

The Company is headquartered in Houston, Texas and is a mobile distributed power solutions company that offers its customers a comprehensive range of mobile power equipment for lease, including generators, transformers and power distribution systems. The Company serves customers in a number of end markets, including data center, energy and other commercial and industrial applications. The Company provides customers with configurable sets of mobile turbines and support equipment that generate reliable and cost-effective power where grid infrastructure may not be available or reliable, or otherwise does not fully meet the power needs of customers.

The Company’s principal executive office is located at 2929 Buffalo Speedway, A1204, Houston, Texas 77098.

The Contribution and the Contribution Agreement (see page 72, 93 and Annex A)

Subject to the terms and conditions set forth in the Contribution Agreement, each Contributor will contribute, assign and transfer to Solaris LLC (or a subsidiary of Solaris LLC), all Company Interests owned by such Contributor, and Solaris LLC will acquire all of the Company Interests from the Contributors.

As a result of the Contribution, Solaris LLC (or a subsidiary of Solaris LLC) will acquire 100% of the Company Interests.

If the Contribution is completed, the Contribution Consideration in exchange for the Company Interests will be:

•

$60,000,000 in cash, subject to certain adjustments based on the Company’s capital expenditures prior to the completion of the Contribution (including the obligation by Solaris to assume the Company’s acquisition of approximately $308 million of on-order turbines); and

•	16,464,778 Solaris LLC Units and an equal number of shares of Class B Common Stock, subject to certain adjustments.

The Indemnity Equity, which forms a part of the Closing Equity Consideration, will be subject to a restrictive legend and subject to forfeiture to satisfy indemnity obligations. The Indemnity Equity will be comprised of a number of Solaris LLC Units equal to 10% of the total consideration, calculated using the Closing Price, and an equal number of shares of Class B Common Stock.

For additional information regarding the Contribution Consideration, including information about the adjustments to the cash component, see the section entitled “The Contribution Agreement—Contribution Consideration.” For a copy of the Contribution Agreement, see Annex A attached to this proxy statement.

Certain Effects of the Contribution (see page 90)

The Contribution will have the effects set forth in the Contribution Agreement. At the Closing, all the property, rights, privileges, powers and franchises of the Company will become the indirect debts, liabilities, obligations, restrictions, disabilities and duties of Solaris LLC (or a subsidiary of Solaris LLC).

Based upon the estimated number of shares of Solaris Common Stock outstanding immediately prior to the execution of the Contribution Agreement, Solaris estimates that following the Contribution the existing Solaris stockholders are expected to own approximately an aggregate 73% of outstanding shares of Solaris Common Stock and the holders of the Company Interests are expected to own approximately an aggregate 27% of the outstanding shares of Solaris Common Stock.

Consequences if the Contribution is Not Completed (see page 91)

If approval of the Stock Issuance Proposal by Solaris stockholders (the “Solaris Stockholder Approval”) is not received, or if the Contribution is not completed for any other reason, then the Contribution Agreement may be terminated. In the event of a termination, the Contribution Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•

no termination will relieve any party from liability for a material breach that is the consequence of an act or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) with the knowledge that such act or omission would cause a material breach of an agreement or covenant (a “Willful and Material Breach”) or fraud;

•	no termination will affect the obligations of the parties contained in the confidentiality agreement between them; and

•

certain other provisions of the Contribution Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fee or expense reimbursement described in the summary under the heading “—Effect of Termination” below, will survive such termination.

For additional information, see the section entitled “The Contribution—Consequences if the Contribution is Not Completed.”

The Special Meeting (see page 56)

The special meeting will be held on August 30, 2024, at 10:00 a.m. Central Time at the principal executive offices of Solaris located at 9651 Katy Freeway, Suite 300, Houston, Texas 77024. At the special meeting, you will be asked to consider and vote upon the Stock Issuance Proposal, the Charter Amendment Proposal, the LTIP Amendment Proposal and the Adjournment Proposal.

Only holders of record of Solaris Common Stock as of the close of business on August 7, 2024, the record date for the special meeting (the “record date”), are entitled to notice of and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Solaris Common Stock that you held as of the close of business on the record date.

As of the record date, there were approximately 17 holders of record of Solaris Common Stock, including approximately 4 holders of record of Class A Common Stock and approximately 13 holders of record of Class B Common Stock.

The presence at the special meeting, by attendance in person or by proxy, of the holders of outstanding shares of Solaris Common Stock, representing a majority of the voting power of all outstanding shares of Solaris

Common Stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum. As of the record date, there were 30,330,894 shares of Class A Common Stock outstanding and 13,671,971 shares of Class B Common Stock outstanding.

The approval of the Stock Issuance Proposal by Solaris stockholders is a condition to the completion of the Contribution. None of the proposals are dependent on any other proposal.

The Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Solaris stockholders entitled to vote thereon, assuming a quorum is present. Abstentions and failures to vote will have no effect on the Stock Issuance Proposal.

The Charter Amendment Proposal requires the affirmative vote of the holders of at least 66 2/3% in voting power of the then-outstanding shares of Solaris Common Stock voting together as a single class and entitled to vote thereon, assuming a quorum is present. Abstentions and failures to vote will have the effect of a vote “AGAINST” the Charter Amendment Proposal.

The LTIP Amendment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Solaris Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the LTIP Amendment Proposal. Failures to vote will have no effect on the LTIP Amendment Proposal.

The Adjournment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Solaris Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Failures to vote will have no effect on the Adjournment Proposal.

For additional information, see the section entitled “The Special Meeting” located elsewhere in this proxy statement.

How to Vote (see page 58)

Stockholders of record have a choice of voting by:

•	completing, dating, signing and returning a proxy card in the accompanying postage-prepaid return envelope;

•	following the telephone voting instructions described in the enclosed proxy card;

•	following the internet voting instructions described in the enclosed proxy card; or

•	attending and voting in person at the special meeting.

If your shares are held directly and you are submitting your proxy by telephone or through the internet, your voting instructions must be received by 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on the day immediately preceding the date of the special meeting. If your shares are held in a Plan and you are submitting your proxy by telephone or through the internet, your voting instructions must be received by 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on August 26, 2024.

Submitting your proxy by mail, by telephone or through the internet will not prevent you from attending the special meeting in person. You are encouraged to submit a proxy by mail, by telephone or through the internet even if you plan to attend the special meeting in person to ensure that your shares of Solaris Common Stock are represented at the special meeting. If you attend the special meeting and wish to vote in person, you may revoke your proxy by voting in person.

For additional information regarding the procedure for voting, see the section entitled “The Special Meeting—How to Vote.”

Reasons for the Contribution; Recommendations of the Board of Directors (see page 77)

The Board carefully reviewed and considered the terms and conditions of the Contribution Agreement, and the transactions contemplated thereby, including the Stock Issuance. By a unanimous vote of directors in attendance, the Board: (i) approved, adopted and declared advisable the Contribution Agreement and the transactions contemplated thereby, including the Stock Issuance; (ii) authorized the issuance of the Solaris LLC Units and shares of Class B Common Stock comprising the Closing Equity Consideration at the closing of the transactions and (iii) resolved to call a special meeting of Solaris’s stockholders for the purpose of submitting the Stock Issuance, as contemplated by the Contribution Agreement, to Solaris’s stockholders for approval. The Board additionally, subject to Solaris’s stockholders’ approval, approved, adopted and declared advisable that Solaris (i) amend the Solaris Charter to reflect the name change and (ii) amend the LTIP to increase the number of shares of Class A Common Stock issuable under such plan.

In connection with the Contribution, the Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal. The Board additionally unanimously recommends that you vote “FOR” the Charter Amendment Proposal, “FOR” the LTIP Amendment Proposal and “FOR” the Adjournment Proposal.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Contribution—Reasons for the Contribution; Recommendations of the Board of Directors.”

Interests of Solaris’s Directors and Executive Officers in the Contribution

Other than continuing roles as directors or executive officers of Solaris after the Closing, the members of the Board and Solaris executive officers do not have any interests in the Contribution that may be different from, or in addition to, the interests of Solaris stockholders generally.

Opinion of Solaris’s Financial Advisor (see page 82 and Annex B)

Solaris retained Piper Sandler & Co. (“Piper Sandler”) to act as an independent financial advisor to the Board in connection with the transactions contemplated under the Contribution Agreement, including the Contribution and the Stock Issuance (collectively, the “Transaction”). At the July 9, 2024 meeting at which the Board considered the Transaction and the Contribution Agreement, Piper Sandler delivered its oral opinion to the Board, which was subsequently confirmed in writing on July 9, 2024, to the effect that, as of such date, and based upon and subject to the various assumptions and limitations set forth therein, the Contribution Consideration to be paid by Solaris LLC, a subsidiary of Solaris, was fair to Solaris from a financial point of view.

Piper Sandler’s opinion was directed to the Board, and addressed solely the fairness, from a financial point of view to Solaris of the Contribution Consideration to be paid by Solaris in the Transaction and did not address any other terms or agreement relating to the Transaction or any other terms of the Contribution Agreement. The summary of Piper Sandler’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in preparing its opinion. However, neither Piper Sandler’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to any Solaris stockholder as to how such stockholder should act or vote with respect to the Transaction or any other matter.

For additional information, see the section entitled “The Contribution—Opinion of Solaris’s Financial Advisor.” See Annex B attached to this proxy statement for a copy of the written fairness opinion of Piper Sandler.

Regulatory Approvals (see page 91)

The expiration or termination of the applicable waiting period under the HSR Act relating to the transactions is a condition to the closing of the Contribution. The parties submitted the required notification and report forms under the HSR Act on July 23, 2024. At any time before or after the Closing Date, the Antitrust Division of the Department of Justice, the Federal Trade Commission (the “FTC”) or others could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the Contribution or to permit its completion only subject to regulatory concessions or conditions.

For additional information, see the sections entitled “The Contribution—Regulatory Approvals.”

Conditions to the Contribution (see page 95)

The obligations of each of the parties to complete the Contribution are subject to satisfaction of various conditions, including (i) approval of the Stock Issuance Proposal by Solaris stockholders, (ii) the shares of Class A Common Stock issuable upon exchange of the Solaris LLC Units and shares of Class B Common Stock to be issued as Closing Equity Consideration having been authorized for listing on the NYSE, (iii) the expiration or termination of the waiting period under the HSR Act, (iv) the absence of any injunction, order, decree or law preventing, prohibiting or making illegal the consummation of the Contribution, (v) with respect to each party, (A) the accuracy of the other party’s representations and warranties, subject to specified materiality qualifications, (B) compliance by the other party with its covenants in the Contribution Agreement in all material respects and (C) the absence of a “Material Adverse Effect” (as defined in the Contribution Agreement) with respect to the other party since the date of the Contribution Agreement that is continuing and (vi) in the case of Solaris, the receipt of certain required financial statements and corresponding interim financial statements of the Company as of and for any quarterly period(s) ended more than 45 days prior to the Closing.

For additional information, see the section entitled “The Contribution Agreement—Conditions to the Contribution.”

Financing Matters

Santander Facility

At Closing, Solaris LLC will fund the Closing Cash Consideration and reimburse the Company for certain deposits and payments made for the purchase of additional turbines. Solaris intends to use a combination of debt financing and free cash flow generated from the legacy Solaris business to fund the cash due at Closing, in addition to the acquisition of approximately $308 million of on-order turbines the Company has previously committed to purchase. Although Solaris’s obligation to complete the Contribution is not conditioned upon obtaining financing, Solaris has secured committed financing from a group led by Banco Santander in the form of a $300 million 364-day senior secured bridge term loan facility (the “Santander Facility”). Solaris expects to obtain alternative financing for its cash needs relating to the Contribution prior to Closing, in which case it would not expect to draw upon the Santander Facility; however, Solaris may be unable to obtain such alternative financing on attractive terms or at all. If Solaris is unable to obtain such alternative financing prior to Closing such that Solaris draws from the Santander Facility at Closing of the Contribution, Solaris expects to refinance the Santander Facility promptly thereafter. See “Risk Factors—Risks Related to the Combined Company—Combining Solaris’s business with the Company’s may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the Contribution, which may adversely affect the combined company’s business results and negatively affect the value of the Class A Common Stock.”

July 30 Loan

On July 30, 2024, Solaris LLC entered into an agreement whereby it loaned $29,750,000 to the Company to fund certain progress payments owed to an equipment manufacturer for the purchase of power generation equipment pursuant to previously executed purchase orders (the “July 30 Loan”). The funds that are the subject of the July 30 Loan were paid directly to the manufacturer by Solaris LLC for the benefit of the Company. Assuming closing of the Contribution, the July 30 Loan will be canceled at closing and netted against payments otherwise due for the AFE Payments.

Financing Cooperation (see page 101)

The Contribution Agreement provides that the Contributors will, at Solaris LLC’s sole cost and expense and at Solaris LLC’s reasonable request, cooperate in good faith with Solaris and Solaris LLC in connection with the arrangement of any financing by Solaris or Solaris LLC in connection with the Contribution. Such cooperation includes:

•	providing Solaris and Solaris LLC with financial information and data with respect to the Company as promptly as reasonably practicable;

•

instructing the Company’s senior officers with appropriate expertise, at reasonable times and upon reasonable notice, to participate in (including by preparing for) a reasonable number of bank meetings, due diligence sessions and similar presentations to and with prospective lenders and rating agencies by conference call;

•

assisting with the preparation of customary materials for rating agency presentations, bank information memoranda and other customary marketing and syndication materials necessary or appropriate in connection with any financing;

•

furnishing Solaris and Solaris LLC and its financing sources with any reasonably requested financial information available to the Contributors or the Company or which can be prepared by the Contributors or the Company without undue burden;

•	cooperating with reasonable due diligence investigation and evaluation of the Company for necessary, appropriate and customary purposes;

•

reasonably facilitating the pledging of collateral and execution and delivery of definitive pledge and security documents and other financing documents or other certificates or documents as may be reasonably requested by Solaris, Solaris LLC or the financing sources to consummate any financing;

•

cooperating (including by delivering customary management letters of representation) to obtain “comfort” letters and “consents” of the Company’s independent auditors to the extent reasonably requested;

•	assisting with the preparation of definitive financing documentation, agreements, offering memoranda, prospectuses and the schedules and exhibits thereto;

•	delivering drafts of payoff letters to Solaris and Solaris LLC a reasonable period of time prior to Closing; and

•

providing to Solaris, Solaris LLC and the financing sources at least five (5) business days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001.

For more information, see the section entitled “The Contribution—Covenants and Agreements—Financing Cooperation of Contributor Parties.”

Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement (see page 98)

As more fully described in this proxy statement and in the Contribution Agreement, each of the Contributors has agreed:

•

during the three year period beginning on the Closing Date and ending on the date three years after the Closing Date (the “Restricted Period”), each Contributor will not directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, maintain any ownership interest in (proprietary or financial or otherwise) or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that engages in any business that is the same as, similar to or otherwise competitive with the Company Business in the Restricted Area.

•

during the Restricted Period, other than in the performance of duties as an employee or agent of, or otherwise on behalf of, the Company, Solaris or any of their respective affiliates, each Contributor will not directly or indirectly: (i) within the Restricted Area, canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Solaris, Solaris LLC or the Company or any of their respective affiliates any current or former customer or supplier of the Company; (ii) canvass, solicit, approach or entice or cause or attempt to be canvassed, solicited, approached or enticed by any current or former client, customer, vendor, supplier or licensor of the Company to decline to enter into a relationship with, or terminate, cease, or lessen such person’s relationship with Solaris, Solaris LLC or the Company or any of their respective affiliates; (iii) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is, or was within the six (6) months prior to the Execution Date, an officer, director, employee or independent contractor of Solaris, Solaris LLC or the Company; or (iv) solicit, cause, induce or encourage any person referenced in the immediately preceding clause (iii) to terminate or lessen his or her employment or engagement with Solaris, Solaris LLC or the Company or any of their respective affiliates.

•

during the Restricted Period, each Contributor will not make any public statement, or cause any public statement to be made or attributed to such Contributor that disparages, calls into disrepute, defames or slanders Solaris, Solaris LLC, the Company or any of their respective subsidiaries or affiliates.

For additional information, see the section entitled “The Contribution Agreement—Covenants and Agreements.”

Change in Recommendation (see page 100)

Subject to the exceptions described below, the Board has agreed to recommend that Solaris stockholders vote “FOR” the Stock Issuance Proposal.

Notwithstanding the foregoing, if the Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a change in recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the Solaris stockholders under applicable law, then the Board may effect a change in recommendation.

For additional information, see the section entitled “The Contribution Agreement—Covenants and Agreements—Change in Recommendation.”

Termination of the Contribution Agreement (see page 96)

The Contribution Agreement may be terminated at any time prior to the Closing:

•	By mutual written consent of the parties.

•	By any party:

•	if the Closing has not occurred on or prior to December 6, 2024 (the “Outside Date”);

•

if any governmental entity having competent jurisdiction has issued an order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Contribution Agreement, and such order has become final and nonappealable; or

•	if the Solaris Stockholder Approval is not received at the special meeting (subject to any adjournment, postponement or recess of such meeting).

•	By Solaris or Solaris LLC:

•	if the Contributors have not delivered the Required Financial Statements within 60 days following the Execution Date; or

•

if there has been a breach or inaccuracy of the representations and warranties of the Contributors, a failure to perform the covenants and agreements in the Contribution Agreement by the Contributors or a failure to complete the conditions to the Closing set forth in the Contribution Agreement by the Contributors, and such failures cannot be reasonably cured within 30 days after receipt of notice from Solaris or Solaris LLC of its intention to terminate the Contribution Agreement.

•	By the Contributors:

•	if Solaris or the Board has made a change in recommendation; or

•

if there has been a breach or inaccuracy of the representations and warranties of Solaris or Solaris LLC, a failure to perform the covenants and agreements in the Contribution Agreement by Solaris or Solaris LLC or a failure to complete the conditions to the Closing set forth in the Contribution Agreement by Solaris or Solaris LLC, and such failures cannot be reasonably cured within 30 days after receipt of notice from the Contributors of their intention to terminate the Contribution Agreement.

For additional information, see the section entitled “The Contribution Agreement—Termination of the Contribution Agreement.”

Effect of Termination (see page 97)

In the event of the termination of the Contribution Agreement, all rights and obligations of the parties will terminate; provided, however, that no party will be relieved from any Liability (as defined in the Contribution Agreement) for any Willful Breach of the Contribution Agreement by such party or for Fraud (as defined in the Contribution Agreement) by such party, including the right to recover reasonable attorneys’ fees and expenses.

If the Contributors terminate the Contribution Agreement due to the failure of Solaris to obtain the Solaris Stockholder Approval or a change in the Board’s recommendation, then Solaris will pay or cause to be paid to the Contributors an amount in cash equal to all reasonable and documented out-of-pocket fees and expenses actually incurred by the Contributors, not to exceed $2,000,000.

For additional information, see the section entitled “The Contribution Agreement—Effect of Termination.”

Board of Directors Following the Contribution (see page 91)

There will be no changes to the Board as a result of the consummation of the Contribution.

Registration Rights (see page 100)

Solaris has agreed to grant the Contributors certain demand, “piggy-back” and shelf registration rights with respect to the shares of Class A Common Stock issuable upon exchange of the Solaris LLC Units and shares of

Class B Common Stock to be issued as Closing Equity Consideration (including the Indemnity Equity). Solaris has also agreed to pay certain expenses of the parties incurred in connection with the exercise of these rights and to indemnify them for certain securities law matters in connection with any registration statement filed with the SEC pursuant thereto.

For additional information, see the section entitled “The Contribution Agreement—Covenants and Agreements—Registration Rights.”

Lock-Up (see page 102)

The Contributors and their designees have agreed not to, directly or indirectly, without the prior written consent of Solaris, offer for sale, sell, pledge, or otherwise dispose of any shares of Class B Common Stock or Solaris LLC Units issued as Closing Equity Consideration or Indemnity Equity (or any shares of Class A Common Stock acquired in exchange therefor). Other than with respect to the Indemnity Equity, the lock-up restrictions will terminate 180 days following the Closing Date. The lock-up restrictions will terminate with respect to the Indemnity Equity upon the removal of the restrictive legend identifying such Solaris LLC Units and shares of Class B Common Stock as Indemnity Equity.

For additional information, see the section entitled “The Contribution Agreement—Covenants and Agreements—Lock-Up.”

Rebranding and Charter Amendment (see page 62 and Annex D)

In connection with the closing of the Contribution and upon approval of the Charter Amendment Proposal by Solaris’s stockholders, Solaris has agreed to rebrand and change its name to “Solaris Energy Infrastructure, Inc.,” and have its shares of Class A Common Stock trade on the NYSE under the new ticker symbol “SEI.” Similarly, Solaris intends to adopt a new corporate logo that reflects the new name. Additionally, in connection with the name change Solaris expects to change the name of Solaris LLC to “Solaris Energy Infrastructure, LLC.”

For additional information, see the section entitled “Proposal 2: Charter Amendment Proposal” and a copy of the Charter Amendment in the form attached as Annex D to this proxy statement.

LTIP Amendment (see page 63)

At the special meeting, Solaris stockholders will be asked to approve the LTIP Amendment, substantially in the form attached to this proxy statement as Annex E, which increases the number of shares of Class A Common Stock that may be issued under the LTIP by 1,600,000 shares. As of July 22, 2024, assuming maximum payout of currently outstanding awards, only 3,813,670 shares of Class A Common Stock remained available for issuance under the LTIP. The Board believes that the LTIP has assisted in Solaris’s recruitment and retention of qualified non-employee directors and key employees and has helped align their interests with the interests of Solaris’s stockholders. In addition, the Board believes that the ability to make grants of stock-based awards under the LTIP will be crucial to the integration and retention of new employees following the closing of the transactions contemplated by the Contribution Agreement.

For additional information, see the section entitled “Proposal 3: LTIP Amendment Proposal” and a copy of the LTIP Amendment in the form attached as Annex E to this proxy statement.

Risk Factors (see page 30)

You should consider carefully all the risk factors together with all of the other information included in this proxy statement before deciding your vote on the proposals. Some of these risks include, but are not limited to, those described in the section entitled “Risk Factors.” Please carefully read this proxy statement and any documents to which you are referred.

For additional information, see the sections entitled “Risk Factors” and “Where You Can Find More Information.”

Risks Related to the Contribution

•

Solaris’s ability to complete the Contribution is subject to various closing conditions, including obtaining the Solaris Stockholder Approval and regulatory clearance, which may impose conditions that could adversely affect Solaris or cause the Contribution not to be completed.

•	The termination of the Contribution Agreement could negatively impact Solaris’s business or result in Solaris having to reimburse the Contributors for certain fees and expenses.

•	The announcement and pendency of the Contribution may adversely affect Solaris’s business, financial results and operations.

•

Because the Cash Consideration is subject to certain adjustments, Solaris does not have full certainty as to the final Cash Consideration amount that will be paid, and such amount may be materially higher than was anticipated upon Solaris’s entry into the Contribution Agreement.

•	The opinion of Solaris’s financial advisor will not reflect changes in circumstances between the signing of the Contribution Agreement and the Closing Date.

•

Solaris may be subject to litigation challenging the Contribution, and an unfavorable judgment or ruling in any such lawsuits could prevent or delay the consummation of the Contribution and/or result in substantial costs.

Risks Related to the Combined Company

•	Solaris will face a variety of risks related to its entry into a new line of business following completion of the Contribution.

•

Combining Solaris’s business with the Company’s may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the Contribution, which may adversely affect the combined company’s business results and negatively affect the value of the Class A Common Stock.

•	The market value of the Class A Common Stock could decline if large amounts of Solaris Common Stock is sold following the Contribution.

•	The ownership percentage of current Solaris stockholders will be significantly diluted by the Stock Issuance.

•	Solaris and the Company will incur significant transaction-related costs in connection with the Contribution, which may be in excess of those anticipated by Solaris or the Company.

•

Solaris expects to incur significant additional indebtedness in connection with the Contribution, which indebtedness may limit the combined company’s operating or financial flexibility relative to Solaris’s and the Company’s individual, respective current positions and make it difficult to satisfy the combined company’s obligations with respect to its other indebtedness.

Risks Related to Solaris

•	The volatility of oil and natural gas prices may adversely affect the demand for Solaris’s systems, products and services, and negatively impact Solaris’s results of operations.

•

Continuing or worsening inflationary issues and associated changes in monetary policy may result in increases to the cost of Solaris’s goods, services and personnel, which in turn could cause Solaris’s capital expenditures and operating costs to rise.

•	Solaris may grow through acquisitions and its failure to properly plan and manage those acquisitions may adversely affect its performance.

•

Solaris’s business depends on domestic capital spending by the oil and natural gas industry, and reductions in capital spending could have a material adverse effect on its liquidity, results of operations and financial condition.

•	Solaris may be adversely affected by uncertainty in the global financial markets or the deterioration of the financial condition, and resulting credit risk, of its customers.

•

The Solaris Credit Agreement subjects Solaris to various financial and other restrictive covenants. These restrictions may limit Solaris’s operational or financial flexibility and could subject it to potential defaults under the Solaris Credit Agreement.

•

Laws, regulations, executive orders and other regulatory initiatives relating to hydraulic fracturing could increase Solaris’s and its customers’ costs of doing business and result in restrictions, delays or cancellations that may serve to limit future oil and natural gas exploration and production activities and could have a material adverse effect on Solaris’s business, results of operations and financial condition.

•	Increasing attention to environmental, social and governance (“ESG”) matters may impact Solaris’s business.

•	Solaris’s stock price could be volatile, and you may not be able to resell shares of your Class A Common Stock at or above the price you paid.

•

Future sales of Class A Common Stock in the public market, or the perception that such sales may occur, could reduce Solaris’s stock price, and any additional capital raised by Solaris through the sale of equity or convertible securities may dilute your ownership in Solaris.

•	Solaris’s principal stockholders collectively hold a significant amount of the voting power of Solaris Common Stock.

Risks Related to the Company

•	The Company is dependent on its relationships with key suppliers to obtain equipment for its business.

•	Supply chain disruption and price escalation could have a material adverse effect on the Company’s business, liquidity, consolidated results of operations and consolidated financial condition.

•	The Company has a significant customer concentration, which may adversely affect its operating results.

•

The Company may be unable to adapt its technologies to meet increasing customer needs and power loads, which could result in increased downtime of its power generation offering and disruptions to the power supply to its customers.

•	The Company expects to face significant competition in the future as the mobile power industry evolves.

•	Many of the Company’s power systems involve long sales cycles.

•	The Company’s customers may not continue to outsource their power system needs.

Additional Information (see page 159)

You can find more information about Solaris in the periodic reports and other information Solaris files with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For additional information, see the section entitled “Where You Can Find More Information.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF SOLARIS

The selected historical consolidated financial data as of and for the years ended December 31, 2023, 2022, and 2021 are derived from Solaris’s audited consolidated financial statements as of and for the years ended December 31, 2023, 2022, and 2021 included in Solaris’s Annual Reports on Form 10-K for the same periods filed with the SEC. The selected historical consolidated interim financial data as of and for the three-month periods ended March 31, 2024 and 2023 are derived from Solaris’s unaudited condensed consolidated financial statements as of and for three months ended March 31, 2024 and 2023 included in Solaris’s Quarterly Reports on Form 10-Q for the same periods filed with the SEC. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, that are considered necessary for a fair presentation of the financial position, results of operations and cash flows for such periods. Historical results are not necessarily indicative of future results. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Solaris, including following completion of the proposed transaction, and should be read together with Solaris’s consolidated financial statements previously mentioned as well as with Solaris’s other reports filed with the SEC. See “Where You Can Find More Information.”

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2024 (unaudited)	2023 (unaudited)	2023	2022	2021
	(in thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Revenue	$64,635	$77,828	$269,474	$300,000	$145,723
Revenue—related parties	3,255	4,894	23,473	20,005	13,466

Total revenue	67,890	82,722	292,947	320,005	159,189
Operating income (loss)	9,956	14,882	49,902	41,804	(387)
Net income (loss)	7,300	11,937	38,775	33,512	(1,260)
Less: net (income) loss related to non-controlling interests	(2,983)	(4,368)	(14,439)	(12,354)	392
Net income (loss) attributable to Solaris Oilfield Infrastructure, Inc.	4,317	7,569	24,336	21,158	(868)
Earnings (loss) per share
Basic	$0.14	$0.23	$0.78	$0.64	$(0.04)
Diluted	$0.14	$0.23	$0.78	$0.64	$(0.04)
Shares used in per share calculation
Basic	28,587	31,214	29,693	31,479	30,786
Diluted	28,587	31,214	29,693	31,479	30,786
Consolidated Balance Sheets Data (as of period end):
Total assets	$457,070	$472,998	$468,297	$462,576	$406,223
Credit agreement	30,000	26,000	30,000	8,000	—
Payables related to Tax Receivable Agreement	71,530	71,530	71,530	71,530	71,892
Non-Controlling Interest	109,717	102,562	109,597	101,414	94,727
Total stockholders’ equity attributable to Solaris Oilfield Infrastructure, Inc.	200,131	207,848	205,983	215,715	203,149
Consolidated Non-GAAP Data:
EBITDA (1)	19,890	23,299	86,087	72,237	26,823
Adjusted EBITDA (2)	22,687	25,118	96,693	83,782	30,066

(1)

We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes. For additional information, see “Management’s

Discussion and Analysis of Financial Condition and Results of Operations of Solaris—Comparison of Non-GAAP Financial Measures.”
(2)

We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and any extraordinary, unusual or non-recurring gains, losses or expenses. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Solaris—Comparison of Non-GAAP Financial Measures.”

SUMMARY HISTORICAL FINANCIAL DATA OF THE COMPANY

The following table sets forth the summary historical financial data of the Company (1) as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and for the period from February 23, 2022 (inception) to December 31, 2022 and (2) as of March 31, 2024 and for the three months ended March 31, 2024 and 2023.

The summary historical financial data as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 was derived from the Company’s interim unaudited condensed financial statements included herein. The selected historical financial data as of December 31, 2023 and for the period from February 23, 2022 (inception) to December 31, 2022 and for the year ended December 31, 2023 and for the period from February 23, 2022 (inception) to December 31, 2022 was derived from the Company’s audited financial statements included herein.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of the Company nor does it include the effects of the Contribution. This summary should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company” and the financial statements and related notes included herein.

	Historical
	Three-Months Ended March 31,		Year Ended December 31,	Period From February 23, (inception) to December 31,
	2024	2023	2023	2022
	(Unaudited)
	(in thousands, except share and per share amounts)
Statements of Income Data:
Total revenues	$2,478	$307	$2,460	$2,761
Income from operations	1,940	72	1,036	1,187
Net income	1,952	72	1,037	1,187
Balance Sheets Data (as of period end):
Total current assets	$10,156		$1,894	$1,415
Total assets	13,947		5,801	5,787
Total liabilities	7,666		473	296
Members’ equity	6,281		5,328	5,491
Statement of Cash Flows Data:
Net cash provided by operating activities	$1,801	$745	$1,560	$1,596
Net cash used in investing activities	—	—	—	(12)

Net cash used in financing activities	(1,000)	—	(1,200)	(1,000)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined balance sheet data as of March 31, 2024 gives effect to the proposed transaction as if it had occurred on March 31, 2024, and the following selected unaudited pro forma condensed combined statement of operations data for the three-month period ended March 31, 2024 and for the year ended December 31, 2023 is presented as if the proposed transaction had occurred on January 1, 2023 and are derived from the unaudited pro forma condensed combined financial statements as of and for the periods aforementioned included in this proxy statement.

The unaudited pro forma condensed combined financial statements from which the selected data are derived have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed transaction occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements from which the selected data are derived do not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed under “Risk Factors.” The selected unaudited pro forma condensed combined financial data should be read together with “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma condensed combined financial statements from which the following selected data is derived are based on and have been derived from the historical financial statements of Solaris and the Company.

(in thousands except per share amounts)	Three Month Ended March 31, 2024	Year Ended December 31, 2023
	(Unaudited)
Condensed Consolidated Pro Forma Statements of Operations Data
Revenue	$66,571	$271,621
Revenue—related parties	3,797	23,786

Total revenue	70,368	295,407

Operating income	9,077	38,832

Net income	3,013	6,419

Less: net (income) related to non-controlling interests	(1,626)	(3,835)

Net income attributable to Solaris Oilfield Infrastructure, Inc.	1,387	2,584

Earnings per share
Basic	$0.04	$0.06

Diluted	$0.04	$0.06

Shares used in per share calculation
Basic	28,587	29,693

Diluted	28,587	29,693

Condensed Consolidated Pro Forma Balance Sheet Data (as of period end)
Total assets	$890,778

Credit agreement	$265,015

Payables related to Tax Receivable Agreement	$68,846

Non-Controlling Interest	$275,828

Total stockholders’ equity attributable to Solaris Oilfield Infrastructure, Inc.	$221,066

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Solaris Market Price and Dividend Information

The Class A Common Stock is listed on the NYSE under the symbol “SOI.” The closing price of Class A Common Stock on July 9, 2024, the last full trading day before the public announcement of the execution of the Contribution Agreement, was $8.27 per share. On August 6, 2024, the latest practicable date before the date of this proxy statement, the closing price of Class A Common Stock was $11.60 per share.

The market price of shares of Class A Common Stock has fluctuated since the date of the announcement of the Contribution and may continue to fluctuate from the date of this proxy statement, the date of the special meeting and the Closing Date. No assurance can be given concerning the market price of the shares of Class A Common Stock after completion of the Contribution. Solaris stockholders are advised to obtain current market quotations for Class A Common Stock and to review carefully the other information contained in this proxy statement.

On April 24, 2024, the Board approved a quarterly cash dividend of $0.12 per share of Class A Common Stock, which was paid on June 17, 2024 to holders of record as of June 7, 2024. Additionally, on July 25, 2024, the Board approved a quarterly cash dividend of $0.12 per share of Class A Common Stock, to be paid on September 6, 2024 to holders of record as of August 23, 2024. Solaris currently intends to continue paying a quarterly dividend, which is currently $0.12 per share quarterly or $0.48 per share annually, while retaining the balance of future earnings, if any, to finance the growth of its business. However, Solaris’s future dividend policy is within the discretion of the Board and will depend upon then-existing conditions, including Solaris’s results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on its ability to pay dividends and other factors the Board may deem relevant. In addition, the Solaris Credit Agreement contains certain restrictions on Solaris’s ability to pay cash dividends to its holders of Class A Common Stock.

Pursuant to the records of Solaris’s transfer agent, as of August 7, 2024, there were approximately 4 holders of record of Class A Common Stock and approximately 13 holders of record of Class B Common Stock.

The Company Market Price and Dividend Information

The Company is a private company and Company Interests are not publicly traded, and thus there is not an established public trading market for Company Interests. The Company has historically paid distributions to the Contributors from time to time at the discretion of the Contributors.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the matters that are the subject of the special meeting. These questions and answers do not address all questions that may be important to you as a Solaris stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes attached to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because you have been identified as a holder of Solaris Common Stock on the record date, and this proxy statement is being used to solicit proxies on behalf of the Board for the special meeting. Solaris is holding the special meeting so that Solaris’s stockholders may consider and vote upon the Stock Issuance Proposal, which is needed to complete the Contribution in accordance with the terms of the Contribution Agreement, in addition to other proposals including the Charter Amendment Proposal, the LTIP Amendment Proposal and the Adjournment Proposal. This proxy statement contains important information about the special meeting, the Contribution, the Contribution Agreement and the transactions contemplated thereby, including the Stock Issuance, in addition to the Charter Amendment and LTIP Amendment, and as such you should read it carefully.

Q:	What is the Contribution?

A:	On July 9, 2024, Solaris and Solaris LLC entered into the Contribution Agreement with John A. Johnson, John Tuma, J Turbines and KTR.

The Contribution Agreement provides that, subject to the terms and conditions set forth therein, J Turbines and KTR will contribute all of the issued and outstanding equity interests of the Company to Solaris LLC (or a subsidiary of Solaris LLC).

The Contribution Agreement is attached to this proxy statement as Annex A. For a more complete discussion of the Contribution, its effects and the other transactions contemplated by the Contribution Agreement, see the sections entitled “The Contribution” and “The Contribution Agreement.”

Q:	What is the Company and the Company’s business?

A:

Founded in 2022 and based in Houston, Texas, the Company provides configurable sets of all-electric natural-gas powered mobile turbines and ancillary equipment to oilfield, data center and other commercial and industrial (“C&I”) end-markets. The Company’s solutions provide reliable and cost-effective power where grid infrastructure may not be available or reliable and service a variety of industries, including oil and gas production, midstream and downstream activities as well as various C&I applications. Currently, the Company’s existing power generation asset base of 153 MW is fully utilized. The Contribution will provide an opportunity to grow through the purchase of additional mobile turbines. For additional information, see the section entitled “Description of the Company’s Business.”

Q:	What consideration will Solaris and Solaris LLC be required to provide in the Contribution?

A:	If the Contribution is completed, the aggregate consideration in exchange for the Company Interests will be:

•

$60,000,000 in cash, subject to certain adjustments based on the Company’s capital expenditures prior to the completion of the Contribution (including the obligation by Solaris to assume the Company’s acquisition of approximately $308 million of on-order turbines); and

•	16,464,778 Solaris LLC Units and an equal number of shares of Class B Common Stock, subject to certain adjustments.

The Indemnity Equity, which forms a part of the Closing Equity Consideration, will be subject to a restrictive legend and subject to forfeiture to satisfy indemnity obligations. The Indemnity Equity will be comprised of a number of Solaris LLC Units equal to 10% of the total consideration, calculated using the Closing Price, and an equal number of shares of Class B Common Stock.

Q:	How will Solaris LLC pay the Closing Cash Consideration?

A:

At Closing, Solaris LLC will fund the Closing Cash Consideration and reimburse the Company for certain deposits and payments made for the purchase of additional turbines. Solaris intends to use a combination of debt financing and free cash flow generated from the legacy Solaris business to fund the cash due at Closing, in addition to the acquisition of approximately $308 million of on-order turbines the Company has previously committed to purchase. Although Solaris’s obligation to complete the Contribution is not conditioned upon obtaining financing, Solaris has secured committed financing from a group led by Banco Santander in the form of a $300 million 364-day senior secured bridge term loan facility. Solaris expects to obtain alternative financing for its cash needs relating to the Contribution prior to Closing, in which case it would not expect to draw upon the Santander Facility; however, Solaris may be unable to obtain such alternative financing on attractive terms or at all. If Solaris is unable to obtain such alternative financing prior to Closing such that Solaris draws from the Santander Facility at the closing of the Contribution, Solaris expects to refinance the Santander Facility promptly thereafter. See “Risk Factors—Risks Related to the Combined Company—Combining Solaris’s business with the Company’s may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the Contribution, which may adversely affect the combined company’s business results and negatively affect the value of the Class A Common Stock.”

Q:	What equity stake will the holders of the Company Interests have in Solaris immediately following the Contribution?

A:

Based upon the estimated number of shares of Solaris Common Stock outstanding immediately prior to the execution of the Contribution Agreement, Solaris estimates that following the Contribution existing Solaris stockholders are expected to own approximately an aggregate 73% of the outstanding shares of Solaris Common Stock and the holders of the Company Interests are expected to own approximately an aggregate 27% of the outstanding shares of Solaris Common Stock.

Q:	What will happen to my shares of Solaris Common Stock in connection with the Contribution?

A:

The Contribution will have no direct effect on your ownership of your shares of Solaris Common Stock. If you hold your shares of Solaris Common Stock through the Contribution, you will continue to hold the same number (though a lower percentage) of shares with the same rights and privileges as your shares of Solaris Common Stock presently issued and outstanding.

Q:	Are there other changes expected to occur in connection with the closing of the Contribution?

A:

In connection with the closing of the Contribution and upon approval of the Charter Amendment Proposal by Solaris’s stockholders, Solaris expects to rebrand and change its name to “Solaris Energy Infrastructure, Inc.,” and have its shares of Class A Common Stock trade on the NYSE under the new ticker symbol “SEI.” Similarly, Solaris intends to adopt a new corporate logo that reflects the new name. Additionally, in connection with the name change, Solaris expects to change the name of Solaris LLC to “Solaris Energy Infrastructure, LLC.” For additional information, see the section entitled “Proposal 2: Charter Amendment Proposal” and a copy of the Charter Amendment in the form attached as Annex D to this proxy statement.

Additionally, at the special meeting, Solaris stockholders will be asked to approve the LTIP Amendment, which increases the number of shares of Class A Common Stock that may be issued under the LTIP by

1,600,000 shares. For additional information, see the section entitled “Proposal 3: LTIP Amendment Proposal” and a copy of the LTIP Amendment in the form attached as Annex E to this proxy statement.

Q:	When is the Contribution expected to be completed?

A:

The parties are working toward completing the Contribution as quickly as possible. Solaris currently anticipates that the Contribution will be completed in the third quarter of 2024, but it cannot be certain when or if the conditions to the Contribution will be satisfied or, to the extent permitted, waived. The Contribution cannot be completed until the conditions set forth in the Contribution Agreement are satisfied (or, to the extent permitted, waived).

Q:	What are the conditions to completion of the Contribution?

A:

The obligations of each of the parties to complete the Contribution are subject to satisfaction of various conditions, including (i) approval of the Stock Issuance Proposal by Solaris stockholders, (ii) the Class A Common Stock issuable upon exchange of the Solaris LLC Units and shares of Class B Common Stock to be issued as Closing Equity Consideration having been authorized for listing on the NYSE, (iii) the expiration or termination of the waiting period under the HSR Act, (iv) the absence of any injunction, order, decree or law preventing, prohibiting or making illegal the consummation of the Contribution, (v) with respect to each party, (A) the accuracy of the other party’s representations and warranties, subject to specified materiality qualifications, (B) compliance by the other party with its covenants in the Contribution Agreement in all material respects and (C) the absence of a “Material Adverse Effect” (as defined in the Contribution Agreement) with respect to the other party since the date of the Contribution Agreement that is continuing and (vi) in the case of Solaris, the receipt of certain required financial statements and corresponding interim financial statements of the Company as of and for any quarterly period(s) ended more than 45 days prior to the Closing.

Q:	Will the Contributors be subject to any lock-up restrictions on the shares they receive at Closing?

A:

Yes. The Contributors and their designees have agreed not to, directly or indirectly, without the prior written consent of Solaris, offer for sale, sell, pledge, or otherwise dispose of any shares of Class B Common Stock or Solaris LLC Units issued as Closing Equity Consideration or Indemnity Equity (or any shares of Class A Common Stock acquired in exchange therefor). Other than with respect to the Indemnity Equity, the lock-up restrictions will terminate 180 days following the Closing Date. The lock-up restrictions will terminate with respect to the Indemnity Equity upon the removal of the restrictive legend identifying such Solaris LLC Units and shares of Class B Common Stock as Indemnity Equity. For additional information, see the section entitled “The Contribution Agreement—Covenants and Agreements—Lock-Up.”

Q:	When and where will the special meeting be held?

A:	The special meeting will be held on August 30, 2024, at 10:00 a.m. Central Time at the principal executive offices of Solaris located at 9651 Katy Freeway, Suite 300, Houston, Texas 77024.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Solaris Common Stock as of the close of business on the record date for the special meeting are entitled to notice of and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Solaris Common Stock that you held as of the close of business on the record date. The record date for the special meeting is August 7, 2024.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	The Stock Issuance Proposal: a proposal to approve the Stock Issuance, authorizing Solaris to issue an aggregate 16,464,778 shares of Class B Common Stock in connection with the Contribution;

•	The Charter Amendment Proposal: a proposal to approve an amendment to the Solaris Charter to change its name to “Solaris Energy Infrastructure, Inc.”;

•	The LTIP Amendment Proposal: a proposal to approve an amendment to the LTIP to increase the number of shares of Class A Common Stock issuable under the LTIP; and

•

The Adjournment Proposal: a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal.

Q:	Why is Solaris seeking stockholder approval for the Stock Issuance?

A:

Under the rules of the NYSE, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock.

Solaris expects to issue an aggregate 16,464,778 shares of Class B Common Stock in the Stock Issuance, which will represent greater than 20% of the outstanding shares of Solaris Common Stock and outstanding voting power. Accordingly, Solaris is seeking stockholder approval for the Stock Issuance.

The approval by Solaris stockholders of the Stock Issuance is a condition to the completion of the Contribution. If the Stock Issuance is not approved, the Contribution Agreement may be terminated and the Contribution cannot be completed, which may have an adverse effect on our business and financial condition.

Q:	Are there any risks I should consider when deciding on my vote for the Stock Issuance Proposal?

A:

Yes, there are a number of risks associated with the Stock Issuance. Since the Stock Issuance will be made in connection with the Contribution, you should consider the risks associated with the Contribution and each of Solaris and the Company. For a detailed description of the risks you should consider, please see the section entitled “Risk Factors.” In addition, please see the section entitled “Where You Can Find More Information” to find additional Solaris filings which may contain additional risk factors for your consideration.

Q:	What vote is required to approve each of the proposals?

A:

The Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Solaris stockholders entitled to vote thereon, assuming a quorum is present. Abstentions and failures to vote will have no effect on the Stock Issuance Proposal.

The Charter Amendment Proposal requires the affirmative vote of the holders of at least 66 2/3% in voting power of the then-outstanding shares of Solaris Common Stock voting together as a single class and entitled to vote thereon, assuming a quorum is present. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The LTIP Amendment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Solaris Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the LTIP Amendment Proposal. Failures to vote will have no effect on the LTIP Amendment Proposal.

The Adjournment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Solaris Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Failures to vote will have no effect on the Adjournment Proposal.

Q:	Why is Solaris seeking stockholder approval of the Charter Amendment?

A:

The Solaris Charter requires the affirmative vote of the holders of at least 66 2⁄3% in voting power of the then-outstanding shares of Solaris Common Stock, voting together as a single class and entitled to vote thereon, in order to amend, alter or repeal any provision of the Solaris Charter.

Q:	Why is Solaris seeking stockholder approval of the LTIP Amendment?

A:	The LTIP requires that any amendment or alteration, including any increase in any share limitation, be subject to the approval of the Solaris stockholders.

Q:	How does the Board recommend that I vote on the proposals?

A:

The Board carefully reviewed and considered the terms and conditions of the Contribution Agreement, and the transactions contemplated thereby, including the Stock Issuance. By a unanimous vote of the directors in attendance, the Board: (i) approved, adopted and declared advisable the Contribution Agreement and the transactions contemplated thereby, including the Stock Issuance; (ii) authorized the issuance of the Solaris LLC Units and shares of Class B Common Stock comprising the Closing Equity Consideration at the closing of the transactions and (iii) resolved to call a special meeting of Solaris’s stockholders for the purpose of submitting the Stock Issuance, as contemplated by the Contribution Agreement, to Solaris’s stockholders for approval. The Board additionally, subject to Solaris’s stockholders’ approval, approved, adopted and declared advisable that Solaris (i) amend the Solaris Charter to reflect the name change and (ii) amend the LTIP to increase the number of shares of Class A Common Stock issuable under such plan.

In connection with the Contribution, the Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal. The Board additionally unanimously recommends that you vote “FOR” the Charter Amendment Proposal, “FOR” the LTIP Amendment Proposal and “FOR” the Adjournment Proposal.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Contribution—Reasons for the Contribution; Recommendations of the Board of Directors.”

Q:	How important is my vote?

A:

Your vote is very important. The approval by Solaris stockholders of the Stock Issuance is a condition to the completion of the Contribution. If the Stock Issuance is not approved, either Solaris or the Contributors may terminate the Contribution Agreement and the Contribution cannot be completed, which may have an adverse effect on Solaris’s business and financial condition.

If the Contribution Agreement is terminated because Solaris’s stockholders fail to approve the Stock Issuance, Solaris may be required to reimburse the Contributors for its transaction related expenses, subject to a cap of $2,000,000.

Q:	Do I need to attend the special meeting in person?

A:

No. It is not necessary for you to attend the special meeting in person in order to vote your shares of Solaris Common Stock. If you are a stockholder of record as of the close of business on the record date, you may vote by mail, by telephone or through the internet, as described in more detail below. If you are a “street name” holder of shares, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee for your shares to be voted at the special meeting, as described in more detail below.

EVEN IF YOU INTEND TO ATTEND THE SPECIAL MEETING IN PERSON, THE BOARD STRONGLY ENCOURAGES YOU TO VOTE IN ADVANCE BY MAIL, TELEPHONE OR THROUGH THE INTERNET TO ENSURE YOUR SHARES OF SOLARIS COMMON STOCK ARE REPRESENTED AT THE SPECIAL MEETING.

Q:	How many shares of Solaris Common Stock need to be represented at the special meeting?

A:

The presence at the special meeting, by attendance in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of Solaris Common Stock entitled to vote at the special meeting, represented in person or by proxy constitutes a quorum. As of the record date, there were 44,002,865 shares of Solaris Common Stock outstanding, including 30,330,894 shares of Class A Common Stock and 13,671,971 shares of Class B Common Stock outstanding.

If you are a Solaris stockholder as of the close of business on the record date and you vote by mail, by telephone, through the internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Solaris Common Stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of Solaris Common Stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum. If you attend the special meeting and wish to vote in person, you may revoke your proxy by voting in person.

All shares of Solaris Common Stock held by stockholders that attend the special meeting in person, or are represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned. Broker non-votes (if any) will not be considered present or represented at the special meeting for purposes of determining the presence of a quorum.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Solaris Common Stock in one of the ways described in the question immediately below as soon as possible. You will be entitled to one vote for each share of Solaris Common Stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	Stockholders of record may vote by:

•	completing, dating, signing and returning a proxy card in the accompanying postage-prepaid return envelope;

•	following the telephone voting instructions described in the enclosed proxy card;

•	following the internet voting instructions described in the enclosed proxy card; or

•	attending, and voting in person at the special meeting.

If you hold your shares directly and you are submitting your proxy by telephone or through the internet, your voting instructions must be received by 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on the day immediately preceding the date of the special meeting. If your shares are held in a Plan and you are submitting your proxy by telephone or through the internet, your voting instructions must be received by 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on August 26, 2024.

Submitting your proxy by mail, by telephone or through the internet will not prevent you from attending the special meeting in person. You are encouraged to submit a proxy by mail, by telephone or through the internet even if you plan to attend the special meeting in person to ensure that your shares of common stock are represented at the special meeting. If you attend the special meeting and wish to vote in person, you may revoke your proxy by voting in person.

For additional information regarding the procedure for voting, see the section entitled “The Special Meeting—How to Vote.”

Q:	What happens if I submit my proxy but I don’t indicate my vote on the proposals?

A:

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Stock Issuance Proposal, “FOR” the Charter Amendment Proposal, “FOR” the LTIP Amendment Proposal and “FOR” the Adjournment Proposal.

Q:	How many of my shares will be voted if I submit a proxy?

A:	If you a submit a proxy, all of the shares of Solaris Common Stock you own as of the record date in the registered account represented by that proxy will be voted per your instructions.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares of Solaris Common Stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of Solaris Common Stock are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the internet by using the different voter control number(s) on each proxy card.

Q:	Who will solicit and pay the cost of soliciting proxies in connection with the special meeting?

A:

Solaris is paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by Solaris’s directors, officers and other associates by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for their solicitation. At this time Solaris has not engaged a proxy solicitor. If Solaris does engage a proxy solicitor, it will pay the customary costs associated with such engagement. Solaris will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of Solaris Common Stock.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Solaris Common Stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. All of the proposals scheduled for consideration at the special meeting are “non-routine” matters. As a result, there will not be any broker non-votes at the special meeting.

Failure of a Solaris stockholder to instruct its, his or her bank, broker, trust or other nominee how such stockholder wishes to vote its, his or her shares of Solaris Common Stock, assuming the presence of a quorum at the special meeting, will have a vote “AGAINST” the Charter Amendment Proposal and no effect on the outcome of the Stock Issuance Proposal, the LTIP Amendment Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the internet?

A:

Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy delivered to 9651 Katy Freeway, Suite 300, Houston, Texas 77024, Attention: Corporate Secretary; provided the new proxy is received no later than 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on the day immediately preceding the date of the special meeting, if you hold your shares directly, or by 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on August 26, 2024, if you hold your shares in a Plan. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the internet in accordance with the instructions on the enclosed proxy card, provided the new proxy is received no later than 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on the day immediately preceding the date of the special meeting, if you hold your shares directly, or by 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on August 26, 2024, if you hold your shares in a Plan. You may also submit a later-dated proxy card relating to the same shares of Solaris Common Stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the internet. Alternatively, your proxy may be revoked or changed by attending the special meeting in person and voting at the special meeting. However, simply attending the special meeting without voting will not revoke or change your proxy.

“Street name” holders of shares of Solaris Common Stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies. If you have instructed a bank, broker, trust or other nominee to vote your shares of Solaris Common Stock, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by Solaris before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the Stock Issuance Proposal, Charter Amendment Proposal, LTIP Amendment Proposal and Adjournment Proposal.

Q:	Where can I find the results of voting at the special meeting?

A:

Following the special meeting, Solaris intends to promptly file a Current Report on Form 8-K with the SEC disclosing the voting results of the special meeting no later than four (4) business days after the date of the special meeting. When filed, this Current Report on Form 8-K will be available at www.sec.gov and on Solaris’s website at www.solarisoilfield.com. Information on Solaris’s website or any other website is not incorporated by reference into this proxy statement and does not constitute a part of this proxy statement.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the special meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of Solaris Common Stock, you may have already received a householding notification. For additional information, see the section entitled “Householding of Proxy Material.”

Q:	What happens if I sell my shares of Solaris Common Stock before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting. If you own shares of Solaris Common Stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting.

Q:	What happens if the Contribution is not completed?

A:

If the Solaris Stockholder Approval is not obtained, or if the Contribution is not completed for any other reason, then the Contribution Agreement may be terminated. In the event of a termination, the Contribution Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•

no termination will relieve any party from liability for a material breach that is the consequence of an act or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) with the knowledge that such act or omission would cause a Willful and Material Breach or fraud;

•	no termination will affect the obligations of the parties contained in the confidentiality agreement between them; and

•

certain other provisions of the Contribution Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fee or expense reimbursement described in the summary under the subheading “The Contribution Agreement—Effect of Termination,” will survive such termination.

For additional information, see the section entitled “The Contribution—Consequences if the Contribution is Not Completed.”

Q:	Do Solaris stockholders have appraisal rights or dissenters’ rights in connection with the Contribution or Stock Issuance?

A:	No. Solaris stockholders are not entitled to any appraisal or dissenters’ rights in connection with the Contribution or the Stock Issuance under Delaware law.

Q:	Where can I find more information about Solaris?

A:

Solaris files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:

For additional questions about the special meeting, assistance in submitting proxies or voting your shares of Solaris Common Stock, or additional copies of this proxy statement or the enclosed proxy card, please write to 9651 Katy Freeway, Suite 300, Houston, Texas 77024, Attention: Corporate Secretary.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this proxy statement constitutes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Solaris’s forward-looking statements include statements about Solaris’s business strategy, industry, future profitability, expected capital expenditures and the impact of such expenditures on our performance, current and potential future long-term contracts, the costs of being a publicly traded corporation, capital programs and future business and financial performance. In addition, forward-looking statements address the various risks and uncertainties associated with extraordinary market environments, and the expected impact on Solaris’s businesses, results of operations and earnings.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. Solaris believes that it has chosen these assumptions or bases in good faith and that they are reasonable. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•

the risk that the Contribution is not completed on anticipated terms and timing or at all (including because of the risks associated with obtaining the Solaris Stockholder Approval, regulatory approval and satisfying other conditions to the completion of the Contribution);

•	uncertainties as to whether the Contribution, if consummated, will achieve its anticipated benefits and projected synergies within the expected time period or at all;

•	Solaris’s ability to integrate the Company’s operations in a successful manner and in the expected time period;

•	the occurrence of any event, change, or other circumstance that could give rise to the termination of the Contribution Agreement;

•	unforeseen or unknown liabilities, future capital expenditures and potential litigation relating to the Contribution;

•	the possibility that the Contribution may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	limitations on Solaris’s financial flexibility due to existing and future debt and its ability to finance the Contribution;

•	the effect of the announcement, pendency, or completion of the Contribution on each of Solaris’s or the Company’s business relationships and business generally;

•	potential difficulties in retaining employees as a result of the Contribution;

•	potential negative effects of the announcement, pendency or completion of the Contribution on the market price of Class A Common Stock and/or Solaris’s operating results;

•	the dilution of Solaris’s stockholders’ ownership percentage of the combined company as compared to their ownership percentage prior to the Contribution;

•

the possibility that the combined company’s results of operations, cash flows and financial position after the Contribution may differ materially from the unaudited pro forma condensed combined financial information or prospective financial information contained in this proxy statement;

•	the uncertainty surrounding the final value of the Cash Consideration to be paid by Solaris in connection with the Contribution;

•

the level of domestic capital spending and access to capital markets by the oil and natural gas industry and uncertainty regarding the future actions of oil producers, including the members of the Organization of the Petroleum Exporting Countries and Russia (OPEC) and the actions taken to set, maintain or cut production levels;

•

developments and uncertainty in the global economy and the resulting impacts to the demand and supply for crude oil and natural gas or volatility of oil and natural gas prices, and therefore the demand for the services Solaris provides and the commercial opportunities available to it;

•

geopolitical risks, including the war between Russia and Ukraine, the Israel and Hamas conflict and continued hostilities in the Middle East which could each affect the stability and continued recovery of oil and gas markets;

•	consolidation amongst current or potential customers that could affect demand for Solaris’s products and services;

•

inflationary risks, increased interest rates, central bank policy, bank failures and associated liquidity risks and supply chain constraints, including changes in market price and availability of materials and labor;

•	significant changes in the transportation industries or fluctuations in transportation costs or the availability or reliability of transportation that service Solaris’s business;

•	large or multiple customer defaults, including defaults resulting from actual or potential insolvencies;

•

epidemics or pandemics, including the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to pandemics and their impact on commodity prices, supply and demand considerations and storage capacity;

•	technological advancements in well completion technologies and Solaris’s ability to expand its product and service offerings;

•	competitive conditions in Solaris’s industry;

•	inability to fully protect Solaris’s intellectual property rights;

•	actions taken by Solaris’s customers, competitors and third-party operators;

•	changes in the availability and cost of capital;

•	Solaris’s ability to successfully implement its business strategy;

•	increases in tax rates or the enactment of taxes that specifically impact exploration and production related operations resulting in an increase in the amount of taxes owed by Solaris;

•	the effects of existing and future laws, rulings, governmental regulations and accounting standards and statements (or the interpretation thereof) on Solaris and its customers;

•	cyber-attacks targeting systems and infrastructure used by the oil and natural gas industry;

•	the effects of future litigation;

•	credit markets;

•	business acquisitions;

•	natural or man-made disasters and other external events that may disrupt Solaris’s manufacturing operations;

•	uncertainty regarding Solaris’s future operating results;

•	plans, objectives, expectations and intentions contained in this proxy statement that are not historical; and

•	the other risk factors discussed in the section of this proxy statement entitled “Risk Factors.”

The foregoing list of factors should not be construed as exhaustive. Solaris can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The statements made in this proxy statement are current as of the date of this proxy statement only. Solaris undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RISK FACTORS

In addition to the other information contained herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” Solaris stockholders should carefully consider the following risks relating to the Contribution and combined company before deciding how to vote with respect to the Stock Issuance Proposal, the Charter Amendment Proposal, the LTIP Amendment Proposal and the Adjournment Proposal to be considered and voted on at the special meeting. You should also read and consider the risks associated with each of the businesses of Solaris and the Company because these risks will also affect the combined company. The risks associated with the business of Solaris can be found in Solaris’s Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors” and may be updated or supplemented in Solaris’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Solaris stockholders are also urged to carefully consider all of the information included in this proxy statement.

Risks Related to the Contribution

Solaris’s ability to complete the Contribution is subject to various closing conditions, including obtaining the Solaris Stockholder Approval and regulatory clearance, which may impose conditions that could adversely affect Solaris or cause the Contribution not to be completed.

The Contribution is subject to a number of conditions to closing as specified in the Contribution Agreement. These closing conditions include, among others, including (i) approval of the Stock Issuance Proposal by Solaris stockholders, (ii) the Class A Common Stock issuable upon exchange of the Solaris LLC Units and shares of Class B Common Stock to be issued as Closing Equity Consideration having been authorized for listing on the NYSE, (iii) the expiration or termination of the waiting period under the HSR Act, (iv) the absence of any injunction, order, decree or law preventing, prohibiting or making illegal the consummation of the Contribution, (v) with respect to each party, (A) the accuracy of the other party’s representations and warranties, subject to specified materiality qualifications, (B) compliance by the other party with its covenants in the Contribution Agreement in all material respects and (C) the absence of a “Material Adverse Effect” (as defined in the Contribution Agreement) with respect to the other party since the date of the Contribution Agreement that is continuing and (vi) in the case of Solaris, the receipt of certain required financial statements and corresponding interim financial statements of the Company as of and for any quarterly period(s) ended more than 45 days prior to the Closing.

No assurance can be given that the Solaris Stockholder Approval and regulatory clearance will be obtained or that the other required conditions to Closing will be satisfied. Even if regulatory clearance is obtained, no assurance can be given as to the terms, conditions and timing of such clearance, including whether any required conditions will materially adversely affect the combined company following Closing. Any delay in completing the Contribution could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Solaris and the Company expect to achieve if the Contribution is successfully completed within its expected time frame. Solaris can provide no assurance that these conditions will not result in the abandonment or delay of the Contribution. The occurrence of any of these events individually or in combination could have a material adverse effect on Solaris’s results of operations and the trading price of the Class A Common Stock.

The termination of the Contribution Agreement could negatively impact Solaris’s business or result in Solaris having to reimburse the Contributors for certain fees and expenses.

If the Contribution is not completed by the Outside Date, either Solaris or the Company may choose not to proceed with the Contribution by terminating the Contribution Agreement, and the parties can mutually decide to terminate the Contribution Agreement at any time, before or after the Solaris Stockholder Approval is obtained. In addition, Solaris and the Contributors may elect to terminate the Contribution Agreement in certain other circumstances as further detailed in the section entitled “The Contribution Agreement—Termination of the Contribution Agreement.”

If the Contribution is not completed for any reason, including as a result of a failure to obtain the Solaris Stockholder Approval, Solaris’s ongoing business may be adversely affected and, without realizing any of the expected benefits of having completed the Contribution, Solaris would be subject to a number of risks, including the following:

•	Solaris may experience negative reactions from the financial markets, including negative impacts on the Class A Common Stock price;

•	Solaris may experience negative reactions from its commercial and vendor partners and employees; and

•

Solaris will be required to pay its costs relating to the Contribution, such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the Contribution is completed.

If the Contributors terminate the Contribution Agreement due to the failure of Solaris to obtain the Solaris Stockholder Approval or a change in the Board’s recommendation, then Solaris will pay or cause to be paid to the Contributors an amount in cash equal to all reasonable and documented out-of-pocket fees and expenses actually incurred by Contributors, not to exceed $2,000,000.

The announcement and pendency of the Contribution may adversely affect Solaris’s business, financial results and operations.

Whether or not the Contribution is completed, the announcement and pendency of the Contribution could cause disruptions to Solaris’s business, including:

•

Solaris’s and the Company’s current and prospective employees will experience uncertainty about their future roles with the combined company, which might adversely affect the two companies’ abilities to retain key managers and other employees;

•

uncertainty regarding the completion of the Contribution may cause Solaris’s and the Company’s commercial and vendor partners or others that deal with Solaris or the Company to delay or defer certain business decisions or to decide to seek to terminate, change or renegotiate their relationships with Solaris or the Company, which could negatively affect Solaris’s or the Company’s respective revenues, earnings and cash flows;

•

the Contribution Agreement restricts Solaris from taking specified actions during the pendency of the Contribution without the Company’s consent, which may prevent Solaris from making appropriate changes to its business or organizational structure or prevent Solaris from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the Contribution; and

•

the attention of Solaris’s and the Company’s management may be directed toward the completion of the Contribution as well as integration planning, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to their respective businesses or the combined company following the Contribution.

Solaris has and will continue to divert significant management resources in an effort to complete the Contribution and is subject to restrictions contained in the Contribution Agreement on the conduct of its business. If the Contribution is not completed, Solaris will have incurred significant costs, including the diversion of management resources, for which Solaris will have received little or no benefit.

Because the Cash Consideration is subject to certain adjustments, Solaris does not have full certainty as to the final Cash Consideration amount that will be paid, and such amount may be materially higher than was anticipated upon Solaris’s entry into the Contribution Agreement.

Pursuant to the Contribution Agreement, the Cash Consideration to be paid in connection with the Contribution is subject to certain adjustments, as more fully described in the section entitled “The Contribution Agreement—Contribution Consideration.”

Because certain of the individual items forming the adjustments to be made to the Cash Consideration are not knowable with full certainty by Solaris prior to the Contribution, the final Cash Consideration paid by Solaris LLC may be materially higher than the base cash consideration of $60 million. If the Cash Consideration is materially higher than expected, the value of the Contribution to Solaris and its current stockholders may be materially less than was anticipated upon Solaris’s entry into the Contribution Agreement.

The unaudited pro forma condensed combined financial information and unaudited forecasted financial information included in this proxy statement is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the Contribution. Future results of Solaris and the Company may differ, possibly materially, from the unaudited pro forma condensed combined financial information and unaudited forecasted financial information presented in this proxy statement.

The unaudited pro forma condensed combined financial statements and unaudited forecasted financial information contained in this proxy statement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of Solaris or the Company prior to the Contribution or that of the combined company following the Contribution for several reasons. Specifically, the unaudited pro forma condensed combined financial statements do not reflect the effect of any integration costs or any changes in Solaris’s capital structure following the completion of the Contribution.

For additional information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” In addition, the Contribution and post-Contribution integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the Contribution or in connection with the post-Contribution integration process may significantly increase the related costs and expenses incurred by Solaris. The actual financial positions and results of operations of Solaris and the Company prior to the Contribution and that of the combined company following the Contribution may be different, possibly materially, from the unaudited pro forma condensed combined financial statements or forecasted financial information included in this proxy statement. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements and forecasted financial information included in this proxy statement may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of Class A Common Stock may cause a significant change in the purchase price used for Solaris’s accounting purposes and the unaudited pro forma financial statements contained in this proxy statement.

The opinion of Solaris’s financial advisor will not reflect changes in circumstances between the signing of the Contribution Agreement and the Closing Date.

The Board received an opinion from Solaris’s financial advisor in connection with the signing of the Contribution Agreement. Please refer to the section entitled “The Contribution—Opinion of Solaris’s Financial Advisor” for additional information. However, Solaris has not obtained any updated opinion from its financial advisor as of the date of this proxy statement. Changes in the operations and prospects of Solaris or the Company, general market and economic conditions and other factors that may be beyond the control of Solaris, and on which the financial advisor’s opinion were based, may significantly alter the value of Solaris or the Company or the value of their respective equity by the time the Contribution is completed, and thus the fairness of the Contribution Consideration, from a financial point of view, to Solaris. The opinion does not speak as of the time the Contribution will be completed or as of any date other than the date of such opinion.

Solaris may be subject to litigation challenging the Contribution, and an unfavorable judgment or ruling in any such lawsuits could prevent or delay the consummation of the Contribution and/or result in substantial costs.

Securities class action lawsuits and derivative lawsuits are often brought against publicly listed companies that have entered into Contributions, acquisitions and other transactions. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Solaris.

Lawsuits related to the Contribution may be filed against Solaris and its affiliates, directors and officers. If dismissals are not obtained or a settlement is not reached, these lawsuits could prevent or delay completion of the Contribution and/or result in substantial costs to Solaris. These lawsuits could seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Contribution Agreement already implemented and to otherwise enjoin the parties from consummating the Contribution. One of the conditions to the Contribution is that there is no injunction, order, decree or law preventing, prohibiting or making illegal the consummation of the Contribution. For a detailed discussion of the terms and conditions of the Contribution, see the section entitled “The Contribution Agreement—Conditions to the Contribution.” Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Contribution, then that injunction may delay or prevent the Contribution from being completed, which may adversely affect Solaris’s business, financial position and results of operation. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Contribution is completed may adversely affect Solaris’s ongoing business, financial condition, results of operations and cash flows.

Risks Related to the Combined Company

Solaris will face a variety of risks related to its entry into a new line of business following completion of the Contribution.

Solaris’s entry into scaled distributed power solutions is expected to enhance Solaris’s position as a mobile equipment and logistics solution provider to the oil and gas industry as well as diversify its business. This expansion and diversification of Solaris’s business carries a number of risks, including, without limitation:

•	unanticipated liabilities or contingencies; and

•	the need for additional capital and other resources to expand into the distributed power solutions business.

Entry into a new line of business may also subject Solaris to new laws and regulations with which it is not familiar and may lead to increased litigation and regulatory risk. Further, Solaris’s management team has not directly engaged in the distributed power solutions business before, and its lack of experience may result in delays or further complications to the new business. If Solaris is unable to successfully implement the acquired business of the Company, its revenue and profitability may not grow as it expects, its competitiveness may be materially and adversely affected, and its reputation and business may be harmed.

Combining Solaris’s business with the Company’s may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the Contribution, which may adversely affect the combined company’s business results and negatively affect the value of the Class A Common Stock.

The success of the Contribution will depend on, among other things, the ability of the two companies to combine their businesses in a manner that facilitates growth opportunities and realizes expected cost savings. The combined company may encounter difficulties in integrating Solaris’s and the Company’s businesses and realizing the anticipated benefits of the Contribution. The combined company must achieve the anticipated improvement in free cash flow generation and returns and achieve the planned cost savings without adversely affecting current revenues and operations. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the Contribution may not be realized fully, or at all, or may take longer to realize than expected.

The Contribution involves the combination of two companies which currently operate, and until the completion of the Contribution will continue to operate, as independent companies. There can be no assurances that the businesses can be integrated successfully. It is possible that the integration process could result in the loss of key employees from both companies; the loss of commercial and vendor partners; the disruption of Solaris’s, the Company’s or both companies’ ongoing businesses; inconsistencies in standards, controls, procedures and policies; unexpected integration issues; higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated.

The combined company will be required to devote management attention and resources to integrating its business practices and operations, and prior to the Contribution, management attention and resources will be required to plan for such integration. An inability to realize the full extent of the anticipated benefits of the Contribution and the other transactions contemplated by the Contribution Agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. There are a large number of processes, policies, procedures, operations and technologies and systems that must be integrated in connection with the Contribution and the integration of the Company’s business. Although Solaris expects that the elimination of duplicative costs, strategic benefits, and additional income, as well as the realization of other efficiencies related to the integration of the business, may offset incremental transaction and Contribution-related costs over time, any net benefit may not be achieved in the near term or at all. If Solaris and the Company are not able to adequately address integration challenges, Solaris may be unable to successfully integrate operations or realize the anticipated benefits of the integration of the two companies.

Finally, Solaris LLC intends to use a combination of debt financing and free cash flow generated from the legacy Solaris business to fund the cash due at Closing, in addition to the acquisition of approximately $308 million of on-order turbines the Company has previously committed to purchase. Although Solaris’s obligation to complete the Contribution is not conditioned upon obtaining financing, Solaris has secured committed financing from a group led by Banco Santander in the form of a $300 million 364-day senior secured bridge term loan facility. Solaris expects to obtain alternative financing for its cash needs relating to the Contribution prior to Closing, in which case it would not expect to draw upon the Santander Facility; however, Solaris may be unable to obtain such alternative financing on attractive terms or at all. If Solaris is unable to obtain such alternative financing prior to Closing such that Solaris draws from the Santander Facility at Closing of the Contribution, Solaris expects to refinance the Santander Facility promptly thereafter.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The Contribution will be accounted for as an acquisition by Solaris in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of the Company will be recorded, as of completion, at their respective fair values and added to those of Solaris. The reported financial condition and results of operations of Solaris for periods after completion of the Contribution will reflect the Company balances and results after completion of the Contribution but will not be restated retroactively to reflect the historical financial position or results of operations of the Company and its subsidiaries for periods prior to the Contribution. For additional information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

Under the acquisition method of accounting, the total purchase price will be allocated to the Company’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Contribution. The excess of the purchase price over those fair values will be recorded as goodwill. Solaris expects that the Contribution may result in the creation of goodwill based upon the application of the acquisition method of accounting. To the extent goodwill or intangibles are recorded and the values become impaired, the combined company may be required to recognize material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

The market value of the Class A Common Stock could decline if large amounts of Solaris Common Stock are sold following the Contribution.

If the Contribution is consummated, Solaris will issue an aggregate 16,464,778 shares of Class B Common Stock to the holders of the Company Interests. Although these shares will be subject to 180-day lock-up following the Closing Date, Solaris has agreed to grant the Contributors certain demand, “piggy-back” and shelf registration rights with respect to the shares of Class A Common Stock issuable upon exchange of the Solaris LLC Units and shares of Class B Common Stock to be issued as Closing Equity Consideration (including the Indemnity Equity). Solaris has also agreed to pay certain expenses of the parties incurred in connection with the exercise of these rights and to indemnify them for certain securities law matters in connection with any registration statement filed with the SEC pursuant thereto. This could ultimately have the effect of facilitating the Contributors’ future sale of shares of Class A Common Stock upon the expiration of the lock-up period.

Stockholders may decide not to hold their shares of Solaris Common Stock that they will receive in the Contribution, and may instead decide to reduce their investment in Solaris. Such sales of Solaris Common Stock or the perception that these sales may occur, could have the effect of depressing the market price for the Class A Common Stock.

The ownership percentage of current Solaris stockholders will be significantly diluted by the Stock Issuance.

The Stock Issuance will result in significant dilution of the ownership percentage of Solaris of current Solaris stockholders following the Contribution. Based on the estimated number of shares of Solaris Common Stock outstanding immediately prior to the execution of the Contribution Agreement, current Solaris stockholders are expected to own approximately 73% of Solaris following the Contribution, whereas the holders of the Company Interests are expect to own approximately 27% of Solaris following the Contribution. Consequently, current Solaris stockholders will, as a general matter, have less influence over the management and policies of Solaris following the Contribution as compared to their influence over Solaris prior to the Contribution.

Solaris and the Company will incur significant transaction-related costs in connection with the Contribution, which may be in excess of those anticipated by Solaris or the Company.

Each of Solaris and the Company has incurred, and expects to continue to incur, a number of non-recurring costs associated with negotiating and completing the Contribution, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the Contribution and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs and filing fees.

Solaris and the Company will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Solaris and the Company will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Contribution and the integration of the two companies’ businesses. Although Solaris and the Company each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow the combined company to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Solaris following the completion of the Contribution. Many of these costs will be borne by Solaris even if the Contribution is not completed.

Solaris expects to incur significant additional indebtedness in connection with the Contribution, which indebtedness may limit the combined company’s operating or financial flexibility relative to Solaris’s and the Company’s individual, respective current positions and make it difficult to satisfy the combined company’s obligations with respect to its other indebtedness.

At Closing, Solaris LLC will fund the Closing Cash Consideration and reimburse the Company for certain deposits and payments made for the purchase of additional turbines. Solaris intends to use a combination of debt financing and free cash flow generated from the legacy Solaris business to fund the cash due at Closing, in addition to the acquisition of approximately $308 million of on-order turbines the Company has previously committed to purchase. Although Solaris’s obligation to complete the Contribution is not conditioned upon obtaining financing, Solaris has secured committed financing from a group led by Banco Santander in the form of a $300 million 364-day senior secured bridge term loan facility. Solaris expects to obtain alternative financing for its cash needs relating to the Contribution prior to Closing, in which case it would not expect to draw upon the Santander Facility; however, Solaris may be unable to obtain such alternative financing on attractive terms or at all. If Solaris is unable to obtain such alternative financing prior to Closing such that Solaris draws from the Santander Facility at Closing of the Contribution, Solaris expects to refinance the Santander Facility promptly thereafter.

The increased level of debt in connection with this debt financing could have negative consequences on Solaris and the combined company, including, among other things, (i) requiring Solaris, and the combined company, to dedicate a larger portion of cash flow from operations to servicing and repayment of the debt, (ii) reducing funds available for strategic initiatives and opportunities, working capital and other general corporate needs, (iii) limiting Solaris’s and the combined company’s ability to incur additional indebtedness, which could restrict flexibility to react to changes in the combined company’s business, its industry and economic condition following the Contribution, and (iv) placing Solaris, and the combined company, at a competitive disadvantage compared to competitors that have less debt.

Risks Related to Solaris

Solaris’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in Solaris’s Annual Report on Form 10-K for the year ended December 31, 2023, which may be updated or supplemented in Solaris’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Risks Related to Solaris’s Operations and Industry:

The volatility of oil and natural gas prices may adversely affect the demand for Solaris’s systems, products and services, and negatively impact Solaris’s results of operations.

The demand for Solaris’s products and services is primarily determined by current and anticipated oil and natural gas prices and the related levels of capital spending and drilling activity in the areas in which Solaris has operations. Among other factors, increased production from major oil producing nations and decreasing availability of crude oil storage and geopolitical issues can contribute to volatility or weakness in oil prices or natural gas prices (or the perception that oil prices or natural gas prices will decrease or remain stagnant) and affect the spending patterns of Solaris’s customers resulting in the drilling of fewer new wells. As a result, demand for proppants may decrease, which could, in turn, lead to lower demand for Solaris’s products and services and may cause lower prices and lower utilization of Solaris’s assets. Solaris has, and may in the future, experience significant fluctuations in operating results as a result of the reactions of Solaris’s customers to changes in oil and natural gas prices.

Solaris faces significant competition, as well as the prospect of further consolidation in the industry and amongst current and potential customers, either of which may impede Solaris’s ability to gain market share or cause Solaris to lose market share, or that could make adoption of new product offerings or services difficult.

The market for supply chain management and well site logistic services is competitive. Solaris faces competition from proppant producers, pressure pumping companies and proppant transporters who also offer solutions for unloading, storing and delivering proppant at well sites and also from competitors who, like Solaris, are focused on developing more efficient last mile logistics management solutions. Some of these solutions utilize containers for on-site proppant storage and handling delivery, while others use silo-based storage as Solaris does. Some of Solaris’s competitors have greater financial and other resources than Solaris does and may develop technology superior to Solaris’s or more cost-effective than Solaris’s. Competition in Solaris’s industry and for Solaris’s products is thus based on price, consistency and quality of products, distribution capability, customer service, reliability, breadth of product offering and technical support. If Solaris’s competitors are able to respond to industry conditions or trends more rapidly or effectively or resort to price competition, or if Solaris is unable to gain market acceptance of new product offerings, Solaris may be unable to gain or maintain its market share or may lose market share or operating profit, which could have an adverse effect on its business, results of operations and financial condition.

Additionally, the market in which Solaris operates is experiencing increased vertical and horizontal integration both amongst peers as well as customers and suppliers. Consolidation amongst current or potential customers could affect demand for Solaris’s products and services if those customers utilize competing solutions and services or gain their own capabilities through the consolidation itself. It is not certain that Solaris will be able to maintain the same relationships or ability to offer its products and services in the wake of consolidation, which could have an adverse effect on Solaris’s business, results of operations or financial condition.

Continuing or worsening inflationary issues and associated changes in monetary policy may result in increases to the cost of Solaris’s goods, services and personnel, which in turn could cause Solaris’s capital expenditures and operating costs to rise.

Inflationary pressures have resulted in and may result in additional increases to the costs of Solaris’s goods, services and personnel, which would in turn cause Solaris’s capital expenditures and operating costs to rise. Due to the high levels of inflation in the U.S., the Federal Reserve and other central banks increased interest rates multiple times in 2022 and 2023, and although such increases have ceased thus far in 2024, uncertainty remains as to when or if such elevated rates may be decreased. To the extent rates remain high, this could have the effects of raising the cost of capital and depressing economic growth, either of which—or the combination thereof—could hurt the financial and operating results of Solaris’s business. To the extent elevated inflation remains, Solaris may experience further cost increases for its operations, including services, labor costs and equipment if drilling activity increases. Furthermore, higher crude oil and natural gas prices may cause the costs of materials and services to continue to rise. Solaris cannot predict any future trends in the rate of inflation, and a significant increase in inflation, to the extent Solaris is unable to recover higher costs through higher crude oil and natural gas prices and revenues, would negatively impact Solaris’s business, financial condition and results of operations.

Changes in the transportation industry, including the availability or reliability of transportation to supply Solaris’s products and services, fluctuations in transportation costs, or changes in the way in which proppant is transported to the well site, could impair the ability of Solaris’s customers to take delivery of proppant or make Solaris’s products and services less attractive and thereby adversely impact Solaris’s business.

The transportation industry is subject to possible legislative and regulatory changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services, whether due in part to insufficient availability of workers to provide adequate levels of staffing, insufficient replacement vehicles, parts or other commodities from Solaris’s third-party vendors in the supply chain, or otherwise. Disruption of transportation services due to factors outside of Solaris’s control, including shortages of rail cars or trucks, insufficient available workforce or supply chain-provided commodities, increased costs associated with transportation services, extreme weather-related events, accidents, strikes, lockouts, increased regulation, more stringent railcar or safety regulatory initiatives, or other events could temporarily impair the ability of Solaris’s customers to take delivery of its systems and proppant at the well site or affect the provision of last mile services. Accordingly, if there are disruptions of the products or services utilized by Solaris’s customers (whether these products or services are provided by Solaris or a third party vendor), and they are unable to find alternative transportation providers, Solaris’s business could be adversely affected. Additionally, alternative transportation methods for transporting and delivering proppant to the well site could make Solaris’s product offerings and services less attractive than those of its competitors and affect Solaris’s results of operations.

Solaris’s business is subject to inherent risks some of which are beyond its control such as disasters and extreme or seasonal weather events. These risks may be self-insured or may not be fully covered under Solaris’s insurance policies.

Solaris’s assets and operations may be affected by natural or man-made disasters and other external events such as extreme weather events associated with tornados, extreme periods of drought or otherwise that may disrupt Solaris’s business, including manufacturing and field operations. Further, because Solaris’s operations are located in different regions of the United States, there exists variability in seasonal weather events, which may include periods of heavy snow, ice or rain. These hazards can also cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension or cancellation of operations by Solaris or its customers, thereby reducing the demand for Solaris’s systems and services and its ability to generate revenues. In addition, Solaris’s operations are subject to, and exposed to, employee/employer liabilities and risks such as wrongful termination, discrimination, labor organizing, retaliation claims and general human resource related matters.

Solaris does not have insurance against all foreseeable risks and may not be able to maintain adequate insurance in the future at rates it considers reasonable. The occurrence of a significant event or adverse claim in excess of the insurance coverage that Solaris maintains or that is not covered by insurance could have a material adverse effect on Solaris’s liquidity, results of operations and financial condition.

Reliance upon a few large customers may adversely affect Solaris’s revenue and operating results.

Solaris derives, and may continue to derive, a significant portion of its revenue from a relatively small number of customers and the operations of its customers have and may continue to experience delays or disruptions and temporary suspensions of operations. Solaris typically does not enter into long-term contractual agreements with its customers and if Solaris were to lose any material customer, it may not be able to redeploy its equipment at similar utilization or pricing levels or within a short period of time and such loss could have a material adverse effect on Solaris’s business until the equipment is redeployed at similar utilization or pricing levels.

Events outside of Solaris’s control, including a pandemic or outbreak of an infectious disease, political unrest, armed conflicts and economic recessions occurring around the globe, could materially adversely affect Solaris’s business, liquidity, results of operations and financial condition.

Solaris faces risks that are outside of its control which could significantly disrupt the demand for oil and natural gas and its products and services, and adversely impact its operations and financial condition. These risks include, but are not limited to:

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epidemics or pandemics, including the effects of related public health concerns that may cause business disruptions, disrupt the oil and gas industry and global supply chains, negatively impact the global economy, reduce global demand for oil and gas and create significant volatility and disruption of financial and commodity markets; and

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the occurrence or threat of terrorist attacks in the United States or other countries, anti-terrorist efforts and other armed conflicts involving the United States or other countries, including continued hostilities around the globe, such as the war between Ukraine and Russia, the conflict between Israel and Hamas, and the regional conflict in the Middle East.

The degree to which events outside of Solaris’s control adversely impact its results will also depend on future developments, which are highly uncertain and cannot be predicted. These and other factors can, individually or collectively contribute to unprecedented negative global economic impacts, including a significant decrease in demand. While Solaris expects these matters discussed above will continue to disrupt its operations in some way, the degree of the adverse financial impact cannot be reasonably estimated at this time.

Solaris may grow through acquisitions and its failure to properly plan and manage those acquisitions may adversely affect its performance.

Solaris has completed and may, in the future, pursue asset acquisitions or acquisitions of businesses. Solaris must plan and manage any acquisitions and integrations effectively to achieve revenue growth and maintain profitability in its evolving market. If Solaris fails to manage acquisitions and integrations effectively, its results of operations could be adversely affected.

The Contribution, itself, is a business combination by Solaris which contemplates entry into a new line of business. To the extent Solaris is unable to properly adjust its business model and strategies and manage the acquisition of the Company Business, Solaris’s financial and operational performance may be adversely affected. See “Risks Related to the Combined Company—Solaris will face a variety of risks related to its entry into a new line of business following completion of the Contribution.”

Solaris engages in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on it.

Solaris has entered into transactions with related parties. Related party transactions create the possibility of conflicts of interest with regard to Solaris’s management or directors. Such a conflict could cause an individual in Solaris’s management or on the Board to seek to advance his or her economic interests above Solaris’s. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of Solaris’s investors. The Board, or a committee thereof, regularly reviews these transactions. Notwithstanding this, it is possible that a conflict of interest could have a material adverse effect on Solaris’s liquidity, results of operations and financial condition.

Solaris’s failure to protect its proprietary information and intellectual property rights, or any successful intellectual property challenges or infringement proceedings against Solaris, could result in a loss in Solaris’s competitive advantage or market share.

Because of the technical nature of Solaris’s business, it relies on a combination of patent, copyright, trademark and trade secret laws, and restrictions on disclosure to protect its intellectual property. Solaris also relies on third-party intellectual property licenses in connection with its business. Solaris may not be able to successfully preserve these intellectual property rights in the future or they may be invalidated. Third parties may knowingly or unknowingly infringe Solaris’s patents or other proprietary rights, third parties may challenge patents or proprietary rights held by Solaris, and pending and future trademark and patent applications may not be approved. It is possible that Solaris’s competitors or others could independently develop the same or similar technologies or otherwise obtain access to Solaris’s unpatented technologies. Policing unauthorized use of intellectual property rights can be difficult and expensive, and adequate remedies may not be available. Alternatively, third parties may initiate litigation against Solaris by asserting that the conduct of its business infringes, misappropriates or otherwise violates intellectual property rights and Solaris may be required to obtain necessary licenses or substantially re-engineer its products in order to avoid infringement. Failure to protect, monitor and control the use of its existing intellectual property rights or any successful intellectual property challenges or infringement proceedings against it could materially and adversely affect Solaris’s competitive advantage and result in it being enjoined from using or offering such products or technology and cause it to incur significant expenses.

Technological advancements in well service products and technologies, including those that reduce the amount of proppant used in hydraulic fracturing operations, could have a material adverse effect on Solaris’s business, financial condition and results of operations.

Solaris’s industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As competitors and others use or develop new technologies, or technologies comparable to Solaris’s, in the future, it may lose market share or be placed at a competitive disadvantage. Further, Solaris may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Some of Solaris’s competitors may have greater financial, technical and personnel resources than Solaris does, which may allow them to gain technological advantages or implement new technologies more rapidly than it. Limits on Solaris’s ability to effectively use, implement or adapt to new technologies may have a material adverse effect on its business, financial condition and results of operations.

Solaris is subject to cyber security risks. A cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

The oil and natural gas industry has become increasingly dependent on digital technologies to conduct certain processing activities. For example, Solaris depends on digital technologies to perform many of its services and to process and record financial and operating data and to collect and store sensitive data, including its proprietary business information and personally identifiable information of Solaris employees. At the same time, cyber incidents, including deliberate attacks, have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Solaris’s technologies, systems and networks, and those of its vendors, suppliers and other business partners, may become the target of cyberattacks or information security breaches in the future that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period. Solaris’s systems and insurance coverage for protecting against cyber security risks, including cyberattacks, may not be sufficient and may not protect against or cover all of the losses (including potential reputational loss) Solaris may experience as a result of the realization of such risks. As cyber incidents continue to evolve, Solaris may be required to expend additional resources to continue to modify or enhance its protective measures or to investigate and remediate any vulnerability to cyber incidents. Solaris’s insurance coverage for cyberattacks may not be sufficient to cover all the losses it may experience as a result of such cyberattacks.

Solaris relies on a few key employees whose absence or loss could adversely affect its business.

Many key responsibilities within Solaris’s business have been assigned to a small number of employees. The loss of their services, whether permanently or temporarily could adversely affect Solaris’s business. Solaris does not have any written employment agreements with its executives at this time. Further, Solaris does not maintain “key person” life insurance policies on any of its employees. As a result, Solaris is not insured against any losses resulting from the death of its key employees.

If Solaris is unable to access the services of a sufficient number of skilled and qualified workers, or are required to significantly increase wages to attract or retain such workers, Solaris’s capacity and profitability could be diminished and its growth potential could be impaired.

The manufacture and delivery of Solaris’s products and performance of its services requires skilled and qualified workers with specialized skills and experience who can perform physically demanding work. As a result of the volatility of the oilfield services industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive. Increased competition for their services could result in a loss of available, skilled workers or at a price that is not as advantageous to Solaris’s business, both of which could negatively affect Solaris’s operating results. In addition, as a result of the Contribution, Solaris will be dependent on the Company’s personnel’s expertise and experience in the distributed power business line, until such time as the Company’s business becomes fully integrate with that of Solaris. Though Solaris’s historical turnover rates have been significantly lower than those of its competitors, if Solaris is unable to retain or meet growing demand for skilled technical personnel, its operating results and its ability to execute its growth strategies may be adversely affected.

Solaris is subject to extensive government laws and regulations concerning its employees, and the cost of compliance with such laws and regulations could be material.

Regulations related to wages and other compensation affect Solaris’s business. Any appreciable increase in applicable employment laws and regulations, including the statutory minimum wage, exemption levels, or overtime regulations, could result in an increase in labor costs. Such cost increases, or the penalties for failing to comply with such statutory minimums, could adversely affect Solaris’s business, financial condition, results of operations and cash available for distribution to its stockholders. Additionally, any changes in employment, benefit plan, tax or labor laws or regulations or new regulations proposed from time to time, could have a material adverse effect on Solaris’s employment practices, its business, financial condition, results of operations and cash available for distribution to its stockholders.

Unsatisfactory safety performance may negatively affect Solaris’s customer relationships and, to the extent Solaris fails to retain existing customers or attract new customers, adversely impact its revenues.

Solaris’s ability to retain existing customers and attract new business is dependent on many factors, including Solaris’s ability to demonstrate that it can reliably and safely operate its business in a manner that is consistent with applicable laws, rules and permits, which legal requirements are subject to change. Multiple or particularly severe accidents and high employee turnover can contribute to a deterioration of Solaris’s safety record. If one or more accidents were to occur in connection with the use of Solaris’s systems or performance of its services, the affected customer may seek to terminate or cancel its use of Solaris’s services which could cause Solaris to lose substantial revenues. Furthermore, Solaris’s ability to attract new customers may be impaired if they elect not to engage Solaris because they view its safety record as unacceptable.

Risks Related to Solaris’s Financial Condition:

Solaris’s business depends on domestic capital spending by the oil and natural gas industry, and reductions in capital spending could have a material adverse effect on its liquidity, results of operations and financial condition.

Solaris’s business is directly affected by capital spending to explore for, develop and produce oil and natural gas in the United States. The oil and natural gas industry is cyclical and historically has experienced periodic downturns in activity. If oil and natural gas prices decline below current levels for an extended period of time, certain of Solaris’s customers may be unable to pay their vendors and service providers, including Solaris, as a result of the decline in commodity prices. Reduced activity in Solaris’s areas of operation as a result of decreased capital spending may also have a negative long-term impact on Solaris’s business, even in an environment of stronger oil and natural gas prices. Any of these conditions or events could adversely affect Solaris’s operating results.

Industry conditions are influenced by numerous factors over which Solaris has no control, including, but not limited to:

•	expected economic returns to E&P companies of new well completions;

•	global political and economic conditions and supply of and demand for oil and natural gas;

•	the level of prices, and expectations about future prices, of oil and natural gas;

•	the level of global oil and natural gas exploration and production, and inventories;

•	the supply of and demand for hydraulic fracturing equipment and consumables in the United States, including the supply and demand for lower emissions hydraulic fracturing equipment;

•	the supply of consumables used in hydraulic fracturing, including proppant and water;

•	federal, state and local regulation of hydraulic fracturing and exploration and production activities;

•	laws, regulations and taxes, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•	the supply and demand dynamics for crude oil and natural gas, which may be impacted by actions of global hydrocarbon producers, including members of OPEC;

•	global or national health concerns including health epidemics;

•	political or civil unrest in the United States or elsewhere;

•	advances in exploration, development and production technologies or in technologies affecting energy consumption; and

•	the potential acceleration of development of alternative fuels or sources of energy.

Solaris may be adversely affected by uncertainty in the global financial markets or the deterioration of the financial condition, and resulting credit risk, of its customers.

Solaris’s future results may be impacted by the uncertainty caused by an economic downturn, weak economic conditions and widespread financial distress, volatility or deterioration in the debt and equity capital markets, inflation, deflation or other adverse economic conditions that may negatively affect Solaris or parties with whom it does business resulting in a reduction in Solaris’s customers’ spending and their non-payment or inability to perform obligations owed to Solaris, such as the failure of customers to honor their commitments or the failure of major suppliers to complete orders. Additionally, during times when the natural gas or crude oil markets weaken, Solaris’s customers are more likely to experience financial difficulties, including being unable to access debt or equity financing, which could result in a reduction in Solaris’s customers’ spending for its systems and services. In addition, increased interest rates, whether resulting from inflationary concerns or otherwise, may prevent Solaris’s customers from being able to obtain debt financing at favorable rates, or at all. Solaris’s credit procedures and policies may not be adequate to fully reduce customer credit risk. If Solaris is unable to adequately assess the creditworthiness of existing or future customers or unanticipated deterioration in their creditworthiness, any resulting bankruptcy or increase in nonpayment or nonperformance by them and Solaris’s inability to re-market or otherwise use its equipment could have a material adverse effect on its business, financial condition, prospects or results of operations.

The Solaris Credit Agreement subjects Solaris to various financial and other restrictive covenants. These restrictions may limit Solaris’s operational or financial flexibility and could subject it to potential defaults under the Solaris Credit Agreement.

The Solaris Credit Agreement and Santander Facility subject, and any future financing entered into in connection with the Contribution may subject, Solaris to significant financial and other restrictive covenants, including, but not limited to, restrictions on incurring additional debt and certain distributions, as well as a certain leverage ratio and minimum fixed charge coverage ratio Solaris must maintain. Solaris’s ability to comply with these financial condition tests can be affected by events beyond its control. If it is unable to remain in compliance with the financial covenants of the Solaris Credit Agreement, then amounts outstanding thereunder may be accelerated and become due immediately or Solaris may be unable to access the funds available. Any such acceleration could have a material adverse effect on Solaris’s financial condition and results of operations.

Solaris’s ability to use its net operating loss (“NOL”) carryovers may be limited.

As of December 31, 2023, Solaris had approximately $226.0 million of U.S. federal NOL carryovers and $49.4 million of state NOL carryovers. $169.9 million of Solaris’s U.S. federal NOL carryovers have no expiration date and the remaining U.S. federal NOL carryovers expire in 2037. $26.1 million of Solaris’s state NOL carryovers will expire in varying amounts beginning in 2037. Utilization of Solaris’s NOLs depends on many factors, including its future income, which cannot be assured. In addition, Section 382 of the Code, generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382 of the Code). In the event that an ownership change has occurred, or were to occur, with respect to Solaris, utilization of its NOLs would be subject to an annual limitation under Section 382 of the Code. Any unused annual limitation may be carried over to later years. If Solaris were to undergo an ownership change, some of its U.S. federal NOLs could expire before they can be used. In addition, future ownership changes or changes to the U.S. tax laws could limit Solaris’s ability to utilize its NOLs. To the extent Solaris is not able to offset its future income with its NOLs, this could adversely affect its operating results and cash flows.

Risks Related to Regulatory Matters

Laws, regulations, executive orders and other regulatory initiatives relating to hydraulic fracturing could increase Solaris’s and its customers’ costs of doing business and result in restrictions, delays or cancellations that may serve to limit future oil and natural gas exploration and production activities and could have a material adverse effect on Solaris’s business, results of operations and financial condition.

Although Solaris does not directly engage in hydraulic fracturing, its operational services support its E&P customers in such activities. The practice continues to be controversial, resulting in increased scrutiny and regulation of the hydraulic fracturing process, including by federal and state agencies and local municipalities. Additionally, with concerns about seismic activity being triggered by the injection of produced wastewaters into underground disposal wells, certain regulators are also considering or have adopted additional requirements related to seismic safety for hydraulic fracturing activities. Solaris’s customers’ inability to locate or contractually acquire and sustain the receipt of sufficient amounts of water could also adversely impact their exploration and production operations and result in a corresponding reduction in demand for Solaris’s services. The adoption of any federal, state or local laws or the implementation of regulations or issuance of executive orders regarding hydraulic fracturing, seismic activities, or leasing activities on federal properties, or the inability of Solaris’s customers to maintain adequate water supplies could potentially cause a decrease in the completion of new oil and gas wells and an associated decrease in demand for Solaris’s services and increased compliance costs and time, which could have a material adverse effect on Solaris’s business, results of operations, and financial condition.

Solaris is subject to environmental and occupational health and safety laws and regulations that may expose it to significant costs and liabilities.

Solaris’s operations and the operations of its customers are subject to stringent federal, tribal, state and local laws and regulations governing worker health and safety, protection of the environment, including natural resources, endangered or threatened species or their habitat and migratory birds, and the management, transportation and disposal of wastes and other materials. In addition, Solaris’s business activities present risks of incurring significant environmental costs and liabilities, including costs and liabilities resulting from its management, transportation and disposal of regulated materials, such as oilfield and other wastes, because of air emissions and wastewater discharges related to its operations, and due to historical oilfield industry operations and waste disposal practices. Additionally, Solaris’s operations are subject to legal requirements whose purpose is to protect the health and safety of its workers including, for example, standards relating to human exposure to crystalline silica as a result of hydraulic fracturing-related activities. Failure to comply with environmental and occupational safety laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of investigatory, remedial and curative requirements or the occurrence of restrictions, delays or cancellations in the permitting, development or expansion of projects and the issuance of orders enjoining future operations in affected areas.

Solaris’s costs to comply with existing or any new environmental or occupational health and safety laws, regulations and executive actions could impact it and its customers, increase the costs associated with its business or reduce demand for its services, any of which could have a material adverse effect on its business, results of operations and financial condition.

Solaris’s and its customers’ operations are subject to a number of risks arising out of the threat of climate change, energy conservation measures or initiatives that stimulate demand for alternative forms of energy that could result in increased operating and capital costs for Solaris’s customers and reduced demand for the products and services it provides.

The threat of climate change continues to attract considerable attention in the United States and foreign countries. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government related to the production and processing of fossil fuels and to monitor and limit emissions of GHGs as well as to eliminate such future emissions. For example, the Inflation Reduction Act, signed into law in August 2022, appropriates significant federal funding for renewable energy initiatives and incentives, and imposes the first-ever federal fee on excess methane emissions from certain oil and gas facilities. These and other actions could accelerate the transition away from fossil fuels and reduce demand for hydrocarbons, therefore reducing demand for Solaris’s products and services. Moreover, climate change-related regulatory initiatives to reduce carbon-based emissions may result in fuel conservation measures, alternative fuel requirements and increasing consumer demand for alternatives to oil and natural gas, which could reduce demand for the oil and natural gas Solaris’s customers produce and reduce the demand for its products and services. The SEC has additionally proposed a new rule that would require certain climate-related disclosures from registrants, which is expected to be finalized in 2024. Certain states have also enacted or are otherwise considering climate-related disclosure requirements. To the extent that provisions of this rule are finalized, Solaris could face increased costs associated with making the disclosures, and Solaris cannot predict how any information disclosed may be considered by investors or financial institutions, which could impact costs of, or restrictions on, Solaris or its customers’ access to capital. The adoption and implementation of any international, federal, regional or state legislation, executive actions, regulations or other regulatory initiatives that impose more stringent standards that restrict the areas in which this sector may produce oil and natural gas or generate GHG emissions could result in increased compliance costs or costs of consuming fossil fuels, which could reduce demand for Solaris’s products and services and could have a material adverse effect on its business, financial condition, results of operations and cash flows and revenues.

Increasing attention to environmental, social and governance (“ESG”) matters may impact Solaris’s business.

Increasing attention to climate change, increasing societal expectations on companies to address climate change, and potential consumer use of substitutes to fossil-fuel energy commodities may result in increased costs, reduced demand for Solaris’s customers’ hydrocarbon products and Solaris’s products and services, reduced profits, increased governmental investigations and private litigation against it, and negative impacts on Solaris’s stock price and access to capital markets. Increasing attention to climate change and environmental conservation, for example, may result in demand shifts for Solaris’s customers’ hydrocarbon products and additional governmental investigations and private litigation against those customers. To the extent that societal pressures or political or other factors are involved, it is possible that such liability could be imposed without regard to Solaris’s causation of or contribution to the asserted damage, or to other mitigating factors.

As part of Solaris’s ongoing effort to enhance its ESG practices, management regularly reports to the Board regarding its ESG policies. The goal is to integrate actions taken currently by Solaris regarding ESG issues, to assure corporate governance for a complex assessment of the environmental impact of Solaris’s products and activities, and to set a framework for the identification of sustainable development risks. While Solaris may elect to seek out various voluntary ESG targets now or in the future, such targets are aspirational. Solaris may not be able to meet such targets in the manner or on such a timeline as initially contemplated, including as a result of unforeseen costs or technical difficulties associated with achieving such results. To the extent Solaris elected to pursue such targets and were able to achieve the desired target levels, such achievement may have been accomplished as a result of entering into various contractual arrangements, including the purchase of various credits or offsets that may be deemed to mitigate Solaris’s ESG impact instead of actual changes in its ESG performance. Notwithstanding Solaris’s election to pursue aspirational targets now or in the future, Solaris may receive pressure from investors, lenders or other groups to adopt more aggressive climate or other ESG-related goals, but Solaris cannot guarantee that it will be able to implement such goals because of potential costs or technical or operational obstacles.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings may lead to increased negative investor sentiment toward Solaris or its customers and to the diversion of investment to other industries which could have a negative impact on Solaris’s stock price and/or its access to and costs of capital. Also, institutional lenders may decide not to provide funding for fossil fuel energy companies or the corresponding infrastructure projects based on climate change related concerns, which could affect Solaris’s or its customers’ access to capital for potential growth projects, which can adversely affect its business. Further, while Solaris may participate in various voluntary frameworks and certification programs to improve the ESG profile of its operations and products, Solaris cannot guarantee that such participation or certification will have the intended results on Solaris or its products’ ESG profile. Such ESG matters may also impact Solaris’s customers, which may adversely impact its business, financial condition or results of operations.

Anti-indemnity provisions enacted by many states may restrict or prohibit a party’s indemnification of Solaris.

Solaris typically enters into agreements with its customers governing the use and operation of its systems and services, which usually include certain indemnification provisions for losses resulting from operations. Such agreements may require each party to indemnify the other against certain claims regardless of the negligence or other fault of the indemnified party; however, many states place limitations on contractual indemnity agreements, particularly agreements that indemnify a party against the consequences of its own negligence. Furthermore, certain states, including Louisiana, New Mexico, Texas and Wyoming have enacted statutes generally referred to as “oilfield anti-indemnity acts” expressly prohibiting certain indemnity agreements contained in or related to oilfield services agreements. Such anti-indemnity acts may restrict or void a party’s indemnification of Solaris, which could have a material adverse effect on its business, financial condition, prospects and results of operations.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect Solaris’s business and future profitability.

Solaris is subject to various complex and evolving U.S. federal, state and local taxes. U.S. federal, state and local tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Solaris, in each case, possibly with retroactive effect. Any significant variance in Solaris’s interpretation of current tax laws or a successful challenge of one or more of Solaris’s tax positions by the Internal Revenue Service or other tax authorities could increase Solaris’s future tax liabilities and have an adverse effect on its business and future profitability.

Risks Related to the Class A Common Stock

Solaris is a holding company. Solaris’s sole material asset is its equity interest in Solaris LLC, and Solaris is accordingly dependent upon distributions from Solaris LLC to pay taxes, make payments under the Tax Receivable Agreement and cover its corporate and other overhead expenses.

Solaris is a holding company and has no material assets other than its equity interest in Solaris LLC. Solaris has no independent means of generating revenue. To the extent that Solaris needs funds, including to make payments under the Tax Receivable Agreement, and Solaris LLC or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of the Solaris Credit Agreement or any future financing arrangements, or are otherwise unable to provide such funds, Solaris’s liquidity and financial condition could be materially adversely affected.

Solaris’s stock price could be volatile, and you may not be able to resell shares of your Class A Common Stock at or above the price you paid.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the Class A Common Stock. In addition, the market price of the Class A Common Stock may fluctuate significantly in response to a number of factors outside of Solaris’s control, including public reaction to Solaris’s releases and filings, actions by its competitors and actions by its stockholders. Additionally, if Solaris’s results fail to meet analyst expectations or if analysts cease coverage of Solaris, fail to publish reports on Solaris regularly, or downgrade the Class A Common Stock, Solaris’s stock price or trading volume could decline. Volatility in the market price of the Class A Common Stock may prevent you from being able to sell your Class A Common Stock at or above the price at which you purchased the stock. As a result, you may suffer a loss on your investment. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against Solaris, could result in substantial costs, divert its management’s attention and resources and harm its business, operating results and financial condition.

Future sales of Class A Common Stock in the public market, or the perception that such sales may occur, could reduce Solaris’s stock price, and any additional capital raised by Solaris through the sale of equity or convertible securities may dilute your ownership in Solaris.

Solaris may sell additional shares of Class A Common Stock in subsequent offerings. In addition, subject to certain limitations and exceptions, the holders of interest in Solaris LLC may redeem their non-controlling interest related to the portion of Solaris LLC Units (together with a corresponding number of shares of Class B Common Stock) for shares of Class A Common Stock (on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions) and then sell those shares of Class A Common Stock. Sales of substantial amounts of Class A Common Stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of Class A Common Stock.

Holders of Class A Common Stock may not receive dividends on the Class A Common Stock.

Solaris declared its first dividend to Class A stockholders in the fourth quarter of 2018 and have continued to declare dividends on a quarterly basis. Solaris is not required to declare future dividends and holders of Class A Common Stock are entitled to receive only such dividends as the Board may declare. Any determination to pay dividends and other distributions in cash, stock or property by Solaris in the future will be dependent on then-existing conditions, including business conditions, Solaris’s financial condition, results of operations, liquidity, capital requirements, contractual restrictions including restrictive covenants contained in debt agreements and other factors.

Solaris’s principal stockholders collectively hold a significant amount of the voting power of Solaris Common Stock.

Holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to Solaris’s stockholders for their vote or approval, except as otherwise required by applicable law or the Solaris Charter. Solaris’s two largest beneficial owners, Yorktown Energy Partners X, L.P. (“Yorktown”) and William A. Zartler own a substantial majority of the Class B Common Stock, which represents approximately 32% of Solaris’s combined economic interest and voting power. Additionally, following the Closing of the Contribution, the Contributors and their affiliates are expected to own approximately 23% of Solaris’s combined economic interest and voting power. Although Solaris’s largest investors are entitled to act separately in their own respective interests with respect to their ownership in Solaris, if they choose to act in concert, they will together have the ability to strongly influence the election of the members of the Board, and thereby Solaris’s management and affairs. In addition, they will be able to strongly influence the outcome of all matters requiring stockholder approval, including mergers and other material transactions. The existence of significant stockholders may also have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of Solaris’s other stockholders to approve transactions that they may deem to be in the best interests of the company. Moreover, this concentration of stock ownership may also adversely affect the trading price of the Class A Common Stock to the extent investors perceive a disadvantage in owning stock of a company with a large stockholder.

Certain Designated Parties are not limited in their ability to compete with Solaris, and the corporate opportunity provisions in the Solaris Charter could enable such Designated Parties and their respective affiliates to benefit from corporate opportunities that might otherwise be available to Solaris.

Solaris’s governing documents provide that Yorktown, Wells Fargo Central Pacific Holdings, Inc. and directors who are not also Solaris officers, including William A. Zartler, its Chief Executive Officer and the Chairman of the Board, and their respective portfolio investments and affiliates (collectively, the “Designated Parties”) are not restricted from owning assets or engaging in businesses that compete directly or indirectly with Solaris. In particular, subject to the limitations of applicable law, the Solaris Charter, among other things:

•	permits such Designated Parties to conduct business that competes with Solaris and to make investments in any kind of property in which Solaris may make investments; and

•

provides that if such Designated Parties, or any employee, partner, member, manager, officer or director of such Designated Parties who is also one of Solaris’s directors, becomes aware of a potential business opportunity, transaction or other matter, they will have no duty to communicate or offer that opportunity to Solaris.

The Designated Parties may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case Solaris may not become aware of or otherwise have the ability to pursue such opportunity. Furthermore, such businesses may choose to compete with Solaris for these opportunities, possibly causing these opportunities to not be available to Solaris or causing them to be more expensive for Solaris to pursue. In addition, the Designated Parties may dispose of oil and natural gas service assets in the future, without any obligation to offer Solaris the opportunity to purchase any of those assets. As a result, Solaris’s renouncing of interest and expectancy in any business opportunity that may be from time to time presented to the Designated Parties could adversely impact its business or prospects if attractive business opportunities are procured by such parties for their own benefit rather than for Solaris’s or become more expensive for Solaris to pursue.

Certain Solaris directors, including its Chairman and Chief Executive Officer, have significant duties with, and spend significant time serving, entities that may or may not compete with Solaris and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Certain of Solaris’s executive officers and directors, who are responsible for managing the direction of its operations, hold positions of responsibility with other entities (including affiliated entities) that are in the oil and natural gas industry. These executive officers and directors may have conflicts of interest in allocating their time between these entities or whether to present potential business opportunities to other entities prior to presenting them to Solaris, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present those opportunities to Solaris. These conflicts may not be resolved in Solaris’s favor.

The Solaris Charter and Solaris Bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of the Class A Common Stock and could deprive Solaris’s investors of the opportunity to receive a premium for their shares.

The Solaris Charter authorizes Solaris to issue, without the approval of its stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over the Class A Common Stock respecting dividends, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series and distributions, as the Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of the Class A Common Stock. Similarly, the repurchase or redemption rights or liquidation preferences Solaris might assign to holders of preferred stock could affect the residual value of the Class A Common Stock.

If the Board elects to issue preferred stock, it could be more difficult for a third party to acquire Solaris. In addition, some provisions of the Solaris Charter and Solaris Bylaws could make it more difficult for a third party to acquire control of Solaris, even if the change of control would be beneficial to Solaris’s stockholders. These provisions include, among other things: a staggered, or classified, board of directors; permitting the majority of directors then in office, even if less than a majority, the right to fill vacancies; restricting the ability of stockholders to act by written consent or call special meetings of stockholders; supermajority requirements (75%) to remove directors from office; prohibitions on cumulative voting of directors; advance notice requirements for stockholders proposals; and express power to the Board to adopt, or alter or repeal the Solaris Bylaws.

In addition, certain change of control events have the effect of accelerating the payments due under the Tax Receivable Agreement, which could be substantial and accordingly serve as a disincentive to a potential acquirer of Solaris. Please see “—In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Solaris realizes in respect of the tax attributes subject to the Tax Receivable Agreement.”

The Solaris Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Solaris’s stockholders, which could limit Solaris’s stockholders’ ability to obtain a favorable judicial forum for disputes with Solaris or its directors, officers, employees or agents.

The Solaris Charter provides that, unless Solaris consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on Solaris’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Solaris directors, officers, employees or agents to Solaris or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Solaris Charter or the Solaris Bylaws, or (iv) any action asserting a claim against Solaris that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations promulgated thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations promulgated thereunder. However, Section 22 of the Securities Act provides for concurrent federal and state court jurisdiction over actions under the Securities Act and the rules and regulations promulgated thereunder, subject to a limited exception for certain “covered class actions” as defined in Section 16 of the Securities Act and interpreted by the courts. Accordingly, Solaris believes that the exclusive forum provision would apply to actions arising under the

Securities Act or the rules and regulations promulgated thereunder, except to the extent a particular action fell within the exception for covered class actions or the exception in the Solaris Charter described above otherwise applied to such action, which could occur if the action also involved claims under the Exchange Act. Stockholders will not be deemed, by operation of Article 14 of the Solaris Charter alone, to have waived claims arising under the federal securities laws and the rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of the Solaris capital stock will be deemed to have notice of, and consented to, the provisions of the Solaris Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Solaris or its directors, officers, employees or agents, which may discourage such lawsuits against Solaris and such persons. Alternatively, if a court were to find these provisions of the Solaris Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Solaris may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

Solaris will be required to make payments under the Tax Receivable Agreement for certain tax benefits that it may claim, and the amounts of such payments could be significant.

In connection with the closing of its initial public offering, Solaris entered into the Tax Receivable Agreement with other then-existing members of Solaris LLC (each such person and any permitted transferee, a “TRA Holder,” and together, the “TRA Holders”). The term of the Tax Receivable Agreement will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless Solaris exercises its right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to other circumstances, including Solaris’s breach of a material obligation thereunder or certain mergers, asset sales or other forms of business combinations or other changes of control), and Solaris makes the termination payment specified in the Tax Receivable Agreement.

Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, cash savings in tax generally are calculated by comparing Solaris’s actual tax liability (determined by using the actual applicable United States federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount Solaris would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of any redemption of Solaris LLC Units, the price of the Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount and timing of the taxable income Solaris generates in the future, the United States federal income tax rates then applicable, and the portion of Solaris’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis.

The payment obligations under the Tax Receivable Agreement are Solaris’s obligations and not obligations of Solaris LLC, and Solaris expects that the payments it will be required to make under the Tax Receivable Agreement will be substantial. The payments under the Tax Receivable Agreement are not conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in Solaris or Solaris LLC. Solaris LLC may make tax distributions to Solaris in order for Solaris to satisfy its obligations under the Tax Receivable Agreement and will be required to distribute cash pro rata to each of the other members of Solaris LLC, in accordance with the number of Solaris LLC Units owned by each member at that time.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Solaris realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

If Solaris experiences a change of control (as defined in the Tax Receivable Agreement), which includes certain mergers, asset sales and other forms of business combinations, or the Tax Receivable Agreement terminates early, Solaris would be required to make a substantial, immediate lump-sum payment. This payment would equal the present value of hypothetical future payments that could be required to be paid under the Tax Receivable Agreement (determined by applying a discount rate equal to the 12-month term Secured Overnight Financing Rate (“SOFR”) published by CME Group Benchmark Administration Limited plus 71.513 basis points). The calculation of hypothetical future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including that (i) Solaris has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement (including having sufficient taxable income to currently utilize any accumulated NOL carryforwards) and (ii) any Solaris LLC Units (other than those held by Solaris) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payment relates. If Solaris experiences a change of control, such potential termination payment could have a substantial negative impact on Solaris’s liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales or other forms of business combinations or changes of control.

For example, if the Tax Receivable Agreement were terminated immediately after the filing of this proxy statement the estimated termination payments would, in the aggregate, be approximately $84.9 million (calculated using a discount rate equal to the 12-month term SOFR published by CME Group Benchmark Limited plus 71.513 basis points, applied against an undiscounted liability of $103.8 million, based upon the last reported closing sale price of the Class A Common Stock on July 30, 2024). The foregoing number is merely an estimate and the actual payment could differ materially. There can be no assurance that Solaris will be able to finance its obligations under the Tax Receivable Agreement.

Additionally, holders of Class A Common Stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, Solaris’s payment obligations under the Tax Receivable Agreement will not be conditioned upon the TRA Holders having a continued interest in Solaris or Solaris LLC. Accordingly, the TRA Holders’ interests may conflict with those of the holders of Class A Common Stock.

Finally, payments under the Tax Receivable Agreement will be based on the tax reporting positions that Solaris will determine. The TRA Holders will not reimburse Solaris for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed. As a result, in such circumstances, Solaris could make payments that are greater than Solaris’s actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect Solaris’s liquidity.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, may strain Solaris’s resources, increase its costs and distract management, and Solaris may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, Solaris needs to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related regulations of the SEC and the requirements of the NYSE. Complying with these statutes, regulations and requirements occupies a significant amount of time of the Board and management and significantly increases Solaris’s costs and expenses.

Under Section 404(a) of the Sarbanes-Oxley Act, Solaris management is required to assess and report annually on the effectiveness of its internal control over financial reporting and identify any material weaknesses in its internal control over financial reporting. In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Solaris has expended, and anticipates that it will continue to expend, significant resources, including accounting-related costs and significant management oversight. In compliance with the Sarbanes-Oxley Act, Solaris is required to have its independent registered public accounting firm attest to the effectiveness of its internal controls. Solaris’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its controls are documented, designed, operated or reviewed. Compliance with these requirements may strain Solaris’s resources, increase its costs and distract management, and Solaris may be unable to comply with these requirements in a timely or cost-effective manner.

Solaris’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Weaknesses in Solaris’s disclosure controls and internal control over financial reporting may also be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm Solaris’s results of operations or cause it to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Solaris’s internal control over financial reporting. If material weaknesses are discovered in the future, Solaris’s financial statements could contain additional errors which, in turn, could lead to errors in its financial reports and/or delays in its financial reporting, which could require Solaris to further restate its operating results. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Solaris’s reported financial and other information, which would likely have a negative effect on the trading price of the Class A Common Stock. In addition, being a public company subject to these rules and regulations may make it more difficult and more expensive for Solaris to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for Solaris to attract and retain qualified individuals to serve on the Board or as executive officers.

Additionally, as a public company, Solaris is required to: (i) comply with any new requirements if adopted by the Public Company Accounting Oversight Board (United States) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (ii) provide certain disclosures regarding executive compensation required of larger public companies; or (iii) hold nonbinding advisory votes on executive compensation.

Solaris previously identified a material weakness in its internal control related to ineffective information technology general controls which has been remediated as of December 31, 2023. Additional material weaknesses in internal control could arise in the future and, if not remediated appropriately or timely, could result in loss of investor confidence and adversely impact Solaris’s stock price.

Internal controls related to the operation of technology systems are critical to maintaining adequate internal control over financial reporting. Management previously identified a material weakness in internal control related to ineffective information technology general controls in the areas of user access, application change management, operating system and logical access controls, and segregation of duties for a third-party information technology system that supports Solaris’s financial reporting process for its last mile logistics services, which includes the costs of providing that service and the associated pass through revenues. As a result, management concluded that Solaris’s internal control over financial reporting was not effective as of December 31, 2022. During the year ended December 31, 2023, Solaris executed a remediation plan and, as a result determined that, as of December 31, 2023, the material weakness has been remediated.

Solaris can give no assurance that additional material weaknesses in internal control will not arise in the future. If Solaris is unable to remediate the development of new material weaknesses in internal control, or are otherwise unable to maintain effective internal control over financial reporting or disclosure controls and procedures, Solaris’s ability to record, process and report financial information accurately, and to prepare financial statements within required time periods, could be adversely affected, which could subject it to litigation or investigations requiring management resources and payment of legal and other expenses, negatively affect investor confidence in its financial statements and adversely impact its stock price.

Risks Related to the Company

The Company is dependent on its relationships with key suppliers to obtain equipment for its business.

The Company is dependent on a limited number of key suppliers for access to the unique equipment used in the provision of the Company’s offering. If the Company fails to maintain adequate relationships with such suppliers or if it fails to receive equipment from its suppliers in a timely manner, then its competitive position may be harmed and its operations, financial conditions and/or cash flows may be negatively impacted.

In addition, the prices of certain equipment may continue to experience inflationary pressures that could further increase such costs. The Company may not be able to pass on these costs to its customers, which could have a material adverse impact on its results of operations, financial condition and/or cash flows.

Unavailability of, and lengthy delays in obtaining, the necessary equipment may result from a number of factors affecting the Company’s suppliers including capacity constraints, labor shortages or disputes, supplier product quality issues and suppliers’ allocations to other purchasers. These risks can be magnified in a weak economic environment or following increases in demand arising from an economic downturn, but are also generally present due to the nature of the Company’s business and its dependence on highly-specialized equipment. Such disruptions could result in the Company’s inability to effectively meet the needs of its customers and could result in a material adverse effect on operations, financial condition and/or cash flows.

Supply chain disruption and price escalation could have a material adverse effect on the Company’s business, liquidity, consolidated results of operations and consolidated financial condition.

Shortages, transportation and supply disruptions can adversely impact the sustainability of mobile power supply-demand dynamics. To varying degrees, these problems persist and may continue to persist as a consequence of evolving geopolitical trends. The factors that can adversely affect the Company’s business include supply chain disruptions, potential regulatory changes, uncertainty around potential economic slowdowns and potential impacts from geopolitical disruptions.

The Company has a significant customer concentration, which may adversely affect its operating results.

The Company currently has a significant customer concentration with a single data center client. Although the Company reasonably expects that customer concentration will be diluted through new contract fixtures with additional customers, until such time, if the Company were to lose such client, its operations, financial condition and/or cash flows may be negatively impacted.

The Company may be unable to adapt its technologies to meet increasing customer needs and power loads, which could result in increased downtime of its power generation offering and disruptions to the power supply to its customers.

As the Company expands its offering, the possibility exists that the Company’s current offering may not be able to effectively manage related power loads, resulting in potential downtimes and disruptions for its customers. Such experiences could have a material adverse effect on the Company’s business and operating results due to the damage to its reputation and the resulting dissatisfaction of customers.

The Company expects to face significant competition in the future as the mobile power industry evolves.

The landscape of the mobile power industry is evolving rapidly, driven by increased demand from numerous end-markets, including those in the data center and energy businesses. As a result, increased competition from within the mobile power industry can likely be expected to occur. Should this materialize, the portion of the total addressable market that the Company could capture will be lower than expected which would translate to lower than expected revenues.

Many of the Company’s power systems involve long sales cycles.

The sales cycle for the Company’s power systems, from initial contact with potential customers to the commencement of field delivery, may be lengthy. Customers generally consider a wide range of solutions before making a decision to rent or to purchase power systems. Before a customer commits to rent or purchase power systems, they often require a significant technical review, assessment of competitive offerings and approval at a number of management levels within their organization. During the time the Company’s customers are evaluating its offerings, the Company may incur substantial sales and marketing, engineering, and research and development expenses.

The Company’s customers may not continue to outsource their power system needs.

The Company’s customers can evaluate a wide range of applications and equipment to address standby and/or prime power generation needs,. As a result of the significant resources and expertise required to develop these systems, certain of these customers have historically chosen to outsource the provision of power generation to the Company. To a significant extent, the Company depends on customers continuing to outsource their power generation needs. Customers may not continue to outsource as much or any of their power generation needs in the future or may seek alternative solutions.

PARTIES TO THE CONTRIBUTION

Solaris Oilfield Infrastructure, Inc.

Solaris is a Delaware corporation and is a Houston, Texas based business. Solaris designs and manufactures specialized equipment, which combined with field technician support, last mile and mobilization logistics services and software solutions, enables Solaris to provide a service offering that helps oil and natural gas operators and their suppliers drive efficiencies that reduce operational footprint and costs during the completion phase of well development. Solaris services most active oil and natural gas basins in the United States.

Solaris’s principal executive offices are located at 9651 Katy Freeway, Suite 300, Houston, Texas 77024 and its telephone number is (281) 501-3070. Solaris’s Class A Common Stock is listed on the NYSE under the trading symbol “SOI.” In connection with the closing of the Contribution and upon approval of the Charter Amendment Proposal by Solaris’s stockholders, Solaris has agreed to rebrand and change its name to “Solaris Energy Infrastructure, Inc.” and have its Class A Common Stock trade on the NYSE under the new ticker symbol “SEI.”

For additional information about Solaris and its subsidiaries, see the sections entitled “Description of Solaris’s Business” and “Where You Can Find More Information.”

Solaris Oilfield Infrastructure, LLC

Solaris LLC owns all of the outstanding equity interest in the subsidiaries through which Solaris operations its assets. Solaris is the sole managing member of Solaris LLC and is responsible for all operational, management and administrative decisions relating to Solaris LLC’s business and consolidates financial results of Solaris LLC and its subsidiaries. In connection with the Contribution, each Contributor will contribute, assign and transfer to Solaris LLC (or a subsidiary of Solaris LLC), all Company Interests owned by such Contributor, and Solaris LLC will acquire all of the Company Interests from the Contributors. In connection with the closing of the Contribution and upon approval of the Charter Amendment Proposal by Solaris’s stockholders, Solaris expects to change the name of Solaris LLC to “Solaris Energy Infrastructure, LLC.”

Solaris LLC’s principal executive offices are located at c/o Solaris Oilfield Infrastructure, Inc., 9651 Katy Freeway, Suite 300, Houston, Texas 77024 and its telephone number is (281) 501-3070.

John A. Johnson

John A. Johnson is an individual resident of the State of Florida and owns all of the issued and outstanding equity interests of J Turbines.

John Tuma

John Tuma is an individual resident of the State of Texas and owns all of the issued and outstanding equity interests of KTR.

KTR Management Company, LLC

KTR is a Texas limited liability company. KTR owns 50.0% of the outstanding equity interests of the Company.

KTR’s principal executive office is located at 327 N. Commerce Street, Centerville, Texas 75833.

J Turbines Inc.

J Turbines is a Delaware corporation. J Turbines owns 50.0% of the outstanding equity interests of the Company.

J Turbines’ principal executive office is located at 2929 Buffalo Speedway, A1204, Houston, Texas 77098.

Mobile Energy Rentals LLC

The Company is headquartered in Houston, Texas and is a mobile distributed power solutions company that offers its customers a comprehensive range of mobile power equipment for lease, including generators, transformers and power distribution systems. The Company serves customers in a number of end markets, including data center, energy and other commercial and industrial applications. The Company provides customers with configurable sets of mobile turbines and support equipment that generate reliable and cost-effective power where grid infrastructure may not be available or reliable, or otherwise does not fully meet the power needs of customers.

The Company’s principal executive office is located at 2929 Buffalo Speedway, A1204, Houston, Texas 77098.

THE SPECIAL MEETING

Solaris is furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on August 30, 2024, at 10:00 a.m. Central Time at the principal executive offices of Solaris located at 9651 Katy Freeway, Suite 300, Houston, Texas 77024. If you plan to attend the special meeting in person, please arrive at least 15 minutes before the start time of the special meeting.

Purpose of the Special Meeting

At the special meeting, Solaris’s stockholders of record will be asked to consider and vote on the following proposals:

1.

Stock Issuance Proposal: To approve, for the purposes of complying with the applicable provisions of Section 312.03 of the New York Stock Exchange Listed Company Manual, the issuance of an aggregate 16,464,778 shares of Class B Common Stock;

2.	Charter Amendment Proposal: To approve an amendment to the Solaris Charter to change its name to “Solaris Energy Infrastructure, Inc.”;

3.	LTIP Amendment Proposal: To approve an amendment to the LTIP to increase the number of shares of Class A Common Stock issuable under the LTIP; and

4.

Adjournment Proposal: To adjourn the special meeting to a later date or time if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal.

Recommendations of the Board

The Board carefully reviewed and considered the terms and conditions of the Contribution Agreement, and the transactions contemplated thereby, including the Stock Issuance. By a unanimous vote of directors in attendance, the Board: (i) approved, adopted and declared advisable the Contribution Agreement and the transactions contemplated thereby, including the Stock Issuance; (ii) authorized the issuance of the Solaris LLC Units and shares of Class B Common Stock comprising the Closing Equity Consideration at the closing of the transactions and (iii) resolved to call a special meeting of Solaris’s stockholders for the purpose of submitting the Stock Issuance, as contemplated by the Contribution Agreement, to Solaris’s stockholders for approval. The Board additionally, subject to Solaris’s stockholders’ approval, approved, adopted and declared advisable that Solaris (i) amend the Solaris Charter to reflect the name change and (ii) amend the LTIP to increase the number of shares of Class A Common Stock issuable under such plan.

In connection with the Contribution, the Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal. The Board additionally unanimously recommends that you vote “FOR” the Charter Amendment Proposal, “FOR” the LTIP Amendment Proposal and “FOR” the Adjournment Proposal.

Record Date and Quorum

Only holders of record of shares of Solaris Common Stock as of the close of business on the record date for the special meeting are entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Solaris Common Stock that you held as of the close of business on the record date. As of August 7, 2024, there were 30,330,894 shares of Class A Common Stock and 13,671,971 shares of Class B Common Stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, by attendance in person or by proxy, of the holders of the outstanding shares of Solaris Common Stock representing a majority of the voting power of all outstanding shares of Solaris Common Stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum for the special meeting.

If you are a stockholder of record of and you vote by mail, by telephone or through the internet or in person at the special meeting, then your shares of Solaris Common Stock will be counted as part of the quorum. If you are a “street name” holder of shares of Solaris Common Stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of Solaris Common Stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Solaris Common Stock held by stockholders of record that are present at the special meeting in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

The approval of the Stock Issuance Proposal by Solaris stockholders is a condition to the completion of the Contribution. None of the proposals are dependent on any other proposal.

The Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Solaris stockholders entitled to vote thereon, assuming a quorum is present.

The Charter Amendment Proposal requires the affirmative vote of the holders of at least 66 2/3% in voting power of the then-outstanding shares of Solaris Common Stock voting together as a single class and entitled to vote thereon, assuming a quorum is present.

The LTIP Amendment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Solaris Common Stock present in person or represented by proxy and entitled to vote on the matter by Solaris stockholders at the special meeting, assuming a quorum is present.

The Adjournment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Solaris Common Stock present in person or represented by proxy and entitled to vote on the matter by Solaris stockholders at the special meeting, assuming a quorum is present.

Effect of Abstentions; Broker Non-Votes

An abstention occurs when a Solaris stockholder returns a proxy with an “abstain” instruction. At the special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. As discussed in further detail below, there will not be any broker non-votes at the special meeting.

The Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Solaris stockholders entitled to vote thereon, assuming a quorum is present. Abstentions and failures to vote will have no effect on the Stock Issuance Proposal.

The Charter Amendment Proposal requires the affirmative vote of the holders of at least 66 2/3% in voting power of the then-outstanding shares of Solaris Common Stock voting together as a single class and entitled to vote thereon, assuming a quorum is present. Abstentions and failures to vote will have the effect of a vote “AGAINST” the Charter Amendment Proposal.

The LTIP Amendment Proposal requires the affirmative vote of a majority of the voting power of the then-outstanding shares of Solaris Common Stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the LTIP Amendment Proposal. Failures to vote will have no effect on the LTIP Amendment Proposal.

The Adjournment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Solaris Common Stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Failures to vote will have no effect on the Adjournment Proposal.

A broker non-vote with respect to Solaris Common Stock occurs when (i) shares of Solaris Common Stock held by a broker or other nominee are represented, in person or by proxy, at a meeting of Solaris stockholders, (ii) the bank, broker or other nominee has not received voting instructions from the beneficial owner on a particular proposal and (iii) the bank, broker or other nominee does not have the discretion to direct the voting of the shares of Solaris Common Stock on a particular proposal but has discretionary voting power on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given.

Under rules of the NYSE, all of the proposals in this proxy statement are non-routine matters. As a result, there will not be any broker non-votes at the special meeting.

Accordingly, if your shares of Solaris Common Stock are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the approval of each of the (i) LTIP Amendment Proposal and (ii) Adjournment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy and entitled to vote on the matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on those proposals, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on those proposals.

Similarly, because the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Solaris stockholders entitled to vote on the proposal, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on that proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on that proposal.

Since the Charter Amendment Proposal requires the affirmative vote of the holders of at least 66 2/3% in voting power of the then-outstanding shares of Solaris Common Stock voting together as a single class and entitled to vote thereon, regardless of attendance at the special meeting, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the effect of a vote “AGAINST” that proposal.

Voting by Solaris’s Directors, Executive Officers and Affiliated Entities

At the close of business on August 7, 2024, directors and executive officers of Solaris and affiliated entities of Solaris were entitled to vote 15,282,777 shares of Solaris Common Stock, representing 34.7% of the shares of Solaris Common Stock issued and outstanding on that date. Directors, executive officers and affiliated entities of Solaris have informed Solaris that they intend to vote their shares in favor of the Stock Issuance Proposal, the Charter Amendment Proposal, the LTIP Amendment Proposal and the Adjournment Proposal, although none of the directors and executive officers and affiliated entities are obligated to do so.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on the day immediately preceding the date of the special meeting if your shares are held directly. If your shares are held in a plan, the telephone and internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on August 26, 2024.

If you submit your proxy by mail, by telephone or through the internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the effect of a vote “AGAINST” on (i) the Charter Amendment Proposal, (ii) the LTIP Amendment Proposal and (iii) the Adjournment Proposal. Abstentions will have no effect on the Stock Issuance Proposal.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

If you wish to vote by attending the special meeting in person and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting. Obtaining a legal proxy may take several days.

If you do not submit a proxy or otherwise vote your shares of common stock in any of the ways described above, it will have the effect of a vote “AGAINST” the Charter Amendment Proposal and will have no effect on the Stock Issuance Proposal, the LTIP Amendment Proposal or the Adjournment Proposal.

Revocation of Proxies

Any proxy given by a stockholder of record may be revoked at any time before it is voted at the special meeting by doing any of the following:

•

submitting another proxy by telephone or through the internet, in accordance with the instructions on the proxy card provided the new proxy is received no later than 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on the day immediately preceding the date of the special meeting if your are held directly; if your shares are held in a plan the new proxy card should be received no later than 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on August 26, 2024.;

•

timely delivering a signed written notice of revocation bearing a date later than the date of the proxy to 9651 Katy Freeway, Suite 300, Houston, Texas 77024, Attention: Corporate Secretary, stating that the proxy is revoked, provided such new proxy is received no later than 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on the day immediately preceding the date of the special meeting if your are held directly; if your shares are held in a plan the new proxy card should be received no later than 11:59 p.m. Eastern Time (i.e., 10:59 p.m. Central Time) on August 26, 2024.;

•	timely submitting a valid, later-dated proxy card relating to the same shares of common stock; or

•	attending the special meeting in person and voting at the special meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting).

“Street name” holders of shares of Solaris Common Stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal. Your shares of Solaris Common Stock will be voted on the Adjournment Proposal in accordance with the instructions indicated in your proxy or, if you submitted a valid proxy but no instructions were provided, “FOR” the proposal.

If a quorum is present at the special meeting, the special meeting may be adjourned by the affirmative vote of a majority of the voting power of the outstanding shares of Solaris Common Stock present in person or represented by proxy and entitled to vote on the matter by Solaris stockholders at the special meeting. The adjourned meeting may reconvene at the same or some other place, without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days thereafter or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. Additionally, the Solaris Bylaws provide that the special meeting may be adjourned by the chairman of the special meeting, from time to time, for any reason, whether or not there is a quorum.

Solicitation of Proxies

Solaris is soliciting your proxy in connection with the special meeting, and is paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by Solaris’s directors, officers and other associates by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation. At this time Solaris has not engaged a proxy solicitor. If Solaris does engage a proxy solicitor, it will pay the customary costs associated with such engagement. Solaris will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of Solaris Common Stock.

Tabulation of Votes

Broadridge will tabulate the votes cast at the special meeting.

Questions and Additional Information

For additional questions about the special meeting, assistance in submitting proxies or voting your shares of Solaris Common Stock, or additional copies of this proxy statement or the enclosed proxy card, please write to 9651 Katy Freeway, Suite 300, Houston, Texas 77024, Attention: Corporate Secretary.

PROPOSAL 1: STOCK ISSUANCE PROPOSAL

Solaris is asking its stockholders to approve, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of an aggregate 16,464,778 shares of Class B Common Stock in connection with the Contribution.

A company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock.

Solaris expects to issue an aggregate 16,464,778 shares of Class B Common Stock in the Stock Issuance, which will collectively represent greater than 20% of the outstanding shares of Solaris Common Stock and outstanding voting power. Accordingly, Solaris is seeking stockholder approval for the Stock Issuance.

Vote Required

The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by Solaris stockholders entitled to vote thereon, assuming a quorum is present. Abstentions and failures to vote will no effect on the Stock Issuance Proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, then your shares of Solaris Common Stock represented by such proxy card will be voted “FOR” the Stock Issuance Proposal.

Board Recommendation

The Board unanimously recommends that Solaris stockholders vote “FOR” the Stock Issuance Proposal.

PROPOSAL 2: CHARTER AMENDMENT PROPOSAL

In connection with the Contribution, Solaris has agreed to rebrand and change its name to “Solaris Energy Infrastructure, Inc.” and have its shares of Class A Common Stock trade on the NYSE under the new ticker symbol “SEI.” Similarly, Solaris intends to adopt a new corporate logo that reflects the new name. Additionally, in connection with the name change, Solaris expects to change the name of Solaris LLC to “Solaris Energy Infrastructure, LLC.”

Solaris is asking its stockholders to approve an amendment to the Solaris Charter, in the form attached to this proxy statement as Annex D, to effect a change to Solaris’s name from “Solaris Oilfield Infrastructure, Inc.” to “Solaris Energy Infrastructure, Inc.” Upon approval of the proposed Charter Amendment by Solaris’s stockholders, Solaris will file a Certificate of Second Amendment of the Amended and Restated Certificate of Incorporation of Solaris Oilfield Infrastructure, Inc. with the Secretary of State of the State of Delaware to effect the name change as soon as reasonably practicable in connection with the Contribution.

Proposed Charter Amendment

Solaris’s Board is asking Solaris stockholders to approve the Charter Amendment Proposal. The text and form of the proposed Charter Amendment is attached as Annex D to this proxy statement.

Effectiveness of the Charter Amendment

If the Charter Amendment Proposal is approved by Solaris’s stockholders, the Charter Amendment will become effective upon its filing with the Delaware Secretary of State, which filing is expected to occur as soon as reasonably practicable in connection with the Contribution. If the Charter Amendment is not approved by Solaris’s stockholders, the Solaris Charter will not be amended.

Vote Required

The Charter Amendment Proposal requires the affirmative vote of the holders of at least 66 2/3% in voting power of the then-outstanding shares of Solaris Common Stock, voting together as a single class, and entitled to vote thereon, assuming a quorum is present. Abstentions and failures to vote will have the effect of a vote “AGAINST” the Charter Amendment Proposal.

Brokers do not have the authority to exercise their discretion with respect to this proposal if they do not receive instructions from the beneficial owner. Therefore, it is important that you vote your shares by proxy or in person at the special meeting. If you submit a signed proxy card but do not give voting instructions as to how your shares of Solaris Common Stock should be voted, your shares will be voted “FOR” in accordance with the recommendations of the Board stated in this proxy statement.

Board Recommendation

The Board unanimously recommends that Solaris stockholders vote “FOR” the Charter Amendment Proposal.

PROPOSAL 3: LTIP AMENDMENT PROPOSAL

Background

At the special meeting, Solaris stockholders will be asked to approve the Second Amendment (the “LTIP Amendment”) to the Solaris Oilfield Infrastructure, Inc. Long Term Incentive Plan (the “LTIP”), substantially in the form attached to this proxy statement as Annex E, which increases the number of shares of Class A Common Stock that may be issued under the LTIP by 1,600,000 shares. As of July 22, 2024, assuming maximum payout of currently outstanding awards, only 3,813,670 shares of Class A Common Stock remained available for issuance under the LTIP. The Board believes that the LTIP has assisted in Solaris’s recruitment and retention of qualified non-employee directors and key employees and has helped align their interests with the interests of Solaris’s stockholders. In addition, the Board believes that the ability to make grants of stock-based awards under the LTIP will be crucial to the integration and retention of new employees following the closing of the transactions contemplated by the Contribution Agreement. As a result, the Board believes that it is in the best interests of the Solaris and its stockholders to seek approval of a relatively small share increase in the number of shares that may be issued under the LTIP pursuant to the LTIP Amendment in order to allow Solaris to remain competitive among its peers and continue to promote these interests. Further, as described in more detail below, the increase being sought pursuant to the LTIP Amendment is comparable to, and reasonable in light of, the increase that was previously sought pursuant to the First Amendment, which was approved by Solaris’s stockholders. If approved by Solaris’s stockholders, the LTIP Amendment would become effective on August 30, 2024 (the “Amendment Effective Date”).

The LTIP originally became effective on May 17, 2017 (the “Original Effective Date”). The Board adopted the First Amendment (as defined below) to the LTIP, which increased the number of shares of Class A Common Stock that may be issued under the LTIP (the “First Amendment”), and was approved by Solaris’s stockholders on May 16, 2023 and became effective as of May 17, 2023. Given Solaris’s entry into the Contribution Agreement and related integration of new employees following the closing of the transactions contemplated by the Contribution Agreement and Solaris’s desire to retain such employees, Solaris believes that the number of shares that remain issuable under the LTIP is not sufficient to enable Solaris to grant stock-based awards under the LTIP in a manner that would allow Solaris to recruit, integrate and retain qualified employees and align their interests with the interests of Solaris’s stockholders and remain competitive amongst its peers. Hence, Solaris believes that a slight increase in the number of shares of Class A Common Stock that may be issued under the LTIP is appropriate and necessary. The LTIP Amendment would increase the number of shares of Class A Common Stock that may be issued under the LTIP by 1,600,000 shares (the “Additional Shares”).

As of July 22, 2024, the total number of outstanding shares of Solaris Common Stock was 44,011,335. After giving effect to the issuance of Solaris Common Stock in connection with the Contribution, it is expected that the total number of outstanding shares of Solaris Common Stock will be 60,481,923 following the closing of the Contribution. As such, the Additional Shares being sought pursuant to the LTIP Amendment represent less than 10% of the shares of Solaris Common Stock to be issued in connection with the Contribution. While Solaris is aware of the potential dilutive effect of compensatory equity awards, it also recognizes the significant motivational and performance benefits that may be achieved from making such awards. When Solaris originally adopted the LTIP, which reserved 5,118,080 shares of Class A Common Stock for issuance, Solaris’s dilution (which is the number of shares of Class A Common Stock available for grant under the LTIP, divided by the total number of shares of Solaris Common Stock outstanding) was approximately 12.1%. When the First Amendment was originally approved, Solaris’s dilution was approximately 11.3% after giving effect to the increase in the number of shares of Class A Common Stock available for grant under the LTIP pursuant to the First Amendment. Solaris’s current dilution (based on the number of shares of Class A Common Stock that currently remain available for grant under the LTIP (assuming maximum payout of currently outstanding awards), which was 3,813,670 shares as of July 22, 2024, divided by the total number of shares of Solaris Common Stock outstanding, which was 44,011,335 shares as of July 22, 2024) is 8.7%. If the LTIP Amendment is approved by Solaris stockholders, the potential dilution from issuances authorized under the LTIP (based on (i) the number of shares of Class A Common Stock that currently remain available for grant under the LTIP (assuming maximum payout of currently outstanding awards), which was 3,813,670 shares as of July 22, 2024, plus the number of additional shares of Class A Common Stock authorized under the LTIP Amendment, which is 1,600,000 shares, divided by (ii) the total number of shares of Solaris Common Stock outstanding, after giving effect to the issuance of Solaris Common Stock in connection with the Contribution, which will be 60,481,923 following the closing of the Contribution) would be approximately 9%. As a result, such potential dilution would be comparable to, but ultimately lower than, (i) Solaris’s dilution when the LTIP was originally adopted (i.e., 12% dilution) and (ii) Solaris’s dilution when the First Amendment was originally adopted (i.e., 11.3%). Given this, the Board believes that the increase sought pursuant to the LTIP Amendment is reasonable.

Consequences of Failing to Approve the LTIP Amendment

The LTIP Amendment will not be implemented unless approved by Solaris stockholders. If the LTIP Amendment is not approved by Solaris stockholders, the LTIP will remain in effect in its present form and Solaris will continue to grant awards thereunder until the share reserve under the LTIP is exhausted. If that occurs, Solaris may be compelled to increase significantly the cash component of its director compensation, which may not necessarily align director compensation interests with the investment interests of its stockholders, as well as the alignment provided by equity-based awards. Replacing equity awards with cash would also increase cash compensation expense and use cash that could be better utilized if reinvested in Solaris’s businesses or returned to its stockholders. Further, following the closing of the transactions contemplated by Contribution Agreement, it is imperative that Solaris recruit, integrate and retain key employees and, without the LTIP Amendment, Solaris may experience employee turnover that could lead to difficulties in remaining competitive with its peers.

Description of the LTIP

A summary description of the material features of the LTIP, as amended to reflect the LTIP Amendment, is set forth below. This summary does not purport to be a complete description of all the provisions of the LTIP or the LTIP Amendment and is qualified in its entirety by reference to (i) the LTIP, which was filed as Exhibit 4.3 to Solaris’s Form S-8 Registration Statement (File No. 333-218043) filed with the SEC on May 16, 2017, (ii) the First Amendment, which was filed as Exhibit 10.1 to Solaris’s Form 8-K Current Report (File No. 0001-38090) filed with the SEC on May 22, 2023 and (iii) the LTIP Amendment, in the form attached as Annex E to this proxy statement. The purpose of the LTIP is to provide incentives to Solaris’s employees, non-employee directors and other service providers in order to induce them to work for the benefit of, and to promote the success of, Solaris and its affiliates and to attract, reward and retain key personnel.

LTIP Share Limits. As noted above, as of July 22, 2024, only 3,813,670 shares of Class A Common Stock remained available out of the shares originally authorized for issuance under the LTIP and the First Amendment (assuming maximum payout of currently outstanding awards). The LTIP Amendment would increase the number of shares of Class A Common Stock available for awards under the LTIP by 1,600,000 shares, and such shares would be available for issuance under the LTIP as incentive stock options. The closing price of Solaris’s shares of Class A Common Stock, as quoted on the NYSE on August 6, 2024, was $11.60.

The aggregate grant date fair value of all awards granted under the LTIP to each non-employee director in any calendar year may not exceed $750,000, in each case multiplied by the number of full or partial calendar years in any performance period established with respect to an award, if applicable; provided, that, for the calendar year in which a non-employee director first commences service on the Board only, the foregoing limitation shall be doubled. In addition, the foregoing limitation does not apply to awards granted to a non-employee director during any period in which such individual was an employee or service provider other than in the capacity of a non-employee director.

If stockholders approve the LTIP Amendment, Solaris intend to file, pursuant to the Securities Act a registration statement on Form S-8 to register the Additional Shares.

Administration. The LTIP is administered by Solaris’s Compensation Committee, except to the extent the Board elects to administer the LTIP (the “administrator”). The administrator has broad discretion to administer the LTIP, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The administrator may also accelerate the vesting or exercise of any award and make all other determinations and take all other actions necessary or advisable for the administration of the LTIP.

Eligibility. Any individual who is an officer or employee or an officer or employee of Solaris or any of its affiliates, and any other person who provides services to Solaris or its affiliates, including members of the Board, are eligible to receive awards under the LTIP at the discretion of the administrator. Solaris currently has six executive officers, 350 other employees and seven non-employee directors, all of whom are eligible to receive awards under the LTIP.

LTIP Awards. The LTIP provides for the grant, from time to time, at the discretion of the Board or a committee thereof, of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards and performance awards.

Stock Options. The administrator may grant incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options may only be granted to persons who are employees of Solaris or employees of one of its subsidiaries, in accordance with Section 422 of the Code. The exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Class A Common Stock on the date on which the option is granted and the option must not be exercisable for longer than ten (10) years following the date of grant. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of Solaris’s capital stock, the exercise price of the stock option must be at least 110% of the fair market value of a share of Class A Common Stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Stock Appreciation Rights. A SAR is the right to receive an amount equal to the excess of the fair market value of one share of Class A Common Stock on the date of exercise over the grant price of the SAR. The grant price of a SAR generally cannot be less than 100% of the fair market value of a share of Class A Common Stock on the date on which the SAR is granted. The term of a SAR may not exceed ten (10) years. SARs may be granted in connection with, or independent of, a stock option. SARs may be paid in cash, Class A common stock or a combination of cash and Class A Common Stock, as determined by the administrator.

Restricted Stock. Restricted stock is a grant of shares of Class A Common Stock subject to the restrictions on transferability and risk of forfeiture imposed by the administrator. In the discretion of the administrator, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

Restricted Stock Units. A restricted stock unit is a right to receive cash, Class A Common Stock or a combination of cash and Class A Common Stock at the end of a specified period equal to the fair market value of one share of Class A Common Stock on the date of vesting. Restricted stock units may be subject to the restrictions, including a risk of forfeiture, imposed by the administrator.

Stock Awards. A stock award is a transfer of unrestricted shares of Class A Common Stock on terms and conditions determined by the administrator.

Dividend Equivalents. Dividend equivalents entitle an individual to receive cash, shares of Class A Common Stock, other awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Class A Common Stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another award (other than an award of restricted stock or a stock award). The administrator may provide that dividend equivalents will be paid or distributed when accrued or at a later specified date, including at the same time and subject to the same restrictions and risk of forfeiture as the award with respect to which the dividends accrue if they are granted in tandem with another award.

Other Stock-Based Awards. Subject to limitations under applicable law and the terms of the LTIP, the administrator may grant other awards related to Class A Common Stock. Such awards may include, without limitation, awards that are convertible or exchangeable debt securities, other rights convertible or exchangeable into Class A common stock, purchase rights for Class A Common Stock, awards with value and payment contingent upon Solaris’s performance or any other factors designated by the administrator, and awards valued by reference to the book value of Class A Common Stock or the value of securities of, or the performance of, its affiliates.

Cash Awards. The LTIP permits the grant of awards denominated in and settled in cash as an element of or supplement to, or independent of, any award under the LTIP.

Substitute Awards. Awards may be granted in substitution or exchange for any other award granted under the LTIP or any other right of an eligible person to receive payment from Solaris. Awards may also be granted under the LTIP in substitution for similar awards held by individuals who become eligible persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with Solaris or one of its affiliates.

Performance Awards. Performance awards represent awards with respect to which a participant’s right to receive cash, shares of Class A Common Stock, or a combination of both, is contingent upon the attainment of one or more specified performance measures during a specified period. The administrator will determine the applicable performance period, the performance goals and such other conditions that apply to each performance award. The administrator may use any business criteria and other measures of performance it deems appropriate in establishing the performance goals applicable to a performance award. The LTIP was originally designed to allow Solaris to provide “performance-based compensation” that was tax deductible by it without regard to the limits of Section 162(m) of the Code. However, the performance-based compensation exception under Section 162(m) of the Code was eliminated by the Tax Cuts and Jobs Act of 2017. Hence, there are certain provisions contained within the LTIP regarding Section 162(m) of the Code that are inapplicable.

Recapitalization. In the event of any change in Solaris’s capital structure or business or other corporate transaction or event that would be considered an equity restructuring, the administrator shall or may (as required by applicable accounting rules) equitably adjust the (i) aggregate number or kind of shares that may be delivered under the LTIP, (ii) the number or kind of shares or amount of cash subject to an award, (iii) the terms and conditions of awards, including the purchase price or exercise price of awards and performance goals, and (iv) the applicable share-based limitations with respect to awards provided in the LTIP, in each case to equitably reflect such event.

Change in Control. Except to the extent otherwise provided in any applicable award agreement, no award will vest solely upon the occurrence of a change in control. In the event of a change in control or other changes to Solaris or its Class A common stock, the Board may, at its discretion, (i) remove any applicable forfeiture restrictions on any award; (ii) accelerate the time of exercisability of an award, (iii) require awards to be surrendered in exchange for a cash payment or other consideration (including cancelling a stock option or SAR for no consideration if it has an exercise price or the grant price less than the value paid in the transaction), or (iv) make any other adjustments to awards that the administrator deems appropriate to reflect the applicable transaction or event (including the assumption of awards by a successor).

No Repricing. Except in connection with (i) the issuance of substitute awards granted to new service providers in connection with a transaction or (ii) adjustments to awards granted under the LTIP as a result of a transaction or recapitalization involving Solaris, without the approval of the Solaris stockholders, the terms of an outstanding option or SAR may not be amended to reduce the exercise price or grant price or to take any similar action that would have the same economic result.

Clawback. All awards granted under the LTIP are subject to reduction, cancellation or recoupment under any written clawback policy that Solaris may adopt and that Solaris determines should apply to awards under the LTIP.

Amendment and Termination. The LTIP will automatically expire on the tenth (10th) anniversary of the Amendment Effective Date. The Board may amend or terminate the LTIP at any time, subject to stockholder approval if required by applicable law, rule or regulation, including the rules of the stock exchange on which Solaris’s shares of Class A common stock are listed. The Board may amend the terms of any outstanding award granted under the LTIP at any time so long as the amendment would not adversely affect the rights of a participant under a previously granted award without the participant’s consent (or unless required by law or unless necessary to preserve the economic value of an award).

U.S. Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to participants arising from participation in the LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the LTIP may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, nonqualified stock options and SARs with an exercise price less than the fair market value of shares of common stock on the date of grant, SARs payable in cash, restricted stock units, and certain other awards that may be granted pursuant to the LTIP, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants under the LTIP

Options and SARs. Participants will not realize taxable income upon the grant of an option or a SAR. Upon the exercise of a nonqualified stock option or a SAR, a participant will recognize ordinary compensation income (subject to withholding if the participant is an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the shares of common stock received, over (ii) the exercise price of the award. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a nonqualified stock option or SAR that equals the fair market value of such shares of common stock on the date of exercise. Subject to the discussion under “—Tax Consequences to Solaris” below, Solaris will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules. When a participant sells the shares of common stock acquired as a result of the exercise of a nonqualified stock option or SAR, any appreciation (or depreciation) in the value of the shares of common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The shares of common stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive an option intended to qualify as an incentive stock option (i.e., under Section 422 of the Code) will not recognize taxable income on the grant of an incentive stock option. Upon the exercise of an incentive stock option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option (“ISO Shares”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Shares that have been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive stock option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Shares. However, if a participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Shares. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Solaris will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless a participant makes a Disqualifying Disposition of the ISO Shares. If a participant makes a Disqualifying Disposition, Solaris will then, subject to the discussion below under “—Tax Consequences to Solaris,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Shares that have not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an option, whether a nonqualified stock option or an incentive stock option, no additional gain will be recognized on the transfer of such previously held shares of common stock in satisfaction of the nonqualified stock option or incentive stock option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a nonqualified stock option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

The LTIP generally prohibits the transfer of awards other than by will or according to the laws of descent and distribution or pursuant to a qualified domestic relations order, but the LTIP allows the committee to permit the transfer of awards (other than incentive stock options), in its discretion. For income and gift tax purposes, certain transfers of nonqualified stock options should generally be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of nonqualified stock options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the options. If a nonqualified stock option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested nonqualified stock option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the nonqualified stock option at the time of the gift. The value of the nonqualified stock option may be affected by several factors, including the difference between the exercise price and the fair market value of the shares of common stock, the potential for future appreciation or depreciation of the shares of common stock, the time period of the nonqualified stock option and the illiquidity of the nonqualified stock option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $17,000 per donee (for 2023, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted nonqualified stock option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested nonqualified stock options has not been extended to unvested nonqualified stock options. Whether such consequences apply to unvested nonqualified stock options or to SARs is uncertain and the gift tax implications of such a transfer is a risk that the transferor will bear upon such a disposition.

Other Awards: Stock Awards, Restricted Stock Units, Other Stock-Based Awards, and Cash Awards. A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a restricted stock unit award, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of common stock in settlement of the restricted stock unit award, as applicable, in an amount equal to the cash or the fair market value of the shares of common stock received.

A recipient of a stock award or other stock-based award or the receipt of shares pursuant to an incentive award or performance award generally will be subject to tax at ordinary income tax rates on the fair market value of the shares of common stock when received, reduced by any amount paid by the recipient; however, if the shares of common stock are not transferable and are subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of common stock (i) when the shares of common stock first become transferable and are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code, or (ii) when the award is received, in cases where a participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares of common stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of common stock. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the shares of common stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares of common stock will commence on the later of the date the shares of common stock are received or the restrictions lapse. Subject to the discussion below under “—Tax Consequences to Solaris,” Solaris will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Consequences to Solaris

Reasonable Compensation. In order for the amounts described above to be deductible by Solaris (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments. The ability of Solaris (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the LTIP could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Section 162(m). The ability of Solaris (or the ability of one of its subsidiaries) to obtain a deduction for amounts paid under the LTIP could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits

Solaris’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits

Because awards granted under the LTIP are at the discretion of the administrator, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the LTIP. Therefore, the New Plan Benefits Table is not provided.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2023 with respect to compensation plans under which equity securities of Solaris are authorized for issuance.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	351,030	(2)	$2.87	(3)	5,295,820 (4)
Equity compensation plans not approved by security holders	—		$—		—
Total	351,030		$2.87		5,295,820

(1)	Reflects the LTIP.
(2)

Reflects securities that may be issued under the LTIP, including performance-based restricted stock units (assuming maximum performance) and stock options. The stock options consist of a single award held by a non-executive officer employee of 6,606 stock options that are fully exercisable with an exercise price of $2.87 and an expiration date of November 2025. No other individuals hold stock options granted under the LTIP.

(3)	Reflects the weighted-average exercise price associated with the single stock option award described in the preceding footnote. No other awards granted under the LTIP have an exercise price.
(4)

Reflects securities available to be issued under the LTIP as of December 31, 2023. However, as noted above, as of July 22, 2024, there are only 3,813,670 securities available to be issued under the LTIP.

Solaris’s only equity compensation plan is the LTIP. The LTIP was approved by Solaris’s stockholders prior to its initial public offering, and the First Amendment to the LTIP was approved by its public stockholders.

Vote Required

Approval of the LTIP Amendment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Solaris Common Stock present in person or represented by proxy and entitled to vote on the matter by Solaris stockholders at the special meeting, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the LTIP Amendment Proposal. Failures to vote will have no effect on the LTIP Amendment Proposal.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card. Therefore, it is important that you vote your shares by proxy or in person at the special meeting. If you submit a signed proxy card but do not give voting instructions as to how your shares of Solaris Common Stock should be voted, your shares will be voted “FOR” in accordance with the recommendations of the Board stated in this proxy statement.

Board Recommendation

The Board unanimously recommends that Solaris stockholders vote “FOR” the LTIP Amendment Proposal.

PROPOSAL 4: ADJOURNMENT PROPOSAL

Solaris’s stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to permit further solicitation and vote of proxies in the event that there are insufficient votes cast, or otherwise in connection with, the approval of the Stock Issuance Proposal at the special meeting to approve the Stock Issuance Proposal.

If a quorum is present at the special meeting, the special meeting may be adjourned by the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy and entitled to vote on the matter by Solaris stockholders at the special meeting. The adjourned meeting may reconvene at the same or some other place, without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days thereafter or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. Additionally, the Solaris Bylaws provide that the special meeting may be adjourned by the chairman of the special meeting, from time to time, for any reason, whether or not there is a quorum.

Vote Required

The Adjournment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Solaris Common Stock present in person or represented by proxy and entitled to vote on the matter by Solaris stockholders at the special meeting, assuming a quorum is present. Abstentions will have will have the same effect as a vote “AGAINST” the Adjournment Proposal. Failures to vote will have no effect on the Adjournment Proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, then your shares of Solaris Common Stock represented by such proxy card will be voted “FOR” the Adjournment Proposal.

Board Recommendation

The Board unanimously recommends that Solaris stockholders vote “FOR” the Adjournment Proposal.

THE CONTRIBUTION

Overview

On July 9, 2024, Solaris and Solaris LLC entered into the Contribution Agreement with John A. Johnson, John Tuma, J Turbines and KTR.

The Contribution Agreement provides that, subject to the terms and conditions set forth therein, J Turbines and KTR will contribute all of the issued and outstanding equity interests of the Company to Solaris LLC (or a subsidiary of Solaris LLC).

If the Contribution is completed, the aggregate consideration in exchange for the Company Interests will be:

•

$60,000,000 in cash, subject to certain adjustments based on the Company’s capital expenditures prior to the completion of the Contribution (including the obligation by Solaris to assume the Company’s acquisition of approximately $308 million of on-order turbines); and

•	16,464,778 Solaris LLC Units and an equal number of shares of Class B Common Stock, subject to certain adjustments.

A portion of the Closing Equity Consideration will be subject to a restrictive legend and subject to forfeiture to satisfy indemnity obligations (the “Indemnity Equity”). The Indemnity Equity will be comprised of a number of Solaris LLC Units equal to 10% of the total consideration, calculated using the Closing Price, and an equal number of shares of Class B Common Stock.

The Class B Common Stock to be issued in connection with the Contribution will not be registered under the Securities Act and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Background of the Contribution

The terms of the Contribution Agreement are the result of arm’s-length negotiations between representatives of Solaris and the Company. The following is a summary of the events leading up to the signing of the Contribution Agreement and the key meetings, negotiations, discussions and actions by and between Solaris and the Company and their respective advisors that preceded execution of the Contribution Agreement and the public announcement of the transaction; it does not purport to catalogue every conversation or interaction among representatives of Solaris, the Company and other parties.

The Board, together with Solaris’s senior management, regularly reviews and assesses Solaris’s long-term strategic plans, goals, financial position, leverage, opportunities and risks in light of prevailing business and economic conditions and developments, in each case across a range of potential future scenarios and industry developments. As part of such ongoing reviews and evaluations, Solaris’s senior management engages in discussions with representatives of other companies and financial advisors from time to time. In connection with these activities, the Board meets periodically in the ordinary course of business to receive updates from Solaris’s senior management on prevailing market trends and opportunities, including any specific discussions with, or reviews of, other companies and to consider and evaluate potential strategic alternatives available to Solaris, including mergers and acquisitions.

Solaris completed its initial public offering in May 2017 and in the seven years since has developed a robust offering of products and services that include specialized mobile equipment, field technician support, last mile and mobilization services and software solutions. Solaris operates in all major U.S. shale plays, including the Permian, Eagle Ford, Marcellus/Utica, Haynesville, STACK/SCOOP, Powder River basin, Uintah and Bakken formations. In recent years, Solaris has focused on the expansion of its all-electric systems.

The Company is a privately held Texas limited liability company that was formed in February of 2022. The Company was formed as a mobile distributed power solutions company and offers its customers a comprehensive range of mobile power equipment, including generators, transformers and power distribution systems. Recent industry trends, including accelerating demand for computing applications and increased demand for distributed mobile power in the energy industry, have led to growing demand for the services the Company provides. Prior to the discussions with Solaris, neither the Company, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with respect to any potential combinations of the business.

On March 27, 2024, member of Solaris’s management team (including, among others, William Zartler, Chief Executive Officer, Kyle Ramachandran, President and Chief Financial Officer, Kelly Price, Chief Operating Officer, and Christopher Powell, Chief Legal Officer) hosted John A. Johnson, founder and co-owner of the Company, at a strategic offsite meeting in Seabrook, Texas to discuss the distributed power business, industry trends, the strategies of each of Solaris and the Company and selected distributed power market participants. The parties resolved to stay in contact and set up a future meeting for further discussions.

On April 16, 2024, various members of each of Solaris’s and the Company’s management met in-person to introduce members of their respective teams and businesses and to discuss, at a high level, potential commercial or strategic opportunities, ranging from a possible investment by Solaris in the Company to a joint venture relationship to a potential combination of the businesses.

On April 23, 2024, Solaris and the Company entered into a mutual confidentiality agreement, which contained customary terms including restrictions on the sharing of confidential information and intellectual property protections, among other terms. The term of such confidentiality agreement was set at two years from the date of its execution. Later that day, the Company shared a business overview presentation with Solaris’s management team.

On May 2, 2024, Solaris’s and the Company’s management met to further review the distributed power competitive landscape, supply chain dynamics and the Company’s business and financial strategies. The presentation by the Company’s management at such meeting included an overview of the Company’s planned capital expenditures, including the purchase of six gas turbines. Solaris indicated to the Company that it would like additional time to review its operational and financial data.

On May 8, 2024, Messrs. Zartler, Ramachandran and Powell met with various members of the Company’s management to review the Company’s business and financial plan and to answer questions asked by Solaris management. At this meeting, the merits of a business combination, various pro forma projections and assumptions for a combined business and high-level terms of a potential acquisition of the Company by Solaris were discussed. Later that evening, Solaris sent a letter of intent (the “May 8 Letter”) to the Company, containing a non-binding term sheet which contemplated the acquisition of the Company by Solaris for $200 million, including $60 million of cash consideration and $140 million of consideration in the form of Solaris equity, a 180 day lock-up of the Contributors and an agreement by Solaris to reimburse the Company for certain capital expenditures incurred by the Company prior to the Closing, among other terms. The parties further agreed to begin confirmatory due diligence. The parties executed the May 8 Letter later that evening.

Following the execution of the May 8 Letter, later on May 8, 2024, Solaris formally engaged outside counsel Vinson & Elkins L.L.P. (“V&E”) for the purpose of negotiating a potential strategic transaction with the Company. V&E has previously served as Solaris’s outside legal counsel with respect to certain securities and governance-related matters and regularly provides Solaris senior management with certain updates and advice regarding industry trends, legal considerations and other factors.

On May 9, 2024, representatives of V&E met telephonically with Solaris management. The parties discussed generally timing of the transaction, due diligence of the Company, the financial statements required from the Company in order to complete the transaction, as well as indemnification and termination rights. In addition, Solaris management and the Company discussed whether the form of stock consideration offered to the holders of Company Interests would be comprised of shares of Class A Common Stock or shares of Class B Common Stock and Solaris LLC Units.

On May 14, 2024, a meeting of the Board was held, at which Solaris management presented information relating to the distributed power industry (including potential target companies within that industry), the Company and the May 8 Letter, highlighting key terms and answering questions from the Board relating to the Company’s business and financial information. The Board was generally supportive of a potential transaction and advised Solaris management to proceed with due diligence and the negotiation of definitive documentation.

On May 16, 2024, V&E provided Solaris management with an initial draft of the Contribution Agreement. Following Solaris management’s review and comment, V&E shared a draft of the Contribution Agreement with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to the Company, on May 19, 2024, which included terms relating to a cash holdback to satisfy post-closing adjustments, the Closing Equity Consideration being comprised entirely of shares of Class A Common Stock, the Required Financial Statements, a 180-day lock-up of the Contributors, transaction financing, interim operating covenants, regulatory approval, restrictive covenants, closing conditions and terminations rights.

On May 23, 2024, certain members of each of Solaris’s and the Company’s management teams met telephonically to discuss the terms of the draft Contribution Agreement. Representatives of V&E and Skadden were also present.

Also on May 23, 2024, members of Solaris’s management discussed the potential transaction with representatives of Piper Sandler & Co. (“Piper Sandler”). Piper Sandler provided an overview of its fees, experience with similar transactions and additional information at such meeting.

On May 29, 2024, Skadden shared a revised draft of the Contribution Agreement with V&E, which, among other things, removed the cash holdback to be used to satisfy post-closing adjustments, expanded the representations and warranties of Solaris, removed certain interim operating covenants on Solaris’s business during the pendency of the Contribution and further limited the Contributor Parties’ indemnification obligations.

On June 5, 2024 (the “June 5 Board Meeting”), Solaris management met with the Board to provide a general update on the potential transaction, including details regarding the Company’s purchase of $222 million for new gas turbines and a right-of-first-refusal to purchase additional gas turbines, with such contractual commitments to be assumed by Solaris in the event of a potential transaction. At the June 5 Board Meeting, Solaris management provided a general update regarding the ongoing discussions with potential lenders relating to the transaction financing efforts. The form of equity consideration to be offered to the Contributor Parties was also discussed, with the Contributor Parties previously expressing a desire to receive shares of Class B Common Stock and Solaris LLC Units, as opposed to shares of Class A Common Stock. Also at the June 5 Board Meeting, the Board decided that, in light of Piper Sandler’s credentials and its transactional experience, it desired to approve the engagement of Piper Sandler in connection with the potential transaction. Piper Sandler began, at the request of Solaris senior management, due diligence investigations relating to the Company’s business, a review of the financial forecast for the Company, and general analyses relating to a proposed transaction.

On June 6, 2024, V&E shared a revised draft of the Contribution Agreement with Skadden, which, among other things, introduced a cash escrow to be used to satisfy post-closing adjustments, provided for the Closing Equity Consideration to be comprised of Solaris LLC Units and shares of Class B Common Stock, expanded the representations and warranties regarding the Company, reinserted post-closing restrictive covenants and increased the indemnification obligations of each of Solaris and Solaris LLC and the Contributor Parties.

On June 9, 2024, Skadden shared a revised draft of the Contribution Agreement with V&E, which, among other things, provided for the issuance of Closing Equity Consideration to persons other than the Contributors, limited certain indemnification obligations of the Contributor Parties, expanded the indemnification obligations of Solaris and Solaris LLC and allowed the Contributor Parties to elect to satisfy their indemnification obligations in cash or by forfeiture of Indemnity Equity.

On June 10, 2024, the parties met at Solaris’s executive offices, with V&E and Skadden representatives present, to negotiate the Contribution Agreement (the “June 10 Meeting”). These discussions covered, among other things, due diligence matters, certain representations and warranties, the scope of and limitations on indemnification obligations, matters relating to the Required Financial Statements, post-Closing restrictive covenants and registration rights for the Closing Equity Consideration received by the Contributors. The Company and Skadden representatives indicated that an initial draft of the Required Financial Statements would likely not be available for approximately two weeks. Solaris indicated that they would be unwilling to sign definitive documentation until such draft Required Financial Statements were available for review. Later that evening, Skadden provided a revised draft of the Contribution Agreement to V&E, reflecting certain discussions from the June 10 Meeting.

On June 11, 2024, the parties received first drafts of the Commitment Letter, Agency Fee Letter, and Fee Letter (together, the “Commitment Papers”) from Paul Hastings LLP (“Paul Hastings”) for the 364-Day Bridge Facility between Banco Santander, S.A., New York Branch (“Santander”) and Solaris. The initial terms of the Commitment Papers contemplated a $250,000,000 commitment to be syndicated with Santander as Administrative Agent (as defined in the Commitment Papers).

On June 13, 2024, V&E sent a revised draft of the Contribution Agreement to Skadden, which incorporated other matters discussed at the June 10 Meeting and included, at the Company’s request, an obligation for Solaris to file a registration statement with respect to the shares of Class A Common Stock issuable upon exchange of the Solaris LLC Units and Class B Common Stock to be issued as Closing Equity Consideration (including the Indemnity Equity).

On June 18, 2024, the Board held a meeting (the “June 18 Board Meeting”), at which Solaris senior management and representatives of V&E were present. Solaris senior management provided updates on the timing of the execution of definitive documentation, the transaction financing efforts (including the negotiation of committed financing documentation in the form of a $300 million 364-day senior secured bridge term loan facility from a group led by Santander), due diligence of the Company, commercial developments at the Company (including the purchase of additional equipment) and a pro forma financial summary of the combined company. Representatives of V&E additionally delivered a presentation relating to the Board’s fiduciary duties with respect to the negotiation of the proposed transaction and certain contractual obligations with respect to the proposed transaction. Representatives of Piper Sandler were also present at the June 18 Board Meeting and provided an overview of their fairness opinion methodologies for the proposed transaction.

On June 24, 2024, Skadden shared a revised draft of the Contribution Agreement with V&E, which included an annex to the Contribution Agreement contemplating the grant by Solaris of certain demand and piggyback rights to the Contributors with respect to the shares of Class A Common Stock issuable upon exchange of the Solaris LLC Units and Class B Common Stock to be issued as Closing Equity Consideration (including the Indemnity Equity). Later that afternoon, representatives of V&E and Skadden held a call where they discussed the status of an initial draft of the Required Financial Statements, the demand and piggyback rights sought and outstanding diligence matters.

On June 26, 2024, V&E, Paul Hastings, and Santander held a joint conference call to resolve all outstanding issues in connection with the Commitment Papers.

On June 27, 2024, the Company provided initial drafts of the Required Financial Statements to Solaris, which were subsequently reviewed by Solaris’s internal accounting team and its accounting advisors.

On June 28, 2024, V&E shared a revised draft of the Contribution Agreement with Skadden, which, among other things, required persons other than the Contributors receiving Closing Equity Consideration to deliver a lock-up agreement providing for a 180-day lock-up period, consistent with the lock-up imposed on the Contributors under the Contribution Agreement, increased the cap on certain indemnification obligations of each of Solaris and Solaris LLC and the Contributor Parties, included restrictions on the transferability of registration rights and addressed certain tax allocation matters.

On July 2, 2024, Skadden shared a revised draft of the Contribution Agreement with V&E, which, among other things, decreased the cap on certain indemnification obligations of each of Solaris and Solaris LLC and the Contributor Parties and expanded the indemnification obligations of Solaris and Solaris LLC.

Later on July 2, 2024, V&E shared a revised draft of the Contribution Agreement with Skadden, which, among other things, limited the indemnification obligations of Solaris and Solaris LLC.

On July 4, 2024, V&E shared a legal due diligence report with Solaris management.

On July 5, 2024, V&E shared an initial draft of a form of lock-up agreement with Skadden.

On July 8, 2024, Skadden shared (i) a revised draft of the Contribution Agreement with V&E, which, among other things, added an interim operating covenant binding on the Contributor Parties and (ii) a revised draft of the form of lock-up agreement.

On July 9, 2024, Paul Hastings shared proposed execution versions of the Commitment Papers for the 364-day bridge facility, with an aggregate maximum principal amount of $300,000,000, consisting of a $250,000,000 initial term loan and a $50,000,000 delayed draw term loan, and syndicated with Santander, TCBI Securities, Inc. doing business as Texas Capital Securities, and Woodforest National Bank.

Additionally on July 9, 2024, the Board held a special meeting to consider the approval of a potential transaction, attended by representatives of Solaris senior management, Piper Sandler and V&E. During the meeting, Piper Sandler reviewed with the Board its financial analysis of the consideration to be paid by Solaris in the definitive form of the Contribution Agreement based on financial forecasts and other estimates prepared by Solaris (using, in the case of the Company, certain information provided by the Company’s management) (as described further in the section entitled “The Contribution—Certain Solaris Unaudited Forecasted Financial Information” of this proxy statement). At the request of the Board, Piper Sandler rendered its oral fairness opinion, subsequently confirmed by delivery of a written opinion dated July 9, 2024, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in the written opinion, the Contribution Consideration was fair, from a financial point of view, to Solaris. Also at this meeting, representatives from V&E again reviewed with members of the Board their fiduciary duties and contractual obligations with respect to the proposed transaction. Representatives from V&E and Solaris management also answered questions from the Board relating to specific terms of the Contribution Agreement, including the interim operating covenants binding on Solaris. Following discussion among the Board members, Solaris senior management and representatives from Piper Sandler and V&E regarding the terms and conditions of the proposed transaction, the strategic rationale for the transaction, including the factors described under “—Reasons for the Contribution; Recommendations of the Board of Directors.” and the risks and the benefits of the transaction, the members of the Board present at such meeting unanimously: (i) approved, adopted and declared advisable the Contribution Agreement and the transactions contemplated thereby, including the Stock Issuance; (ii) authorized to issue the shares of Class B Common Stock and Solaris LLC Units comprising the Closing Equity Consideration at the closing of the Transactions; and (iii) resolved to call a special meeting of Solaris’s stockholders for the purpose of submitting the Stock Issuance, as contemplated by the Contribution Agreement and other matters related to the Contribution, to Solaris’s stockholders for adoption.

Following market close on July 9, 2024, the parties finalized and executed the Contribution Agreement. Later that evening, Solaris issued a press release and investor presentation announcing the Proposed Transaction. The following morning of July 10, 2024, members of Solaris’s and the Company’s management held a conference call with investors relating to the Contribution.

On July 30, 2024, Solaris LLC entered into an agreement whereby it loaned $29,750,000 to the Company to fund certain progress payments owed to an equipment manufacturer for the purchase of power generation equipment pursuant to previously executed purchase orders. The funds that are the subject of the July 30 Loan were paid directly to the manufacturer by Solaris LLC for the benefit of the Company. Assuming closing of the Contribution, the July 30 Loan will be canceled at closing and netted against payments otherwise due for the AFE Payments.

Reasons for the Contribution; Recommendations of the Board of Directors

The Board carefully reviewed and considered the terms and conditions of the Contribution Agreement, and the Board carefully reviewed and considered the terms and conditions of the Contribution Agreement, and the transactions contemplated thereby, including the Stock Issuance. By a unanimous vote, the Board (i) approved, adopted and declared advisable the Contribution Agreement and the transactions contemplated thereby, including the Stock Issuance; (ii) authorized the issuance of the Solaris LLC Units and shares of Class B Common Stock comprising the Closing Equity Consideration at the closing of the Transactions; and (iii) resolved to call a special meeting of Solaris’s stockholders for the purpose of submitting the Contribution Agreement and Stock Issuance, as contemplated by the Contribution Agreement and other matters related to the Contribution, to Solaris’s stockholders for adoption.

The Board unanimously recommends that Solaris stockholders vote “FOR” the Stock Issuance Proposal.

In arriving at its decision to approve the Contribution Agreement and the transactions contemplated thereby, including the Stock Issuance, and to recommend that Solaris stockholders vote their shares of Solaris Common Stock in favor of the approval of the Stock Issuance Proposal, the Board consulted with Solaris’s management team, outside legal counsel and Solaris’s financial advisors, and considered a number of factors. The Board considered these factors as a whole and without assigning relative weights to each such factor, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. The factors considered by the Board include the following factors (not necessarily in order of relative importance) that the Board viewed as being generally positive or favorable in coming to its determination, approval and related recommendation:

•

the belief that the Contribution diversifies Solaris’s business model by introducing a new line of business through the Company’s expertise in distributed power infrastructure solutions, providing entry into new high-growth end-markets;

•	the belief that Solaris will benefit from the increased scale of the combined company enabling it to compete more effectively for capital and for new business;

•	the Contribution is consistent with Solaris’s strategies to enter attractive markets, through acquisition;

•	the belief that the Contribution will further enhance Solaris’s profile in the financial marketplace;

•	the belief that the increased size of the combined company should permit it to compete more effectively in an industry increasingly focused on advanced technologies which are available at scale;

•	the belief that the Contribution will provide various synergies across manufacturing, engineering field service and corporate support functions;

•

the belief that the Contribution will enable Solaris to address the increased demand for distributed power solutions expected in the Permian Basin and place Solaris in a better competitive position than it would occupy as a standalone company;

•	the belief that the Contribution will be accretive on key financial metrics, including free cash flow per share;

•	the belief that following the Contribution and the deployment of the additional power generation assets on order, the combined company is expected to maintain a modest leverage profile;

•	the belief that the Contribution represents a compelling capital redeployment opportunity for Solaris with respect to the funding of the Company’s planned expansion of the mobile turbine fleet;

•

the fact that the Company has already entered into contracts for the purchase of additional mobile turbines to be delivered through the end of the third quarter of 2025 against the backdrop of an increasingly tight supply chain for new power generation assets;

•

the fact that the Company’s management will join Solaris at closing to lead Solaris’s power division post-Closing, adding valuable expertise and in-depth familiarity with the Company’s assets and operations, which will enhance the combined company’s likelihood of executing upon its growth plans;

•

the commitment of bridge financing from a group led by Banco Santander in the form of a $300 million 364-day senior secured bridge term loan facility to fund the Closing Cash Consideration and the Company’s planned capital commitments;

•

the terms of the Contribution Agreement, including the structure of the transaction, the conditions to each party’s obligation to complete the Contribution and the ability of Solaris to terminate the Contribution Agreement under certain circumstances;

•

the fact that the Contribution Agreement provides that the Company will provide the Required Financial Statements within 30 days following the execution of the Contribution Agreement, and the Contribution Agreement provides Solaris and Solaris LLC with the ability to terminate the Contribution Agreement if such Required Financial Statements are not received within 60 days of the execution of the Contribution Agreement;

•	the belief that the restrictions imposed on Solaris’s business and operations during the pendency of the Contribution are reasonable and not unduly burdensome;

•

that the total Closing Equity Consideration was fixed at the time of the execution of the Contribution Agreement and will not fluctuate in the event that the market price of the Class A Common Stock decreases between the date of the Contribution Agreement and the Closing;

•	the likelihood of consummation of the Contribution by the end of the third quarter of 2024 (due to the limited number and customary nature of the closing conditions);

•	that Solaris stockholders will have the opportunity to vote on the Stock Issuance Proposal, which is a condition precedent to the Contribution;

•

the fact that following the Closing, the Company’s founders and management team will collectively own approximately 27% of Solaris Common Stock, creating further alignment between Solaris and its stockholders;

•

the Board’s knowledge of, and discussions with Solaris’s management and its advisors regarding, each of Solaris’s and the Company’s business operations, financial conditions, results of operations and prospects, taking into account Solaris’s due diligence investigation of the Company; and

•

Piper Sandler’s oral opinion rendered to the Board on July 9, 2024 and subsequently confirmed by delivery of its written opinion dated the same date, to the effect that, as of the date thereof and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Piper Sandler as set forth in its opinion, the aggregate Contribution Consideration to be paid by Solaris pursuant to the Contribution Agreement was fair, from a financial point of view, to Solaris. The full text of the written opinion of Piper Sandler to the Board, dated as of July 9, 2024, is attached as Annex B to this proxy statement. For more information, see “—Opinion of Solaris’s Financial Advisor.”

The Board also considered and balanced against the potentially positive factors a number of uncertainties, risks, and factors it deemed generally negative or unfavorable in making its determination, approval, and related recommendation, including the following (not necessarily in order of relative importance):

•

the possibility that the Contribution may not be completed or that completion may be unduly delayed for reasons beyond the control of Solaris or the Company, including the failure to obtain stockholder approval of the Stock Issuance Proposal;

•

that there are significant risks inherent in integrating the operations of the Company into Solaris, including that the expected operational synergies may not be realized, and that successful integration will require the dedication of significant management resources, which may temporarily detract attention from the day-to-day businesses of the combined company;

•

the effect that the length of time from announcement until completion of the Contribution could have on the market price of the Class A Common Stock, Solaris’s operating results and the relationship with Solaris’s employees, stockholders, customers, suppliers, regulators and others who do business with Solaris;

•

that the Contribution Agreement provides that, under certain circumstances, Solaris could be required to pay an amount in cash equal to all reasonable and documented out-of-pocket fees and expenses actually incurred by the Contributor Parties, not to exceed $2,000,000;

•

that financial alternatives to the Santander Facility to fund the Closing Cash Consideration and the Company’s planned capital commitments may not be available on commercially attractive terms to Solaris or at all;

•

that the Contribution might not be completed as a result of a failure to satisfy the conditions contained in the Contribution Agreement, including failure to receive necessary approvals under the HSR Act;

•

that the restrictions on the conduct of Solaris’s business prior to the consummation of the Contribution, although believed to be reasonable and not unduly burdensome, may delay or prevent Solaris from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Solaris pending the consummation of the Contribution;

•	that the Contribution Agreement restricts the Board’s ability to change its recommendation unless certain conditions are not satisfied;

•

the costs to be incurred in connection with the Contribution, including the costs of integrating the businesses of Solaris and the Company and the other transaction costs to be incurred in connection with the Contribution;

•	the dilution existing stockholders of Solaris will encounter as a result of the issuance of Class B Common Stock to the Contributors;

•	the possibility of losing key employees and skilled workers as a result of the expected consolidation of Solaris’s and the Company’s personnel when the Contribution is completed;

•

the fact that the Company is a private company, and as a result, may not have the formally designed internal controls that public companies are required to have or maintain the policies and procedures related to complex accounting matters, making the integration of Solaris and the combined Company more difficult;

•

that as a condition to Closing, the Company is required to provide historical audited financial statements not previously prepared, which presents an increased risk that the Closing may be significantly delayed; and

•	other risks of the type and nature described in the section titled “Risk Factors.”

The Board considered these factors as a whole, as well as others, and, on balance, concluded that the potential benefits to Solaris and Solaris stockholders of the Contribution Agreement and the transactions contemplated thereby, including the Stock Issuance, outweighed the associated risks, uncertainties, restrictions, and potentially negative factors. As a result, the Board recommends that Solaris stockholders approve the Stock Issuance Proposal.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive but is meant to include material factors considered by the Board. The Board collectively reached the conclusion to approve the Stock Issuance and submit the Stock Issuance Proposal to Solaris stockholders considering the various factors described above and other factors that the members of the Board believed were appropriate. Given the variety of factors considered in connection with its evaluation of the Contribution Agreement and the transactions contemplated thereby, including the Stock Issuance, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information available to it, including discussions with Solaris’s management team and outside legal and financial advisors.

It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read considering the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Certain Solaris Unaudited Forecasted Financial Information

Solaris, as a matter of course, does not make public long-term projections as to its future earnings or other results because of, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Solaris is including the following summary of the unaudited prospective financial information derived from Solaris’s management’s projections for Solaris and the Company solely because that information was made available to the Board and Piper Sandler in connection with their evaluations of the proposed transactions. Financial projections for Solaris were prepared by the management of Solaris and certain financial projections for the Company were prepared by the management of Solaris, with certain information provided by the management of the Company and each approved for use by Piper Sandler by the management of Solaris and the Board in connection with its opinion described in “—Opinion of Solaris’s Financial Advisor.” The inclusion of the below information should not be regarded as an indication that any of Solaris, the Company, Piper Sandler or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or appropriate for anyone to rely on it as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the Solaris forecasted financial information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Solaris’s management, including, among others, Solaris’s and the Company’s future results, difficulties in appropriately allocating capital and resources among strategic opportunities, market conditions and commodity prices, capital availability, general economic and regulatory conditions, and other matters described in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Solaris forecasted financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Solaris and the Company can give no assurance that the Solaris forecasted financial information and the underlying estimates and assumptions will be realized. In addition, since the Solaris forecasted financial information is inherently forward looking and covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below.

The Solaris forecasted financial information was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board or American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither BDO USA, P.C. Solaris’s independent registered public accounting firm, nor any other independent accountant, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, they do not express an opinion or any other form of assurance with respect thereto.

Furthermore, the Solaris forecasted financial information does not take into account any circumstances or events occurring after the date it was prepared. Solaris can give no assurance that, had the Solaris forecasted financial information been prepared either as of the date of this proxy statement or as of the date of the special meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, Solaris does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Solaris forecasted financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to reflect changes in general economic or industry conditions.

The Solaris forecasted financial information does not take into account all the possible financial and other effects on Solaris or the Company of the Contribution and Stock Issuance, the effect on Solaris or the Company of any business or strategic decision or action that has been or will be taken as a result of the Contribution Agreement having been executed, the effect of any business or strategic decisions or actions which would likely have been taken if the Contribution Agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the Contribution and Stock Issuance. Further, the Solaris forecasted financial information does not take into account the effect on Solaris or the Company of any possible failure of the Contribution to occur. None of Solaris or its affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any Solaris stockholder or other person regarding Solaris’s or the Company’s ultimate performance compared to the information contained in the Solaris forecasted financial information or that the forecasted results will be achieved. The inclusion of the Solaris forecasted financial information herein should not be deemed an admission or representation by Solaris or its advisors or other representatives or any other person that the forecasts will be achieved, particularly considering the inherent risks and uncertainties associated with such forecasts. The summary of the Solaris forecasted financial information included below is not being included to influence Solaris’s stockholders’ decision whether to vote in favor of the proposals to be considered at the special meeting, but is being provided solely because it was made available to the Board and Solaris’s financial advisors in connection with the Contribution and the Stock Issuance.

In light of the foregoing, and considering that the special meeting will be held several weeks after the Solaris forecasted financial information was prepared, as well as the uncertainties inherent in any forecasted information, Solaris stockholders are cautioned not to place undue reliance on such information, and Solaris urges the Solaris stockholders to review Solaris’s most recent SEC filings for a description of Solaris’s reported financial results. Please see “Where You Can Find More Information.”

Solaris Forecasts for Solaris

The following tables sets forth certain summarized prospective financial information regarding Solaris on a standalone basis for 2024 through 2029, as described below, prepared by Solaris management to the Board and Piper Sandler. In preparing the Solaris projections for Solaris, Solaris’s management team made certain key assumptions relating to, without limitation, (i) E&P capital expenditure levels, (ii) modest continued efficiency gains during hydraulic fracturing operations, (iii) a modest increase in natural gas commodity prices and a resulting improvement in Solaris’s equipment utilization and (iv) other assumptions relating to the economic environment in which Solaris operates.

($ in millions)	2024P	2025P	2026P	2027P	2028P	2029P
Revenue	$321	$360	$380	$398	$403	$407

Cost of Services (excluding Depreciation & Amortization)	(203)	(232)	(246)	(258)	(262)	(265)

Contribution Margin (1)	$118	$128	$135	$140	$141	$142

EBITDA (2)	$88	$98	$103	$107	$106	$106
Adjusted EBITDA (3)	$97	$106	$111	$116	$116	$116
Capital Expenditures (4)	(14)	(15)	(14)	(15)	(15)	(15)

(1)	Contribution Margin is calculated as revenue less the cost of services (excluding depreciation

& amortization).

(2)	EBITDA is calculated as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes.
(3)	Adjusted EBITDA is calculated as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and any extraordinary, unusual or non-recurring gains, losses or expenses.[3]
(4)	Capital Expenditures reflects cash invested in plant, property and equipment.

Solaris Forecasts for the Company

The following tables sets forth certain summarized prospective financial information regarding the Company for the second quarter of 2024 through 2029, as described below, prepared by Solaris management with certain information provided by the Company’s management and provided to the Board and Piper Sandler. In preparing Solaris’s projections for the Company, Solaris’s management team made certain key assumptions relating to, without limitation, (i) existing customer contracts, (ii) planned fleet additions pursuant to existing purchase orders, (iii) pricing and utilization observations for the deployment of turbines and other ancillary equipment, (iv) turbine and other ancillary equipment rental agreements, and (v) other assumptions relating to the economic environment in which the Company operates.

($ in millions)	2024P (1)	2025P	2026P	2027P	2028P	2029P
Total Revenue (2)	$52	$134	$167	$168	$169	$166

Gross Profit (2)	$43	$112	$138	$138	$139	$136

EBITDA (2)(3)	$32	$100	$124	$123	$121	$116

Total Capital Expenditures (2)	($203)	($123)	($6)	($10)	($18)	($90)

End of Year Number of Turbines	25	44	44	44	44	44

End of Year Fleet Size (MW)	164	478	478	478	478	478

(1)	2024P includes certain summarized prospective financial information regarding the Company beginning with the second quarter of 2024.
(2)

Despite the fact that the Company’s historical total revenue decreased slightly from 2022 to 2023 due to shorter contract terms and lower contract values, the forecasted increase in revenue, gross profit and EBITDA for the periods of 2024 through 2029 takes into account recent contractual arrangements, additional turbine deliveries and overall tightness in the power supply market. Therefore, as the Company purchases and takes delivery of new equipment it deploys the additional equipment to customers for incremental revenue. The new turbines under purchase order ($307.6mm) are included in the capital expenditures in 2024 and 2025 with delivery of the last turbine scheduled during Q3 2025.

(3)	EBITDA is calculated as Gross Profit less Selling, general and administrative expenses and Other operating expenses.

Opinion of Solaris’s Financial Advisor

Piper Sandler acted as an independent financial advisor to the Board in connection with the proposed Transaction. At the July 9, 2024 meeting at which the Board considered the Transaction and the Contribution Agreement, Piper Sandler delivered its oral opinion to the Board, which was subsequently confirmed in writing on July 9, 2024, to the effect that, as of such date, and based upon and subject to the various assumptions and limitations set forth therein, the Contribution Consideration to be paid by Solaris was fair to Solaris from a financial point of view.

The full text of Piper Sandler’s opinion, dated July 9, 2024, is attached as Annex B to this proxy statement. The opinion outlines, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Piper Sandler’s opinion was directed to the Board in connection with its consideration of the Transaction and was not intended to be, and does not constitute, a recommendation to any Solaris stockholder as to how such stockholder should act or vote with respect to the Transaction or any other matter. Piper Sandler’s opinion was approved for issuance by the Piper Sandler opinion committee.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Sandler, among other things:

•	reviewed and analyzed the financial terms of a draft of the Contribution Agreement, dated July 2, 2024;

•	reviewed and analyzed certain financial and other data with respect to Solaris, which was publicly available, and the Company that were furnished by Solaris;

•

reviewed and analyzed certain information, including financial forecasts, including the analyses and forecasts of certain future capital expenditures and related revenue effects, relating to the business, earnings, cash flow, assets, liabilities and prospects of each of Solaris and the Company, on a stand-alone basis, that were publicly available, as well as those that were furnished to Piper Sandler by Solaris;

•

conducted discussions with members of senior management and representatives of Solaris concerning the matters described in each of the second and third bullets directly above, as well as their respective businesses and prospects before and after giving effect to the Transaction;

•	reviewed the current and historical reported prices and trading activity, as applicable, of certain other companies deemed by Piper Sandler to be comparable to each of the Company and Solaris;

•	compared the financial performance of Solaris and the Company with that of certain other publicly-traded companies that Piper Sandler deemed relevant;

•	performed relative discounted cash flow analyses with respect to Solaris and the Company; and

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Sandler deemed relevant to the valuation of the Company.

In addition, Piper Sandler conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Sandler deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Sandler in connection with the preparation of its fairness opinion and reviewed with the Board at a meeting held on July 9, 2024.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Sandler. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Sandler or the Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 5, 2024, and is not necessarily indicative of current market conditions.

Financial Analysis

Selected Public Company Analysis—Company

Piper Sandler reviewed and compared certain market data, financial performance and forecasts for the Company to corresponding market data, financial performance and forecasts for two sets of public companies that Piper Sandler deemed relevant based on its professional judgment: (i) diversified industrial equipment rental businesses with a market capitalization of less than $8 billion (“diversified rental companies”) and (ii) energy service and equipment companies with rental-and/or critical infrastructure service-oriented business models and with a market capitalization of less than $4 billion (“energy service and equipment companies”).

Set forth below are the five selected diversified rental companies:

•	Alta Equipment Group Inc.

•	Custom Truck One Source, Inc.

•	H&E Equipment Services, Inc.

•	Herc Holdings Inc.

•	WillScot Mobile Mini Holdings Corp.

Set forth below are the eight selected energy services and equipment companies:

•	Archrock, Inc.

•	Drilling Tools International Corp

•	Enerflex Ltd. (“Enerflex”)

•	Kodiak Gas Services, Inc. (“Kodiak”)

•	Natural Gas Services Group, Inc.

•	Newpark Resources Inc.

•	Select Water Solutions, Inc. (“Select Water”)

•	Solaris Oilfield Infrastructure, Inc. (“Solaris”)

For each selected diversified rental company and energy services and equipment company, Piper Sandler calculated and compared various financial multiples and ratios based on information from publicly available historical data and consensus analyst estimates. Piper Sandler reviewed each company’s current (i) implied equity value, calculated as the aggregate value of each company’s diluted outstanding equity securities, based on such company’s closing common stock price as of July 5, 2024, and (ii) implied enterprise value. Enterprise values were calculated as implied equity values, as described in the immediately preceding sentence, plus debt outstanding, less cash. Piper Sandler determined the total enterprise value per EBITDA (earnings before interest, taxes, depreciation and amortization) projections for each of the years ending December 31, 2024, 2025, and 2026. The analysis indicated the following high, 75th percentile, mean, median, 25th percentile and low total enterprise value per EBITDA values for the selected public companies, equally weighting both diversified rental and energy services and equipment companies:

Enterprise Value To: EBITDA (1)
	2024P	2025P	2026P
Low	4.1x	3.6x	3.7x
25th Percentile	4.4x	4.0x	3.8x
Median	6.2x	5.6x	3.8x
Mean	6.3x	5.8x	4.8x
75th Percentile	7.9x	7.3x	5.2x
High	9.1x	8.3x	7.4x

(1)	Source: Company public filings; Capital IQ for share price data and consensus forward estimates of EBITDA as of July 5, 2024.

Piper Sandler then determined EBITDA multiples based upon the mean value of the peer companies and applied the mean value multiples to the Company’s projected enterprise values at announcement, with respect to the Company’s 2024 growth capital expenditures (“capex”), and 2024 and 2025 growth capex:

	2024P	2025P	2026P
Company At Announcement	6.2x	2.0x	1.6x
Plus: 2024P Growth Capex	12.2x	4.0x	3.2x
Plus: 2024P and 2025P Growth Capex	n/a	5.1x	4.1x

Selected Transaction Analyses

Piper Sandler reviewed the financial terms, to the extent publicly available, of certain business combination transactions deemed relevant by Piper Sandler. The comparable transactions included transactions involving values of less than $5 billion and involving oil and gas or general industrial businesses with rental- and/or critical infrastructure service-oriented business models. Piper Sandler excluded transactions prior to 2021 due to extraneous market conditions.

									Ratio of Transaction Value To:
Announced Year	Acquiror	Target	Transacti on value ($ in millions) (1)		Last Recorded Historical EBITDA ($ in millions)		First Full- Year Projected EBITDA ($ in millions)		Last Recorded Historical EBITDA	First Full- Year Projected EBITDA
2024	United Rentals, Inc. (“United Rentals”)	Yak Access, LLC, Yak Mat, LLC, New South Access & Environmental Solutions, LLC	$1,100	(2)	$171	(3)	$175	(4)	6.4x	6.3x
2023	Kodiak	CSI Compressco LP	854	(5)	129	(6)	138	(7)	6.6x	6.2x
2023	TransAlta Corporation (“TransAlta”)	Heartland Generation Ltd. and Alberta Power (2000) Ltd.	477	(8)	n/a		69	(8) (9)	n/a	6.9x
2023	Element Technical Services Inc.	Essential Energy Services Ltd.	53	(10)	10	(10) (11)	13	(10) (12)	5.2x	4.0x
2023	Patterson-UTI Energy, Inc. (“PTEN”)	Ulterra Drilling Technologies, L.P.	800	(13)	148	(14)	170	(15)	5.4x	4.7x
2022	Manitex International, Inc. (“Manitex”)	Rabern Rentals, LLC	49	(16)	8	(17)	n/a		6.1x	n/a
2022	Enerflex	Exterran Corporation	735	(18)	142	(19)	162	(20)	5.2x	4.5x
2021	I Squared Capital, TDR Capital IV	Aggreko Plc	3,730	(21) (22)	580	(21) (23)	702	(21) (24)	6.4x	5.3x
		Low	$49		$8		$13		5.2x	4.0x
		25th Percentile	371		70		103		5.3x	4.6x
		Median	767		142		162		6.1x	5.3x
		Mean	975		170		204		5.9x	5.4x
		75th Percentile	916		160		173		6.4x	6.2x
		High	3,730		580		702		6.6x	6.9x
		Company At Announcement	$200		$32		$100		6.2x	2.0x
		Plus: 2024P Growth Capex	$397		$32		$100		12.2x	4.0x
		Plus: 2024P and 2025P Growth Capex	$510		n/a		$100		n/a	5.1x

(1)	Source: Company filings, press releases, investor presentations and Capital IQ.
(2)	Transaction value per press release at announcement.
(3)	Based on 2023 adjusted EBITDA per United Rentals press release.
(4)	Based on annualized 2024 expected EBITDA contribution to United Rentals.
(5)	Transaction value per press release at announcement.
(6)	Based on trailing 12 months (“TTM”) September 30, 2023 adjusted EBITDA per company filings.
(7)	Based on 2024P EBITDA consensus estimate as of the day prior to transaction announcement (December 18, 2023).
(8)	Transaction value and EBITDA converted to USD at 0.72509 USD/CAD (November 2, 2023).
(9)	Based on expected average annual synergized EBITDA less stated pre-tax annual synergies of $20 million from TransAlta press release (November 2, 2023).
(10)	Transaction value and EBITDA converted to USD at 0.7393 USD/CAD (September 15, 2023).
(11)	Based on TTM June 30, 2023 EBITDA; EBITDA adjusted to align with GAAP lease accounting.
(12)	Based on 2023P EBITDA consensus estimate as of the day prior to transaction announcement (September 14, 2023).
(13)	Calculated using PTEN share price as of day prior to announcement (July 3, 2023).
(14)	Historical EBITDA reflects unadjusted 2022 EBITDA per PTEN / NexTier Oilfield Solutions LLC S-4.
(15)	Projected EBITDA reflects midpoint of 2023P EBITDA range of $160 - $180 million.
(16)	Transaction value calculated as cash consideration divided by equity ownership of 70% plus debt paid off less cash acquired.
(17)	Based on 2021 EBITDA per Q1 2022 Manitex earnings transcript.
(18)	Transaction value per press release at announcement.
(19)	Based on TTM September 30, 2021 adjusted EBITDA per company filings.
(20)	Based on 2022P EBITDA consensus estimate as of day prior to transaction announcement (January 23, 2022).
(21)	Transaction value and EBITDA converted to USD at 1.38036 USD/GBP (March 5, 2021).
(22)	Transaction value calculated as cash consideration for ordinary share capital on a fully diluted basis plus net debt as of December 31, 2020.
(23)	Based on 2020 EBITDA (excluding exceptional items).
(24)	Based on 2021P EBITDA consensus estimate as of the day prior to transaction announcement (March 4, 2021).

No transaction utilized as a comparison in the precedent transaction analysis is identical to the Transaction. In evaluating the Transaction, Piper Sandler made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, such as determining the high, median and low, is not in itself a meaningful method of using comparable transaction data.

Selected Public Company Analysis—Solaris

Piper Sandler reviewed and compared certain market data, financial performance and forecasts for Solaris to corresponding market data, financial performance and forecasts for public companies with operations specializing in upstream oil and gas completions-oriented equipment and services and with a market capitalization of less than $5 billion deemed relevant based on its professional judgment.

Set forth below are the eleven selected energy services and equipment companies:

•	Atlas Energy Solutions Inc.

•	KLX Energy Services Holdings, Inc.

•	Liberty Energy Inc.

•	Nine Energy Service, Inc.

•	ProFrac Holding Corp.

•	ProPetro Holding Corp.

•	RPC Inc.

•	Select Water

•	Smart Sand, Inc.

•	Source Energy Co.

•	U.S. Silica Holdings, Inc.

For each selected energy services and equipment company, Piper Sandler calculated and compared various financial multiples and ratios based on information from publicly available historical data and consensus analyst estimates. Piper Sandler reviewed each company’s current (i) implied equity value, calculated as the aggregate value of each company’s diluted outstanding equity securities, based on such company’s closing common stock price as of July 5, 2024, and (ii) implied enterprise value. Enterprise values were calculated as implied equity values, as described in the immediately preceding sentence, plus debt outstanding, less cash. Piper Sandler determined the total enterprise value per EBITDA projections for each of the years ending December 31, 2024, 2025, and 2026. The analysis indicated the following high, 75th percentile, mean, median, 25th percentile and low total enterprise value per EBITDA values for each of the years ending December 31, 2024, 2025, and 2026 for the selected public companies:

Enterprise Value To: EBITDA (1)
	2024P	2025P	2026P
Low	2.9x	2.7x	2.6x
25th Percentile	3.2x	3.0x	3.0x
Median	3.8x	3.2x	3.5x
Mean	4.6x	3.8x	3.8x
75th Percentile	5.2x	4.1x	4.5x
High	9.5x	6.9x	5.3x

(1)	Source: Company public filings. Capital IQ for share price data and consensus forward estimates of EBITDA as of July 5, 2024.

Piper Sandler then calculated the following high, 75th percentile, mean, median, 25th percentile and low implied per share price of Solaris’s common stock by multiplying the corresponding selected public companies’ statistic by Solaris’s projected EBITDA for each of the years ending December 31, 2024, 2025, and 2026 less net debt and divided by fully diluted shares outstanding:

	2024P ($)	2025P ($)	2026P ($)
Low	$5.76	$5.71	$5.78
25th Percentile	6.38	6.51	6.87
Median	7.73	6.97	8.03
Mean	9.44	8.40	8.74
75th Percentile	10.77	9.12	10.60
High	20.13	15.68	12.54

Discounted Cash Flow Analysis

Piper Sandler performed a discounted cash flow analysis of each of Solaris and the Company to calculate an estimated enterprise value on a standalone basis based on forecasts from Solaris management for each of Solaris and the Company from September 30, 2024 for each of the years through the year ending December 31, 2029 used, in each case, to calculate unlevered cash flows.

Piper Sandler calculated a terminal value for the Company of $608 million by applying a 0.5% perpetuity growth rate to the terminal year unlevered free cash flow. In arriving at this perpetuity growth rate, Piper Sandler utilized projections provided by Solaris management for the capex needs of the go-forward business calculated as a four-year average of capex (as 5.3x forecasted) from 2026P to 2029P, excluding non-recurring growth capex and accounting for periodic overhaul maintenance capex. Piper Sandler applied a discount rate of 12.4% representing the Company’s estimated weighted average cost of capital to arrive at a midpoint enterprise value at September 30, 2024 of $346 million.

Piper Sandler calculated a terminal value for Solaris of $434 million at a 4.1x exit multiple. Piper Sandler applied a discount rate of 12.3% representing Solaris’s estimated weighted average cost of capital to arrive at a midpoint enterprise value at September 30, 2024 of $553 million. This enterprise value, less Solaris’s net debt, divided by fully diluted shares outstanding, yielded an implied share price of $11.82. Piper Sandler conducted its discounted cash flow analysis for Solaris at varying degrees of sensitivities of forecast variance of unlevered free cash flow, using Solaris’s management-provided forecast as the base case.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Sandler and reviewed with the Board but summarizes the material analyses performed by Piper Sandler in rendering its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Sandler believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Sandler’s opinion. In arriving at its opinion, Piper Sandler considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Sandler made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Sandler’s view of the actual value of Solaris common stock or membership interests of the Company.

No company or transaction used in any analysis for purposes of comparison is identical to Solaris or the Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Solaris and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies involved. Piper Sandler’s opinion was provided solely to the Board of Directors of Solaris in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholder of Solaris as to how such stockholder should act or vote with respect to the Transaction or any other matter. Piper Sandler’s opinion was one of many factors taken into consideration by the Board in making the determination to approve the Contribution Agreement. While Piper Sandler provided advice to the Board during Solaris’s negotiations with the Company, Piper Sandler did not recommend any specific amount or type of Contribution Consideration.

In performing its analyses, Piper Sandler made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Sandler are based upon financial projections of future results furnished to Piper Sandler by the management of Solaris with respect to Solaris and the Company which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These financial projections are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Future results may be materially different from projected financial results.

Piper Sandler relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Sandler or discussed with or reviewed by Piper Sandler. Piper Sandler further relied upon the assurances of the management of Solaris that the financial information provided to Piper Sandler by the management of Solaris was prepared on a reasonable basis in accordance with industry practice, and that the management of Solaris was not aware of any information or facts that would make any information provided to Piper Sandler incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Sandler assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Sandler, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Solaris as to the expected future results of operations and financial condition of Solaris and the Company, respectively. Piper Sandler expresses no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Sandler did not consider the United States federal income tax treatment of the Transaction and express no opinion as to the impact of any such treatment. Piper Sandler has relied, with the consent of Solaris, on advice of the outside counsel and the independent accountants to Solaris, and on the assumptions of the management of Solaris as to all accounting, legal, tax and financial reporting matters with respect to Solaris, the Company and the Contribution Agreement.

In arriving at its opinion, Piper Sandler assumed that the executed Contribution Agreement would be in all material respects identical to the last draft reviewed by Piper Sandler. Piper Sandler relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Contribution Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform, all of the covenants and agreements required to be performed by such party, (iii) the Transaction will be consummated pursuant to the terms of the Contribution Agreement without amendments thereto, (iv) all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereunder and (v) that the purchase price adjustments to be made at the Closing of the Transaction will not result in any adjustment to the Contribution Consideration that is, in each case, material to Piper Sandler’s analysis. Additionally, Piper Sandler assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that would not adversely affect Solaris, the Company or the contemplated benefits of the Transaction.

In arriving at its opinion, Piper Sandler did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Solaris or the Company, and was not furnished or provided with any such appraisals or valuations, nor did Piper Sandler evaluate the solvency of Solaris or the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Sandler in connection with its opinion were going concern analyses. Piper Sandler expressed no opinion regarding the liquidation value of Solaris, the Company or any other entity. Without limiting the generality of the foregoing, Piper Sandler undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Solaris, the Company or any of their respective affiliates is a party or may be subject, and at Solaris’s direction and with its consent, Piper Sandler’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Sandler also assumed that neither Solaris nor the Company is party to any material pending transaction, including without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.

Piper Sandler’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Sandler did not express any opinion as to the price at which shares of Solaris common stock may trade following announcement of the Transaction or at any future time. Piper Sandler did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Sandler’s opinion addressed solely the fairness, from a financial point of view to Solaris of the proposed Contribution Consideration set forth in the Contribution Agreement and did not address any other terms or agreement relating to the Transaction or any other terms of the Contribution Agreement. Piper Sandler was not requested to opine as to, and its opinion does not address, (i) the basic business decision to proceed with or effect the Transaction, (ii) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Solaris, (iii) any other terms contemplated by the Contribution Agreement or the fairness of the Transaction to, or any consideration received in connection therewith by, any creditor or other constituency of Solaris; or (iv) the solvency or financial viability of Solaris or the Company at the date of Piper Sandler’s opinion, upon consummation of the Transaction, or at any future time. Furthermore, Piper Sandler expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Transaction, or any class of such persons, relative to the Contribution Consideration to be paid by Solaris in the Transaction or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Transaction.

Information about Piper Sandler

As a part of its investment banking business, Piper Sandler is regularly engaged in the valuation of businesses in the energy services and equipment sector and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Board selected Piper Sandler to be its financial advisor and render its fairness opinion in connection with the Transaction because Piper Sandler is a nationally recognized investment banking firm with substantial experience in transactions similar to the Transaction and is familiar with Solaris, the Company, and their respective businesses.

Piper Sandler acted as a financial advisor to Solaris in connection with the Transaction and will receive a fee of $1,500,000 from Solaris for providing its services, a significant portion of which is contingent upon the consummation of the Transaction, except for (i) $100,000 of such fee which has been earned by Piper Sandler upon execution of its engagement letter with Solaris (the “retainer fee”), and (ii) $1,000,000 of such fee which has been earned by Piper Sandler for rendering its fairness opinion (the “opinion fee”), each of which are creditable against the total fee. The retainer fee and opinion fee were not contingent upon the consummation of the Transaction, or the conclusions reached in Piper Sandler’s opinion. Solaris has also agreed to indemnify Piper Sandler against certain liabilities and reimburse Piper Sandler for certain expenses in connection with its services. Piper Sandler has, in the past, provided financial advisory and financing services to a significant (but non-affiliate) shareholder of Solaris and may continue to do so, and Piper Sandler has received, and may receive, fees for the rendering of such services. Piper Sandler maintains an ongoing dialogue with Solaris and such significant shareholder and Piper Sandler are currently engaged with such significant shareholder on multiple separate financial advisory assignments.

In addition, in the ordinary course of its business, Piper Sandler and its affiliates may actively trade securities of Solaris for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Sandler may also, in the future, provide investment banking and financial advisory services to Solaris, the Company or entities that are affiliated with Solaris or the Company, for which Piper Sandler would expect to receive compensation.

Certain Effects of the Contribution

The Contribution will have the effects set forth in the Contribution Agreement. At the Closing, all the property, rights, privileges, powers and franchises of the Company will become the indirect debts, liabilities, obligations, restrictions, disabilities and duties of Solaris LLC.

Expected Timing of the Contribution

Solaris currently anticipates that the Contribution will be completed by the end of the third quarter of 2024, but cannot be certain when or if the conditions to the Contribution will be satisfied or, to the extent permitted, waived. The Contribution cannot be completed until the conditions set forth in the Contribution Agreement are satisfied (or, to the extent permitted, waived).

Board of Directors Following the Contribution

There will be no changes to the Board as a result of the consummation of the Contribution.

Consequences if the Contribution is Not Completed

If approval of the Stock Issuance Proposal by Solaris stockholders (the “Solaris Stockholder Approval”) is not received, or if the Contribution is not completed for any other reason, then the Contribution Agreement may be terminated. In the event of a termination, the Contribution Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•

no termination will relieve any party from liability for a material breach that is the consequence of an act or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) with the knowledge that such act or omission would cause a material breach of an agreement or covenant (a “Willful and Material Breach”) or fraud;

•	no termination will affect the obligations of the parties contained in the confidentiality agreement between them; and

•

certain other provisions of the Contribution Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fee or expense reimbursement described in the summary under the heading “The Contribution Agreement—Effect of Termination” below, will survive such termination.

Regulatory Approvals

Solaris and the Company are not currently aware of any other material governmental approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations that are required prior to the parties’ completion of the Contribution other than those described below. If additional approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations are required to complete the transaction, Solaris and the Company intend to seek such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations.

Solaris and the Company expect to complete the Contribution by the end of the third quarter of 2024. Although Solaris and the Company believe that they will receive the required approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations to complete the transaction, neither can give any assurance as to the timing of these approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations as to Solaris’s and the Company’s ultimate ability to obtain such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations (or any additional approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations which may otherwise become necessary) or that such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations will be obtained on terms and subject to conditions satisfactory to Solaris and the Company. The receipt of the regulatory approvals (as described herein) is a condition to the obligation of each party to complete the Contribution.

The Contribution is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until notification and report forms have been furnished to the DOJ and the FTC and until certain waiting periods have been terminated or have expired. The HSR Act requires Solaris and The Company to observe a 30-calendar-day waiting period after the submission of their respective HSR notification and report forms before consummating their transactions. The waiting period may be shortened if the reviewing agency grants “early termination” of the waiting period (although the practice of granting early termination has been temporarily suspended by the FTC and DOJ), or lengthened if the acquiring person (here Solaris) voluntarily withdraws and refiles to allow a second 30-calendar-day waiting period, or if the reviewing agency issues a request for additional information or documentary material (the “Second Request”) prior to the expiration of the initial waiting period. If a Second Request is issued, the parties must observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the Second Request. It is also possible that Solaris and The Company could enter into a timing agreement with the FTC or DOJ that could affect the timing of the consummation of the Contribution.

Solaris and the Company each filed the required notification and report forms under the HSR Act on July 23, 2024.

For a further description of Solaris’s and the Contributors’ respective obligations under the Contribution Agreement with respect to regulatory approvals, see the section entitled “—Regulatory Approvals.”

Stock Exchange Listing

Solaris has agreed to use its reasonable best efforts to cause the shares of Class A Common Stock underlying the shares of Class B Common Stock to be issued as Common Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

THE CONTRIBUTION AGREEMENT

The following summary describes certain material provisions of the Contribution Agreement. This summary is not complete and is qualified in its entirety by the Contribution Agreement which is attached to this proxy statement as Annex A and which constitutes a part of this proxy statement. We encourage you to read carefully the Contribution Agreement in its entirety because this summary may not contain all of the information about the Contribution Agreement that is important to you. The rights and obligations of the parties to the Contribution Agreement are governed by the express terms of the Contribution Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Contribution Agreement were made only for purposes of the Contribution Agreement as of specific dates, were solely for the benefit of the parties to the Contribution Agreement (except as otherwise specified therein) and may be subject to important qualifications, limitations and supplemental information agreed to by the parties in connection with negotiating the terms of the Contribution Agreement. In addition, the representations and warranties may have been included in the Contribution Agreement for the purpose of allocating contractual risk between the parties rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Contribution Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto, or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Contribution Agreement. In addition, you should not rely on the covenants and agreements in the Contribution Agreement as actual limitations on the respective businesses of the parties because the parties to the Contribution Agreement may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Contribution Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Contribution Agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the parties, or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Contribution Agreement should not be read alone, and you should read the information provided elsewhere in this document and in the filings that Solaris has made or will make with the SEC. See the section entitled “Where You Can Find More Information.” Capitalized terms used but not defined in this section shall have the respective meanings given to them in the Contribution Agreement.

The Contribution

Subject to the terms and conditions set forth in the Contribution Agreement, the Contributors have agreed to contribute, assign and transfer to Solaris LLC (or a subsidiary of Solaris LLC), free and clear of all liens (other than Permitted Securities Liens), all of the Company Interests in exchange for the Closing Cash Consideration and the Closing Equity Consideration (including the Indemnity Equity).

Closing

The closing of the transactions will take place virtually at 10:00 a.m., Central Time, three (3) business days following the satisfaction or (to the extent permitted by applicable law) waiver in accordance with the Contribution Agreement of all of the of the closing conditions described below under “—Conditions to the Contribution” (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the Contribution Agreement on the Closing Date) at the offices of Vinson & Elkins L.L.P. in Houston, Texas, or such other place as Solaris LLC and the Contributors, John Tuma and John A. Johnson together with John Tuma (the “Contributor Owners,” and the Contributor Owners together with the Contributors, collectively, the “Contributor Parties” and each, individually, a “Contributor Party”) may agree in writing.

Directors and Officers

Resignation of Directors, Officers and Managers

Prior to the Closing Date, the Contributor Parties, as applicable, will deliver to the Solaris LLC written resignations of each officer, director and manager of the Company.

Contribution Consideration

If the Transaction is completed, pursuant to and subject to the terms and conditions of the Contribution Agreement, the Company Interests will be contributed for (i) $60,000,000 in cash, subject to adjustment as described below (the “Closing Cash Consideration”), and (ii) 16,464,778 Solaris LLC Units and an equal number of shares of Class B Common Stock (together, the “Closing Equity Consideration”), a portion of which will be subject to a restrictive legend and subject to forfeiture to satisfy indemnity obligations (the “Indemnity Equity”). The Indemnity Equity will be comprised of a number of Solaris LLC Units equal to 10% of the total consideration, calculated using the Closing Price, and an equal number of shares of Class B Common Stock.

The Closing Cash Consideration

The Closing Cash Consideration to be paid in connection with the Transaction is subject to certain adjustments. The Closing Cash Consideration means (a) $60,000,000, minus (b) the amount of Closing Indebtedness, plus (c) the amount of Closing Cash, minus (d) the Working Capital Deficit (if any), plus (e) Working Capital Excess (if any), minus (f) all Transaction Expenses, plus (g) the AFE Amount minus (h) the Escrow Amount.

At least five (5) business days prior to the Closing Date, the Contributor Parties will prepare and deliver, or will cause to be prepared and delivered, to Solaris LLC an estimated closing statement setting forth the Contributor Parties’ good faith estimate of prongs (b) through (g) above and the Closing Cash Consideration resulting therefrom. Within ninety (90) calendar days following the Closing, Solaris LLC will prepare and deliver to the Contributor Parties the closing statement. Each of the estimated closing statement and the Closing are subject to certain review and agreement rights of both Solaris LLC and the Contributor Parties. Further, the closing statement is subject to the review of, and determination by, an independent, third-party accountant in the event Solaris LLC and the Contributor Parties cannot reach an agreement to its value.

If the final Cash Consideration exceeds the Closing Cash Consideration then Solaris LLC will pay to each Contributor such Contributor’s portion of the final acquiror Closing Cash Consideration payment and (ii) Solaris LLC and the Contributor Parties will instruct the escrow agent to release to each Contributor such Contributor’s portion of the escrow amount from the escrow account to the Contributor Parties. If the Closing Cash Consideration exceeds the final Cash Consideration and the final Contributors Closing Cash Consideration payment is (i) less than the escrow amount, then Solaris LLC and the Contributor Parties will instruct the escrow agent to release such amount from the escrow account to Solaris LLC and the remainder of the escrow amount to the Contributor Parties for the benefit of the Contributor Parties or (ii) is equal to or exceeds the escrow amount (such excess, the “Final Contributors Closing Cash Consideration Payment Excess”), then Solaris LLC and the Contributor Parties will instruct the escrow agent to release all of the escrow amount from the escrow account to Solaris LLC and each Contributor Owner will cause such Contributor Owner’s Contributor to promptly wire transfer to Solaris LLC an amount equal to such Contributor’s pro rata portion of the Final Contributors Closing Cash Consideration Payment Excess.

For the purposes of the above calculations:

“Closing Indebtedness” means the outstanding Indebtedness (as defined in the Contribution Agreement) of the Company as of the Closing (but excluding, for the avoidance of doubt, any Indebtedness incurred by Solaris in connection with the transactions).

“Closing Cash” means the Cash of the Company as of the Closing.

“Working Capital” means, as of 12:01 a.m. Houston, Texas time on the Closing Date, Current Assets minus Current Liabilities, determined in a manner consistent with the Working Capital Calculation. For the avoidance of doubt, Working Capital will exclude Aged Receivables, Cash, Indebtedness, Transaction Expenses, deferred Tax assets and deferred Tax liabilities.

“Working Capital Deficit” means the amount, if any, by which the Working Capital is less than the Target Working Capital.

“Working Capital Excess” means the amount, if any, by which the Working Capital exceeds the Target Working Capital.

“Transaction Expenses” means (a) all amounts owing (whether or not then due and payable) by or on behalf of the Company as out-of-pocket advisory, broker, accounting, legal, investment banking and other professional fees incurred with respect to periods up to and including the Closing in connection with the transactions; and (b) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of the Company arising from, incurred in connection with or related to the transactions with respect to the period up to and including the Closing.

“AFE Amount” means the aggregate amount of all capital expenditures paid by the Company with respect to (a) the purchase of the twenty one (21) Solar SMT 130 turbines under certain purchase orders identified on the Company Disclosure Schedule, (b) the purchase of the two (2) Solar SMT 60 turbines under certain purchase orders identified on the Company Disclosure Schedule and (c) certain ancillary equipment identified on the Company Disclosure Schedule.

“Escrow Amount” means $5,000,000.00.

Conditions to the Contribution

Conditions to the Obligations of the Parties to Complete the Transaction

The obligations of the Contributor Parties and Solaris to consummate the Closing are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

•	all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed under the HSR Act having been obtained or made;

•

no order, decree or injunction of any governmental body will be in effect, and no law having been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions and no proceeding by any governmental body with respect to the transactions will be pending that seeks to restrain, enjoin, prohibit or delay the transactions;

•	the Solaris Stockholder Approval having been received at the meeting of Solaris stockholders for the purpose of obtaining the Solaris Stockholder Approval; and

•

the shares of Class A Common Stock issuable upon exchange of the Solaris LLC Units and shares of Class B Common Stock to be issued as Closing Equity Consideration (including the Indemnity Equity) having been approved for listing on the NYSE, subject to official notice of issuance.

Conditions to the Obligations of Solaris and Solaris LLC

In addition, the obligations of Solaris and Solaris LLC to consummate the Closing are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

•

the representations and warranties of the Contributor Parties in the Contribution Agreement must be true and correct as of signing and as of the Closing Date as if remade on the Closing Date (except, in each case, for representations and warranties made as of a specific date, which will be true and correct in all material respects as of such specific date), with only such failures to be so true and correct that, taken as a whole, would not result in a Company Material Adverse Effect (as defined below); provided, however, that certain fundamental representations and warranties of Contributor Parties (e.g., representations concerning existence and qualification, organizational power, authorization and enforceability, conflicts regarding its organizational documents, contracts, or applicable law, ownership of equity interests, third-party consents and approvals; capitalization, absence of subsidiaries and brokers) will be true and correct in all respects as of the applicable dates referred to therein;

•	the Contributor Parties having performed and complied in all material respects with all covenants and agreements required by the Contribution Agreement, as applicable, on or prior to the Closing Date;

•	no events, circumstances, effects or changes have arisen or occurred since the Execution Date that would result in a Company Material Adverse Effect;

•

Solaris and Solaris LLC having received certificates, dated as of the Closing Date, signed by an authorized officer of each Contributor certifying that certain conditions set forth in the Contribution Agreement have been satisfied; and

•

the Contributor Parties having delivered to Solaris LLC the Required Financial Statements and, to the extent not included in the definition of Required Financial Statements, corresponding unaudited interim financial statements of the Company as of and for any quarterly interim period(s) ended more than 45 days prior to the Closing, with such unaudited interim financial statements to be prepared in all material respects in accordance with the preparation of the unaudited interim financial information contemplated by the Required Financial Statements.

The Contributor Parties will have delivered all of the required closing deliveries.

Conditions to the Obligations of the Contributor Parties

In addition, the obligations of the Contributor Parties to consummate the Closing are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

•

the representations and warranties of Solaris and Solaris LLC in the Contribution Agreement, will be true and correct as of signing and as of the Closing Date as if remade on the Closing Date (except, in each case, for representations and warranties made as of a specific date, which will be true and correct in all material respects as of such specific date), with only such failures to be so true and correct that, taken as a whole, would not result in an Acquiror Parent Material Adverse Effect (as defined below); provided, however, that certain fundamental representations and warranties of Solaris (e.g., representations concerning existence and qualification, organizational power, authorization and enforceability, conflicts regarding its organizational documents, capitalization and brokers) will be true and correct in all respects as of the applicable dates referred to therein;

•	Solaris and Solaris LLC having performed and complied in all material respects with all covenants and agreements required by the Contribution Agreement on or prior to the Closing Date;

•	no events, circumstances, effects or changes have arisen or occurred since the Execution Date that would result in an Acquiror Parent Material Adverse Effect;

•

the Contributor Parties having received certificates, dated as of the Closing Date, signed by an authorized officer of each of Solaris and Solaris LLC certifying that certain conditions set forth in the Contribution Agreement have been satisfied; and

•	Solaris and Solaris LLC will have delivered all of the required closing deliveries.

Termination of the Contribution Agreement

The Contribution Agreement may be terminated at any time prior to the Closing:

•	by mutual written consent of the parties;

•

by any party if any governmental body of competent jurisdiction having issued a final and non-appealable order, decree or judgment prohibiting the consummation of the transactions; provided, however, that the right to terminate the Contribution Agreement will not be available to any party whose breach of any of its representations, warranties, covenants or other obligations under the Contribution Agreement results in or causes such order, decree or judgment;

•

by any party in the event that the Closing has not occurred on or prior to the date that is 150 days after the Execution Date (the “Outside Date”); provided, however, that the Contribution Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a closing condition to be satisfied on or prior to the Outside Date;

•	by either Solaris or Solaris LLC if the Contributor Parties having failed to deliver the Required Financial Statements to Solaris LLC within 60 days following the Execution Date;

•	by any party if the Solaris Stockholder Approval is not received at the special meeting;

•	by any Contributor Party if Solaris or the Board having made a change in recommendation (as discussed below);

•

by any Contributor Party if there having been a breach or inaccuracy of the representations and warranties of Solaris and Solaris LLC or Solaris’s or Solaris LLC’s failure to perform its covenants and agreements in the Contribution Agreement result in the failure of the closing conditions, unless such failure is reasonably capable of being cured by the Outside Date, in which case, so long as Solaris and Solaris LLC are using commercially reasonable efforts to cure such failure; provided, however, the Contributor Parties may not terminate the Contribution Agreement if (i) any of the Contributor Parties’ representations and warranties in the Contribution Agreement having become and continue to be untrue in a manner that would cause the condition with respect to the representations and warranties of the Contributor Parties being true and correct (as described above) not to be satisfied or (ii) there has been, and continues to be, a failure by any Contributor Party to perform its covenants and agreements that would cause the condition with respect to the covenants of the Contributor Parties having been performed (as described above) not to be satisfied; or

•

by either Solaris or Solaris LLC if there has been a breach or inaccuracy of the Contributor Parties’ representations and warranties or a failure to perform their covenants and agreements in the Contribution Agreement result in the failure of the closing conditions, unless such failure is reasonably capable of being cured by the Outside Date, in which case, so long as the Contributor Parties are using commercially reasonable efforts to cure such failure; provided, however, Solaris and Solaris LLC may not terminate the Contribution Agreement if (i) any of Solaris’s or Solaris LLC’s representations and warranties having become and continue to be untrue in a manner that would cause the condition with respect to the representations and warranties of the Solaris or Solaris LLC being true and correct (as described above) not to be satisfied or (ii) there has been, and continues to be, a failure by Solaris or Solaris LLC to perform its covenants and agreements in such a manner as would cause the condition with respect to the covenants of Solaris or Solaris LLC having been performed (as described above) not to be satisfied.

Effect of Termination

In the event of the termination of the Contribution Agreement, all rights and obligations of the parties under the Contribution Agreement will terminate, except for certain provisions of the Contribution Agreement related to expenses, effect of termination and general provisions related to waivers, notices, third party beneficiaries, dispute resolution and specific performance; provided, however, that in the event the Contribution Agreement is terminated pursuant to the Outside Date, failure to provide Required Financial Statements or breach of the Contribution Agreement by either Party, nothing therein will relieve any Party from any liability for any willful breach of the Contribution Agreement by such party or for fraud by such Party and all rights and remedies of a non-breaching party under the Contribution Agreement in the case of any such willful breach or fraud will be preserved; provided, further, that if the Contributor Parties terminate the Contribution Agreement pursuant to the failure to obtain the Solaris Stockholder Approval or there is a change in recommendation by the Board, then Solaris will pay all reasonable and documented out-of-pocket fees and expenses actually incurred by Contributor Parties in connection with the Contribution Agreement and the transactions, not to exceed $2,000,000.

Covenants and Agreements

Conduct of the Business of the Company

The Contributor Parties have agreed to certain covenants in the Contribution Agreement restricting the conduct of the Company’s business between the Execution Date through the Closing.

The Contributor Parties agreed that, except (i) for certain scheduled exceptions (ii) as required by applicable law or (iii) as otherwise approved with the prior written consent of Solaris LLC (which consent will not be unreasonably withheld, conditioned or delayed), the Contributor Parties will cause the Company to conduct the Company Business in the ordinary course of business and in compliance in all material respects with all applicable laws, including by using commercially reasonable efforts to: (A) preserve intact the business organization of the Company; (B) maintain existing relations with key suppliers, customers, employees and other persons having business relationships with the Company; (C) maintain material insurance policies of the Company or obtain reasonable substitutes; (D) maintain all scheduled permits; and I perform routine maintenance on the material tangible personal property in the ordinary course of business.

The Contributor Parties have agreed that, except (i) for certain scheduled exceptions or (ii) as otherwise consented to in writing by Solaris LLC it will cause the Company not to:

•

declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its equity interests, except for certain permitted transactions, (b) split, combine or reclassify any of its equity interests, or issue any other securities in respect of, in lieu of, or in substitution for shares of its equity interests, except for transactions by a wholly owned subsidiary of the Company, or (c) purchase, redeem or otherwise acquire any Company Interests or any equity interests of the Company or any securities convertible into or exchangeable for such securities or any options, warrants, calls, or rights to acquire any such equity interests;

•

offer, issue, deliver, grant, sell, pledge or otherwise encumber any equity interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such equity interests, or securities or any stock appreciation rights, phantom stock awards, or any other similar rights that are linked in any way to the Company Interests or the equity interests of the Company;

•

acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity interest in, or by any other manner, all or a substantial portion of any business or any entity or division thereof of any person;

•

acquire any equity interest in any person or any assets or a license therefor, other than acquisitions of assets that are used or held for use in the ordinary course of business or in order to maintain the Company’s material tangible personal property in good working order; or pursuant to existing contracts as of the Execution Date that have been made available to Solaris LLC prior to the Execution Date;

•	amend the organizational documents of the Company;

•	make or commit to make any capital expenditure or series of related capital expenditures in the aggregate in excess of $3,000,000 (which amount will exclude certain scheduled capital expenditures);

•	sell or otherwise dispose of any of the Company’s assets, other than the sales and dispositions of inventory and products in the ordinary course of business;

•	take certain actions related to taxes;

•	make any change to the Company’s financial or accounting methods, policies, principles, elections or procedures, except as required by applicable law or changes in GAAP;

•	accelerate or offer any discounts with respect to the collection of its accounts receivable or delay the payment of its accounts payable or capital expenditures;

•	take certain actions related to its material contracts, including entering into new material contracts;

•	take certain actions related the hiring of employees or independent contractors;

•

(a) incur any Indebtedness or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or (b) mortgage, pledge or subject to any lien any of the Company, other than liens for taxes not yet due and payable or that are being contested in good faith, or incur any liability as a guarantor or otherwise in respect of any Indebtedness;

•

make any (a) loans, advances or extension of credit other than to customers or suppliers, travel and similar advances to employees, in each case in the ordinary course of business or (b) capital contributions to, or investments in, any other person, in each case other than the Company or any direct or indirect wholly owned subsidiary of the Company;

•	initiate, settle or compromise any claim, liability or proceeding other than claims involving less than $5,000,000 in the aggregate;

•

adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than in connection with the transactions;

•	enter into any affiliate transaction;

•	terminate or amend the coverage of any policies of insurance covering the Company’s assets or the Company Business, except where such terminated coverage is replaced by comparable coverage; or

•	authorize, agree or commit to take any of the actions described above.

Conduct of the Business of Solaris

Solaris has agreed to certain covenants in the Contribution Agreement restricting the conduct of its business between the date of the Contribution Agreement and the Closing Date.

Solaris has agreed that, except (i) for certain scheduled exceptions (ii) as required by applicable law or (iii) as otherwise approved with the prior written consent of Contributor Parties (which consent will not be unreasonably withheld, conditioned or delayed), Solaris will cause its subsidiaries to conduct their businesses in the ordinary course of business, including by using commercially reasonable efforts to (A) preserve substantially intact their current business organizations; (B) maintain their existing relations with key suppliers, customers, employees and other persons having business relationships with Solaris and its subsidiaries; and (C) file all forms, reports, registration statements and other documents required to be filed by it with the SEC.

Unless otherwise approved with the written consent of the Contributor Parties (which consent or approval will not be unreasonably withheld, conditioned or delayed), from the Execution Date through the Closing, Solaris will not permit any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, share combination, or any other similar event with respect to the Class A Common Stock, Class B Common Stock, Solaris Preferred Stock and Solaris LLC Units, except to the extent (i) the shares of Class B Common Stock or Solaris LLC Units to be issued as the Closing Equity Consideration (including the Indemnity Equity) have been equitably adjusted to proportionally reflect such change and (ii) such change would not otherwise have a disproportionate and material adverse effect on any holder of Class A Common Stock, Class B Common Stock, Solaris Preferred Stock and Solaris LLC Units (in each case, in such holder’s capacity as such).

Unless otherwise approved with the written consent of the Contributor Parties (which consent or approval will not be unreasonably withheld, conditioned or delayed), from the Execution Date through the Closing, Solaris will not amend the organizational documents or governing documents of Solaris or any subsidiary of Solaris, in each case, in a manner that would adversely affect the holders of shares of Class A Common Stock, Class B Common Stock, Solaris Preferred Stock or Solaris LLC Units (in each case, in such holder’s capacity as such).

Solaris Special Meeting

Solaris has agreed to convene a special meeting of the Solaris stockholders for the purpose of obtaining the Solaris Stockholder Approval. Subject to the terms hereof, such special meeting will in any event be no later than 45 calendar days after Solaris mails this proxy statement to its stockholders. Solaris may postpone or adjourn the special meeting (i) (A) due to the absence of a quorum or (B) if Solaris has not received proxies representing a sufficient number of shares of Solaris Common Stock for the Solaris Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Solaris stockholders prior to the special meeting.

Unless the Board has made an adverse recommendation change as described under the section entitled “—Change in Recommendation,” the Board has agreed to recommend that Solaris stockholders approve the issuance of the Class B Common Stock as contemplated by the Contribution Agreement (the “Solaris Board Recommendation”).

Change in Recommendation

Subject to certain exceptions described below, the Board has agreed to recommend that Solaris stockholders vote “FOR” the Solaris Board Recommendation. Notwithstanding the foregoing, if the Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a change in recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the Solaris Stockholders under applicable law, then the Board may effect a change in recommendation. Nothing herein will restrict the making of any disclosure to the Solaris stockholders (including factually accurate disclosure regarding the business, financial condition or results of operations of Solaris and its subsidiaries) if Solaris, after consultation with its outside legal counsel, has determined in good faith that such communication is required by applicable law.

NYSE Listing

Solaris has agreed to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable laws and rules and policies of NYSE and the SEC to enable and effect the listing (subject to official notice of issuance) of the shares of Class A Common Stock issuable upon exchange of the Solaris LLC Units and shares of Class B Common Stock to be issued as Closing Equity Consideration (including the Indemnity Equity) on the NYSE (including filing any Supplemental Listing Application or other such form as may be required by NYSE).

Registration Rights

Solaris has agreed to grant the Contributors certain demand, “piggy-back” and shelf registration rights with respect to the shares of Class A Common Stock issuable upon exchange of the Solaris LLC Units and shares of Class B Common Stock to be issued as Closing Equity Consideration (including the Indemnity Equity). Solaris has also agreed to pay certain expenses of the parties incurred in connection with the exercise of these rights and to indemnify them for certain securities law matters in connection with any registration statement filed with the SEC pursuant thereto.

Confidentiality

Each Contributor Party has agreed that such Contributor Party and its affiliates and representatives will not, subject to certain exceptions, disclose or use any confidential or proprietary information of, involving or relating to the Company, the Company’s assets or the Company Business, without the prior written consent of Solaris LLC.

Non-Competition

Each Contributor Party has agreed that, during the three (3) years beginning on the Closing Date (the “Restricted Period”), such Contributor Party will not, and that such Contributor Party and its affiliates will not,

•	manage, engage in, operate, control, work for, consult with, render services for, maintain any ownership interest in; or

•

participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that engages in any business that is the same as, similar to or otherwise competitive with the Company Business in a restricted area.

Non-Solicitation

Each Contributor Party has agreed that, during the Restricted Period, other than in the performance of such person’s duties as an employee or agent of, or otherwise on behalf of, the Company, Solaris LLC or any of their respective affiliates, such Contributor Party will not, and such Contributor Party will cause such Contributor Party’s affiliates and representatives to not, directly or indirectly:

•

within a restricted area, canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Solaris, Solaris LLC or the Company or any of their respective affiliates any person who or which is, or has been, a customer or supplier of the Company;

•

canvass, solicit, approach or entice or cause or attempt to be canvassed, solicited, approached or enticed by any person who or which as of the Closing is, or has been, a client, customer, vendor, supplier or licensor of the Company to decline to enter into a relationship with, or terminate, cease, or lessen such person’s relationship with Solaris, Solaris LLC or the Company or any of their respective affiliates;

•

engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is, or was within the six (6) months prior to the Execution Date, an officer, director, employee or independent contractor of Solaris, Solaris LLC or the Company; or

•

solicit, cause, induce or encourage any officer, director, employee or independent contractor of Solaris, Solaris LLC or the Company to terminate or lessen his or her employment or engagement with Solaris, Solaris LLC or the Company or any of their respective affiliates.

Non-Disparagement

Each Contributor Party has agreed that during the Restricted Period, none of such Contributor Party, such Contributor Party’s affiliates or any of such Contributor Party’s representatives, will make any public statement, or cause any public statement to be made or attributed to such Contributor Party or any of such Contributor Party’s affiliates or representatives, that disparages, calls into disrepute, defames or slanders Solaris, Solaris LLC, the Company or any of their respective subsidiaries or affiliates or any of the foregoing entities’ respective successors, predecessors, representatives, businesses, products or services.

Financing Cooperation of Contributor Parties

From the Execution Date until the Closing or the earlier termination of the Contribution Agreement, each Contributor Party has agreed that it will, and will cause the Company to, at Solaris LLC’s sole cost and expense and at the Solaris LLC’s reasonable request, cooperate in good faith with Solaris and Solaris LLC in connection with the arrangement of any financing by Solaris or Solaris LLC in connection with the transactions, including:

•	providing Solaris and Solaris LLC with the financing information as promptly as reasonably practicable;

•

instructing the Company’s senior officers with appropriate expertise, at reasonable times and upon reasonable notice, to participate in (including by preparing for) a reasonable number of bank meetings, due diligence sessions and similar presentations to and with prospective lenders and rating agencies by conference call;

•

assisting with the preparation of customary materials for rating agency presentations, bank information memoranda and other customary marketing and syndication materials necessary or appropriate in connection with the Financing;

•

furnishing Solaris and Solaris LLC and its financing sources with any reasonably requested financial information available to the Contributor Parties or the Company or which can be prepared by the Contributor Parties or the Company without undue burden;

•	cooperating with the financing sources’ reasonable due diligence investigation and evaluation of the Company’s assets for necessary, appropriate and customary purposes;

•

reasonably facilitating the pledging of collateral and execution and delivery of definitive pledge and security documents and other financing documents or other certificates or documents as may be reasonably requested by Solaris, Solaris LLC or the financing sources to consummate the Financing;

•

cooperating (including by delivering customary management letters of representation) to obtain “comfort” letters and “consents” of the Company’s independent auditors to the extent reasonably requested;

•	assisting with the preparation of definitive financing documentation, agreements, offering memoranda, prospectuses and the schedules and exhibits thereto;

•	delivering drafts of payoff letters to Solaris and Solaris LLC a reasonable period of time prior to Closing; and

•

providing to Solaris, Solaris LLC and the financing sources at least five (5) business days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Solaris and Solaris LLC have agreed to indemnify and hold harmless the Contributor Parties, the Company and each of their respective affiliates and representatives from and against any and all losses suffered or incurred by any of them in connection with any of their cooperation or assistance with respect to the financing or the provision of any information utilized in connection therewith or otherwise arising from the financing.

Lock-Up

The Contributor Parties have agreed not to, directly or indirectly, without the prior written consent of Solaris, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any person at any time in the future of) any shares of Class B Common Stock or Acquiror Units issued as Closing Equity Consideration or Indemnity Equity (or any shares of Class A Common Stock acquired in exchange therefor), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any shares of Class B Common Stock or Solaris LLC Units issued as Closing Equity Consideration or Indemnity Equity (or any shares of Class A Common Stock acquired in exchange therefor), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any such shares of

Class B Common Stock, Solaris LLC Units (or any shares of Class A Common Stock acquired in exchange therefor) or other equity interests, other securities, in cash or otherwise, (iii) deliver a notice of redemption pursuant to the Solaris LLC operating agreement with respect to the Indemnity Units or Indemnity Stock (and, for the avoidance of doubt, Solaris LLC having no obligation to redeem such Indemnity Units or Indemnity Stock) or (iv) publicly disclose the intention to do any of the foregoing.

Other than with respect to the Indemnity Equity, the lock-up restrictions will terminate 180 days following the Closing Date. The lock-up restrictions will terminate with respect to the Indemnity Equity upon the removal of the restrictive legend identifying such Solaris LLC Units and shares of Class B Common Stock as Indemnity Equity (the “Indemnity Legend”) as described in more detail below in the section entitled “—Indemnification.”

Other Covenants

Under the terms of the Contribution Agreement, Solaris, Solaris LLC and the Contributor Parties made certain other covenants to and agreements with each other regarding other matters including, but not limited to:

•

all rights to indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former managers, directors, officers, members, employees, agents and fiduciaries of the Company as provided as of the Execution Date in the organizational documents of the Company will survive the transactions and will continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing Date;

•	confidentiality and access to certain information during the period prior to the Closing;

•	actions to be taken (and not taken) by the parties with respect to anti-takeover laws;

•

timely notifications to the other party of certain matters, including any proceeding commenced or, to such party’s knowledge, threatened against, that questions the validity or legality of the transactions or seeks damages in connection therewith;

•	consultation with the other party before any press release or other public statements with respect to the Contribution Agreement and the transactions contemplated thereby;

•	cooperation and other obligations regarding certain tax matters; and

•	timely furnishing of financial statements of the Contributor Parties to Solaris during the period prior to the Closing.

Representations and Warranties

The Contribution Agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions to the effect that there have not been, and would not reasonably be expected to be, a “Company Material Adverse Effect” or an “Acquiror Parent Material Adverse Effect” (as defined below)).

The representations and warranties made by each party under the Contribution Agreement relate to, among other things:

•	due organization, valid existence, good standing and qualification to do business;

•	due authorization of each party to enter into the Contribution Agreement and consummate the transactions and agreements contemplated thereby;

•	the absence of any conflicts or violations of organizational documents and other material agreements or laws;

•	broker’s, finder’s and financial advisor’s fees;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	tax matters;

•	compliance with laws, permits and regulatory bodies and regulatory status;

•	required consents and approvals from governmental entities and certain third parties;

•	options, restricted stock units and warrants;

•	ownership of equity or voting interests of each of the parties’ subsidiaries being free and clear of liens;

•	accuracy of financial statements;

•	internal controls and disclosure controls and procedures relating to financial reporting;

•	the absence of material undisclosed liabilities or off-balance-sheet arrangements;

•	compliance with certain domestic and foreign anti-corruption laws and customs and international trade laws;

•	independent investigation of the other party and their respective business operations;

•	the absence of certain changes or events after a specified date; and

•	the absence of bankruptcy.

The Contribution Agreement also contains additional representations and warranties of the Contributor Parties relating to, among other things, the following:

•	intellectual property rights;

•	property, including real property and tangible personal property;

•	environmental matters;

•	employee benefit plans;

•	employment and labor matters;

•	affiliate transactions;

•	material contracts;

•	customers and suppliers;

•	customer claims;

•	inventories;

•	no foreign operations;

•	certain investment representations and status as an accredited investor; and

•	restrictions on the transfer or sale of securities.

The Contribution Agreement also contains additional representations and warranties of Solaris relating to, among other things, the following:

•	documents filed with the SEC and financial statements;

•	sufficiency of funds;

•	absence of a stockholders rights plan; and

•	no vote of holders of securities of Solaris other than the approval of the issuance of the Class B Common Stock as contemplated by the Contribution Agreement.

Company Material Adverse Effect

For purposes of the Contribution Agreement, “Company Material Adverse Effect” means any circumstance, development, change, event or occurrence, state of affairs, or effect that individually or in the aggregate with any other circumstance, development, change, event, occurrence, state of affairs, or effect (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations, properties, assets or liabilities of the Company, or (y) would, or would reasonably be expected to, prevent, or materially impair or delay, the ability of the Contributor Parties to consummate the transactions or otherwise perform its obligations under the Contribution Agreement or the transaction documents; provided, however, none of the following will be deemed (either alone or in combination) to constitute, and none of the following will be taken into account in determining whether there has been, a Company Material Adverse Effect under clause (y) thereof:

(a) any change in economic, political, social, domestic, foreign or business conditions;

(b) changes in conditions in the industries in which the Company conducts business;

(c) changes resulting from the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of the Company’s physical properties to the extent such change or effect would otherwise constitute a Company Material Adverse Effect);

(d) changes in accounting requirements or principles imposed by GAAP or the authoritative interpretation thereof, in each case, after the Execution Date;

(e) changes in applicable laws affecting the Transaction Documents after the Execution Date;

(f) changes in the conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (i) changes in interest rates or the financial commodity markets, (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world and (iii) a decline in market price, or a change in trading volume, of Solaris Common Stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

(g) any effect resulting from the entry into the Contribution Agreement or the announcement or pendency of the transactions including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, suppliers, customers, partners, vendors or any other third person; provided that the exception in this clause (g) will not apply to that portion of any representation or warranty contained in the Contribution Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the foregoing;

(h) the taking or not taking of any action expressly required to be taken or not taken by the Contribution Agreement;

(i) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings or cash position (it being understood that any underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

provided that with respect to the foregoing clauses (a), (b), (c), (d), (e), or (f), to the extent of any change, event, occurrence, development, effect, condition, circumstance has had a disproportionate adverse effect on the Company, relative to other companies of similar size and operating in the industries in which the Company conducts business, in which case, only the incremental adverse impact may be taken into account when determining whether there has occurred a Company Material Adverse Effect.”

Acquiror Parent Material Adverse Effect

For purposes of the Contribution Agreement, “Acquiror Parent Material Adverse Effect” means any circumstance, development, change, event or occurrence, state of affairs, or effect that individually or in the aggregate with any other circumstance, development, change, event, occurrence, state of affairs, or effect (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations, properties, assets or liabilities of Solaris and its subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent, or materially impair or delay, the ability of Solaris and Solaris LLC to consummate the transactions or otherwise perform their obligations under the Contribution Agreement or the transaction documents; provided, however, none of the following will be deemed (either alone or in combination) to constitute, and none of the following will be taken into account in determining whether there has been, an Acquiror Parent Material Adverse Effect under clause (y) thereof:

(a) any change in economic, political, social, domestic, foreign or business conditions;

(b) changes in conditions in the industries in which Solaris and its subsidiaries conduct business;

(c) changes resulting from the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of Solaris’s or its subsidiaries’ physical properties to the extent such change or effect would otherwise constitute an Acquiror Parent Material Adverse Effect);

(d) changes in accounting requirements or principles imposed by GAAP or the authoritative interpretation thereof, in each case, after the Execution Date;

(e) changes in applicable Laws affecting the Transaction Documents after the Execution Date;

(f) changes in the conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (i) changes in interest rates or the financial commodity markets, (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world and (iii) a decline in market price, or a change in trading volume, of Solaris Common Stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether an Acquiror Parent Material Adverse Effect has occurred or is reasonably expected to occur);

(g) any effect resulting from the entry into the Contribution or the announcement or pendency of the transactions including the impact thereof on the relationships, contractual or otherwise, of Solaris and its subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person; provided that the exception in this clause (g) will not apply to that portion of any representation or warranty contained in the Contribution Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the foregoing;

(h) the taking or not taking of any action expressly required to be taken or not taken by the Contribution Agreement (other than any such obligation to operate in the ordinary course of business);

(i) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings or cash position (it being understood that any underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether an Acquiror Parent Material Adverse Effect has occurred or is reasonably expected to occur);

provided that with respect to the foregoing clauses (a), (b), (c), (d), (e), or (f), to the extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance has had a disproportionate adverse effect on Solaris and its subsidiaries, relative to other companies of similar size and operating in the industries in which Solaris and its subsidiaries conduct business, in which case, only the incremental adverse impact may be taken into account when determining whether there has occurred an Acquiror Parent Material Adverse Effect.

Indemnification

From and after the Closing and subject to certain limitations, the Contributor Parties have agreed to, jointly and severally, indemnify and hold harmless Solaris, Solaris LLC, the Company and their respective affiliates and each of their respective direct or indirect equity holders (including partners, shareholders and members), representatives and permitted assigns from and against losses incurred, arising out of or relating to: (a) any breach of any of the representations or warranties of the Contributor Parties contained in the Contribution Agreement or the certification delivered to Solaris and Solaris LLC; (b) any breach of any of the covenants or agreements of the Contributor Parties contained in the Contribution Agreement; (c) certain tax matters; and (d) certain scheduled liabilities. The indemnity obligations of the Contributor Parties with respect to breaches of representations and warranties (other than fundamental representations and warranties and certain representations related to certain environmental and tax matters) are subject to a $75,000 mini-basket and a $1,500,000 deductible and are capped at 10% of the total consideration.

From and after the Closing and subject to certain limitations, Solaris and Solaris LLC have agreed to, jointly and severally, indemnify and hold harmless the Contributor Parties and their respective affiliates and each of their respective direct or indirect equity holders (including partners, shareholders and members), representatives and permitted assigns from and against losses incurred, arising out of or relating to (a) any breach of any of the representations or warranties of Solaris or Solaris LLC contained in the Contribution Agreement or the certifications delivered to the Contributor Parties and (b) any breach of any of the covenants or agreements of Solaris or Solaris LLC contained in the Contribution Agreement. The indemnity obligations of Solaris and Solaris LLC with respect to breaches of representations and warranties (other than fundamental representations and warranties) are subject to a $75,000 mini-basket and a $1,500,000 deductible and are capped at 10% of the total consideration.

Other than in the case of fraud, neither the Contributor Parties, on the one hand, nor Solaris and Solaris LLC on the other, having aggregate liability relating to their indemnification obligations in excess $200,000,000. The indemnification obligation of the parties are subject to various survival periods.

Indemnity Recovery Procedures

Any indemnity amount payable by the Contributor Parties for indemnification losses may be satisfied, at the election of the Contributor Parties, by (A) wire transfer of immediately available funds to an account designated by Solaris or Solaris LLC within five business days or (B) instructing Solaris to cancel a number of Solaris LLC Units and shares of Class B Common Stock comprising the Indemnity Equity equal to such indemnification obligation, calculated using the Closing Price as of the date such losses are determined, rounded to the nearest whole unit and share; provided that, in the event no Indemnity Equity remains, the Contributor Parties will not have the right to make the foregoing election and will instead pay the Confirmed Amount in accordance with the foregoing clause (A) within five (5) business days after such losses are finally determined. Any indemnity amount payable by Solaris for indemnification losses must be paid by wire transfer of immediately available funds to an account designated by the Contributor Parties within five (5) business days after the final determination thereof.

Release of Indemnity Equity

On the nine-month anniversary of the Closing Date, Solaris has agreed to cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from one-half of the Solaris LLC Units and shares of Class B Common Stock comprising the Indemnity Equity, subject to certain deductions.

On the 18-month anniversary of the Closing Date, Solaris has agreed to cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from the remaining Solaris LLC Units and shares of Class B Common Stock comprising the Indemnity Equity, subject to certain deductions.

Amendments

The Contribution Agreement may be amended, modified or supplemented at any time prior to the Closing only by written agreement of the parties.

Specific Performance

The parties have agreed that each party will be entitled to an injunction to prevent breaches of the Contribution Agreement and to enforce specifically the terms and provisions of the Contribution Agreement. The Contributor Parties are be entitled to seek specific performance of Solaris’s and Solaris LLC’s obligation to consummate the transactions only in the event that (a) all conditions to Closing (other than those not satisfied primarily due to Solaris’s failure to have performed its obligations under the Contribution Agreement) have been satisfied or, to the extent permitted, waived (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) at the time when the Closing is required to occur; (b) the Contributor Parties have irrevocably confirmed in a written notice delivered to Solaris LLC that the Contributor Parties are ready, willing and able to consummate the Closing and that if specific performance is granted, then the Closing will occur (such notice, a “Closing Failure Notice”); and (c) Solaris and Solaris LLC have not consummated the Closing within two (2) business days following the date on which such Closing Failure Notice is delivered to Solaris LLC.

Applicable law; Jurisdiction

Except for the confidentiality, non-competition, and non-solicitation provisions, which will be governed by Texas law, the Contribution Agreement is governed by Delaware law. Notwithstanding the foregoing, the parties agreed that disputes involving lenders providing transaction financing to Solaris will be governed by the laws of the State of New York.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Solaris Oilfield Infrastructure, Inc. (“Solaris, Inc.” or “Acquiror Parent”), the managing member of Solaris Oilfield Infrastructure, LLC (“Solaris, LLC”) (hereinafter, collectively “Solaris”), together with Solaris, LLC, has entered into a contribution agreement with the members of Mobile Energy Rentals LLC (“MER”) wherein members of MER will contribute all equity interest in MER to Solaris in exchange for (i) $60 million in cash, subject to adjustment as described below and (ii) 16,464,778 units of Solaris LLC and an equal number of shares of Class B Common Stock of Solaris, Inc. in equity consideration, calculated by dividing $140 million by the Closing Price (hereinafter, the “Proposed Transaction”).

The cash consideration is subject to the following adjustments with the amount paid equal to (a) $60 million, minus (b) the amount of Closing Indebtedness, plus (c) the amount of Closing Cash, minus (d) the Working Capital Deficit (if any), plus (e) Working Capital Excess (if any), minus (f) all Transaction Expenses, plus (g) the AFE Amount minus (h) the Escrow Amount.

The following unaudited pro forma condensed combined financial information gives effect to the Proposed Transaction, which will be accounted for using the acquisition method of accounting with Solaris identified as the acquiror. Under the acquisition method of accounting, Solaris will record assets acquired and liabilities assumed from MER at their respective acquisition date fair values on the Closing Date. The unaudited pro forma condensed combined statement of operations and unaudited pro forma condensed combined balance sheet give pro forma effect to the consummation of the Proposed Transaction on the terms provided for in the contribution agreement. For purposes of the pro forma financial statements presented below, it is assumed that Solaris will fund cash consideration of (i) $60 million plus (ii) $178.4 million representing the AFE Amount. Furthermore, we have assumed incurring $235 million of debt in order to fund the cash due at closing.

The unaudited pro forma condensed combined financial statements are based on and have been derived from the following historical financial statements of Solaris and MER:

•	Unaudited condensed consolidated interim financial statements of Solaris, Inc. as of March 31, 2024, and for the three-month period ended March 31, 2024;

•	Audited consolidated financial statements of Solaris, Inc. for the year ended December 31, 2023;

•	Unaudited condensed interim financial statements of MER as of March 31, 2024, and for the three-month period ended March 31, 2024; and

•	Audited financial statements of MER for the year ended December 31, 2023.

The unaudited pro forma condensed combined financial statements have been prepared pursuant to Article 11 of Regulation S-X, and should be read in conjunction with the separate historical financial statements and related notes of Solaris, Inc. and MER, and the other information regarding Solaris and MER that is included or incorporated by reference in this proxy statement.

The unaudited pro forma condensed combined balance sheet gives effect to the Proposed Transaction as if it had occurred on March 31, 2024. The unaudited pro forma condensed combined statements of operations for the three-month period ended March 31, 2024 and for the year ended December 31, 2023 gives effect to the Proposed Transaction as if it had occurred on January 1, 2023.

In the opinion of Solaris management, the unaudited pro forma condensed combined financial statements reflect adjustments that are necessary to present fairly the unaudited pro forma condensed combined financial information as of and for the periods indicated, and the pro forma adjustments are based on currently available information and assumptions Solaris believes are factually supportable and are attributable to the Proposed Transaction.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Proposed Transaction occurred as of the dates indicated. The unaudited pro forma condensed combined financial statements also should not be considered indicative of the future results of operations or financial position of either Solaris or MER.

The proposed transaction is subject to closing adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements as required by SEC rules. Differences between these preliminary estimates and the final transaction accounting may be material.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2024

(share amounts and dollars in thousands, except per share amounts)

	Historical Solaris, Inc. 3/31/2024	Historical (Reclassified) MER 3/31/2024	Note	Transaction Accounting Pro Forma Adjustments	Note	Other Transaction Pro Forma Adjustments	Note	Pro Forma Condensed Combined
Assets
Current assets:
Cash and cash equivalents	$3,424	$1,744		$(238,439)	E, G3	$235,015	G3	$1,744
Accounts receivable	46,411	7,812	D	—		—		54,223
Accounts receivable—related party	2,721	599	D	—		—		3,320
Prepaid expenses and other current assets	3,405	—		—		—		3,405
Inventories	6,924	—		—		—		6,924

Total current assets	62,885	10,155		(238,439)		235,015		69,616
Property, plant and equipment, net	320,885	3,792		274,064	F, G1	—		598,741
Operating lease right-of-use assets	10,394	—		—		—		10,394
Goodwill	13,004	—		91,163	F, G1	—		104,167
Intangible assets, net	521	—		71,884	F, G1	—		72,405
Deferred tax assets, net	45,861	—		(6,882)	F, G1	(7,044)	G2	31,935
Other non-current assets	3,520	—		—		—		3,520

Total assets	$457,070	$13,947		$191,790		$227,971		$890,778

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,266	$458		—		—		$12,724
Accrued liabilities	16,489	7,208	D	3,981	G5	—		27,678
Other current liabilities	6,560	—		—		—		6,560

Total current liabilities	35,315	7,666		3,981		—		46,962
Credit agreement	30,000	—				235,015	G3	265,015
Payables related to Tax Receivable Agreement	68,846	—		—		—		68,846
Other non-current liabilities	13,061	—		—		—		13,061

Total liabilities	147,222	7,666		3,981		235,015		393,884

Commitments and contingencies
MER’s Members Equity	—	6,281		(6,281)	G2	—		—
Stockholders’ equity
Preferred stock, $0.01 par value, 50,000 shares authorized, non issued and outstanding	—	—		—	G2	—		—
Class A common stock	283	—		—		—		283
Class B common stock	—	—		—		—		—
Additional paid-in capital	182,723	—		—		24,916	G2	207,639
Retained Earnings	17,125	—		(3,981)	G5	—		13,144

Total stockholders’ equity attributable to Solaris	200,131	6,281		(10,262)		24,916		221,066
Non-controlling interest	109,717	—		198,071	E, G2	(31,960)	G2	275,828

Total stockholders equity	309,848	6,281		187,809		(7,044)		496,894

Total liabilities and stockholders’ equity	$457,070	$13,947		$191,790		$227,971		$890,778

SOLARIS OILFIELD INFRASTRUCTURE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2024

(share amounts and dollars in thousands, except per share amounts)

	Historical Solaris, Inc. 3/31/2024	Historical (Reclassified) MER 3/31/2024	Note	Transaction Accounting Pro Forma Adjustments	Note	Other Transaction Pro Forma Adjustments	Note	Pro Forma Condensed Combined
Revenue	$64,635	$1,936	D	—		—		$66,571
Revenue—related parties	3,255	542	D	—		—		3,797

Total Revenue	67,890	2,478		—		—		70,368

Operating costs and expenses:
Cost of services (exclusive of depreciation and amortization)	39,887	250	D	—		—		40,137
Depreciation and amortization	9,934	116	D	2,819	G4	—		12,869
Selling, general and administrative	7,990	172		—		—		8,162
Other operating (income) expense, net	123	—		—		—		123

Total operating costs and expenses	57,934	538		2,819		—		61,291

Operating income	9,956	1,940		(2,819)		—		9,077
Other income (expense)—net	(799)	12		—		(5,009)	G3	(5,796)

Income before income tax expense	9,157	1,952		(2,819)		(5,009)		3,281
Provision for income taxes	(1,857)	—		572	G6	1,017	G6	(268)

Net income	7,300	1,952		(2,247)		(3,992)		3,013
Less: net loss (income) related to non-controlling interests	(2,983)	—		(1,225)	G7	2,582	G7	(1,626)

Net income (loss) attributable to Solaris Oilfield Infrastructure, Inc.	4,317	1,952		(3,472)		(1,410)		1,387
Less: loss (income) attributable to participating securities	(277)	—		37	G8	—		(240)

Net income (loss) attributable to common shareholders	$4,040	$1,952		$(3,435)		$(1,410)		$1,147

Earnings (Loss) per share of Class A common stock—basic	$0.14						G9	$0.04
Earnings (Loss) per share of Class A common stock—diluted	$0.14						G9	$0.04
Basic weighted-average shares of Class A common stock outstanding	28,587						G9	28,587
Diluted weighted-average shares of Class A common stock outstanding	28,587						G9	28,587

SOLARIS OILFIELD INFRASTRUCTURE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(share amounts and dollars in thousands, except per share amounts)

	Historical Solaris, Inc. 12/31/2023	Historical (Reclassified) MER 12/31/2023	Note	Transaction Accounting Pro Forma Adjustments	Note	Other Transaction Pro Forma Adjustments	Note	Pro Forma Condensed Combined
Revenue	$269,474	$2,147	D	$—		$—		$271,621
Revenue—related parties	23,473	313	D	—		—		23,786

Total Revenue	292,947	2,460		—		—		295,407

Operating costs and expenses:
Cost of services (exclusive of depreciation and amortization)	177,847	658	D	—		—		178,505
Depreciation and amortization	36,185	465	D	11,274	G4	—		47,924
Selling, general and administrative	26,951	301		—		—		27,252
Other operating (income) expense, net	2,062	—		832	G5	—		2,894

Total operating costs and expenses	243,045	1,424		12,106		—		256,575

Operating income (loss)	49,902	1,036		(12,106)		—		38,832
Total other income (expense)	(3,307)	1		—		(26,410)	G3	(29,716)

Income (loss) before income tax expense	46,595	1,037		(12,106)		(26,410)		9,116
Provision for income taxes	(7,820)	—		1,610	G6	3,513	G6	(2,697)

Net income (loss)	38,775	1,037		(10,496)		(22,897)		6,419
Less: net loss (income) related to non-controlling interests	(14,439)	—		(2,863)	G7	13,467	G7	(3,835)

Net income (loss) attributable to Solaris Oilfield Infrastructure, Inc.	24,336	1,037		(13,359)		(9,430)		2,584

Earnings (Loss) per share of Class A common stock—basic	$0.78						G9	$0.06
Earnings (Loss) per share of Class A common stock—diluted	$0.78						G9	$0.06
Basic weighted-average shares of Class A common stock outstanding	29,693						G9	29,693
Diluted weighted-average shares of Class A common stock outstanding	29,693						G9	29,693

SOLARIS OILFIELD INFRASTRUCTURE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(share amounts and dollars in thousands, except per share amounts)

Note A—Description of the Transaction

Solaris Oilfield Infrastructure, Inc. (“Solaris, Inc.” or “Acquiror Parent”), the managing member of Solaris Oilfield Infrastructure, LLC (“Solaris, LLC”) (hereinafter, collectively “Solaris”), together with Solaris, LLC, has entered into a contribution agreement with the members of Mobile Energy Rentals LLC (“MER”) wherein members of MER will contribute all equity interest in MER to Solaris in exchange for cash and equity consideration of Solaris (hereinafter, the “Proposed Transaction”). The Proposed Transaction remains subject to approval by Solaris’ stockholders, certain regulatory approvals, and other customary closing conditions. The Proposed Transaction is currently expected to close by the end of the third quarter of 2024.

Note B—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements have been prepared pursuant to Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical financial statements and related notes of Solaris and MER, and the other information regarding Solaris and MER that is included or incorporated by reference in this proxy statement.

The unaudited pro forma condensed combined financial statements are based on and have been derived from the following historical financial statements of Solaris and MER:

•	Unaudited condensed consolidated interim financial statements of Solaris as of March 31, 2024, and for the three-month period ended March 31, 2024;

•	Audited consolidated financial statements of Solaris for the year ended December 31, 2023;

•	Unaudited interim condensed financial statements of MER as of March 31, 2024, and for the three-month period ended March 31, 2024; and

•	Audited financial statements of MER for the year ended December 31, 2023.

The unaudited pro forma condensed combined balance sheet gives effect to the Proposed Transaction as if it had occurred on March 31, 2024. The unaudited pro forma condensed combined statement of operations for the three-month period ended March 31, 2024 and for the year ended December 31, 2023 gives effect to the Proposed Transaction as if it had occurred on January 1, 2023.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with the business combination provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations, with Solaris representing the acquirer under this guidance. The unaudited pro forma condensed combined statement of operations and unaudited pro forma condensed combined balance sheet give pro forma effect to the consummation of the Proposed Transaction on the terms provided for in the contribution agreement. The unaudited pro forma adjustments reflect adjustments related to the application of the acquisition method of accounting wherein the purchase price consideration has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of what their respective fair values would be as of the date of the Proposed Transaction. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Certain current market-based assumptions were used which will be updated upon completion of the Proposed Transaction. Preliminary fair value estimates may change as additional information becomes available, and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for definitive measurement, including property and equipment, lease assets, and customer contracts and their related tax impact. Following the consummation of the Proposed Transaction, management will conduct a final review. As a result of that review, management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements give effect to matters that are (i) directly attributable to the Proposed Transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated synergies, operating efficiencies, or cost savings that may result from the Proposed Transaction or of any integration costs.

Note C—Conforming Accounting Policies

At this time, Solaris is not aware of any material differences between the accounting policies used by Solaris and MER that would continue to exist subsequent to the application of acquisition accounting. Following the consummation of the Proposed Transaction, Solaris will conduct a more detailed review of MER’s accounting policies to determine if any differences in accounting policies require further reclassification of MER’s results of operations or reclassification of assets or liabilities to conform to Solaris’ accounting policies and classifications. It is possible that Solaris’ may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Note D—Reclassifications

The following reclassification adjustments below were made to conform the presentation of MER’s financial information to Solaris’ presentation.

	Historical MER 3/31/2024	Reclassification Adjustments	Historical (Reclassified) MER 3/31/2024
Pro Forma Balance Sheet
Accounts Receivable	$7,626	$186	$7,812
Accounts Receivable—related parties	—	599	599
Unbilled receivables	785	(785)	—
Accrued expenses	229	6,979	7,208
Deferred revenue	6,979	(6,979)	—
Pro Forma Statement of Operations
Revenue	2,478	(542)	1,936
Revenue—related parties	—	542	542
Total cost of revenues	366	(366)	—
Cost of services (exclusive of depreciation and amortization)	—	250	250
Depreciation and amortization	—	116	116

	Historical MER 12/31/2023	Reclassification Adjustments	Historical (Reclassified) MER 12/31/2023
Pro Forma Statement of Operations
Revenue	$2,460	$(313)	$2,147
Revenue—related parties	—	313	313
Total cost of revenues	1,123	(1,123)	—
Cost of services (exclusive of depreciation and amortization)	—	658	658
Depreciation and amortization	—	465	465

Note E—Preliminary Transaction Consideration

The preliminary consideration for the Proposed Transaction is approximately $436.5 million, subject to certain customary closing adjustments and based on the following:

(Share amounts and dollars in thousands, except share price data)
Equity Consideration	$198,071
Cash Consideration	60,000
Cash Consideration—AFE Amount	178,439

Total preliminary consideration to be paid at closing	$436,510

Estimated fair value of equity consideration	$12.03

Number of shares to be issued in exchange for MER’s members contribution of its equity interest in MER	16,465

The aggregate value of the consideration will fluctuate based upon customary closing adjustments.

Equity Consideration

Solaris will issue 16.5 million Solaris, LLC units and an equal number of shares of Solaris, Inc. Class B common stock. The number of units to be issued was determined by dividing $140 million by $8.50 (the “Closing Price”). The Closing Price equals the 10-day volume weighted average closing price of Solaris’ Class A common stock as of the close of business on the trading day immediately preceding signing of the Contribution Agreement on July 9, 2024.

A portion of the equity consideration equal to 10% of the total consideration, calculated using the Closing Price, will be subject to a restrictive legend and subject to forfeiture to satisfy indemnity obligations (the “Indemnity Equity”). The Indemnity Equity will be released ratably upon the 9-month and 18-month anniversaries of the closing date.

For purposes of pro forma, we have utilized the share price of Solaris, Inc. of $12.03 at closing date on July 12, 2024 as our estimate of fair value of the shares and units issued. A 20% increase or decrease in the estimated share price would result in a change in consideration and goodwill of approximately $39.6 million.

Cash Consideration

Solaris will also pay the members of MER a closing cash consideration of $60 million, subject to customary closing adjustments. The cash consideration is subject to the following adjustments with the amount paid equal to (a) $60 million, minus (b) the amount of Closing Indebtedness, plus (c) the amount of Closing Cash, minus (d) the Working Capital Deficit (if any), plus (e) Working Capital Excess (if any), minus (f) all Transaction Expenses, plus (g) the AFE Amount minus (h) the Escrow Amount.

Cash Consideration—AFE Amount

MER has entered into two purchase orders with an original equipment manufacturer for the delivery of approximately $307.6 million of new turbines by the end of the third quarter of 2025. Solaris will reimburse the members of MER for certain deposits and payments made prior to closing pursuant to these purchase orders and other ancillary equipment per the Contribution Agreement. Included in the preliminary consideration are reimbursements of $178.4 million of made and scheduled payments subsequent to March 31, 2024 related to these capital expenditures. On July 30, 2024, Solaris advanced to MER $29.8 million in the form of a loan to fund progress payments related to these purchase orders as part of the estimated $178.4 million preliminary AFE Amount consideration. The loan funds were paid directly to the equipment manufacturer by Solaris on behalf of MER and will reduce the amount of cash consideration due to MER related to the AFE Amount upon closing. The amount included in preliminary consideration is based on management’s best estimate as to the amount of these payments that will be owed at closing as the AFE Amount adjustment to the cash consideration and may change as additional information becomes available, and such changes could be material.

Note F—Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed from MER are recorded at their fair values as of the closing date and added to those of Solaris.

The following table sets forth a preliminary allocation of the total preliminary Proposed Transaction consideration to the identifiable tangible and intangible assets acquired and liabilities assumed from MER, based on management’s preliminary estimate of their fair values based on most recent information available and has been prepared to illustrate the estimated effect of the Proposed Transaction:

	Historical	Purchase Price Allocation Adjustments	Fair Values
Preliminary consideration	$436,510	$—	$436,510

Fair value of assets acquired and liabilities assumed:
Cash	1,744	—	1,744
Accounts receivable, net	7,626	—	7,626
Unbilled receivables	785	—	785
Property and equipment, net	3,792	274,064	277,856
Acquisition-related intangibles, net	—	71,884	71,884
Accounts payable	(458)	—	(458)
Accrued expenses	(229)	—	(229)
Deferred revenue	(6,979)	—	(6,979)

Fair value of net assets acquired	6,281	345,948	352,229
Deferred tax liabilities	—	(6,882)	(6,882)

Net assets acquired	$6,281	$339,066	$345,347

Goodwill			$91,163

Goodwill represents the excess of acquisition consideration over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to the assembled workforce of MER, planned growth in new markets, and synergies expected to be achieved from the combined operations of Solaris and MER. In the preliminary assessment, approximately $11 million of goodwill recorded in the Proposed Transaction is estimated to be deductible for tax purposes.

For the preliminary estimate of fair values of assets acquired and liabilities assumed of MER, Solaris used certain assumptions based on publicly available transaction data for the industry. The final purchase price allocation is dependent upon certain valuation and other studies that have yet to be completed. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and additional analyses and final valuations are completed. Such adjustments could have a material impact on the final purchase price allocation. Additionally, included in the fair values of property and equipment are capital expenditures amounting to $178.4 million that were made by MER subsequent to March 31, 2024 and will be reimbursed by Solaris at close. Management believes that including these reimbursable capital expenditures is necessary to adequately reflect the total consideration to be paid at close and its potential impact on the values assigned to goodwill and property and equipment.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Fair Values (in Thousands)	Weighted Average Estimated Useful Life (in Years)
Trademarks	$8,316	5
Customer relationships	63,568	15

Total identified intangible assets	$71,884

The fair value estimate for all identifiable intangible assets is preliminary and based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangible assets may differ materially from this preliminary determination.

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives above.

Deferred Tax Liabilities

Deferred tax liabilities principally represent the deferred tax impact associated with the incremental differences in book and tax basis of acquired long lived assets. Deferred taxes associated with estimated fair value adjustments are computed using an estimated blended statutory U.S. federal and state tax rate. For unaudited pro forma condensed combined balance sheet purposes, where U.S. tax rates were used, rates were based on recently enacted U.S. tax law, and for unaudited pro forma condensed combined statement of operations purposes, where U.S. tax rates were used, rates were based on the tax laws applicable to the respective periods. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-transaction activities, including post-acquisition activities, cash needs, the geographical mix of income, and changes in tax law. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities.

Note G—Transaction Accounting Pro Forma Adjustments

1.	Fair value of net assets acquired and liabilities assumed

Pro forma adjustments reflect the incremental fair value of net assets acquired and liabilities assumed, including resulting deferred tax liabilities as a result of acquisition accounting. See Note F for further discussion.

2.	Elimination of MER’s historical equity and issuance of equity consideration for the Proposed Transaction

The adjustment reflects the elimination of MER’s historical equity and issuance of equity consideration of Solaris. Solaris will issue 16.5 million Solaris, LLC units with a corresponding 16.5 million of shares of Solaris, Inc. Class B common stock. For purposes of pro forma, we have utilized the share price of Solaris, Inc. of $12.03 at closing date on July 12, 2024 as our estimate of fair value of the shares and units issued. Issuance of such units to the members of MER is in the scope of ASC 810 as Solaris, Inc. expects to maintain control of Solaris, LLC. Solaris, Inc. recognizes the issuance of shares as an equity transaction wherein the difference between the proportionate interest in the net assets of Solaris, LLC and the fair value recognized as consideration in the business combination is an APIC adjustment.

Amount (in thousands)
Elimination of MER’s historical members’ equity	$(6,281)

Issuance of Class B Shares at par value	$—

Pro Forma “Non-controlling interest” related to the fair value of net assets acquired for the proposed transaction	$225,008
Pro Forma “Non-controlling interest” share in cash consideration	(30,928)
Pro Forma “Non-controlling interest” share in debt incurred for capex reimbursements	(91,980)
Pro Forma reallocation of “Non-controlling interest” as result of change in “Non-controlling interest” percentage from the issuance of Solaris, LLC units as part of the proposed transaction	64,011

Total Pro Forma Adjustments to “Non-controlling interest”	$166,111

Paid in capital as result of transaction with non-controlling interest from issuance of Solaris, LLC units	31,960
Pro Forma Deferred tax liability adjustments relating to transaction with “Non-controlling interest”	(7,044)

Total Pro Forma Adjustment to paid in capital	$24,916

3.	Cash consideration and other sources of financing transactions

The pro forma adjustment relates to the anticipated incremental financing and use of free cash flows to fund the acquisition as follows:

Amount (in thousands)
Anticipated sources of funds:
Adjustments to Cash and Cash Equivalents
Solaris Cash and cash equivalents as of 03/31/2024	$(3,424)

Adjustments to Credit Agreement
New Bridge Financing Facility	(241,390)
Debt Issue Cost	6,375

Pro forma incremental debt presented as part of “Credit Agreement”	$(235,015)

Solaris expects to finance the acquisition through a combination of free cash flows and various financing agreements.

Solaris has secured committed financing from Banco Santander, Texas Capital Securities, and Woodforest National Bank in the form of a $300 million 364-day senior secured bridge term loan facility. Solaris expects to secure permanent financing prior to closing, and is currently exploring numerous financing avenues, including longer duration term debt and equipment financing.

Incremental pro forma interest expense

The pro forma adjustment relates to the incremental pro forma interest expense as a result of the additional financing use in relation to the Proposed Transaction with the assumption that such financing was obtained on January 1, 2023, and was outstanding for the entire year ended December 31, 2023, and three-month period ended March 31, 2024. As we expect to secure more permanent financing prior to closing, we utilized an assumed interest rate for the purposes of this pro forma of an estimated interest rate of 8.30% consistent with our historical weighted average interest rate for our Credit Agreement.

	Pro Forma Three-Month Periods Ended 3/31/2024 (in thousands)	Pro Forma Year Ended 12/31/2023 (in thousands)
Adjustment to interest expense
New Bridge Financing Facility	$(5,009)	$(20,035)
Amortization of Debt Issue Cost	—	(6,375)

Additional pro forma interest expense as part of “Other income (expense)—net”	$(5,009)	$(26,410)

A 1/8 of a percentage point increase or decrease in the estimated interest rate would result in a change in interest expense of approximately $75.4 thousand for the three-month period ended March 31, 2024 and approximately $301.7 thousand for the year ended December 31, 2023.

4.	Incremental pro forma depreciation and amortization

Represents the adjustments to record (i) the elimination of historical depreciation and amortization expense and (ii) recognition of new depreciation and amortization expense related to fair values of identifiable property and equipment and intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to further adjustment as additional information becomes available.

	Pro Forma Three-Month Periods Ended 3/31/2024 (in thousands)	Pro Forma Year Ended 12/31/2023 (in thousands)
Elimination of MER’s historical property and equipment depreciation	$(116)	$(465)
Depreciation of fair value of MER’s property and equipment acquired	1,460	5,838

Additional pro forma depreciation expense	1,344	5,373

Elimination of MER’s historical intangible assets amortization	—	—
Amortization of fair value of MER’s intangible assets acquired	1,475	5,901

Additional pro forma amortization expense	1,475	5,901

Additional pro forma depreciation and amortization	$2,819	$11,274

Included in our property and equipment are “Construction in Progress” which represents deposits and progress billings paid to MER’s suppliers for the purchase of turbines and other equipment that has not yet been delivered. We expect to depreciate this equipment once its delivered and ready for use in the next twelve months.

5.	Transaction Costs

Pro forma adjustment to accrued liabilities as of March 31, 2024 of $4.0 million represents the estimated transaction costs to be incurred as part of the Proposed Transaction. Pro forma adjustment to other operating (income) expense—net for the year ended December 31, 2023 of $832 thousand represents the transaction costs that have been incurred subsequent to March 31, 2024. These costs will not affect the combined company’s statement of operations beyond 12 months after the acquisition date and are preliminary and the final transaction costs determination may differ materially from this preliminary determination.

6.	Provision for income taxes

The pro forma adjustment to provision for income taxes of $1.6 million and $5.1 million for the three-month period ended March 31, 2024, and the year ended December 31, 2023, respectively, relate to the estimated income tax consequences of the pro forma adjustments to income (loss) before income tax expense. Solaris utilized historical effective combined United States federal and state income tax rates of 20.3% and 13.3% for the three-month period ended March 31, 2024, and for the year ended December 31, 2023, respectively. While Solaris has considered the impact to the effective tax rate for the combined entity, this determination is preliminary and subject to change based upon the final determination of the combined entity’s effective tax rate.

7.	Net income related to non-controlling interests

The transaction accounting pro forma adjustment to net income related to non-controlling interests of $1.2 million and $2.9 million for the three-month period ended March 31, 2024, and the year ended December 31, 2023, respectively, primarily relates to the increase in non-controlling interest percentage as a result of issuance of 16.5 million Solaris LLC units to the members of MER. The other transaction accounting pro forma adjustment to net income related to non-controlling interests of ($2.6 million) and ($13.5 million) for the three-month period ended March 31, 2024, and the year ended December 31, 2023, respectively, relates to share of non-controlling interests in the other transaction pro forma adjustments.

8.	Income attributable to participating securities

The pro forma adjustment to income attributable to participating securities relates the participating securities’ share to the total pro-forma adjustments to the net income.

9.	Earnings per share

The pro forma adjustments to earnings per share are as follows:

	Pro Forma Three-Month Period Ended 3/31/2024 (in thousands)	Pro Forma Year Ended 12/31/2023 (in thousands)
Numerator
Pro Forma Net income attributable to common shareholders	$1,387	$2,583
Less: Pro Forma Net Income attributable to participating securities	(240)	(684)

Pro Forma Net income attributable to common shareholders	$1,147	$1,899

Denominator
Historical basic weighted-average shares of Class A common stock outstanding	28,587	29,693
Historical diluted weighted-average shares of Class A common stock outstanding	28,587	29,693
Pro forma earnings per share of Class A common stock—basic	$0.04	$0.06
Pro forma earnings per share of Class A common stock—diluted	$0.04	$0.06

The Class B shares to be issued as part of the proposed transaction were not included from the calculation of the pro forma diluted earnings per share because the effect of including such potentially dilutive shares would have been anti-dilutive upon conversion.

The following number of weighted-average potentially dilutive shares were excluded from the calculation of pro forma diluted earnings per share including the pro forma effect of the equity consideration because the effect of including such potentially dilutive shares would have been antidilutive upon conversion:

	Pro Forma Three-Month Period Ended 3/31/2024 (in thousands)	Pro Forma Year Ended 12/31/2023 (in thousands)
Anti-dilutive weighted average number of shares
Historical Class B common stock	13,672	13,672
Issuance of Class B common stock for the proposed transaction	16,465	16,465

Pro Forma Class B common stock	30,137	30,137
Restricted stock awards	1,655	1,478
Performance-based restricted stock awards	210	118
Stock options	7	7

Total pro forma anti-dilutive weighted average number of shares	32,009	31,740

DESCRIPTION OF SOLARIS’S BUSINESS

References to “we,” “us,” “our,” “Solaris” or the “Company” used in this section refer to Solaris Oilfield Infrastructure, Inc. (either individually or together with its subsidiaries, as the context requires).

Overview

Solaris is a Houston, Texas based business. Solaris designs and manufactures specialized equipment, which combined with field technician support, last mile and mobilization logistics services and its software solutions, enables it to provide a service offering that helps oil and natural gas operators and their suppliers drive efficiencies that reduce operational footprint and costs during the completion phase of well development. Solaris services most active oil and natural gas basins in the United States.

Solaris believes its continual innovation is one of its main competitive advantages. Solaris specializes in developing all-electric equipment that automates the low pressure section of oil and gas well completion sites. Solaris believes all-electric equipment operates more efficiently than traditional equipment, is more reliable, safer and lowers the environmental and operating footprint required to develop oil and gas. Solaris also believes that automation improves operational efficiency by reducing errors, waste and headcount required on well sites, which lowers costs and improves safety.

Solaris manages and reports its operations as a single business. Solaris’s sand handling service offering has grown from utilizing its legacy mobile proppant management systems to multiple types of all-electric, automated systems designed to efficiently store, move and blend sand and fluids on the low pressure side of well completion sites. Solaris measures its activity based on the number of its fully utilized systems. Typically, one to several systems could follow one hydraulic fracturing (frac) crew.

Properties

Solaris owns or leases various facilities including its corporate headquarters in Houston, Texas, a repair and maintenance facility in Monahans, Texas, and a manufacturing facility in Early, Texas.

Suppliers

Solaris has built long-term relationships with third-party suppliers to both transport equipment and products and provide certain materials used in the manufacturing and maintenance of its systems. During the years ended December 31, 2023 and 2022, no supplier accounted for more than 10% of Solaris’s total spending.

To date, Solaris has been able to obtain the third party-trucking services necessary to support its operations on a timely basis. While Solaris believes that it will be able to make satisfactory alternative arrangements in the event of any interruption in the supply of third-party trucking services by one or more of its suppliers, it may not always be able to do so. Solaris does not currently have long-term agreements with third-party trucking suppliers and could experience shortages and price increases in the future.

Customers and Contracts

Solaris’s primary customers are major E&P and oilfield service companies. Solaris generally executes master service agreements (“MSAs”) with its customers. Generally, the MSAs govern the relationship with its customers with specific work performed under individual work orders. For the years ended December 31, 2023 and 2022, Liberty Oilfield Services, LLC accounted for approximately 12% and 22%, respectively, of Solaris’s total revenue. For the year ended December 31, 2023, EOG Resources, Inc. accounted for approximately 12% of Solaris’s total revenue.

Competition

The oil and natural gas services industry is highly competitive. Solaris has numerous types of competitors, including logistics companies, equipment manufacturers, hydraulic fracturing service companies and sand mining companies. Some of these companies could be customers of Solaris on certain jobs while also utilizing their own equipment and integrated service offerings on other jobs.

Solaris believes that the principal competitive factors in the markets it serves are equipment reliability, technical expertise, patent-protected technology, ability to offer unique and/or bundled services offerings, equipment capacity, transportation and storage, work force competency, efficiency, safety record, reputation, experience and price. Solaris seeks to differentiate itself from its competitors by delivering the highest-quality services and equipment possible, coupled with superior execution and operating efficiency in a safe working environment.

Seasonality

Solaris’s business is not significantly impacted by seasonality, although its business may be impacted by holidays, inclement weather, and its clients’ budget cycles, during which Solaris may experience declines in its operating results.

Human Capital

Solaris believes that its employees are the foundation to fostering an innovative culture, the safe operation of its assets and delivery of services to its customers. Solaris fosters a collaborative and inclusive work environment, focused on working safely every day. Solaris seeks to identify qualified internal and external talent for its organization, enabling it to execute on its strategic objectives.

As of December 31, 2023, Solaris employed 338 employees overall, who were employed pursuant to an administrative services agreement that primarily supports its operations. None of Solaris’s employees are subject to collective bargaining agreements. Solaris considers its employee relations to be good.

Solaris continually strives to attract and retain talented individuals. Its employee demographic profile aids it in promoting inclusion of thought, skill, knowledge, and culture across its operations to drive enhanced decision making and execution for the business. Solaris is proud of the diversity of its workforce and the inclusion of its employees at all levels of its organization. As of December 31, 2023:

•	22% of its supervisory or managerial roles were filled by women;

•	14% of its total workforce consisted of women;

•	25% of its supervisory or managerial roles were filled by racially or ethnically diverse individuals; and

•	38% of its total workforce was racially or ethnically diverse.

Health and Safety

Safety is a core value of Solaris and begins with the protection of its employees. Solaris values people above all else and remain committed to making their safety and health its top priority. To protect its employees, contractors, and surrounding community from workplace hazards and risks, Solaris implements and maintains an integrated system of policies, practices, and controls, including requirements to complete detailed safety and regulatory compliance training on a regularly scheduled basis for all applicable individuals.

Recruiting

In order to recruit and maintain a workforce that is talented and qualified, Solaris has personnel devoted to recruiting and retention, online job postings and recruiting programs, such as job fairs and other recruiting events, which Solaris has established at academic and professional institutions for roles at all levels.

Environmental and Occupational Health and Safety Regulations

Solaris’s business operations are subject to stringent federal, tribal, state and local laws and regulations governing occupational health and safety, the discharge of materials into the environment and environmental protection. Numerous governmental entities, including the U.S. Environmental Protection Agency (“EPA”), the U.S. Occupational Safety and Health Administration (“OSHA”) and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly actions, including the incurrence of potentially significant capital or operating expenditures to mitigate or prevent releases of materials from Solaris’s equipment, facilities or from customer locations where it provides products and services. These laws and regulations may, among other things, require the acquisition of permits to conduct regulated activities; restrict the types, quantities and concentration of various substances that can be released into the environment; require remedial measures to mitigate pollution from former and ongoing operations; impose specific safety and health criteria addressing worker protection; and impose substantial liabilities for pollution resulting from operations and support services.

The more significant of these existing environmental and occupational health and safety laws and regulations include the following U.S. legal standards, as amended from time to time:

•

the Clean Air Act (“CAA”), which restricts the emission of air pollutants from many sources and imposes various pre-construction, operational, monitoring, and reporting requirements, and that the EPA has relied upon as authority for adopting climate change regulatory initiatives relating to greenhouse gas (“GHG”) emissions;

•

the Federal Water Pollution Control Act, also known as the Clean Water Act, which regulates discharges of pollutants from facilities to state and federal waters, including wetlands, and establishes the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States;

•

the Oil Pollution Act of 1990, which, among other things, subjects owners and operators of onshore facilities to liability for removal costs and damages arising from an oil spill in waters of the United States;

•

the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), which imposes liability on generators, transporters, disposers and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur;

•	the Resource Conservation and Recovery Act (“RCRA”), which governs the generation, treatment, storage, transport, and disposal of solid wastes, including hazardous wastes;

•

the Safe Drinking Water Act (“SDWA”), which ensures the quality of the nation’s public drinking water through adoption of drinking water standards and controlling the injection of waste fluids into below-ground formations that may adversely affect drinking water sources;

•

The Occupational Safety and Health Act, which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures;

•

the Endangered Species Act, which restricts activities that may affect existing or previously unidentified federally listed endangered and threatened species or their habitats by the implementation of new or existing operating restrictions or a temporary, seasonal, or permanent ban in affected areas; and

•

the U.S. Department of Transportation (“DOT”) regulations, which relate to advancing the safe transportation of energy and hazardous materials and emergency response preparedness. Certain of these federal environmental laws such as CERCLA and the RCRA, as well as analogous state laws impose joint and several strict liability for costs required to clean up and restore properties where pollutants have been released regardless of whom may have caused the harm or whether the activity was performed in compliance with all applicable laws. States also adopt and implement their own environmental laws and regulations, which may be more stringent than federal requirements. Many of the properties owned or leased by Solaris were previously operated by third parties whose management, disposal or release of materials and wastes was not under its control. Private parties, including the owners of properties that Solaris leases or upon which it conducts its services for its customers as well as facilities where its materials or wastes are taken for recycling or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property or natural resource damages. Solaris has incurred and will continue to incur operating and capital expenditures, some of which may be material, to comply with environmental and occupational health and safety laws and regulations and such costs may have a material adverse effect on its business and operational results in the future.

The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and Solaris or its customers may be required to make significant, unanticipated capital and operating expenditures. Examples of regulatory initiatives to which Solaris is subject to include the following:

•

Hydraulic Fracturing. At the federal level, the EPA has asserted federal regulatory authority under the SDWA over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance for such activities. Additionally, the EPA issued a final regulation under the Clean Water Act prohibiting discharges to publicly owned treatment works of wastewater from onshore unconventional oil and gas extraction facilities and released its final report on the potential impacts of hydraulic fracturing on drinking water resources, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain circumstances. Notwithstanding these legal developments, further administrative and regulatory restrictions may be adopted by the Biden Administration that could restrict hydraulic fracturing activities on federal lands and waters. For example, the Bureau of Land Management has recently proposed a rule to update the fiscal terms of federal oil and gas leases, which, if finalized as proposed, would increase the costs associated with such leases and add additional criteria for the Bureau of Land Management to consider when deciding whether to lease nominated land. At the state level, many states have adopted legal requirements that have imposed new or more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities, including states where our customers operate. States could also elect to place prohibitions on hydraulic fracturing and local governments may seek to adopt ordinances within their jurisdictions regulating the time, place or manner of hydraulic fracturing activities. Finally, water is an essential component of shale oil and natural gas production during both the drilling and hydraulic fracturing processes. Our customers’ access to water to be used in these processes may be adversely affected due to reasons such as periods of extended drought, private, third party competition for water in localized areas or the implementation of local or state governmental programs to monitor or restrict the beneficial use of water subject to their jurisdiction for hydraulic fracturing to assure adequate local water supplies.

•

Induced Seismicity. In recent years, wells used for the disposal by injection of flowback water or certain other oilfield fluids below ground into non-producing formations have been associated with an increased number of seismic events, with research suggesting that the link between seismic events and wastewater disposal may vary by region and local geology. In response to these concerns, regulators in some of the states in which our customers operate have adopted additional requirements related to seismicity and its potential association with hydraulic fracturing. Moreover, states may issue orders to temporarily shut down or to curtail the injection depth of existing wells in the vicinity of seismic events, as was the case in recent years in the Permian Basin of Texas and has been the case over the past several years in central Oklahoma. Another consequence of seismic events may be lawsuits alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal.

•

Ground-Level Ozone Standards. In 2015, the EPA issued a final rule under the CAA, making the National Ambient Air Quality Standard (“NAAQS”) for ground-level ozone and, in December 2020, published notice of a final action, upon conducting a periodic review of the ozone standard, electing to retain the 2015 ozone NAAQS in 2020 without revision on a going-forward basis. However, several groups have filed litigation over this December 2020 decision, and the Biden Administration has announced plans to reconsider the December 2020 final action in favor of a more stringent ground-level ozone NAAQS. This reconsideration remains ongoing. State implementation of the revised NAAQS could, among other things, require installation of new emission controls on some of our or our customers’ equipment, result in longer permitting timelines, and significantly increase our or our customers’ capital expenditures and operating costs.

•

Climate Change. In the United States, no comprehensive climate change legislation has been implemented at the federal level, but President Biden has made combating climate change a priority in his Administration and has issued, and may continue to issue, executive orders or other regulatory initiatives in pursuit of his regulatory agenda. Federal regulatory initiatives have focused on establishing rules impacting the oil and gas sector and relating to permitting, monitoring, reporting or restricting GHG emissions, such as methane. Since 2016, there has been considerable uncertainty surrounding regulation of the emissions of methane, with the Obama, Trump and Biden Administrations each implementing or, in the case of the Biden Administration, proposing to implement, versions of performance standards with varying restrictions on methane emissions from sources in the oil and gas industry. In January 2021, President Biden issued an executive order calling on the EPA to revisit federal regulations regarding methane and establish new or more stringent standards for existing or new sources in the oil and gas sector. In response to President Biden’s executive order, in December 2023, the EPA issued a final rule that established Quad Ob more stringent new source and Quad Oc first-time existing source standards of performance for methane and volatile organic compound emissions in the crude oil and natural gas source category. This rule would apply to upstream and midstream facilities at oil and natural gas well sites, natural gas gathering and boosting compressor stations, natural gas processing plants, and transmission and storage facilities. Under the final rule, states will have two years to prepare and submit their plans to impose methane emission controls on existing sources. The rule’s requirements are generally the same for both new and existing sources. The rule revises requirements for fugitive emissions monitoring and repair and establishes a “super-emitter” response program to timely mitigate emissions events as detected by governmental agencies or qualified third parties, triggering certain investigation and repair requirements. Additionally, in August 2022 the Inflation Reduction Act was passed, which imposes the first ever federal methane fee on certain oil and gas operations, the first payments for which will be due 2024 for emissions over certain thresholds in calendar year 2023. Separately, various states and groups of states have adopted or are considering adopting legislation, regulations or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, climate-related disclosure requirements, carbon taxes, reporting and tracking programs, climate-related disclosure requirements, and restriction of emissions.

At the international level, there exists the United Nations-sponsored “Paris Agreement,” which is a non-binding agreement among participating nations to limit their GHG emissions through individually-determined reduction goals every five years after 2020. President Biden announced in April 2021 a new, more rigorous nationally determined emissions reduction level of 50%-52% reduction from 2005 levels in economy-wide net GHG emissions by 2030. Moreover, the international community gathered again in Glasgow in November 2021 at the 26th Conference of the Parties (“COP26”), during which multiple announcements (not having the effect of law) were made, including a call for parties to eliminate certain fossil fuel subsidies and pursue further action on non-CO2 GHGs. Relatedly, the United States and European Union jointly announced at COP26 the launch of a Global Methane Pledge, an initiative which over 100 countries joined, committing to a collective goal of reducing global methane emissions by at least 30 percent from 2020 levels by 2030, including “all feasible reductions” in the energy sector. At the 28th Conference of the Parties (“COP28”) in 2023, the parties signed onto an agreement to transition away from fossil fuels in energy systems and increase renewable energy capacity, though no timeline for doing so was set. The impacts of these orders, pledges, agreements and any legislation or regulation promulgated to fulfill the United States’ commitments under the Paris Agreement, COP26, COP28 or other international conventions cannot be predicted at this time. In other political actions, President Biden issued an executive order in January 2021 suspending new leasing activities for oil and gas exploration and production on non-Indian federal lands and offshore waters pending completion of a comprehensive review and reconsideration of federal oil and gas permitting and leasing practices that take into consideration potential climate and other impacts associated with oil and gas activities on such lands and waters. While this suspension was halted by legal action in 2022, the Biden Administration may pursue other measures, such as more restrictive requirements for the establishment of pipeline infrastructure or the permitting of liquefied natural gas export facilities. For example, in January 2024, the Biden Administration announced a temporary pause on pending decisions on new exports of liquefied natural gas to countries that the United States does not have free trade agreements with, pending Department of Energy review of the underlying analyses for such authorizations. Litigation risks are also increasing, as a number of states, municipalities and other plaintiffs have sought to bring suit against the largest oil and natural gas exploration and production companies in state or federal court, alleging, among other things, that such companies created public nuisances by producing fuels that contributed to global warming effects and therefore are responsible for roadway and infrastructure damages as a result, or alleging that the companies have been aware of the adverse effects of climate change for some time but defrauded their investors by failing to adequately disclose those impacts.

Moreover, Solaris’s and its customers’ access to capital may be impacted by climate change policies. Stockholders and bondholders currently invested in fossil fuel energy companies but concerned about the potential effects of climate change may elect in the future to shift some or all of their investments into non-fossil fuel energy-related sectors. Institutional investors who provide financing to fossil fuel energy companies also have become more attentive to sustainability lending practices that favor “clean” power sources such as wind and solar and some of them may elect not to provide funding for fossil fuel energy companies. Many of the largest U.S. banks have made “net zero” carbon emission commitments and have announced that they will be assessing financed emissions across their portfolios and taking steps to quantify and reduce those emissions. At COP26, the Glasgow Financial Alliance for Net Zero (“GFANZ”) announced that commitments from over 450 firms across 45 countries had resulted in over $130 trillion in capital committed to net zero goals. The various sub-alliances of GFANZ generally require participants to set short-term, sector-specific targets to transition their financing, investing, and/or underwriting activities to net zero emissions by 2050. These and other developments in the financial sector could lead to some lenders restricting or eliminating access to capital for or divesting from certain industries or companies, including the oil and natural gas sector, or requiring that borrowers take additional steps to reduce their GHG emissions. Additionally, there is the possibility that financial institutions will be pressured or required to adopt policies that limit funding to the fossil fuel sector. In late 2020, the Federal Reserve announced that it had joined the Network for Greening the Financial System (“NGFS”), a consortium of financial regulators focused on addressing climate-related risks in the financial sector. In November 2021, the Federal Reserve issued a statement in support of the efforts of the NGFS to identify key issues and potential solutions for the climate-related challenges most relevant to central banks and supervisory authorities. The Federal Reserve has also announced that six of the largest U.S. banks will participate in a pilot climate scenario analysis, expected to conclude at the end of 2023. While Solaris cannot predict what policies may result from this, a material reduction in the capital available to the fossil fuel industry could make it more difficult to secure funding for acquisition, exploration, development, production, transportation, and processing activities, which could impact Solaris’s service-related business and operations. To the extent the rules impose additional reporting obligations, Solaris and its customers could incur increased costs. Furthermore, the SEC proposed rules that, amongst other matters, will require climate-related disclosures from registrants, including data on Scope 1 and 2 and, in some cases, Scope 3 GHG emissions. Additionally, certain states have enacted or are considering similar climate-related disclosure requirements. Enhanced climate-related disclosure requirements could increase operating costs and lead to reputational or other harm with customers, regulators, or other stakeholders to the extent that Solaris’s disclosures do not meet their own standards or expectations. Consequently, Solaris is also exposed to increased litigation risks relating to alleged climate-related damages resulting from Solaris’s operations, statements alleged to have been made by Solaris or others in its industry regarding climate change risks, or in connecting with any future disclosures Solaris may make regarding reported emissions, particularly given the inherent uncertainties and estimation required with respect to calculating and reporting GHG emissions. While Solaris cannot predict the final form and substance of such rules, to the extent the rules impose additional reporting obligations, Solaris and its customers could incur increased costs. Separately, the SEC has also announced from time to time that it may apply additional scrutiny to existing climate-change related disclosures in public filings, increasing the potential for enforcement if the SEC was to allege that an issuer’s existing climate disclosures were misleading or deficient.

Finally, increasing concentrations of GHG in the earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods, rising sea levels and other climatic events, as well as chronic shifts in temperature and precipitation patterns. These climatic developments have the potential to cause physical damage to Solaris’s assets and thus could have an adverse effect on its exploration and production operations. Additionally, changing meteorological conditions, particularly temperature, may result in changes to the amount, timing, or location of demand for energy or Solaris’s production. While Solaris’s consideration of changing climatic conditions and inclusion of safety factors in design is intended to reduce the uncertainties that climate change and other events may potentially introduce, its ability to mitigate the adverse impacts of these events depends in part on the effectiveness of its facilities and its disaster preparedness and response and business continuity planning, which may not have considered or be prepared for every eventuality.

Solaris is also subject to the requirements of the federal Occupational Safety and Health Act and comparable state statutes whose purpose is to protect the health and safety of workers. The OSHA’s hazard communication standard, the EPA’s Emergency Planning and Community Right-to-Know Act and comparable state regulations and any implementing regulations require that Solaris organizes and/or discloses information about hazardous materials used or produced in Solaris’s operations and that this information be provided to employees, state and local governmental authorities and citizens. Solaris has an internal program of inspection designed to monitor and enforce compliance with worker safety requirements. Additionally, there are legal requirements relating to human exposure to crystalline silica that are applicable to certain of Solaris’s operations. For example, OSHA has implemented rules establishing a more stringent permissible exposure limit for exposure to respirable crystalline silica as well as other regulatory initiatives protective of Solaris’s employees, including in connection with hydraulic fracturing-related activities. These workplace legal requirements remain subject to future change, including in respect of permissible exposure limits, required controls and personal protective equipment. Further, the inhalation of respirable crystalline silica is associated with health risks including, for example, the lung disease silicosis and these health risks have been, and may continue to be, a significant issue confronting the hydraulic fracturing industry. Concerns over silicosis and other potential adverse health effects, as well as concerns regarding potential liability from the use of hydraulic fracture sand, may have the effect of discouraging Solaris’s customers’ use of hydraulic fracture sand. The actual or perceived health risks of handling hydraulic fracture sand could materially and adversely affect hydraulic fracturing service providers, including us, through reduced use of hydraulic fracture sand, the threat of product liability or the filing of lawsuits naming Solaris as a defendant, increased scrutiny by federal, state and local regulatory authorities of Solaris and its customers or reduced financing sources available to the hydraulic fracturing industry.

Additionally, as part of the services Solaris provides, it engages third parties that operate as motor carriers and therefore, are subject to regulation by the DOT and analogous state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations, regulatory safety, equipment testing, driver requirements and specifications, and insurance requirements. The trucking industry is subject to possible regulatory and legislative changes that may impact Solaris’s operations, including increased costs, such as changes in fuel emissions limits, hours of service regulations that govern the amount of time a driver may drive or work in any specific period and limits on vehicle weight and size. Solaris cannot predict whether, or in what form, any legislative or regulatory changes or municipal ordinances applicable to its logistics operations will be enacted and to what extent any such legislation or regulations could increase its costs or otherwise adversely affect its business or operations.

Intellectual Property

Solaris continuously seeks to innovate its product and service offerings to improve its operations and deliver increased value to its customers and its software team is constantly designing and building increased software capabilities to enable efficient supply chain planning and management for its customers. As such, Solaris seeks patent and trademark protections for its technology when Solaris deems it prudent, and it aggressively pursues protection of these rights. Solaris believes its patents, trademarks, and other protections for its proprietary technologies are adequate for the conduct of its business and that no single patent or trademark is critical to its business. In addition, Solaris relies to a great extent on the technical expertise and know-how of its personnel to maintain its competitive position, and Solaris takes commercially reasonable measures to protect trade secrets and other confidential and/or proprietary information relating to the technologies it develops.

As of December 31, 2023, Solaris had seven issued patents in the United States, nine corollary patents issued in Canada and two corollary patents issued in Mexico; four pending utility patent applications in the United States, none in Canada, and two in Mexico. Each patent and patent application relates to Solaris’s systems, services and other technologies. Solaris’s issued patents expire between 2032 and 2043, provided all of the maintenance fees are paid. Solaris cannot make any assurances that any of its currently pending patent applications will result in the issuance of a granted patent, or whether the examination process will require it to narrow the present claims. Additionally, any issued patents may be contested, circumvented, found unenforceable or invalid, and Solaris may not be able to prevent third parties from infringing them.

Available Information

Solaris is required to file any annual, quarterly and current reports, proxy statements and certain other information with the SEC.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Any documents filed by Solaris with the SEC can be downloaded from the SEC’s website.

Solaris’s principal executive offices are located at 9651 Katy Freeway, Suite 300, Houston, Texas 77024, and its telephone number is (281) 501-3070. Solaris’s website is at www.solarisoilfield.com. Solaris’s periodic reports and other information filed with or furnished to the SEC, pursuant to Section 13(a) or 15(d) of the Exchange Act, including Annual Reports on Form 10-K and 10-K/A, Quarterly Reports on Form 10-Q and Form 10-Q/A, Current Reports on Form 8-K and 8-K/A, and amendments to those reports are available, free of charge, through Solaris’s website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on Solaris’s website or any other website is not incorporated by reference into this proxy statement and does not constitute a part of this proxy statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOLARIS

References to “we,” “us,” “our,” “Solaris” or the “Company” in this section refer to Solaris Oilfield Infrastructure, Inc. (either individually or together with its subsidiaries, as the context requires). The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying financial statements and related notes. The following discussion contains “forward-looking statements” that reflect our plans, estimates, beliefs and expected performance. Our actual results may differ materially from those anticipated as discussed in these forward-looking statements as a result of a variety of risks and uncertainties, including those described above in “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this proxy statement, as updated by our subsequent filings with the SEC, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We assume no obligation to update any of these forward-looking statements except as otherwise required by law.

Overview

We design and manufacture specialized equipment, which combined with field technician support, last mile and mobilization logistics services and our software solutions, enables us to provide a service offering that helps oil and natural gas operators and their suppliers drive efficiencies that reduce operational footprint and costs during the completion phase of well development. We service most active oil and natural gas basins in the United States.

Recent Trends and Outlook

Demand for our services is predominantly influenced by the level of oil and natural gas well drilling and completion activity in the U.S. Through mid-April 2024, U.S. drilling and completion activity, as measured by the Baker Hughes U.S. Land Rig Count, was down 1% year to date, which reflects the net impact of a slight increase in the number of oil-directed rigs and a 9% decrease in gas-directed rigs. Average WTI oil prices increased over 15% from the low-$70s per barrel range at year-end 2023 to the low-$80s per barrel range in April 2024. Average Henry Hub natural gas prices declined over 30% from the start of the year to below $2 per MMBtu, which was the primary driver of the decrease in gas-directed drilling activity.

For the first quarter ended March 31, 2024, our fully utilized total system count averaged 102 systems, which was roughly flat from 103 systems for the fourth quarter ended December 31, 2023 and was relatively in line with the Baker Hughes rig count trend. A small increase in pricing at the start of 2024 and incremental earnings from our new services allowed us to grow earnings despite the softness in drilling and completion activity. As a result, our operating profit grew over 8% sequentially despite the industry activity decline.

Today oil-directed drilling activity comprises over 80% of the total Baker Hughes U.S. Land rig count. Oil prices currently remain in the low-$80s per barrel range, which we believe should support a sustained level of oil-directed U.S. drilling and completion activity. For the remainder of 2024, we expect the Company’s revenue and profitability to track the overall direction of U.S. drilling and completion activity, which we expect will be negatively impacted by low natural gas prices and industry efficiency gains, partially offset by stable oil-directed activity.

Our capital expenditures of approximately $3 million in first quarter 2024 were down over 50% compared to the fourth quarter of 2023. The Company continues to expect full year 2024 capital expenditures to be below $15 million, which reflects an over 75% decrease from total capital expenditures in 2023 following the completion of our prior growth capital program in 2023. This reduction in capital expenditures should allow us to generate significantly increased cash flow in 2024.

The sustainability of favorable supply-demand dynamics and a strong commodity environment will depend on multiple factors, including any supply chain disruptions, potential regulatory changes, uncertainty around a potential economic slowdown and potential impacts from geopolitical disruptions, including the war in Ukraine and continued conflicts in the Middle East. Additionally, consolidation can drive procurement strategy changes, which has historically resulted in both market share gains and losses for the Company. We expect both consolidation and financial discipline will likely continue to be important themes for the energy industry going forward.

Results of Operations

Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023

	Three Months Ended March 31,
	2024	2023	Change
	(in thousands)
Revenue	$64,635	$77,828	$(13,193)
Revenue—related parties	3,255	4,894	(1,639)

Total revenue	67,890	82,722	(14,832)

Operating costs and expenses:
Cost of services (exclusive of depreciation and amortization)	39,887	53,223	(13,336)
Depreciation and amortization	9,934	8,417	1,517
Selling, general and administrative	7,990	6,538	1,452
Other operating (income) expense, net	123	(338)	461

Total operating costs and expenses	57,934	67,840	(9,906)

Operating income	9,956	14,882	(4,926)
Interest expense, net	(799)	(459)	(340)

Income before income tax expense	9,157	14,423	(5,266)
Provision for income taxes	(1,857)	(2,486)	629

Net income	7,300	11,937	(4,637)
Less: net income related to non-controlling interests	(2,983)	(4,368)	1,385

Net income attributable to Solaris Oilfield Infrastructure, Inc.	$4,317	$7,569	$(3,252)

Revenue

Revenue decreased $14.8 million, or 18%, to $67.9 million for the three months ended March 31, 2024 compared to $82.7 million for the three months ended March 31, 2023. The decrease in revenue is primarily related to a decrease in last mile tonnage for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The decrease in revenue was also due to a decrease in total fully utilized systems to 102 from 118 systems for the three months ended March 31, 2024 and March 31, 2023, respectively.

Cost of Services

Cost of services, excluding depreciation and amortization expense, decreased $13.3 million, or 25%, to $39.9 million for the three months ended March 31, 2024, compared to $53.2 million for the three months ended March 31, 2023. The decrease is primarily related to a decrease in last mile tonnage and lower system count for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. Cost of services, excluding depreciation and amortization, as a percentage of revenue was 59% and 64% for the three months ended March 31, 2024 and 2023, respectively.

Depreciation and Amortization

Depreciation and amortization increased $1.5 million, or 18%, to $9.9 million for the three months ended March 31, 2024, compared to $8.4 million for the three months ended March 31, 2023. Depreciation increased primarily due to investment in capital spending to develop and upgrade the systems fleet, resulting in the addition of depreciable assets from March 31, 2023 to March 31, 2024.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $1.5 million, or 23%, to $8.0 million for the three months ended March 31, 2024 compared to $6.5 million for the three months ended March 31, 2023, primarily due to increase in salaries, benefits and wages by $0.9 million, of which $0.4 million is from stock-based compensation due to new grants of restricted stock awards.

Provision for Income Taxes

During the three months ended March 31, 2024, we recognized a combined United States federal and state expense for income taxes of $1.9 million, a decrease of $0.6 million as compared to the $2.5 million income tax expense we recognized during the three months ended March 31, 2023. This change was attributable to changes in operating gains. The effective combined United States federal and state income tax rates were 20.3% and 17.2% for the three months ended March 31, 2024 and 2023, respectively. The effective tax rate differed from the statutory rate primarily due to Solaris LLC’s treatment as a partnership for United States federal income tax purposes.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

	Year Ended December 31,
	2023	2022	Change
	(in thousands)
Revenue	$292,947	$320,005	$(27,058)
Operating costs and expenses:
Cost of services (excluding depreciation)	177,847	219,775	(41,928)
Depreciation and amortization	36,185	30,433	5,752
Property tax contingency	—	3,072	(3,072)
Selling, general and administrative	26,951	23,074	3,877
Impairment losses	1,423	—	1,423
Other operating expense, net	639	1,847	(1,208)

Total operating costs and expenses	243,045	278,201	(35,156)

Operating income	49,902	41,804	8,098
Interest expense, net	(3,307)	(489)	(2,818)

Total other expense	(3,307)	(489)	(2,818)

Income before income tax expense	46,595	41,315	5,280
Provision for income taxes	(7,820)	(7,803)	(17)

Net income	38,775	33,512	5,263
Less: net income related to non-controlling interests	(14,439)	(12,354)	(2,085)

Net income attributable to Solaris	$24,336	$21,158	$3,178

Revenue

Revenue decreased $27.1 million, or 8%, to $292.9 million for the year ended December 31, 2023 compared to $320.0 million for the year ended December 31, 2022. Revenue decreased mainly due to a decrease in last mile logistics services activity. The decrease in revenue was partially offset by an increase in fully utilized systems and increased pricing. As our new technology introductions allowed us to provide more systems per location serviced, total fully utilized systems increased from 95 systems for the year ended December 31, 2022 to 109 systems for the year ended December 31, 2023.

Cost of Services

Cost of services, excluding depreciation and amortization expense, decreased $41.9 million, or 19%, to $177.8 million for the year ended December 31, 2023 compared to $219.8 million for the year ended December 31, 2022. The decrease was primarily due to a decrease in last mile and mobilization logistics services activity, partially offset by increased systems costs in line with the increase in fully utilized systems discussed above. Cost of services as a percentage of revenue was 61% and 69% for the year ended December 31, 2023 and 2022, respectively.

Property Tax Contingency

We are subject to a number of state and local taxes that are not income-based. As many of these taxes are subject to assessment and audit by the taxing authorities, it is possible that an assessment or audit could result in additional taxes due. We accrue for additional taxes when we determine that it is probable that we will have incurred a liability and we can reasonably estimate the amount of the liability. On June 16, 2022, Cause Number CV20-09-372, styled Solaris Oilfield Site Services v. Brown County Appraisal District, was presented to the 35th District Court of Brown County, Texas. The 35th District Court of Brown County ruled in favor of Brown County Appraisal District regarding the disqualification of our equipment for certain property tax exemptions. On July 20, 2022, we filed an appeal with the Eleventh District of Texas – Eastland Court of Appeals, and an appellate hearing relating thereto was held on April 13, 2023. We anticipate that a final ruling from the Eastland Court of Appeals will be delivered sometime in the first half of 2024. In connection therewith, we have recognized $3.1 million in Accrued Liabilities as of December 31, 2023. No additional contingencies were recognized during the year ended December 31, 2023. If this litigation is ultimately resolved against us, in whole or in part, it is possible that the resolution of this matter could be material to our consolidated results of operations or cash flows.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, excluding depreciation and amortization, increased $3.9 million, or 17%, to $27.0 million for the year ended December 31, 2023 compared to $23.1 million for the year ended December 31, 2022. The increase is primarily due to increases in headcount and professional fees.

Impairment of Fixed Assets

During the year ended December 31, 2023, we entered into a non-binding sale agreement with a third party to sell certain fixed assets. These fixed assets met the criteria as assets held for sale and are included as such on the consolidated balance sheet as of December 31, 2023. As the carrying value of the fixed assets classified as held for sale exceeded their fair value less estimated costs to sell, we recorded an impairment loss of $1.4 million in the consolidated statement of operations for the year ended December 31, 2023.

Other Operating Expense, Net

Other operating expense decreased $1.2 million, or 67%, to $0.6 million for the year ended December 31, 2023 compared to $1.8 million for the year ended December 31, 2022. Other operating expense in the year ended December 31, 2023 primarily relate to credit losses and loss on disposal of assets, partially offset by sales tax rebates. Other operating expense in the year ended December 31, 2022 primarily relate to loss on disposal of assets, change in the TRA liability, credit losses, gain on insurance claims and other settlements, and costs related to the evaluation of potential acquisitions.

Interest Expense, Net

Interest expense increased $2.8 million, or 560%, to $3.3 million for the year ended December 31, 2023 compared to $0.5 million for the year ended December 31, 2022. The increase was primarily due to an increase in average borrowings outstanding and effective interest rates on the senior secured credit facility.

Provision for Income Taxes

During the year ended December 31, 2023, we recognized a combined United States federal and state expense for income taxes of $7.8 million, which is flat compared to the $7.8 million income tax expense we recognized during the year ended December 31, 2022. The effective combined United States federal and state income tax rates were 16.8% and 18.9% for the year ended December 31, 2023 and 2022, respectively. The effective tax rate differed from the statutory rate primarily due to Solaris LLC’s treatment as a partnership for United States federal income tax purposes.

Comparison of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We view EBITDA and Adjusted EBITDA as important indicators of performance. We use them to assess our results of operations because it allows us, our investors and our lenders to compare our operating performance on a consistent basis across periods by removing the effects of varying levels of interest expense due to our capital structure, depreciation and amortization due to our asset base and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding trends and other factors affecting our business in addition to measures calculated under generally accepted accounting principles in the United States (“GAAP”).

We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and any extraordinary, unusual or non-recurring gains, losses or expenses.

EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for an analysis of our results of operation and financial condition as reported in accordance with GAAP. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables presents a reconciliation of Net income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended March 31,
	2024	2023	Change
	(in thousands)
Net income	$7,300	$11,937	$(4,637)
Depreciation and amortization	9,934	8,417	1,517
Interest expense, net	799	459	340
Income taxes (1)	1,857	2,486	(629)

EBITDA	$19,890	$23,299	$(3,409)
Stock-based compensation expense (2)	2,217	1,980	237
(Gain) loss on disposal of assets	12	(361)	373
Credit losses	300	—	300
Other (3)	268	200	68

Adjusted EBITDA	$22,687	$25,118	$(2,431)

(1)	United States federal and state income taxes.
(2)	Represents stock-based compensation expense related to restricted stock awards and performance-based restricted stock units.
(3)	Other includes the net effect of inventory write-offs, transaction costs and other settlements.

	Year Ended December 31,
	2023	2022	Change
	(in thousands)
Net income	$38,775	$33,512	$5,263
Depreciation and amortization	36,185	30,433	5,752
Interest expense, net	3,307	489	2,818
Income taxes (1)	7,820	7,803	17

EBITDA	$86,087	$72,237	$13,850
Property tax contingency (2)	—	3,072	(3,072)
Stock-based compensation expense (3)	7,732	6,092	1,640
Loss on disposal of assets	386	3,754	(3,368)
Impairment on fixed assets (4)	1,423	—	1,423
Change in payables related to Tax Receivable Agreement (5)	—	(663)	663
Credit losses	810	(420)	1,230
Other (6)	255	(290)	545

Adjusted EBITDA	$96,693	$83,782	$12,911

(1)	Federal and state income taxes.
(2)

Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. A final ruling from the Eastland Court of Appeals was received on April 18, 2024. The appellate court ruled in our favor and upheld most, but not all, of our disputed property tax exemptions.

(3)	Represents stock-based compensation expense related to restricted stock and performance-based restricted stock units.
(4)	Impairment recorded on certain fixed assets classified as assets held for sale during the year ended December 31, 2023.
(5)	Reduction in liability due to state tax rate change.
(6)	Other includes gain on insurance claims and other settlements.

Three Months Ended March 31, 2024 Compared to Three Months Ended March 31, 2023: EBITDA and Adjusted EBITDA

EBITDA decreased $3.4 million to $19.9 million for the three months ended March 31, 2024 compared to $23.3 million for the three months ended March 31, 2023. Adjusted EBITDA decreased $2.4 million to $22.7 million for the three months ended March 31, 2024 compared to $25.1 million for the three months ended March 31, 2023. The changes in EBITDA and Adjusted EBITDA were primarily due to the changes in revenues and expenses, discussed above.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022: EBITDA and Adjusted EBITDA

EBITDA increased $13.9 million to $86.1 million for the year ended December 31, 2023 compared to $72.2 million for the year ended December 31, 2022. Adjusted EBITDA increased $12.9 million to $96.7 million for the year ended December 31, 2023 compared to $83.8 million for the year ended December 31, 2022. The increases in EBITDA and Adjusted EBITDA were primarily due to the changes in revenues and expenses, discussed above.

Liquidity and Capital Resources

Overview

Our primary sources of liquidity to date have been cash flows from operations, borrowings under our credit agreement and proceeds from equity offerings. Our primary uses of capital have been to fund ongoing operations, capital expenditures to support organic growth, including our fleet development and related maintenance and fleet upgrades, repurchase shares of Class A common stock in the open market, and pay dividends. Although no assurance can be given, depending upon market conditions and other factors, we may also have the ability to issue additional equity and debt if needed.

As of March 31, 2024, cash and cash equivalents totaled $3.4 million. We have $30.0 million in borrowings outstanding under that certain Amended and Restated Credit Agreement, dated as of April 28, 2023, as amended (the “Credit Agreement”). As of March 31, 2024, the Company has the ability to draw up to an additional $37.5 million under the amended Credit Agreement. We believe that our cash on hand, operating cash flow and available borrowings under our Credit Agreement will provide sufficient liquidity to address our future cash needs, including capital expenditures, working capital investments, and dividends for the next 12 months and beyond.

Share Repurchase Program

The Company’s Board of Directors authorized a share repurchase program on March 1, 2023, with an approved limit of $50.0 million and no set term limits. During the three months ended March 31, 2024, we purchased and retired 1,108,349 shares of Class A common stock at an aggregate cost of $8.1 million, or $7.30 per share, under the share repurchase program. As of March 31, 2024, we have purchased and retired 4,272,127 shares of Class A common stock for $34.6 million, or $8.09 per share, resulting in $15.4 million remaining under the authorized share repurchase program. The 1% U.S. federal excise tax on certain repurchases of stock by publicly traded U.S. corporations enacted as part of the Inflation Reduction Act of 2022 applies to our share repurchase program.

All purchases made pursuant to the authorized share repurchase plan were made in accordance with applicable securities laws from time to time in the open-market or through private transactions, depending on market conditions. Going forward, future purchases may be made pursuant to a trading plan meeting the requirements of Rule 10b-18 or Rule 10b-5 under the Exchange Act, and may be discontinued at any time.

Secured Demand Note

On July 30, 2024, Solaris LLC entered into a definitive agreement whereby Solaris LLC loaned $29.8 million (the “Loan”) to MER to fund certain progress payments to meet MER’s outstanding commitments. In connection with this financing agreement, Solaris LLC drew $30 million from its existing senior secured credit facility. The Loan bears interest at 10% and is fully secured by substantially all of MER’s assets. If the Loan is not called, payment would be due on December 6, 2024.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Three Months Ended March 31,
	2024	2023	Change
	(in thousands)
Net cash provided by operating activities	$16,875	$16,849	$26
Net cash used in investing activities	(3,348)	(18,826)	15,478
Net cash used in financing activities	(15,936)	(4,683)	(11,253)

Net change in cash	$(2,409)	$(6,660)	$4,251

Significant Sources and Uses of Cash Flows

Operating Activities. Net cash provided by operating activities was $16.9 million for the three months ended March 31, 2024, compared to net cash provided by operating activities of $16.8 million for the three months ended March 31, 2023.

Investing Activities. Net cash used in investing activities was $3.3 million for the three months ended March 31, 2024, compared to net cash used in investing activities of $18.8 million for the three months ended March 31, 2023. The decrease in investing activities of $15.5 million is primarily due to a reduction in capital expenditures following the completion of our prior growth capital program in 2023.

Financing Activities. Net cash used in financing activities of $15.9 million for the three months ended March 31, 2024 was primarily related to the repurchase of shares for $8.1 million, quarterly dividends of $3.6 million to Class A common stock shareholders, distributions to Solaris LLC unitholders of $1.6 million, $1.5 million of payments related to taxes on the vesting of stock-based compensation and payments under finance leases and insurance of $1.0 million. Net cash used in financing activities of $4.7 million for the three months ended March 31, 2023 was primarily related to the repurchase of shares for $14.4 million, quarterly dividends of $3.7 million to Class A common stock shareholders, distributions to Solaris LLC unitholders of $2.0 million, payments under finance leases and insurance of $1.3 million, and $1.3 million of payments related to taxes on the vesting of stock-based compensation, partially offset by net borrowings under the Credit Agreement of $18.0 million.

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,		Change
	2023	2022	2023 vs. 2022
	(in thousands)
Net cash provided by operating activities	$89,924	$67,996	$21,928
Net cash used in investing activities	(62,003)	(79,539)	17,536
Net cash used in financing activities	(30,923)	(16,119)	(14,804)

Net change in cash	$(3,002)	$(27,662)	$24,660

Analysis of Cash Flow Changes for Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Operating Activities. Net cash provided by operating activities was $89.9 million for the year ended December 31, 2023, compared to net cash provided by operating activities of $68.0 million for the year ended December 31, 2022. The increase of $21.9 million in operating cash flow was primarily attributable to increased profitability from operations.

Investing Activities. Net cash used in investing activities was $62.0 million for the year ended December 31, 2023, compared to $79.5 million for the year ended December 31, 2022. The decrease in investing activities of $17.5 million is primarily due to a reduction in capital expenditures as the build out of our new service lines was largely completed during 2023.

Financing Activities. Net cash used in financing activities for the year ended December 31, 2023 was $30.9 million. The Company repurchased shares of $26.4 million and distributed a total of $20.7 million to shareholders in the form of dividends. Net borrowings under the Credit Agreement for the year ended December 31, 2023 were $22.0 million. Net cash used in financing activities of $16.1 million for the year ended December 31, 2022 was primarily related to dividends of $19.6 million, partially offset by net borrowings under the credit agreement of $8.0 million.

Future Sources and Uses of Cash

Our material cash commitments consist primarily of obligations under our Credit Agreement, Tax Receivable Agreement, finance and operating leases for property and equipment, and purchase obligations as a part of normal operations. We have no material off balance sheet arrangements as of March 31, 2024, except for purchase commitments under supply agreements disclosed below.

As of March 31, 2024, we expect to pay approximately $0.1 million in commitment fees on our Credit Agreement within the next twelve months, calculated based on the unused portion of lender commitments, at the applicable commitment fee rate of 0.375%. As of March 31, 2024, if our borrowings under the Credit Agreement remain at $30.0 million, we expect to pay approximately $2.5 million in interest within the next twelve months, calculated based on the weighted average interest rate on the borrowings outstanding as of March 31, 2024 of approximately 8.32%.

As of March 31, 2024, we had purchase obligations of approximately $2.8 million payable within the next twelve months.

Critical Accounting Estimates

We had no material changes in our critical accounting estimates during the three months ended March 31, 2024, see Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the year ended December 31, 2023 for additional information.

Off Balance Sheet Arrangements

We have no material off balance sheet arrangements. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such financing arrangements, except for purchase commitments under supply agreements.

DESCRIPTION OF THE COMPANY’S BUSINESS

Unless otherwise indicated or the context otherwise requires, all references to “MER,” “Mobile Energy,” “we,” “our,” or the “Company” in this section refer to Mobile Energy Rentals LLC.

The Company

MER was formed on February 23, 2022 as a Texas limited liability company and is headquartered in Houston, Texas. MER is a mobile distributed power solutions company that offers its customers a comprehensive range of mobile power equipment for lease, including generators, transformers and power distribution systems. MER serves customers in a number of end markets, including data center, energy and other commercial and industrial applications. MER provides customers with configurable sets of mobile turbines and support equipment that generate reliable and cost-effective power where grid infrastructure may not be available or reliable, or otherwise does not fully meet the power needs of customers.

Against this backdrop of growing demand for mobile power solutions, MER’s existing fleet of mobile power equipment is fully committed through the end of 2024, and additional inquiries for MER’s services remain strong. To meet this increased demand, MER recently entered into purchase commitments for additional equipment totaling approximately $308 million with a third-party supplier to grow its fleet of turbines from 24 units of 153 megawatts, as of March 31, 2024, to 44 units of 478 megawatts by the end of the third quarter of 2025. MER expects to deploy these turbines on current and future contracts as such turbines are delivered. MER has strong relationships with power equipment suppliers, which has allowed MER to access near-term deliveries of additional mobile power equipment despite the limited supply chain.

Industry and Market Opportunity

MER has identified a growing need for mobile power equipment as legacy US power generation facilities are retired and transmission and distribution infrastructure continue to age. New power generation facilities can take years to permit and bring online, and the queue for grid connectivity is growing.

MER believes data centers present an attractive opportunity for mobile power solutions. There appears to be a growing power demand from an increase in data centers. Data centers require reliable power and are especially at risk to interruptions or even damage to equipment resulting from power outages. Even if a data center is located near an existing power plant and/or distribution center, customers may experience significant delays to connect to the grid and desire a behind-the-meter solution similar to what can be offered by MER.

There also appears to be a growth opportunity to provide both centralized power microgrids and distributed power solutions to the energy industry. Recently, MER has observed several energy companies publicly highlight investments in microgrids or behind-the-meter power generation to support operations. In addition to requiring mobility and expressing concerns about grid reliability, such energy companies may be in a position to leverage low-cost fuel to generate power, which makes a product like MER’s desirable.

The Strategy

MER’s growth strategy is based on its superior performance and customized solutions. MER’s founders and management team leverage their long and successful track-record of managing power solutions across a range of end-markets. MER entered the market through high-end customers that depend on reliable, distributed power for their operations. MER will continue to innovate and improve its performance envelope as well as introducing equipment and services that allow its customers to best benefit from the power solution that meets their needs.

MER will continue to explore growth opportunities in other industries that have a need for reliable, mobile power. MER’s product and service offering is appealing to a diverse set of end-markets and customers because of its performance and adaptability.

Products

MER is positioned to deliver highly reliable, uninterrupted and sustainable mobile power. MER has a fleet of gas turbines, which are mounted on trailers and configured for “plug and play.” Such gas turbines are capable of starting quickly and may reach full power within a short period of time. Gas turbines also have a high power-to-weight ratio, making them superior for operations where space is limited.

MER currently utilizes the Solar SMT60 and MPUT60 turbines which each provide approximately 5.7 MW of electric power. To date, MER has taken delivery of 15 Solar SMT60 turbines and six MPUT60 turbines with additional turbines on order. To date, MER has taken delivery of two Solar SMT130 turbines with additional turbines on order. Each SMT130 turbine can generate approximately 16.5 MW of electric power. These turbines are highly mobile and can be transported via highway or ocean and air freight. Solar SMT 60 turbines and MPUT60 turbines can be set up in less than four hours. Set up time for Solar SMT130 turbines is less than twelve hours.

In addition to natural gas turbines, MER also rents power distribution systems, switchgear equipment, gas conditioning trailers and black start generators. MER’s ability to combine multiple units and offerings uniquely positions itself to meet the power needs of its customers.

MER has strategically secured significant additional turbine capacity for delivery through the third quarter of 2025. MER believes such additional turbine capacity will position the Company to address the growing power bottlenecks that are unfolding during a period of pronounced power demand growth and supply chain tightness.

Customers and Contracts

MER serves customers in a number of end markets, including data center, energy and other commercial and industrial applications. MER enters into various contract arrangements with such customers. Although these contracts have historically been short-term in nature, MER expects such arrangements will be extended given the current demand in the market for mobile power. MER currently has a significant customer concentration with a single data center client but reasonably expects that customer concentration to be diluted through new contract fixtures with different clients.

MER’s customers in the energy industry have shown a growing requirement for customized, high-quality and reliable power in their operations. Similarly, data centers appear to be facing an exceeding demand for power. These industries, as well as others, find that uninterruptible, high-quality power is an essential requirement that the legacy grid is struggling to meet.

Competition

MER’s competition in the mobile power market includes other gas turbine providers and providers of competing technology. MER’s technological competition includes diesel generators, renewable energy generators, including both solar and wind, grid power and battery energy storage systems.

MER believes that its gas turbine technology is well positioned because it can promptly provide firm, baseload power with a readily available fuel source, while meeting or exceeding emissions requirements. By making its gas turbines easy to mobilize, commission and operate, MER is positioned to respond quicker and more efficiently than most of its power generation competitors.

Intellectual Property

MER does not currently have any issued trademarks or patents. MER has registered domain names, including www.mobileenergyrentals.com.

Seasonality

MER’s business is not significantly impacted by seasonality, although its business may be impacted by holidays, inclement weather, and its clients’ budget cycles, during which MER may experience declines in its operating results.

Regulatory

MER’s business operations are, or may become, subject to federal, tribal, state and local laws and regulations governing occupational health and safety, the discharge of materials into the environment, environmental protection and regulations relating to the transportation of equipment, including licensing and permitting requirements. Numerous governmental entities, including the EPA, OSHA, DOT and analogous state agencies have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly actions, including the incurrence of potentially significant capital or operating expenditures to mitigate or prevent releases of materials from MER’s equipment, facilities or from customer locations where it provides products and services. These laws and regulations may, among other things, require the acquisition of permits to conduct regulated activities; restrict the types, quantities and concentration of various substances that can be released into the environment; require remedial measures to mitigate pollution from former and ongoing operations; impose specific safety and health criteria addressing worker protection; and impose substantial liabilities for pollution resulting from operations and support services. MER’s operations may be subject to various federal, state and local laws and regulations, including wage and hour regulations, and the federal Occupational Safety and Health Act and comparable state statutes, which establish requirements to protect the health and safety of workers.

As part of the services MER provides, it engages third parties that operate as motor carriers and therefore, are subject to regulation by the DOT and analogous state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations, regulatory safety, equipment testing, driver requirements and specifications, and insurance requirements. The trucking industry is subject to possible regulatory and legislative changes that may impact MER’s operations, including increased costs, such as changes in fuel emissions limits, hours of service regulations that govern the amount of time a driver may drive or work in any specific period and limits on vehicle weight and size. MER cannot predict whether, or in what form, any legislative or regulatory changes or municipal ordinances applicable to its logistics operations will be enacted and to what extent any such legislation or regulations could increase its costs or otherwise adversely affect its business or operations.

Human Capital

MER does not have any employees. When necessary, MER utilizes independent contractors to assist with operations. The use of independent contractors allows MER to quickly and cost-effectively scale its workforce to meet various demands.

Properties

MER’s corporate headquarters is located in Houston, Texas. MER also leases a facility in Buffalo, Texas for the storage, maintenance, testing and repair of its equipment (the “Buffalo Lease”). The Buffalo Lease was entered into in June 2024 and expires in May 2026. Upon the closing of the transactions contemplated by the Contribution Agreement, the Buffalo Lease will be amended and restated, and the new term under such amended and restated Buffalo Lease will be one year from the effective date thereunder.

July 30 Loan

On July 30, 2024, Solaris LLC entered into an agreement whereby it loaned $29,750,000 to the Company to fund certain progress payments owed to an equipment manufacturer for the purchase of power generation equipment pursuant to previously executed purchase orders. The funds that are the subject of the July 30 Loan were paid directly to the manufacturer by Solaris LLC for the benefit of the Company. Assuming closing of the Contribution, the Loan will be canceled at closing and netted against payments otherwise due for the AFE Payments.

Legal Proceedings

From time to time, MER may be involved in various legal proceedings or subject to claims arising in the ordinary course of its business. Although the results of legal proceedings and claims cannot be predicted with certainty, as of July 23, 2024, MER is not currently party to any legal proceedings.

Corporate Headquarters and Available Information

MER’s principal executive offices are located at 2929 Buffalo Speedway, A1204, Houston, Texas 77098.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

References to “MER,” “Mobile Energy,” “we,” “our,” or the “Company” in this section refer to Mobile Energy Rentals LLC. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying financial statements and related notes. The following discussion contains “forward-looking statements” that reflect plans, estimates, beliefs and expected performance. Our actual results may differ materially from those anticipated as discussed in these forward-looking statements as a result of a variety of risks and uncertainties, including those described above in “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this Report and “Risk Factors” included in this proxy statement, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We assume no obligation to update any of these forward-looking statements except as otherwise required by law.

Overview

We were formed on February 23, 2022 (inception date) as a Texas limited liability company and are headquartered in Houston, Texas. We operate throughout the United States and offer our customers a comprehensive range of mobile power equipment, including generators, transformers and power distribution systems. We serve customers in a number of end markets, including data center, oilfield and other commercial and industrial applications. We provide our customers with configurable sets of mobile turbines and support equipment that generate reliable and cost-effective power to our customers where grid infrastructure may not be available or reliable, or otherwise does not fully meet the power needs of our customers.

The mobile power market is experiencing growth opportunities with demand from data centers, emergency response, electric fracturing, oil and gas production and micro-grid power industries. We expect our mobile power generation assets, together with our technical experience in mobilization and operation of such assets, to help us capitalize on these growth opportunities.

Recent Trends and Outlook

We see a growing need for mobile power equipment as legacy US power generation facilities are retired and transmission and distribution infrastructure continue to age. New power generation facilities take years to permit and bring online, and the queue for grid connectivity is growing. Local utilities take months or even years to before they can respond to new customer power needs. In addition, we see growing power demand from an increase in AI data centers, the need for micro-grids and distributed power solutions to the oilfield as the wellsite continues to become fully electric, as well as a need for backup solutions to support local utility grids.

Against this backdrop of growing demand for mobile power solutions, our existing fleet of mobile power equipment is fully committed through the end of 2024 and additional inquiries for our services remain strong. To meet this demand, we recently entered into purchase commitments for additional equipment totaling approximately $307.6 million with a third-party supplier to grow our fleet of turbines from 153 megawatts, as of March 31, 2024, to 478 megawatts by the third quarter of 2025. We expect to deploy these turbines on current and future contracts as they are delivered. We have strong relationships with power equipment suppliers which has allowed us to access near-term deliveries of additional mobile power equipment despite the current supply chain tightness in the market.

The sustainability of mobile power supply-demand dynamics will depend on multiple factors, including supply chain disruptions, potential regulatory changes, uncertainty around potential economic slowdowns and potential impacts from geopolitical disruptions, including the war in Ukraine and continued conflicts in the Middle East.

On July 30, 2024, Solaris LLC entered into an agreement whereby it loaned $29,750,000 to the Company to fund certain progress payments owed to an equipment manufacturer for the purchase of power generation equipment pursuant to previously executed purchase orders. The funds that are the subject of the July 30 Loan were paid directly to the manufacturer by Solaris LLC for the benefit of the Company. Assuming closing of the Contribution, the Loan will be canceled at closing and netted against payments otherwise due for the AFE Payments.

Three-Month Period Ended March 31, 2024 Compared to Three-Month Period Ended March 31, 2023

	Three Months Ended March 31,
	2024	2023	Change
	(in thousands)
Revenues:
Lease income	$2,175	$307	$1,868
Service revenue	107	—	107
Sales of ancillary products	196	—	196

Total revenues	2,478	307	2,171
Total costs of revenues	366	157	209

Gross profit	2,112	150	1,962
Selling, general, and administrative expenses	172	78	94

Income from operations	1,940	72	1,868
Other income, net	(13)	—	(13)

Net Income	$1,953	$72	$1,881

Revenue

Lease income

Our lease income increased $1.9 million, or 610%, to $2.2 million for the three-month period ended March 31, 2024, compared to $0.3 million for the three-month period ended March 31, 2023. The Company significantly expanded its operations during the three-month period ended March 31, 2024 due to having more equipment deployed at higher rates as compared to the three-month period ended March 31, 2023 .

Service revenue and sales of ancillary products

Our service revenue increased $0.1 million, or 100%, to $0.1 million for the three-month period ended March 31, 2024, compared to no service revenue for the three-month period ended March 31, 2023. Service revenue relates to certain commissioning and decommissioning services to prepare mobile power equipment for use and are recognized when transfer of services is complete. We provided no such service for the three-month periods ended March 31, 2023.

Our revenue from the sales of ancillary products increased $0.2 million, or 100%, to $0.2 million for the three-month period ended March 31, 2024, compared to nil for the three-month period ended March 31, 2023. Sales of ancillary products relates to items such as fuses, cables, etc. We recognized no such sales in the three-month period ended March 31, 2023.

Cost of Revenues

Our cost of revenues increased $0.2 million, or 133%, to $0.4 million for the three-month period ended March 31, 2024 compared to $0.2 million for the three-month period ended March 31, 2023. Our cost of revenues includes depreciation of our equipment, equipment rentals, various supplies and materials, labor costs and freight and transportation. The increase was mainly driven by costs related to technical support for customer-leased equipment.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses increased $0.1 million, or 122%, to $0.2 million for the three-month period ended March 31, 2024, compared to $0.1 million for the three-month period ended March 31, 2023. The increase is primarily related to increased sales commissions driven by new contracts entered into during the three-month period ended March 31, 2024.

Results of Operations

Year Ended December 31, 2023 Compared to Period From February 23, 2022 (Inception Date) to December 31, 2022

	December 31, 2023	From February 23, 2022 (Inception Date) to December 31, 2022	Change
	(in thousands)
Revenues:
Lease income	$2,244	$2,632	$(388)
Service revenue	202	101	101
Sales of ancillary products	14	28	(14)

Total revenues	2,460	2,761	(301)
Total costs of revenues:	1,124	1,416	(292)

Gross profit	1,336	1,345	(9)
Selling, general, and administrative expenses	300	158	142

Income from operations	1,036	1,187	(151)
Other (income), net	(1)	—	(1)

Net Income	$1,037	$1,187	$(150)

Revenue

Lease income

Our lease income decreased by $0.4 million, or 15%, to $2.2 million for the year ended December 31, 2023, compared to $2.6 million for the period from February 23, 2022 (inception date) to December 31, 2022. The decrease in lease income was due to shorter contract terms and lower contract values, partially offset by more contract arrangements compared to the period from the inception date to December 31, 2022.

Service revenue

Our service revenue increased $0.1 million, or 100%, to $0.2 million for the year ended December 31, 2023, compared to $0.1 million for the period from inception date to December 31, 2022. Service revenue relates to certain commissioning and decommissioning services to prepare mobile power equipment for use. These revenues are recognized when performance of services are completed. The increase in service revenue is primarily related to preparation for rental commencements for four contracts entered into during the year ended December 31, 2023 compared with two contracts during the inception date to December 31, 2022.

Cost of Revenues

Our cost of revenues decreased $0.3 million, or 21%, to $1.1 million for the year ended December 31, 2023, compared to $1.4 million for the period from inception date to December 31, 2022. Our cost of revenues includes depreciation of our equipment, equipment rental, various supplies and materials, labor costs, freight and transportation. The decrease in cost of revenues was driven by $0.4 million lower supplies and materials expense and $0.3 million lower labor costs for the year ended December 31, 2023 as compared to the inception date to December 31, 2022 period due to the preparation of equipment for contracts that commenced in early 2023. These decreases were offset by increases in equipment rental expenses of $0.2 million, depreciation of our equipment of $0.1 million and higher freight and transportation costs of $0.1 million for the year ended December 31, 2023 as compared to the period from inception date to December 31, 2022 due to having more equipment deployed on shorter term contracts.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses increased $0.1 million, or 90%, to $0.3 million for the year ended December 31, 2023, compared to $0.2 million from inception to December 31, 2022. The increase was primarily related to additional insurance premiums for equipment and higher sales commissions.

Comparison of Non-GAAP Financial Measures

EBITDA

We view EBITDA as a useful indicator of performance. We use this non-GAAP financial metric to assess our results of operations because it allows us to compare our operating performance on a consistent basis across periods by removing the effects of varying levels of depreciation and interest expense due to our capital structure, and our asset base and other items that impact the comparability of financial results from period to period. We present EBITDA because we believe it provides useful information regarding trends and other factors affecting our business in addition to measures calculated under generally accepted accounting principles in the United States (“GAAP”).

We define EBITDA as pre-tax net income, plus (i) depreciation and amortization expense and (ii) interest. EBITDA should not be considered in isolation or as substitutes for an analysis of our results of operation and financial condition as reported in accordance with GAAP. Net income is the GAAP measure most directly comparable to EBITDA. EBITDA should not be considered as an alternative to net income presented in accordance with GAAP. Because EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of Net income to EBITDA for each of the periods indicated.

Three-Month Period Ended March 31, 2024 Compared to Three-Month Period Ended March 31, 2023

	March 31, 2024	March 31, 2023	Change
	(in thousands)
Net Income	$1,953	$72	$1,881
Depreciation	116	116	—

EBITDA	$2,069	$188	$1,881

Year Ended December 31, 2023 Compared to Period From February 23, 2022 (Inception Date) to December 31, 2022

	December 31, 2023	From February 23, 2022 (Inception Date) to December 31, 2022	Change
	(in thousands)
Net Income	$1,037	$1,187	$(150)
Depreciation	465	349	116

EBITDA	$1,502	$1,536	$(34)

The changes in EBITDA were primarily due to the changes in revenues and expenses, as discussed above.

Liquidity and Capital Resources

Overview

As of March 31, 2024 and December 31, 2023, cash totaled $1.7 million and $0.9 million. We do not have any outstanding debt agreements. Our primary sources of liquidity to date have been contributions from our member owners and cash flow from operations. Historically, our mobile power equipment subject to our contract arrangements with our customers were contributed by our members or leased from our members in return for ownership interests.

Going Concern

Subsequent to March 31, 2024, the Company entered into purchase commitments for various power equipment totaling approximately $307.6 million. These obligations, expected to be due by July 2025, fall within the next twelve months and are cancellable subject to termination penalties. The termination or cancellation charges are substantial and range from 5% to 90% of the purchase price, depending on when the order is terminated or cancelled. The Company’s priority is focused on generating sufficient cash flow from operational activity by maintaining and increasing the utilization of its property and equipment and the closing of the Contribution. There can be no assurance that the Company will be able to implement these plans successfully or that such plans will generate sufficient liquidity to continue as a going concern. The factors discussed herein raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are available to be issued.

Commitments

In addition to the purchase commitments mentioned above, the Company has also entered into a short-term lease commitment for certain equipment with a third-party that commenced on June 1, 2024 and ends on November 30, 2024, amounting to $0.9 million monthly.

Secured Demand Note

On July 30, 2024, MER entered into a definitive agreement whereby Solaris LLC loaned $29.8 million (the “Loan”) to MER to fund certain progress payments to meet our outstanding commitments. The Loan bears interest at 10% and is fully secured by substantially all of MER’s assets. If the Loan is not called, payment would be due on December 6, 2024.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

Three-Month Period Ended March 31, 2024 Compared to Three-Month Period Ended March 31, 2023

	March 31, 2024	March 31, 2023	Change
	(in thousands)
Cash provided by operating activities	$1,801	$745	$1,056
Net cash used in financing activity	(1,000)	—	(1,000)

Net change in cash and cash equivalents	$801	$745	$56

Year Ended December 31, 2023 Compared to Period From February 23, 2022 (Inception Date) to December 31, 2022

	December 31, 2023	From February 23, 2022 (Inception Date) to December 31, 2022	Change
	(in thousands)
Cash provided by operating activities	$1,560	$1,596	$(36)
Cash used in investing activity	—	(13)	13
Net cash used in financing activity	(1,200)	(1,000)	(200)

Net change in cash and cash equivalents	$360	$583	$(223)

Significant Sources and Uses of Cash Flows

Operating Activities. Net cash provided by operating activities was $1.8 million for the three-month period ended March 31, 2024, compared to net cash provided by operating activities of $0.7 million for the three-month period ended March 31, 2023, an increase of $1.1 million, or 142%. This increase resulted from increased revenues as a result of our expanded operations and new arrangements with our customers.

There were minimal changes in our net cash provided by operating activities during the year ended December 31, 2023, compared to the period from inception date to December 31, 2022.

Investing Activities. Historically we have not had significant investing activities. Our property and equipment were contributed by our members or leased from our members on a month-to-month basis.

Financing Activities. Our net cash used in financing activities relate to distributions declared and paid to members amounting to $1.0 million, $1.2 million and $1.0 million for the three-month period ended March 31, 2024, for the year ended December 31, 2023 and period from inception date to December 31, 2022.

Critical Accounting Estimates

The preparation of financial statements requires the use of judgments and estimates. Our critical accounting estimates and policies are described below to provide a better understanding of how we develop our assumptions and judgments about future events and related estimates and how they can impact our financial statements. A critical accounting estimate is one that requires our most difficult, subjective or complex estimates and assessments and is fundamental to our results of operations.

We base our estimates on historical experience and on various other assumptions we believe to be reasonable according to the current facts and circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We believe the following are the critical accounting policies used in the preparation of our combined financial statements, as well as the significant estimates and judgments affecting the application of these policies. This discussion and analysis should be read in conjunction with our financial statements and related notes included in this proxy statement.

Impairments

We review property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, such as insufficient cash flows or plans to dispose of or sell such property and equipment before the end of their previously estimated useful lives.

Key estimates relate to the fair value and recoverability of carrying values of our property and equipment. These estimates include management’s short-term and long-term forecast of operating performance, including revenue growth rates and expected profitability margins, estimates of the remaining useful life and service potential of the assets, a discount rate based on our weighted average cost of capital, forecasted capital expenditures and the timing of expected future cash flows based on market conditions. Impairment assessments also incorporate inherit uncertainties, including supply and demand for our services and future market conditions, which are difficult to predict in a volatile economy and actual results could materially differ from the estimated assumption utilized in our forecast.

If market conditions deteriorate, we could be required to record impairments of the carrying value of our property and equipment in the future which could have a material adverse effect on our operating results.

Off Balance Sheet Arrangements

We have no material off balance sheet arrangements apart from the purchase commitments we have entered into subsequent to March 31, 2024, as discussed under “—Commitments” and “—Going Concern.”

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. Currently, our market risks are generally limited to credit risks arising from our transactions with our customers, as we do not have financing arrangements, nor do we engage in speculative, non-operating transactions, nor do we utilize financial instruments or derivative instruments for trading purposes. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such financing arrangements, except for purchase obligations under our supply agreements.

Credit Risk

Accounts receivable represents billed receivables for equipment leasing arrangements, service revenue, and sales of ancillary products. Accounts receivables are stated net of an allowance. We provide allowances which we believe are adequate to absorb losses to be incurred in realizing the amounts of accounts receivable recorded in the accompanying financial statements. We periodically assess our accounts receivables for collectability, and a provision is charged to earnings when necessary.

We generally do not carry significant allowances related to our leasing arrangements as our policy generally includes collecting the first and last month’s payment for these arrangements. As such, we believe that our exposure to credit risks are fully cash collateralized.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists as of August 5, 2024, with respect to each person who is known to Solaris and the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock or 5% of the Company Interests, the name and address of such owner, the number of shares of Solaris Common Stock and Company Interests beneficially owned and the percentage such shares or interests comprised of the outstanding shares of Solaris Common Stock or Company Interests, respectively. Except as indicated, each holder has sole voting and dispositive power over the listed shares. Percentage of beneficial ownership is based on 30,330,894 shares of Class A Common Stock and 13,671,971 shares of Class B Common Stock outstanding on August 5, 2024.

	Prior to Consummation of the Contribution								After Consummation of the Contribution
	Solaris Common Stock						Company Interests		Solaris Common Stock
	Class A Common Stock		Class B Common Stock(1)		Combined Voting Power(2)		Company Interests	Voting Power	Class A Common Stock		Class B Common Stock		Combined Voting Power
Name and Address of 5% Beneficial Owner	Number	% of class	Number	% of class	Number	% of class	Number	%	Number	% of class	Number	% of class	Number	% of class
Yorktown Energy Partners X, L.P.(3)(4) 410 Park Avenue, 19th Floor New York, New York 10022	—	—	8,054,234	58.9%	8,054,234	18.3%	—	—	—	—	8,054,234	26.7%	8,054,234	13.3%
William A. Zartler(5)(6) 9651 Katy Freeway, Suite 300 Houston, Texas 77024	864,963	2.9%	4,240,315	31.0%	5,105,278	11.6%	—	—	864,963	2.9%	4,240,315	14.1%	5,105,278	8.4%
Solaris Energy Capital, LLC(6)(7) 9651 Katy Freeway, Suite 300 Houston, Texas 77024	—	—	3,513,496	25.7%	3,513,496	8.0%	—	—	—	—	3,513,496	11.7%	3,513,496	5.8%
THRC Holdings, LP(8)(9) 17018 IH 20, Cisco, TX 76437	3,178,875	10.5%	—	—	3,178,875	7.2%	—	—	3,178,875	10.5%	—	—	3,178,875	5.3%
BlackRock Inc.(10) 55 East 52nd Street New York, NY 10055	2,653,323	8.7%	—	—	2,653,323	6.0%	—	—	2,653,323	8.7%	—	—	2,653,323	4.4%
The Vanguard Group LLC(11) 100 Vanguard Blvd. Malvern, PA 19355	1,713,940	5.7%	—	—	1,713,940	3.9%	—	—	1,713,940	5.7%	—	—	1,713,940	2.8%
Dimensional Fund Advisors LP(12) 6300 Bee Cave Road, Building One Austin, TX 78746	1,540,053	5.1%	—	—	1,540,053	3.5%	—	—	1,540,053	5.1%	—	—	1,540,053	2.5%
Encompass Capital Advisors LLC(13) 200 Park Avenue, Suite 1604, New York, New York 10166	1,578,387	5.2%	—	—	1,578,387	3.6%	—	—	1,578,387	5.2%	—	—	1,578,387	2.6%
J Turbines, Inc.(14) 2929 Buffalo Speedway, A1204, Houston, Texas 77098	—	—	—	—	—	—	50%	50%	—	—	8,114,783	26.9%	8,114,783	13.4%
KTR Management Company, LLC(15) 327 N. Commerce Street, Centerville, Texas 75833	—	—	—	—	—	—	50%	50%	—	—	8,114,783	26.9%	8,114,783	13.4%

*	Less than 1%
(1)

Subject to the terms of Solaris LLC’s limited liability company agreement (as amended and restated, the “Solaris LLC Agreement”), certain of Solaris’s officers and directors and the other members of Solaris LLC (collectively, the “Original Investors”) have, subject to certain limitations, the right to cause Solaris LLC to acquire all or a portion of their Solaris LLC Units for either (a) shares of Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each Solaris LLC Unit redeemed or (b) an amount in cash equal to the product of (x) the number of Class A Common Stock issuable pursuant to clause (a) and (y) the average volume-weighted closing price of the Class A Common Stock for the 10-day period following the delivery of the redemption notice, in each case, at Solaris’s option. In connection with such acquisition, the corresponding number of shares of Class B Common Stock will be cancelled. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. Since Solaris has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by a Solaris LLC Unit holder of its redemption right, beneficial ownership of Class B Common Stock and Solaris LLC Units is not reflected as beneficial ownership of shares of Class A Common Stock for which such Solaris LLC Units and Class B Common Stock may be redeemed.
(2)

Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights but entitles the holder thereof to one vote for each Solaris LLC Unit held by such holder. Accordingly, the holders of Class B Common Stock collectively have a number of votes in Solaris equal to the number of Solaris LLC Units that they hold.

(3)	Based on a Schedule 13G/A filing with the SEC on February 14, 2023. Yorktown Energy Partners X, L.P. reported sole voting and dispositive power as to 8,054,234 shares of Class B Common Stock.
(4)

Yorktown X Company L.P. is the sole general partner of Yorktown Energy Partners X, L.P. Yorktown X Associates LLC is the sole general partner of Yorktown X Company L.P. As a result, Yorktown X Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Yorktown Energy Partners X, L.P. Yorktown X Company L.P. and Yorktown X Associates LLC disclaim beneficial ownership of the shares held by Yorktown Energy Partners X, L.P. in excess of their pecuniary interest therein. W. Howard Keenan, Jr., a director of the Company, is a manager of Yorktown X Associates LLC. Mr. Keenan disclaims beneficial ownership of the shares held by Yorktown Energy Partners X., L.P.

(5)

Based on a Schedule 13G/A filing with the SEC on February 15, 2024 and a Form 4 filed on March 5, 2024. Mr. Zartler reported sole voting and dispositive power as to 864,963 shares of Class A Common Stock and 4,240,315 shares of Class B Common Stock, which includes 3,513,496 shares of Class B Common Stock held through Solaris Energy Capital, LLC where Mr. Zartler is the sole member and has authority to vote or dispose of those shares in his sole discretion.

(6)

Mr. Zartler is the sole member of Solaris Energy Capital, LLC and has the authority to vote or dispose of the shares held by Solaris Energy Capital, LLC in his sole discretion. Mr. Zartler disclaims beneficial ownership of the shares held by Solaris Energy Capital, LLC in excess of his pecuniary interest therein.

(7)	Based on a Schedule 13G/A filing with the SEC on February 15, 2022. Solaris Energy Capital, LLC reported sole voting and dispositive power as to 3,513,496 shares of Class B Common Stock.
(8)

Based on a Schedule 13G/A joint filing with the SEC on February 22, 2023 by Dan H. Wilks, Staci Wilks, THRC Management, LLC and THRC Holdings, LP (collectively, the “Reporting Persons”). The Reporting Persons reported shared voting and dispositive power as to 3,218,875 shares of Class A Common Stock.

(9)

THRC Management, LLC (“Management”) as General Partner of THRC Holdings, L.P. (“Holdings”), has exclusive voting and investment power over the shares of Class A Common Stock held by Holdings, and therefore may be deemed to beneficially own such shares. Dan H. Wilks, as sole Manager of Management, together with his spouse, Staci Wilks, who share the same household, may be deemed to exercise voting and investment power over the shares of the Class A Common Stock directly owned by Holdings and therefore may be deemed to beneficially own such shares.

(10)

Based on a Schedule 13G/A filing with the SEC on January 25, 2024. Blackrock, Inc. reported sole voting power as to 2,570,414 shares of Class A Common Stock and sole dispositive power as to 2,653,323 shares of Class A Common Stock.

(11)

Based on a Schedule 13G/A filing with the SEC on February 13, 2024. The Vanguard Group reported shared voting power as to 16,160 shares of Class A Common Stock, sole dispositive power as to 1,688,087 shares of Class A Common Stock and shared dispositive power as to 25,853 shares of Class A Common Stock.

(12)

Based on a Schedule 13G filing with the SEC on February 9, 2024. Dimensional Fund Advisors LP reported sole voting power as to 1,540,053 shares of Class A Common Stock and sole dispositive power as to 1,503,157 shares of Class A Common Stock.

(13)

Based on a Schedule 13G joint filing with the SEC on August 2, 2024 by Encompass Capital Advisors LLC and Todd J. Kantor (collectively, the “Reporting Persons”). The Reporting Persons reported shared voting and dispositive power as to 1,578,387 shares of Class A Common Stock.

(14)

John A. Johnson owns all of the issued and outstanding equity interests of J Turbines, Inc. and has the authority to vote or dispose of the shares held by J Turbines, Inc. in his sole discretion. Mr. Johnson disclaims beneficial ownership of the shares held by J Turbines, Inc. in excess of his pecuniary interest therein. J Turbines, Inc.’s principal executive office is located at 2929 Buffalo Speedway, A1204, Houston, Texas 77098.

(15)

John Tuma owns all of the issued and outstanding equity interests of KTR Management Company, LLC and has the authority to vote or dispose of the shares held by KTR Management Company, LLC in his sole discretion. Mr. Tuma disclaims beneficial ownership of the shares held by KTR Management Company, LLC in excess of his pecuniary interest therein. KTR Management Company, LLC’s principal executive office is located at 327 N. Commerce Street, Centerville, Texas 75833.

The following table sets forth the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) each Director (and nominee) of Solaris, (ii) each named executive officer of Solaris, and (iii) Directors and all executive officers of Solaris as a group, as of August 5, 2024. Except as indicated, each holder has sole voting and dispositive power over the listed shares. No current Director, nominee Director or executive officer of Solaris has pledged any of the shares of Solaris Common Stock disclosed below. Percentage of beneficial ownership is based on 30,330,894 shares of Class A Common Stock and 13,671,971 shares of Class B Common Stock outstanding on August 5, 2024. The number and percentage of shares of Solaris Common Stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Solaris Common Stock for which a person has sole or shared voting power or investment power and also any shares of Solaris Common Stock that may be acquired by that person within 60 days of August 5, 2024. Unless otherwise indicated in the footnotes, the address for each executive officer and Director is c/o Solaris Oilfield Infrastructure, Inc., 9651 Katy Freeway, Suite 300, Houston, Texas 77024.

	Prior to Consummation of the Contribution						After Consummation of the Contribution
	Shares Beneficially Owned by Directors and Executive Officers						Shares Beneficially Owned by Directors and Executive Officers
	Class A Common Stock		Class B Common Stock(1)		Combined Voting Power(2)		Class A Common Stock		Class B Common Stock(1)		Combined Voting Power(2)
Name and Address of Beneficial Owner	Number	% of Class	Number	% of Class	Number	% of Class	Number	% of Class	Number	% of Class	Number	% of Class
Directors
Laurie H. Argo(3)	28,839	*	—	*	28,839	*	28,839	*	—	*	28,839	*
James R. Burke(4)	11,905	*	42,734	*	54,639	*	11,905	*	42,734	*	54,639	*
Cynthia M. Durrett(5)	159,903	*	165,038	1.2%	324,941	*	159,903	*	165,038	*	324,941	*
Edgar R. Giesinger(3)	81,679	*	—	—	81,679	*	81,679	*	—	—	81,679	*
W. Howard Keenan, Jr(6)	71,587	*	8,054,234	58.9%	8,125,821	18.5%	71,587	*	8,054,234	26.7%	8,125,821	13.4%
F. Gardner Parker(7)	76,787	*	—	—	76,787	*	76,787	*	—	—	76,787	*
A. James Teague(3)	80,087	*	—	—	80,087	*	80,087	*	—	—	80,087	*
Ray N. Walker, Jr.(3)	65,044	*	—	—	65,044	*	65,044	*	—	—	65,044	*
William A. Zartler(8)	864,963	2.9%	4,240,315	31.0%	5,105,278	11.6%	864,963	2.9%	4,240,315	14.1%	5,105,278	8.4%
Other Named Executive Officers
Kyle S. Ramachandran(9)	336,497	1.1%	546,677	4.0%	883,174	2.0%	336,497	1.1%	546,677	1.8%	883,174	1.5%
Kelly L. Price(10)	294,183	1.0%	—	—	294,183	*	294,183	1.0%	—	—	294,183	*
Christopher M. Powell(11)	130,202	*	—	—	130,202	*	130,202	*	—	—	130,202	*
Directors and All Executive Officers as a Group (13 persons)(12)	2,233,779	7.4%	13,048,998	95.4%	15,282,777	34.7%	2,233,779	7.4%	13,048,998	43.3%	15,282,777	25.3%

*	Less than 1%.
(1)

Subject to the terms of the Solaris LLC Agreement, each Original Investor has, subject to certain limitations, the right to cause Solaris LLC to acquire all or a portion of its Solaris LLC Units for either (a) shares of Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each

Solaris LLC Unit redeemed or (b) an amount in cash equal to the product of (x) the number of Class A Common Stock issuable pursuant to clause (a) and (y) the average volume-weighted closing price of the Class A Common Stock for the 10-day period following the delivery of the redemption notice, in each case, at Solaris’s option. In connection with such acquisition, the corresponding number of shares of Class B Common Stock will be cancelled. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. Since Solaris has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by a Solaris LLC Unit holder of its redemption right, beneficial ownership of Class B Common Stock and Solaris LLC Units is not reflected as beneficial ownership of shares of Class A Common Stock for which such Solaris LLC Units and Class B Common Stock may be redeemed.
(2)

Represents percentage of voting power of Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each Solaris LLC Unit held by such holder. Accordingly, the holders of Class B Common Stock collectively have a number of votes in the Company equal to the number of Solaris LLC Units that they hold.

(3)	Includes 11,905 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power.
(4)	Includes 11,905 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power and 42,734 shares of Class B Common Stock.
(5)	Includes 101,701 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power and 165,038 shares of Class B Common Stock.
(6)

Includes 11,905 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power and 8,054,234 shares of Class B Common Stock held directly by Yorktown Energy Partners X, L.P., a Delaware limited Partnership. Mr. Keenan is a member and manager of Yorktown X Associates LLC, a general partner of Yorktown X Company LP, the general partner of Yorktown X. Mr. Keenan disclaims beneficial ownership of these securities in excess of his pecuniary interest therein.

(7)

Includes (i) 11,905 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power and (ii) 5,200 shares of Class A Common Stock beneficially owned by Mr. Parker’s family member. Mr. Parker disclaims beneficial ownership of such shares in excess of his pecuniary interest therein.

(8)

Includes 436,717 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power, 726,819 shares of Class B Common Stock held directly by the holder and 3,513,496 shares of Class B Common Stock held through Solaris Energy Capital, LLC. Mr. Zartler is the sole member of Solaris Energy Capital, LLC and has the authority to vote or dispose of the shares held by Solaris Energy Capital, LLC in his sole discretion. Mr. Zartler disclaims beneficial ownership of the shares held by Solaris Energy Capital, LLC in excess of his pecuniary interest therein.

(9)

Includes 184,953 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power, 489,511 shares of Class B Common Stock held directly by the holder and 57,166 shares of Class B Common Stock held indirectly by the Equity Trust Company, Custodian FBO Kyle Ramachandran IRA. Mr. Ramachandran has the authority to vote or dispose of the shares held by the Equity Trust Company, Custodian FBO Kyle Ramachandran IRA in his sole discretion. Mr. Ramachandran disclaims beneficial ownership of the shares held by the Equity Trust Company, Custodian FBO Kyle Ramachandran IRA in excess of his pecuniary interest therein.

(10)	Includes 133,078 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power.
(11)	Includes 105,583 shares of unvested restricted Class A Common Stock for which the holder has sole voting but no dispositive power.
(12)	Includes 1,077,470 shares of Class A Common Stock that remain subject to vesting.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

Pursuant to regulations of the SEC, in order to be included in Solaris’s Proxy Statement for its 2025 Annual Meeting of Stockholders, stockholder proposals must meet all the requirements of Rule 14a-8 of the Exchange Act and be received at Solaris’s principal executive offices, 9651 Katy Freeway, Suite 300, Houston, Texas 77024, Attention: Corporate Secretary, no later than December 4, 2024. In addition, the Solaris Bylaws provide that any stockholder who desires either to bring a stockholder proposal (other than precatory (non-binding) proposals presented under and in compliance with Rule 14a-8 of the Exchange Act) before an annual meeting of stockholders or to present a nomination for Director at an annual meeting of stockholders must give advance notice to the Secretary of Solaris with respect to such proposal or nominee. The Solaris Bylaws generally require that written notice be received by the Secretary of Solaris at Solaris’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders and contain certain information regarding the stockholder desiring to present a proposal or make a nomination and, in the case of a nomination, information regarding the proposed Director nominee. For the 2025 Annual Meeting of Stockholders, the Secretary of Solaris must receive written notice on or after January 14, 2025, and on or before February 13, 2025, respectively. However, in the event that the date of the 2025 Annual Meeting of Stockholders is scheduled for a date that is more than 30 days before or more than 60 days after May 14, 2025, such notice by the stockholder must be received by the Corporate Secretary no later than the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made by Solaris. A copy of the Solaris Bylaws is available upon request from the Secretary of Solaris. In addition to satisfying the deadlines in the notice procedures of the Solaris Bylaws as set forth above, a stockholder who intends to solicit proxies in support of nominees submitted under the notice procedures in the Solaris Bylaws and Rule 14a-19 of the Exchange Act for Solaris’s 2025 Annual Meeting of Stockholders must provide the notice required under Rule 14a-19 under the Exchange Act to the Secretary of Solaris at its principal executive offices no later than February 13, 2025.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Solaris is Equiniti Trust Company, LLC.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Solaris and some brokers use this process for proxy materials, delivering a single copy of the proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Solaris that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or Solaris if you hold shares registered in your name, and Solaris will promptly undertake to carry out your request. If you hold shares in Solaris directly, you can notify Solaris by sending a written request to Solaris at 9651 Katy Freeway, Suite 300, Houston, Texas 77024, or by telephone at (281) 501-3070.

WHERE YOU CAN FIND MORE INFORMATION

Solaris files annual, quarterly and current reports, proxy statements and other information with the SEC. Solaris’s SEC filings are available to the public at the SEC’s website at www.sec.gov.

Copies of any of the documents Solaris files with the SEC may be obtained free of charge on its website, the SEC’s website, by contacting 9651 Katy Freeway, Suite 300, Houston, Texas 77024, Attention: Corporate Secretary or by calling (281) 501-3070.

If you would like to request documents from Solaris, please do so at least five (5) business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. SOLARIS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE IT WAS FIRST MAILED, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents	Page
Solaris Oilfield Infrastructure, Inc.
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting	F-5
Consolidated Balance Sheets as of December 31, 2023 and 2022	F-7
Consolidated Statements of Operations for the Years Ended December 31, 2023, 2022 and 2021	F-8
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2023, 2022 and 2021	F-9
Consolidated Statements of Cash Flows for the Years Ended December 31, 2023, 2022 and 2021	F-10
Notes to the Consolidated Financial Statements	F-11

Unaudited Condensed Consolidated Interim Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2024 and December 31, 2023	F-32
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2024 and 2023	F-33
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2024 and 2023	F-34
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2024 and 2023	F-36
Notes to the Condensed Consolidated Financial Statements	F-37

Mobile Energy Rentals LLC
Audited Financial Statements
Independent Auditor’s Report	F-46
Balance Sheets as of December 31, 2023 and 2022	F-49
Statements of Income for the Year Ended December 31, 2023 and for the Period from February 23, 2022 (Inception Date) to December 31, 2022	F-50
Statements of Changes in Members’ Equity for the Year Ended December 31, 2023 and for the Period from February 23, 2022 (Inception Date) to December 31, 2022	F-51
Statements of Cash Flows for the Year Ended December 31, 2023 and for the Period from February 23, 2022 (Inception Date) to December 31, 2022	F-52
Notes to the Financial Statements for the Year Ended December 31, 2023 and for the Period from February 23, 2022 (Inception Date) to December 31, 2022	F-53

Unaudited Condensed Interim Financial Statements
Condensed Interim Balance Sheets as of March 31, 2024 and December 31, 2023	F-63
Condensed Interim Statements of Income for the Three Month Periods Ended March 31, 2024 and 2023	F-64
Condensed Interim Statements of Changes in Members’ Equity for the Three Month Periods Ended March 31, 2024 and 2023	F-65
Condensed Interim Statements of Cash Flows for the Three Month Periods Ended March 31, 2024 and 2023	F-66
Notes to the Condensed Interim Financial Statements for the Three Month Periods Ended March 31, 2024 and 2023	F-67

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Solaris Oilfield Infrastructure, Inc.

Houston, Texas

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Solaris Oilfield Infrastructure, Inc. (the “Company”) as of December 31, 2023, and 2022, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated February 27, 2024, expressed an unqualified opinion thereon.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Income Taxes—Estimation of Future Taxable Income

As discussed in Notes 2 and 10 to the Company’s consolidated financial statements, the Company recorded net deferred tax assets totaling $48 million as of December 31, 2023. As of December 31, 2023, the Company used forecasted future taxable income to determine if it is more likely than not that deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset may not be realized. In assessing the realizability of deferred tax assets, the Company makes estimates and assumptions regarding projected future taxable income.

We identified the estimation of future taxable income as a critical audit matter. The principal consideration for our determination is the projection of future taxable income used in the determination of the recoverability of deferred tax assets require significant judgment. Auditing these judgments involved especially challenging auditor effort due to the nature of audit evidence available and the extent of specialized skills or knowledge needed to address this matter.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

•

Evaluating the reasonableness of the Company’s estimation of future taxable income by: (i) comparing future revenues and expenses to historical data (ii) assessing forecasts of future revenues and expenses against industry metrics as well as historical data, and (iii) evaluating the rate of continued growth.

•

Utilizing professionals with specialized knowledge and skill in auditing income taxes to assist in the evaluation of the Company’s conclusions with respect to the forecasts of future taxable income used in the determination of the realizability of the deferred tax assets, including the need for a valuation allowance.

Remediation of prior year material weakness in internal control over financial reporting impacting last mile service revenue

As disclosed in management’s report on internal control over financial reporting, the Company executed certain procedures to remediate prior year’s material weakness related to ineffective information technology general controls (“ITGCs”) in the areas of user access, application change management, operating system and logical access controls, and segregation of duties for a third-party information technology system that supports the Company’s financial reporting process for its last mile logistics services, which includes the costs of providing that service and the associated pass through revenues. As a result, the remediation of this material weakness resulted in a critical audit matter that require us to modify the nature and timing of our procedures and increase the extent of our testing to be performed over the last mile services.

We identified remediation of prior year material weakness impacting the last mile service revenue as a critical audit matter. The principal consideration for determination that performing procedures relating to remediation of prior year material weakness is a critical audit matter was the significant audit effort required in performing our procedures and evaluating audit evidence obtained related to last mile services.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

•	Engaging our IT professionals to test the implementation of the new system developed by the Company,

•	Confirming the existence of last mile services or alternative procedures in the event of no responses for our sample selections,

•	Increasing the number of sampling selections for last mile service revenue, and

•	Testing the completeness and accuracy of system reports or other information generated by the Company’s impacted IT systems.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2017.

Houston, Texas

February 27, 2024

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Solaris Oilfield Infrastructure, Inc.

Houston, Texas

Opinion on Internal Control over Financial Reporting

We have audited Solaris Oilfield Infrastructure, Inc. (the “Company’s”) internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes and our report dated February 27, 2024 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A, Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ BDO USA, P.C.

Houston, Texas

February 27, 2024

SOLARIS OILFIELD INFRASTRUCTURE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share amounts)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$5,833	$8,835
Accounts receivable, net of allowances of $104 and $385, respectively	44,916	64,543
Accounts receivable—related party	2,378	4,925
Prepaid expenses and other current assets	4,342	5,151
Inventories	6,672	5,289
Assets held for sale	3,000	—

Total current assets	67,141	88,743
Property, plant and equipment, net	325,121	298,160
Non-current inventories	1,593	1,569
Non-current receivables, net of allowance of $862	1,663	—
Operating lease right-of-use assets	10,721	4,033
Goodwill	13,004	13,004
Intangible assets, net	702	1,429
Deferred tax assets, net	48,010	55,370
Other assets	342	268

Total assets	$468,297	$462,576

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,654	$25,934
Accrued liabilities	20,292	25,252
Current portion of payables related to Tax Receivable Agreement	—	1,092
Current portion of operating lease liabilities	1,385	917
Current portion of finance lease liabilities	2,462	1,924
Other current liabilities	408	790
Total current liabilities	37,201	55,909
Operating lease liabilities, net of current	11,541	6,212
Credit agreement	30,000	8,000
Finance lease liabilities, net of current	2,401	3,429
Payables related to Tax Receivable Agreement	71,530	71,530
Other long-term liabilities	44	367

Total liabilities	152,717	145,447

Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized and 28,967 shares issued and outstanding as of December 31, 2023 and 31,641 shares issued and outstanding as of December 31, 2022	290	317
Class B common stock, $0.00 par value, 180,000 shares authorized, 13,674 shares issued and outstanding as of December 31, 2023 and December 31, 2022	—	—
Additional paid-in capital	188,379	202,551
Retained earnings	17,314	12,847

Total stockholders’ equity attributable to Solaris Oilfield Infrastructure, Inc.	205,983	215,715
Non-controlling interest	109,597	101,414

Total stockholders’ equity	315,580	317,129

Total liabilities and stockholders’ equity	$468,297	$462,576

SOLARIS OILFIELD INFRASTRUCTURE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amount)

	For the Years Ended December 31,
	2023	2022	2021
Revenue	$269,474	$300,000	$145,723
Revenue—related parties	23,473	20,005	13,466

Total revenue	292,947	320,005	159,189

Operating costs and expenses:
Cost of services (exclusive of depreciation)	177,847	219,775	115,459
Depreciation and amortization	36,185	30,433	27,210
Property tax contingency	—	3,072	—
Selling, general and administrative	26,951	23,074	19,264
Impairment losses	1,423	—	—
Other operating (income) expenses, net	639	1,847	(2,357)

Total operating costs and expenses	243,045	278,201	159,576

Operating income (loss)	49,902	41,804	(387)
Interest expense, net	(3,307)	(489)	(247)

Total other income (expense)	(3,307)	(489)	(247)

Income (loss) before income tax expense	46,595	41,315	(634)
Provision for income taxes	(7,820)	(7,803)	(626)

Net income (loss)	38,775	33,512	(1,260)
Less: net (income) loss related to non-controlling interests	(14,439)	(12,354)	392

Net income (loss) attributable to Solaris Oilfield Infrastructure, Inc.	$24,336	$21,158	$(868)

Earnings (loss) per share of Class A common stock—basic	$0.78	$0.64	$(0.04)

Earnings (loss) per share of Class A common stock—diluted	$0.78	$0.64	$(0.04)

Basic weighted-average shares of Class A common stock outstanding	29,693	31,479	30,786
Diluted weighted-average shares of Class A common stock outstanding	29,693	31,479	30,786

SOLARIS OILFIELD INFRASTRUCTURE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except per share amounts)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Non- controlling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	28,943	$290	15,685	$—	$180,415	$20,549	$114,225	$315,479

Exchange of Solaris LLC Units and shares of Class B common stock for shares of Class A common stock	1,915	20	(1,915)	—	13,872	—	(13,892)	—
Deferred tax asset and payables related to parties pursuant to Tax Receivable Agreement from the exchange of Solaris LLC Units and shares of Class B common stock for shares of Class A common stock	—	—	—	—	(1,721)	—	—	(1,721)
Stock option exercises	5	—	—	—	20	—	(7)	13
Stock-based compensation	—	—	—	—	3,787	—	1,722	5,509
Vesting of restricted stock	353	3	—	—	656	—	(659)	—
Cancelled shares withheld for taxes from RSU vesting	(70)	(1)	—	—	(194)	(349)	(242)	(786)
Unitholder Distributions	—	—	—	—	—	—	(5,798)	(5,798)
Dividends paid ($0.42 per share of Class A common stock)	—	—	—	—	—	(13,407)	—	(13,407)
Solaris LLC distribution to unitholders for income tax withholding	—	—	—	—	77	—	(230)	(153)
Net loss	—	—	—	—	—	(868)	(392)	(1,260)

Balance at December 31, 2021	31,146	$312	13,770	$—	$196,912	$5,925	$94,727	$297,876

Exchange of Solaris LLC Units and shares of Class B common stock for shares of Class A common stock	96	1	(96)	—	683	—	(684)	—
Net effect of deferred tax asset and payables related to Tax Receivable Agreement from the exchange of Solaris LLC Units and shares of Class B common stock for shares of Class A common stock and the vesting of restricted stock	—	—	—	—	(70)	—	—	(70)
Stock option exercises	2	—	—	—	9	—	(3)	6
Stock-based compensation	—	—	—	—	4,512	—	1,966	6,478
Vesting of restricted stock	503	5	—	—	842	—	(847)	—
Cancelled shares withheld for taxes from RSU vesting	(106)	(1)	—	—	(337)	(432)	(336)	(1,106)
Unitholder Distributions	—	—	—	—	—	—	(5,763)	(5,763)
Dividends paid ($0.42 per share of Class A common stock)	—	—	—	—	—	(13,804)	—	(13,804)
Net income	—	—	—	—	—	21,158	12,354	33,512

Balance at December 31, 2022	31,641	$317	13,674	$—	$202,551	$12,847	$101,414	$317,129

Share and unit repurchases and retirements	(3,164)	(32)	—	—	(20,317)	(5,413)	(674)	(26,436)
Net effect of deferred tax asset and payables related to the vesting of restricted stock	—	—	—	—	(98)	—	—	(98)
Stock-based compensation	—	—	—	—	5,667	—	2,613	8,280
Vesting of restricted stock	642	6	—	—	1,128	—	(1,134)	—
Cancelled shares withheld for taxes from RSU vesting	(152)	(1)	—	—	(552)	(384)	(427)	(1,364)
Unitholder Distributions	—	—	—	—	—	—	(6,634)	(6,634)
Dividends paid ($0.45 per share of Class A common stock)	—	—	—	—	—	(14,072)	—	(14,072)
Net income	—	—	—	—	—	24,336	14,439	38,775

Balance at December 31, 2023	28,967	$290	13,674	$—	$188,379	$17,314	$109,597	$315,580

SOLARIS OILFIELD INFRASTRUCTURE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net income (loss)	$38,775	$33,512	$(1,260)
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,185	30,433	27,210
Impairment of fixed assets	1,423	—	—
Loss on disposal of asset	603	3,707	125
Stock-based compensation	7,741	6,092	5,210
Amortization of debt issuance costs	158	159	176
Allowance for credit losses	810	(420)	365
Deferred income tax expense	7,251	7,683	132
Change in payables related to parties pursuant to Tax Receivable Agreement	—	(663)	—
Other	(913)	(169)	(150)
Changes in assets and liabilities:
Accounts receivable	17,155	(34,611)	(12,157)
Accounts receivable—related party	2,547	(1,318)	(3,085)
Prepaid expenses and other assets	2,363	6,394	(6,726)
Inventories	(6,186)	(4,622)	(978)
Accounts payable	(10,630)	13,337	2,959
Accrued liabilities	(6,266)	5,410	4,652
Payments pursuant to Tax Receivable Agreement	(1,092)	—	—
Property tax contingency	—	3,072	—

Net cash provided by operating activities	89,924	67,996	16,473

Cash flows from investing activities:
Investment in property, plant and equipment	(64,388)	(81,411)	(19,638)
Cash received from insurance proceeds	122	1,463	34
Proceeds from disposal of assets	2,263	409	80

Net cash used in investing activities	(62,003)	(79,539)	(19,524)

Cash flows from financing activities:
Share and unit repurchases and retirements	(26,436)	—	—
Distribution to unitholders (includes distribution of $6.2 million at $0.45/unit, $5.8 million at $0.42/unit and $5.8 million at $0.42/unit, respectively)	(6,634)	(5,763)	(5,798)
Dividend paid to Class A common stock shareholders	(14,072)	(13,804)	(13,407)
Payments under finance leases	(2,502)	(1,610)	(30)
Payments under insurance premium financing	(1,794)	(1,484)	(657)
Proceeds from stock option exercises	—	6	13
Cancelled shares withheld for taxes from RSU vesting	(1,364)	(1,106)	(786)
Borrowings under the credit agreement	35,000	11,000	—
Repayment of credit agreement	(13,000)	(3,000)	—
Payments related to debt issuance costs	(121)	(358)	—
Distribution to Solaris LLC unitholder for income tax withholding	—	—	(153)

Net cash used in financing activities	(30,923)	(16,119)	(20,818)

Net decrease in cash and cash equivalents	(3,002)	(27,662)	(23,869)
Cash and cash equivalents at beginning of period	8,835	36,497	60,366

Cash and cash equivalents at end of period	$5,833	$8,835	$36,497

Non-cash activities Operating:
Employee retention credit	$—	$—	$1,900
Investing:
Capitalized depreciation in property, plant and equipment	$432	$555	$582
Capitalized stock based compensation	539	386	299
Property and equipment additions incurred but not paid at period-end	1,284	3,173	206
Property, plant and equipment additions transferred from inventory	4,780	1,826	920
Additions to fixed assets through finance leases	2,012	6,863	—
Financing:
Insurance premium financing	$1,520	$1,931	$246
Cash paid for:
Interest	$2,958	$249	$132
Income taxes	478	370	325

SOLARIS OILFIELD INFRASTRUCTURE, INC.

Notes to the Consolidated Financial Statements

(Dollars in thousands)

1.	Organization and Background of Business

Description of Business

We design and manufacture specialized equipment, which combined with field technician support, last mile and mobilization logistics services and our software solutions, enables us to provide a service offering that helps oil and natural gas operators and their suppliers drive efficiencies that reduce operational footprint and costs during the completion phase of well development. We service most active oil and natural gas basins in the United States.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

Solaris Oilfield Infrastructure, Inc. (either individually or together with its subsidiaries, as the context requires “Solaris Inc.” or the “Company”) is the managing member of Solaris Oilfield Infrastructure, LLC (“Solaris LLC”) and is responsible for all operational, management and administrative decisions relating to Solaris LLC’s business. Solaris Inc. consolidates the financial results of Solaris LLC and its subsidiaries and reports non-controlling interest related to the portion of the units in Solaris LLC (the “Solaris LLC Units”) not owned by Solaris Inc., which will reduce net income attributable to the holders of Solaris Inc.’s Class A common stock.

All material intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates relate to stock-based compensation, useful lives and salvage values of long-lived assets, future cash flows associated with goodwill and long-lived asset impairment evaluations, net realizable value of inventory, income taxes, Tax Receivable Agreement liability, collectability of accounts receivable and estimates of allowance for credit losses and determination of the present value of lease payments and right-of-use assets.

Cash and Cash Equivalents

For the purposes of the statements of cash flows, the Company considers all short-term, highly liquid, investments with an original maturity of three months or less to be cash equivalents. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Accounts of each institution are insured by Federal Deposit Insurance Corporation. Cash balances at times may exceed federally-insured limits. We have not incurred losses related to these deposits.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable consists of trade receivables recorded at the invoice amount, plus accrued revenue that is not yet billed, less an estimated allowance for credit losses (if any). The Company accounts for credit losses in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”)

Topic 326 (“ASC 326”), Financial Instruments—Credit Losses. Accounts receivable are generally due within 60 days or less, or in accordance with terms agreed with customers. We do not accrue interest on delinquent receivables. Total unbilled revenue included in accounts receivable as of December 31, 2023 and 2022 was $13,523 and $16,864, respectively. As of December 31, 2021, the Company had accounts receivable of $29,513 and accounts receivable from related parties of $3,607.

In our determination of the allowance for credit losses, we pool receivables with similar risk characteristics and consider a number of current conditions, past events and other factors, including the length of time trade accounts receivable are past due, previous loss history, and the condition of the general economy and the industry as a whole, and apply an expected loss percentage. The expected credit loss percentage is determined using historical loss data adjusted for current conditions and forecasts of future economic conditions. Along with the expected credit loss percentage approach, the Company applies a case-by-case review on individual trade receivables by customer when deemed appropriate. The related expense associated with the recognition of the allowance for credit losses was included in Other operating expense on our consolidated statements of operations. Adjustments to the allowance may be required depending on how potential issues are resolved and when receivables are collected. Accounts deemed uncollectible are reflected as a write-off applied against the allowance for credit losses and occur when the financial condition of our customers deteriorate and result in an impairment of their ability to make payments, including the impact of customer bankruptcies.

Inventories

Inventories consist of raw materials used in the manufacturing and maintenance of the Company’s systems, which are stated at the lower of weighted average cost or net realizable value. Net realizable value is determined, giving consideration to quality, excessive levels, obsolescence and other factors. Consideration is also given to usage levels of inventory in our manufacturing and maintenance processes, and inventory on hand for longer than 12 months that is not determined to be obsolete is classified as non-current on our balance sheet. Adjustments that reduce stated amounts will be recognized as impairments in the consolidated statements of operations. There were no impairments recorded for the years ended December 31, 2023 and 2022.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, or fair value for assets acquired in a business combination, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful service lives of the assets as noted below:

Useful Life
Systems and related equipment	Up to 15 years
Machinery and equipment	3-10 years
Furniture and fixtures	5 years
Computer hardware and software	3-10 years
Vehicles	5 years
Buildings and leasehold improvements	15 years

Systems and equipment that are in the process of being manufactured are considered property, plant and equipment. However, the systems do not depreciate until they are fully completed. Systems in process are a culmination of material, labor and overhead.

Expenditures for maintenance and repairs are expensed as incurred. Betterments that increase the value or materially extend the life of the related assets are capitalized. Upon sale or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the consolidated financial statements and any resulting gain or loss is recognized in the consolidated statements of operations.

Definite-lived Intangible Assets

Identified intangible assets with determinable lives consist primarily of customer relationships and software acquired, as well as patents that were filed for our systems and other intellectual property. Amortization on these assets is calculated on the straight-line method over the estimated useful lives of the assets, which is five to fifteen years. The Company recorded amortization expense of $726, $774, and $779 for the years ended December 31, 2023, 2022 and 2021, respectively.

Identified intangible assets by major classification consist of the following:

	Gross	Accumulated Amortization	Net Book Value
As of December 31, 2023:
Customer relationships	$4,703	$(4,087)	$616
Software acquired in the acquisition of Railtronix	346	(301)	45
Patents and other	76	(35)	41

Total identifiable intangibles	$5,125	$(4,423)	$702

As of December 31, 2022:
Customer relationships	$4,703	$(3,416)	$1,287
Software acquired in the acquisition of Railtronix	346	(251)	95
Patents and other	114	(67)	47

Total identifiable intangibles	$5,163	$(3,734)	$1,429

Leases

The Company accounts for leases in accordance with FASB ASC Topic 842, Leases (“ASC Topic 842”). We determine if an arrangement is a lease at inception. Short-term leases (i.e., leases of twelve months or less) are recognized in profit or loss on a straight-line basis over the lease term.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, we use our incremental borrowing rate in determining the present value of lease payments based on the information available at the commencement date. Our incremental borrowing rate reflects the estimated rate of interest that we would pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. We use the implicit rate when readily determinable. The ROU asset also includes any lease payments made and excludes lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. See Note 7.

The Company enters into contracts that contain both lease and non-lease components. Non-lease components, such as maintenance costs, are not included in the measurement of right-of-use assets and lease liabilities, but rather are expensed in the period in which the obligations for those payments are incurred. The Company’s lease agreements do not include residual value guarantees. Additionally, our lease agreements do not impose restrictions on our ability to pay dividends or incur financing obligations.

The Company subleases an office building to a third party that is classified as an operating lease. Sublease income for lease payments is recognized on a straight-line basis over the lease term in other operating income. The lease agreement contains non-lease components that are recognized in other operating income in the period in which the obligations for those payments are incurred.

Operating Leases

The Company leases land and buildings under operating leases which expire at various dates through February 2047. Upon completion of the primary term, both parties have substantive rights to terminate the leases. As a result, enforceable rights and obligations do not exist under the rental agreements subsequent to the primary term. Operating leases are included in operating lease ROU assets, current portion of operating lease liabilities, and operating lease liabilities, net of current in the Company’s consolidated balance sheets.

Finance Leases

The Company leases property, vehicles and computer equipment under agreements classified as finance leases. Finance leases are included in property and equipment, current portion of finance lease liabilities, and finance lease liabilities, net of current in the Company’s consolidated balance sheets.

Goodwill

Goodwill represents the excess of the purchase price of a business over the estimated fair value of the identifiable assets acquired and liabilities assumed. As of December 31, 2023 and 2022, the Company reported $13,004 of goodwill related to the purchase of the silo manufacturing business from Loadcraft Industries Ltd. The Company evaluates goodwill for impairment annually, as of October 31, or more often as facts and circumstances warrant. Factors such as unexpected adverse economic conditions, competition and market changes may require more frequent assessments.

Before employing detailed impairment testing methodologies, the Company may first evaluate the likelihood of impairment by considering qualitative factors relevant to the business, such as macroeconomic, industry, market or any other factors that have a significant bearing on fair value. If the Company first utilizes a qualitative approach and determines that it is more likely than not that goodwill is impaired, detailed testing methodologies are then applied. Otherwise, the Company concludes that no impairment has occurred. The Company may also choose to bypass a qualitative approach and opt instead to employ detailed testing methodologies, regardless of a possible more likely than not outcome. If the Company determines through the qualitative approach that detailed testing methodologies are required, or if the qualitative approach is bypassed, the Company compares the fair value of a reporting unit with its carrying amount. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its estimated fair value, an impairment loss is measured and recorded.

The Company did not recognize goodwill impairments during the years ended December 31, 2023, 2022 and 2021.

Impairment of Long-Lived Assets and Definite-Lived Intangible Assets

Long-lived assets, such as property, plant, equipment and definite-lived intangible assets and ROU Assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, such as insufficient cash flows or plans to dispose of or sell long-lived assets before the end of their previously estimated useful lives. For assets classified as held for use, we first group individual assets based on the lowest level for which identifiable cash flows are largely independent of the cash flows from other assets. We then compare estimated future undiscounted cash flows expected to result from the use and eventual disposition of the asset group to its carrying amount. If the asset group’s undiscounted cash flows are less than its carrying amount, we then determine the asset group’s fair value by using a discounted cash flow analysis and recognize any resulting impairment. This analysis is based on estimates such as management’s short-term and long-term forecast of operating performance, including revenue growth rates and expected profitability margins, estimates of the remaining useful life and service potential of the assets within the asset group, and a discount rate based on our weighted average cost of capital. An impairment loss is measured and recorded as the amount by which the asset group’s carrying amount exceeds its fair value.

During the third quarter of 2023, certain systems and related equipment met the held for sale criteria upon entering into a non-binding sale agreement with a third party. These assets were recorded to assets held for sale at a total fair value of $3,000 in the consolidated balance sheet. The Company determined the fair value based on the sale price included in the non-binding sale agreement, which is a Level 3 input. As the carrying value of the fixed assets classified as held for sale exceeded their fair value less estimated costs to sell, we recorded an impairment of $1,423 in the consolidated statement of operations.

There were no impairments for the years ended December 31, 2022 and 2021.

Revenue Recognition

We design and manufacture specialized equipment, which combined with field technician support, last mile and mobilization logistics services and our software solutions, enables us to provide a service offering that helps oil and natural gas operators and their suppliers drive efficiencies that reduce operational footprint and costs during the completion phase of well development. The majority of our revenue is currently derived from providing services related to our mobile proppant and fluid management systems (“Systems”) and our last mile logistics management services.

The Company recognizes revenue in accordance with ASC Topic 606, Revenues from Contracts with Customers (“ASC Topic 606”). Under ASC Topic 606, revenue recognition is based on the transfer of control, or the customer’s ability to benefit from our services and products, in an amount that reflects the consideration expected to be received in exchange for those services and products. We assess our customers’ ability and intention to pay, which is based on a variety of factors, including historical payment experience and financial condition, and we typically charge our customers on a weekly or monthly basis. Contracts with customers are normally on thirty- to sixty-day payment terms.

Our contracts may contain bundled pricing covering multiple performance obligations, such as contracts containing a combination of systems, mobilization services and / or sand transportation coordination services. In these instances, we allocate the transaction price to each performance obligation identified in the contract based on relative stand-alone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product or service is transferred to the customer, in satisfaction of the corresponding performance obligations.

Variable consideration typically may relate to discounts, price concessions and incentives. The Company estimates variable consideration based on the amount of consideration we expect to receive. The Company accrues revenue on an ongoing basis to reflect updated information for variable consideration as performance obligations are met.

Wellsite Services

Wellsite Services consist of our Systems, mobilization and last mile logistics services, each of which is considered a performance obligation. Combined, these services provide our customers with an integrated solution that efficiently unloads, stores and delivers proppant, water and / or chemicals at oil and natural gas well sites.

System service revenues are primarily recognized over time based on the passage of time and are billed at fixed daily rates times the number of service days utilized in a calendar month (i.e., revenue days). Customers may be eligible for discounted rates based on the number of revenue days in a calendar month or the total number of systems deployed with a customer. Alternatively, Systems may be bundled with our last mile logistics services with revenue recognized over time using tons of proppant delivered to the wellsite as an output method to measure satisfaction of our performance obligation.

Mobilization logistics service revenues involve charging our customers to move our equipment to and from their wellsite(s) along with rig-up and rig-down of the equipment, as applicable. We charge our customers either a fixed or cost-plus rate per mobilization. We recognize revenue at the point in time that the equipment has reached its intended destination and has been rigged-up or at the point in time that the equipment has been rigged-down and moved off the customer’s wellsite.

Last mile logistics services involve the transportation of proppant for our customers and is recognized over time based on the output method as proppant is transported from a sand mine or transloading facility to our customer’s wellsite, which is considered to be our performance obligation. We charge our customers a fixed rate per ton of proppant transported.

Other

Revenues from inventory software services consist primarily of the fees charged to customers for the use of our Railtronix ® inventory management software, which is considered to be our performance obligation. Revenues are recognized over time based on a throughput fee to monitor proppant that is loaded into a railcar, stored at a transload facility or loaded into a truck.

Revenues from transloading services consist primarily of the fees charged to customers for transloading and storage of proppant or railcars at our transloading facility, which is considered to be our performance obligation. Revenues are typically recognized over time based on fixed railcar storage fees or a throughput fee per ton for proppant delivered to and transloaded at the facility.

Disaggregation of Revenue

The following table summarizes revenues from our contracts disaggregated by revenue generating activity contained therein for the years ended December 31, 2023, 2022, and 2021:

	Year Ended December 31,
	2023	2022	2021
Wellsite services	$292,302	$318,977	$158,052
Other	645	1,028	1,137

Total revenue	$292,947	$320,005	$159,189

Stock-based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is amortized to compensation expense on a straight-line basis over the awards’ vesting period, which is generally the requisite service period. For options to purchase Class A common stock, we have historically and consistently calculated fair value using the Black-Scholes option-pricing model. This valuation approach involves significant judgments and estimates, including estimates regarding our future operations, price variation and the risk-free rate of return. Our estimates of these variables are made for the purpose of using the valuation model to determine an expense for each reporting period and are not subsequently adjusted. We recognize expense related to the estimated vesting of our performance share units granted. Forfeitures of stock-based compensation are recognized as they occur.

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash and cash equivalents, accounts receivable, notes payable, accounts payable, and insurance premium financing, approximates their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments other than allowance for credit losses described in Accounts Receivable and Allowance for Credit Losses.

Fair Value Measurements

The Company’s financial assets and liabilities, as well as other recurring and nonrecurring fair value measurements such as goodwill impairment and long lived assets impairment, are to be measured using inputs from the three levels of the fair value hierarchy, of which the first two are considered observable and the last unobservable, which are as follows:

•	Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active or other inputs corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3—Unobservable inputs that reflect the Company’s assumptions that market participants would use in pricing assets or liabilities based on the best information available.

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, prepaids and other current assets, accounts payable and accruals, and other current liabilities approximate their fair value due to their short-term nature. The carrying amounts of the Company’s borrowings under the Credit Agreement approximate fair value based on their nature, terms, and variable interest rates.

Nonrecurring measurements

Certain assets are measured at fair value on a nonrecurring basis. These items are not measured at fair value on an ongoing basis but may be subject to fair value adjustments in certain circumstances. As of December 31, 2023, these assets include certain systems and related equipment that met the held for sale criteria upon entering into a non-binding sale agreement with a third party. These assets were recorded to assets held for sale at a total fair value of $3,000 in the consolidated balance sheet. The Company determined the fair value based on the sale price included in the non-binding sale agreement, which is a Level 3 input. As the carrying value of the fixed assets classified as held for sale exceeded their fair value less estimated costs to sell, we recorded an impairment of $1,423 in the consolidated statement of operations.

Income Taxes

Solaris Inc. is a corporation and, as a result, is subject to United States federal, state and local income taxes. For the year ended December 31, 2023, we recognized a combined United States federal and state expense for income taxes of $7,820. For the years ended December 31, 2022 and 2021, we recognized income tax expense of $7,803 and $626, respectively.

Solaris LLC is treated as a partnership for United States federal income tax purposes and therefore does not pay United States federal income tax on its taxable income. Instead, the Solaris LLC unitholders, including Solaris Inc., are liable for United States federal income tax on their respective shares of Solaris LLC’s taxable income reported on the unitholders’ United States federal income tax returns. Solaris LLC is liable for income taxes in those states not recognizing its status as a partnership for United States federal income tax purposes.

We recognize deferred tax assets and liabilities for the expected future tax consequences of events included in the consolidated financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the book value and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period in which the enactment date occurs.

We recognize deferred tax assets to the extent we believe these assets are more-likely-than-not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations.

We record uncertain tax positions on the basis of a two-step process in which (i) we determine whether it is more-likely-than-not the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions meeting the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

Interest and penalties related to income taxes are included in the benefit (provision) for income taxes in our consolidated statement of operations. We have not incurred any significant interest or penalties related to income taxes in any of the periods presented.

See Note 10. “Income Taxes” for additional information regarding income taxes.

Payable Related to the Tax Receivable Agreement

In connection with the closing of its initial public offering (the “IPO”), Solaris Inc. entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with the other then-existing members of Solaris LLC (each such person and any permitted transferee, a “TRA Holder,” and together, the “TRA Holders”). This agreement generally provides for the payment by Solaris Inc. to each TRA Holder of 85% of the net cash savings, if any, in United States federal, state and local income tax or franchise tax that Solaris Inc. actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the IPO as a result of (i) certain increases in tax basis that occur as a result of Solaris Inc.’s acquisition (or deemed acquisition for United States federal income tax purposes) of all or a portion of such TRA Holder’s Solaris LLC Units in connection with the IPO or pursuant to the exercise of the Redemption Right or the Call Right (each as defined in the Solaris LLC Agreement) and (ii) imputed interest deemed to be paid by Solaris Inc. as a result of, and additional tax basis arising from, any payments Solaris Inc. makes under the Tax Receivable Agreement. Solaris Inc. will retain the benefit of the remaining 15% of these cash savings.

On June 27, 2023, the Tax Receivable Agreement was amended to replace the references to one year LIBOR with references to the 12-month term Secured Overnight Financing Rate (“SOFR”) published by CME Group Benchmark Administration Limited plus 71.513 basis points, which is the benchmark replacement rate and additional margin that, under the Adjustable Interest Rate (LIBOR) Act of 2021, would have otherwise been inserted in place of references to LIBOR in the Tax Receivable Agreement following June 30, 2023.

As of December 31, 2023 and 2022, Solaris Inc. recorded a payable related to the Tax Receivable Agreement of $71,530 and $72,622, respectively, $0 and $1,092 of which has been recorded as a current liability.

Environmental Matters

The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. Management has established procedures for the ongoing evaluation of the Company’s operations, to identify potential environmental exposures and to comply with regulatory policies and procedures. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed as incurred. Liabilities are recorded when environmental costs are probable, and the costs can be reasonably estimated. The Company maintains insurance which may cover in whole or in part certain environmental expenditures. As of December 31, 2023 and 2022, no liabilities were recorded with respect to any environmental matters as no environmental costs were deemed probable.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision maker is the Chief Executive Officer. The Company and the Chief Executive Officer view the Company’s operations and manage its business as one operating segment. All long-lived assets of the Company reside in the United States.

Accounting Standards Recently Issued But Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which amends reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The guidance is effective for annual periods beginning after December 15, 2023 and interim periods beginning after December 15, 2024. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires dissagregation of information included in a reporting entity’s income tax disclosures through effective tax rate reconciliation and information on income taxes paid. The guidance is effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and disclosures.

3.	Allowance for Credit Losses

The following activity related to our allowance for credit losses on customer receivables for the year ended December 31, 2023 and 2022 reflects the estimated impact of the current economic environment on our receivable balance:

Balance, December 31, 2021	$746

Credit losses	330
Adjustments	(691)

Balance, December 31, 2022	$385

Credit losses	2,221
Adjustments	(1,411)
Less write-offs	(229)

Balance, December 31, 2023	$966

4.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets were comprised of the following at December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Prepaid purchase orders	$—	$25
Prepaid insurance	1,166	964
Deposits	123	122
Employee retention credit	958	1,900
Other assets	2,095	2,140

Prepaid expenses and other current assets	$4,342	$5,151

5.	Property, Plant and Equipment

Property, plant and equipment was comprised of the following at December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Systems and related equipment	$434,386	$369,352
Systems in process	21,130	30,110
Vehicles	13,527	13,211
Machinery and equipment	5,762	5,414
Buildings	4,877	4,595
Computer hardware and software	3,866	1,670
Land	612	612
Furniture and fixtures	1,342	357

Property, plant and equipment, gross	485,502	425,321
Less: accumulated depreciation	(160,381)	(127,161)

Property, plant and equipment, net	$325,121	$298,160

The Company recorded depreciation expense of $35,459, $29,659, and $26,431 for the years ended December 31, 2023, 2022 and 2021, respectively.

6.	Accrued Liabilities

Accrued liabilities were comprised of the following at December 31, 2023 and 2022:

	2023	2022
Property, plant and equipment	$761	$—
Employee related expenses	7,580	6,913
Selling, general and administrative	1,337	876
Cost of revenue	3,421	11,598
Excise, franchise and sales taxes	1,525	1,317
Ad valorem taxes (1)	5,626	4,448
Interest payable	42	71
Other	—	29

Accrued liabilities	$20,292	$25,252

(1)

Ad valorem taxes as of December 31, 2023 and December 31, 2022, includes a property tax contingency related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal. Refer to Note 12. “Commitments and Contingencies” for additional information.

7.	Leases

The Company leases offices and storage from third-parties for our corporate and field locations under operating leases, which include commitments related to the guarantee of lease agreement with Solaris Energy Management, LLC, a related party of the Company, related to the rental of the office space. Refer to Note 13. “Related Party Transactions” for additional information regarding related party transactions recognized. We also sublease this office space to a third party that is classified as an operating lease. Upon completion of the primary term, both parties have substantive rights to terminate the leases. As a result, enforceable rights and obligations do not exist under the rental agreements subsequent to the primary term.

As of December 31, 2023 and 2022, the Company had property, plant and equipment under finance leases with a cost of $9,189 and $7,157, respectively, and accumulated depreciation of $3,364 and $917, respectively.

The components of lease expense were as follows:

	December 31, 2023	December 31, 2022	December 31, 2021
Operating lease cost (1)	$2,471	$1,254	$1,187
Finance lease cost:
Amortization of ROU assets	2,452	775	26
Interest on lease liabilities	327	115	4
Sublease income	(50)	—	—

Total lease cost	$5,200	$2,144	$1,217

(1)	Includes short term leases.

Future minimum lease payments under non-cancellable operating leases as of December 31, 2023 were as follows:

Year Ending December 31,	Operating Leases	Finance Leases
2024	$2,267	2,673
2025	2,096	1,998
2026	1,949	498
2027	1,848	—
2028	1,663	—
Thereafter	9,514	—

Total future minimum lease payments	19,337	5,169
Less: effects of discounting	(6,411)	(306)

Total lease liabilities	$12,926	$4,863

Future minimum lease payments due to us under the sublease as of December 31, 2023 were as follows:

Year Ending December 31,	Sublease Income
2024	$203
2025	230
2026	351
2027	358
2028	303

Total minimum future rental income	$1,445

Supplemental cash flow information related to leases were as follows:

	December 31, 2023	December 31, 2022	December 31, 2021
Supplemental Cash Flows Information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$2,474	$1,219	$1,138
Financing cash flows from finance leases	2,502	1,610	30

Other information related to leases was as follows:

	December 31, 2023	December 31, 2022
Weighted Average Remaining Lease Term
Operating leases	10.8 years	11.9 years
Finance leases	2.5 years	2.9 years
Weighted Average Discount Rate
Operating leases	7.1%	6.3%
Finance leases	5.7%	5.7%

8.	Senior Secured Credit Facility

On April 28, 2023, Solaris LLC executed Amendment No. 2 to the Amended and Restated Credit Agreement, by and among Solaris LLC, as borrower, each of the guarantors party thereto, each of the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent (the “2023 Amendment”) to the Amended and Restated Credit Agreement (the “Credit Agreement”), which was entered into on April 26, 2019, by and among Solaris LLC, as borrower, each of the guarantors party thereto, each of the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, and contained an initial $50,000 borrowing facility. The 2023 Amendment introduced an additional $25,000 facility (the “Additional Facility”) to increase available borrowings under the Credit Agreement from $50,000 to $75,000 (the “Loan”) while preserving the original accordion feature, to provide for a maximum of $100,000 of total available capacity under the Credit Agreement. As more fully described in the 2023 Amendment, certain covenant requirements were also modified. The 2023 Amendment contains a reducing revolver feature whereby the Additional Facility will reduce 15% beginning in the first quarter of 2024 through the fourth quarter of 2024 and 20% thereafter with the balance due at maturity. The Credit Agreement continues to have a maturity date of April 26, 2025.

As of December 31, 2023, we had $30,000 borrowings outstanding under the Credit Agreement and have the ability to draw up to an additional $41,250. As of December 31, 2022, we had $8,000 borrowings under the Credit Agreement.

Our obligations under the Loan are generally secured by a pledge of substantially all the assets of Solaris LLC and its subsidiaries, and such obligations are guaranteed by Solaris LLC’s domestic subsidiaries other than Immaterial Subsidiaries (as defined in the Credit Agreement). We are obligated to repay the $30,000 borrowings by April 26, 2025. We have the option to prepay the loans at any time without penalty.

Borrowings under the Credit Agreement bear interest at either SOFR or an alternate base rate plus an applicable margin, and interest is payable quarterly for alternate base rate loans or the last business day of the interest period applicable to SOFR loans. The applicable margin ranges from 2.75% to 3.75% for SOFR loans and 1.75% to 2.75% for alternate base rate loans, in each case depending on our total leverage ratio and loan tranche. The Credit Agreement requires that we pay a quarterly commitment fee on undrawn amounts of the Loan, ranging from 0.375% to 0.5% depending upon the total leverage ratio. The weighted average interest rate on the borrowings outstanding as of December 31, 2023 was approximately 8.38%.

The Credit Agreement requires that we maintain ratios of (i) consolidated EBITDA to interest expense of not less than 2.75 to 1.00, (ii) senior indebtedness to consolidated EBITDA of not more than 2.50 to 1.00 and (iii) the sum of 100% of eligible accounts, inventory and fixed assets to the total revolving exposure of not less than 1.00 to 1.00 when the total leverage ratio is greater than 2.00 to 1.00 and total revolving exposure under the Loan exceeds $3,000. For the purpose of these tests, certain items are subtracted from indebtedness and senior indebtedness. EBITDA, as defined in the Credit Agreement, excludes certain noncash items and any extraordinary, unusual or nonrecurring gains, losses or expenses.

The Credit Agreement also requires that we prepay any outstanding borrowings in the event our total consolidated cash balance exceeds $20,000 on the last business day of every other calendar week, taking into account certain adjustments. Capital expenditures are not restricted unless borrowings under the Loan exceed $5,000 for any 180 consecutive day period, in which case capital expenditures will be permitted up to $100,000 plus any unused availability for capital expenditures from the immediately preceding fiscal year.

As of December 31, 2023 we were in compliance with all covenants in accordance with the Credit Agreement.

9.	Equity

Dividends

Solaris LLC paid distributions totaling $20,706 and $19,567 to all Solaris LLC unitholders in the years ended December 31, 2023 and 2022, respectively, of which $14,072 and $13,804 was paid to Solaris Inc. Solaris Inc. used the proceeds from the distributions to pay quarterly cash dividends to all holders of shares of Class A common stock totaling $14,072 and $13,804 in the years ended December 31, 2023 and 2022, including $684 and $563 related to shares of restricted stock, respectively.

Share Repurchase Program

On March 1, 2023, the Company’s board of directors authorized a share repurchase plan to repurchase up to $50,000 of the Company’s Class A common stock until the plan terminates pursuant to its provisions. During the year ended December 31, 2023, Solaris Inc. purchased and retired 3,163,778 shares of the Company’s Class A common stock at an aggregate cost of $26,467, or $8.37 per share, under the share repurchase program. As of December 31, 2023, $23,533 remains available for future repurchases authorized under the share repurchase plan.

The Inflation Reduction Act of 2022 provides for, among other things, the imposition of a new 1% U.S. federal excise tax on certain repurchases of stock by publicly traded U.S. corporations such as us after December 31, 2022. Accordingly, this excise tax applied to our share repurchase program in 2023 and will apply in subsequent taxable years. The Biden administration has proposed increasing the amount of the excise tax from 1% to 4%; however, it is unclear whether such a change in the amount of the excise tax will be enacted and, if enacted, how soon any such change could take effect. The Company has accrued stock repurchase excise tax of $265 for the year ended December 31, 2023.

Stock-based compensation

The Company’s long-term incentive plan for employees, directors and consultants of the Company and its affiliates (the “LTIP”) provides for the grant of all or any of the following types of equity-based awards: (i) incentive stock options qualified as such under United States federal income tax laws; (ii) stock options that do not qualify as incentive stock options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) restricted stock units; (vi) bonus stock; (vii) performance awards; (viii) dividend equivalents; (ix) other stock-based awards; (x) cash awards; and (xi) substitute awards.

Subject to adjustment in accordance with the terms of the LTIP, 5,118,080 shares of Solaris Inc.’s Class A common were originally reserved for issuance pursuant to awards under the LTIP. The First Amendment to the LTIP (the “First Amendment”), which was approved by the Company’s stockholders and became effective as of May 17, 2023, reserved for an additional 4,700,000 shares of Solaris Inc.’s Class A common stock for issuance pursuant to awards under the LTIP. As of December 31, 2023, 5,328,470 shares of Solaris Inc.’s Class A common stock remained available for issuance pursuant to awards under the LTIP out of the total of 9,818,080 shares authorized under the LTIP (after giving effect to the First Amendment). Class A common stock withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards.

The LTIP is to be administered by the Company’s Board of Directors (the “Board”), the Compensation Committee of the Board or an alternative committee appointed by the Board.

Stock Options. A total of 591,261 options to purchase Class A common stock of the Company have been issued to employees, directors and consultants under the LTIP at an exercise price of $2.87 per option, and a weighted average grant date fair value of $12.04 per option. All options were vested by November 13, 2017. There were no options exercised during the year ended December 31, 2023 and during the years ended December 31, 2022 and 2021, 2,000 and 4,600 options were exercised, respectively, in exchange for an equal number of shares of Class A common stock. As of December 31, 2023, 551,306 options have been exercised, 33,350 forfeited and 6,605 remain outstanding.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on implied volatilities from historical trading of publicly traded companies which are in the same industry sector. The simplified method is used to derive an expected term. The expected term represents an estimate of the time options are expected to remain outstanding. The risk-free rate for periods within the contractual life of the option is based on the United States treasury yield curve in effect at the time of grant.

Compensation cost, as measured at the grant date fair value of the award, is recognized as an expense over the employee’s requisite service period for service-based awards (generally the vesting period of the award of four years). For the years ended December 31, 2023, 2022 and 2021, the Company did not recognize stock-based compensation expense on options.

The following is a summary of the option activity under the LTIP for the years ended December 31, 2023, 2022 and 2021:

	Options Outstanding
	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Balance, January 1, 2021	13,205	$2.87	4.92	$70

Exercised	(4,600)	2.87	—
Balance, December 31, 2021	8,605	$2.87	3.92	$30

Exercised	(2,000)	2.87	—
Balance, December 31, 2022	6,605	$2.87	2.92	$47

Balance, December 31, 2023	6,605	$2.87	1.92	$34

Exercisable, December 31, 2023	6,605	$2.87	1.92	$34

As of December 31, 2023, the Company had no unvested options outstanding.

Restricted Stock. The Company accounts for its stock-based compensation including grants of restricted stock in the consolidated statements of operations based on their estimated fair values on the date of grant. The following table further summarizes activity related to restricted stock for the years ended December 31, 2023, 2022 and 2021:

	Restricted Stock Awards
	Number of Shares	Weighted Average Grant Date Fair Value ($)
Unvested at January 1, 2021	703,115	$12.33

Awarded	522,794	10.98
Vested	(353,307)	12.17
Forfeited	(25,287)	10.46

Unvested at December 31, 2021	847,315	$11.62

Awarded	992,960	9.87
Vested	(502,652)	11.58
Forfeited	(41,895)	10.57

Unvested at December 31, 2022	1,295,728	$10.33

Awarded	944,408	9.34
Vested	(641,758)	9.87
Forfeited	(117,267)	9.98

Unvested at December 31, 2023	1,481,111	$9.93

As of December 31, 2023, total unrecognized compensation cost related to non-vested restricted stock was $8,742 which is expected to be recognized over a weighted-average period of 0.88 years. 724,445 shares, 512,946 shares and 243,720 shares of restricted stock vest in 2024, 2025 and 2026, respectively. The total fair value of shares vested during the years ended December 31, 2023, 2022, and 2021 was $6,334, $5,821, and $4,300, respectively.

PSU’s. The following table summarizes activity related to PSUs for the year ended December 31, 2023:

	Number of Units	Weighted- Average Grant Date Fair Value ($)
Outstanding at January 1, 2023	—	$—
Granted	176,898	11.92
Forfeited	(4,686)	11.92

Outstanding at December 31, 2023	172,212	$11.92

Of the 172,212 performance-based restricted stock units (“PSUs”) that remained outstanding as of December 31, 2023, such PSUs had a weighted average grant date fair value of $11.92 per share. The performance criteria for the PSUs are split as follows:

•

Relative PSUs: 50% of the PSUs are based on total shareholder return relative to the total shareholder return of a predetermined group of peer companies. This relative total shareholder return is calculated at the end of the performance periods stipulated in the PSU agreement.

•	Absolute PSUs: 50% of the PSUs have a performance criteria of absolute total shareholder return calculated at the end of the performance period stipulated in the PSU agreement.

The vesting and payout of the PSUs occur when the related service condition is completed, which is approximately one to three years after the grant date depending on the stipulated performance period. The PSUs can be paid out in either Class A common stock or cash, at our election. Dividends accrue on PSUs and are paid upon vesting. As of December 31, 2023, $1,252 of compensation cost related to unvested PSUs remained to be recognized. The cost is expected to be recognized over a weighted-average period of 2.0 years.

The grant date fair value was determined using the Monte Carlo simulation method and is expensed ratably over the service period. Expected volatilities used in the fair value simulation were estimated using historical periods consistent with the remaining performance periods. The risk-free rate was based on the U.S. Treasury rate for a term commensurate with the expected life of the grant. We used the following assumptions to estimate the fair value of such PSUs (which, for purposes of clarity, were granted during the three months ended March 31, 2023):

Assumptions
Risk-free interest rate	4.6%
Volatility	58.93%

Earnings (Loss) Per Share

Basic earnings (loss) per share of Class A common stock is computed by dividing net income attributable to Solaris by the weighted-average number of shares of Class A common stock outstanding during the same period. Diluted earnings (loss) per share is computed giving effect to all potentially dilutive shares.

The following table sets forth the calculation of earnings (loss) per share, or EPS, for the years ended December 31, 2023, 2022 and 2021:

	Year Ended December,
Basic net income (loss) per share:	2023	2022	2021
Numerator
Net income (loss) attributable to Solaris Oilfield Infrastructure Inc.	$24,336	$21,158	$(868)
Less income attributable to participating securities (1)	(1,169)	(847)	(365)

Net income (loss) attributable to common stockholders	$23,167	$20,311	$(1,233)

Denominator
Weighted average number of unrestricted outstanding common shares used to calculate basic net income per share	29,693	31,479	30,786
Diluted weighted-average shares of Class A common stock outstanding used to calculate diluted net income per share	29,693	31,479	30,786

Earnings (loss) per share of Class A common stock—basic	$0.78	$0.64	$(0.04)

Earnings (loss) per share of Class A common stock—diluted	$0.78	$0.64	$(0.04)

(1)	The Company’s restricted shares of common stock are participating securities.

The following number of weighted-average potentially dilutive shares were excluded from the calculation of diluted earnings per share because the effect of including such potentially dilutive shares would have been antidilutive upon conversion:

	Year Ended December,
	2023	2022	2021
Class B common stock	13,672	13,717	14,035
Restricted stock awards	1,478	583	282
Performance-based restricted stock awards	118	—	—
Stock options	7	7	8

Total	15,275	14,307	14,325

10.	Income Taxes

Income Tax Expense

The components of the income tax expense are:

	Year Ended December 31,
	2023	2022	2021
Current:
Federal	$—	$—	$—
State	569	120	494

	569	120	494

Deferred:
Federal	6,424	6,167	(20)
State	827	1,516	152

	7,251	7,683	132

Income tax expense	$7,820	$7,803	$626

Income tax expense differs from the amount computed by applying the statutory federal income tax rate of 21% to income (loss) before taxes as follows:

	Year Ended December 31,
	2023	2022	2021
Income (loss) before income taxes	$46,595	$41,315	$(634)
Less: net income (loss) before income taxes attributable to noncontrolling interest	14,439	12,354	(392)

Income (loss) attributable to Solaris Oilfield Infrastructure, Inc. stockholders before income taxes	32,156	28,961	(242)

Income tax expense (benefit) at the federal statutory rate	6,753	6,082	(70)
State income taxes, net of federal benefit	962	485	465
Remeasurement of deferred taxes	(35)	828	139
Other	140	408	92

Income tax expense	$7,820	$7,803	$626

Deferred Tax Assets and Liabilities

The Company’s deferred tax position reflects the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax assets and liabilities are as follows:

	December 31,
	2023	2022
Deferred Tax Assets:
Investments in subsidiaries	$—	$2,050
Imputed interest	2,464	2,663
Net operating loss carryforward	49,095	50,657
Other	66	—

Total deferred tax assets	51,625	55,370

Deferred Tax Liabilities:
Investments in subsidiaries	(3,615)	—

Total deferred tax liabilities	(3,615)	—

Net deferred tax asset	$48,010	$55,370

As of December 31, 2023, the Company had approximately $225,954 of federal net operating loss carryovers and $49,399 of state net operating loss carryovers. $169,925 of such federal net operating loss carryovers have no expiration date and the remaining federal net operating loss carryovers expire in 2037. $26,106 of such state net operating loss carryovers will expire in varying amounts between the period of 2037 to 2042. The statute of limitations with respect to the U.S. federal income tax returns of the Company for years ending on or before December 31, 2019, are closed, except to the extent of any federal net operating loss carryovers. States often follow the federal statute of limitation, but some state jurisdictions may vary.

The Company regularly reviews its deferred tax assets, including net operating loss carryovers, for recoverability, and a valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset may not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences are deductible. In assessing the need for a valuation allowance, the Company makes estimates and assumptions regarding projected future taxable income, its ability to carry back operating losses to prior periods, the reversal of deferred tax liabilities and the implementation of tax planning strategies. Based on our cumulative earnings history and forecasted future sources of taxable income, we believe that we will be able to realize our deferred tax assets in the future. As the Company reassesses this position in the future, changes in cumulative earnings history, excluding non-recurring charges, or changes in forecasted taxable income may alter this expectation and may result in an increase to the valuation allowance and an increase in the effective tax rate.

Section 382 of the Internal Revenue Code of 1986, contains rules that limit the ability of a company that undergoes an “ownership change” to utilize its net operating loss and tax credit carryovers and certain built-in losses recognized in years after the “ownership change.” An “ownership change” is generally defined as any change in ownership of more than 50% of a corporation’s stock over a rolling three-year period by stockholders that own (directly or indirectly) 5% or more of the stock of a corporation, or arising from a new issuance of stock by a corporation. If an ownership change occurs, Section 382 generally imposes an annual limitation on the use of pre-ownership change net operating loss carryovers to offset taxable income earned after the ownership change. We do not believe the Section 382 annual limitation related to historical ownership changes impacts our ability to utilize our net operating losses; however, if we were to experience a future ownership change our ability to use net operating losses may be impacted.

The Company qualified for federal government assistance through employee retention credit provisions of the Consolidated Appropriations Act of 2021. During the year ended December 31, 2021, the Company recorded $3,117 of employee retention credits in other income on its consolidated income statements. As of December 31, 2023, $2,159 of the credits have been received and $958 is included in prepaid expenses and other current assets on the consolidated balance sheet. The calculation of the credit is based on employees’ continued employment and represents a portion of the wages paid to them. For income tax purposes, the credit will result in decreased expense related to the wages it offsets in the period received. The Company accounted for the employee retention credit as a government grant in accordance with ASU Topic 832, Disclosures by Business Entities about Government Assistance.

Uncertain Tax Benefits

The Company evaluates its tax positions and recognizes only tax benefits that, more likely than not, will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax position is measured at the largest amount of benefit that has a greater than 50.0% likelihood of being realized upon settlement. As of December 31, 2023 and 2022, the Company’s uncertain tax benefits totaling $802 and $807, respectively, are reported as a component of the net deferred tax asset in the consolidated balance sheets. The full balance of unrecognized tax benefits as of December 31, 2023, if recognized, would affect the effective tax rate. However, we do not believe that any of the unrecognized tax benefits will be realized within the coming year. The Company has elected to recognize interest and penalties related to unrecognized tax benefits in income tax expense notwithstanding the fact that, as of December 31, 2023, the Company has not accrued any penalties or interest. Our uncertain tax benefits originated in tax year 2018 and relates to the treatment of certain costs incurred in connection with the IPO and November Offering. Changes in the Company’s gross unrecognized tax benefits are as follows:

	Year Ended December 31,
	2023	2022	2021
Balance, January 1,	$807	$816	$816
Additions for the current year tax	—	—	—
Additions related to prior years	—	—	—
State rate change	(5)	(9)	—

Balance, December 31,	$802	$807	$816

Payables Related to the Tax Receivable Agreement

As of December 31, 2023, our liability under the Tax Receivable Agreement was $71,530, representing 85% of the net cash savings in United States federal, state and local income tax or franchise tax that Solaris Inc. anticipates realizing in future years from certain increases in tax basis and certain tax benefits attributable to imputed interest as a result of Solaris Inc.’s acquisition (or deemed acquisition for United States federal income tax purposes) of Solaris LLC Units in connection with the IPO or pursuant to an exercise of the Redemption Right or the Call Right (each as defined in the Solaris LLC Agreement) and additional tax basis arising from any payments Solaris Inc. makes under the Tax Receivable Agreement.

The projection of future taxable income involves significant judgment. Actual taxable income may differ from our estimates, which could significantly impact our liability under the Tax Receivable Agreement. Therefore, in accordance with ASC 450, Contingencies, we have recorded a liability under the Tax Receivable Agreement related to the tax savings we may realize from certain increases in tax basis and certain tax benefits attributable to imputed interest as a result of Solaris Inc.’s acquisition (or deemed acquisition for United States federal income tax purposes) of Solaris LLC Units in connection with the IPO or pursuant to an exercise of the Redemption Right or the Call Right (each as defined in the Solaris LLC Agreement) and additional tax basis arising from any payments Solaris Inc. makes under the Tax Receivable Agreement. Solaris LLC may make tax distributions to Solaris Inc. in order for Solaris Inc. to satisfy its obligations under the Tax Receivable Agreement and will be required to distribute cash pro rata to each of the other members of Solaris LLC, in accordance with the number of Solaris LLC Units owned by each member at that time.

11.	Concentrations

For the year ended December 31, 2023, two customers accounted for 12% and 12% of the Company’s revenue. For the year ended December 31, 2022, one customer accounted for 22% of the Company’s revenue. For the year ended December 31, 2021, one customer accounted for 26% of the Company’s revenue. As of December 31, 2023, two customers accounted for 12% and 10% of the Company’s accounts receivable. As of December 31, 2022, one customer accounted for 22% of the Company’s accounts receivable.

For the years ended December 31, 2023, 2022 and 2021, no supplier accounted for more than 10% of the Company’s total purchases. As of December 31, 2023, two suppliers accounted for 17% and 12% of the Company’s accounts payable. As of December 31, 2022, one supplier accounted for 13% of the Company’s accounts payable.

12.	Commitments and Contingencies

State and Local Tax Matters

We are subject to a number of state and local taxes that are not income-based. As many of these taxes are subject to assessment and audit by the taxing authorities, it is possible that an assessment or audit could result in additional taxes due. We accrue additional taxes when we determine that it is probable that we will have incurred a liability and we can reasonably estimate the amount of the liability. On June 16, 2022, Cause Number CV20-09-372, styled Solaris Oilfield Site Services v. Brown County Appraisal District, was presented to the 35th District Court of Brown County, Texas. The 35th District Court of Brown County ruled in favor of Brown County Appraisal District regarding the disqualification of our equipment for certain property tax exemptions. On July 20, 2022, we filed an appeal with the Eleventh District of Texas—Eastland Court of Appeals, and an appellate hearing relating thereto was held on April 13, 2023. We anticipate that a final ruling from the Eastland Court of Appeals will be delivered sometime in the first half of 2024. In connection therewith, we have recognized $3,072 in accrued liabilities as of December 31, 2023. No additional contingencies were recognized during the year ended December 31, 2023. If this litigation is ultimately resolved against us, in whole or in part, it is possible that the resolution of this matter could be material to our consolidated results of operations or cash flows.

Litigation and Claims

In the normal course of business, the Company is subjected to various claims, legal actions, contract negotiations and disputes. The Company provides for losses, if any, in the year in which they can be reasonably estimated. In management’s opinion, there are currently no such matters outstanding that would have a material effect on the accompanying consolidated financial statements.

Purchase Obligations

In the normal course of business, the Company enters into purchase obligations for products and services, primarily related to equipment or parts for manufacturing equipment. As of December 31, 2023, we had purchase obligations of approximately $3,468 payable within the next twelve months.

Other Commitments

The Company has executed a guarantee of lease agreement with Solaris Energy Management, LLC, a related party of the Company, related to the rental of office space. The total future guaranty under the guarantee of lease agreement with Solaris Energy Management, LLC is $2,840 as of December 31, 2023. Refer to Note 13.

“Related Party Transactions” for additional information regarding related party transactions recognized and Note 7. “Leases” for operating lease discussion.

13.	Related Party Transactions

The Company recognizes certain costs incurred in relation to transactions with entities owned or partially owned by William A. Zartler, the Chief Executive Officer and Chairman of the Board. These costs include rent paid for office space, travel services, personnel, consulting and administrative costs. For the years ended December 31, 2023, 2022 and 2021, Solaris LLC paid $1,209, $941 and $823, respectively, for these services, included in selling, general and administrative costs in the consolidated statement of operations. As of December 31, 2023 and 2022, the Company included $136 and $100, respectively, in prepaid expenses and other current assets on the consolidated balance sheets. Additionally, as of December 31, 2023 and 2022, the Company included $18 and $72, respectively, of accruals to related parties in accrued liabilities on the consolidated balance sheet.

These costs are primarily incurred in connection with the administrative services agreement, dated May 17, 2017, between Solaris LLC and Solaris Energy Management, LLC, a company partially owned by William A. Zartler.

As of December 31, 2023, THRC Holdings, LP, an entity managed by THRC Management, LLC (collectively “THRC”), held shares representing an 11.0% ownership of the Company’s Class A common stock and 7.5% total shares outstanding. THRC is affiliated with certain of the Company’s customers, including ProFrac Services, LLC (“ProFrac”) and certain of the Company’s suppliers including Automatize Logistics, LLC, IOT-EQ, LLC and Cisco Logistics, LLC (“Cisco”) (together the “THRC Affiliates”). For the years ended December 31, 2023, 2022 and 2021, the Company recognized revenues related to our service offering provided to the THRC Affiliates of $23,473, $20,005 and $13,466, respectively. Accounts receivable related to THRC Affiliates as of December 31, 2023 and 2022 was $2,378 and $4,925, respectively. For the years ended December 31, 2023, 2022 and 2021, the Company recognized cost of services provided by THRC Affiliates of $2,072, $3,718 and $3,649, respectively. There was $0 and $302, respectively, in accounts payable related to THRC Affiliates as of December 31, 2023 and 2022.

Solaris is the dedicated wellsite sand storage provider (“Services”) to certain THRC Affiliates. Solaris provides volume-based pricing for the Services and may be required to pay up to $4,000 in payments throughout a term ending in 2024, contingent upon the ability of these affiliates to meet minimum Services revenue thresholds. As of December 31, 2023 and 2022, there was no accounts payable to THRC Affiliates related to these services.

On January 31, 2023, the Company made payments totaling $1,092 under the Tax Receivable Agreement. Solaris LLC made a cash distribution to Solaris Inc. of $1,092 to satisfy these obligations and concurrently made a cash distribution on a pro rata basis to each of the other members of Solaris LLC of $433.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$3,424	$5,833
Accounts receivable, net of allowances for credit losses of $404 and $104, respectively	46,411	44,916
Accounts receivable—related party	2,721	2,378
Prepaid expenses and other current assets	3,405	4,342
Inventories	6,924	6,672
Assets held for sale	—	3,000

Total current assets	62,885	67,141
Property, plant and equipment, net	320,885	325,121
Non-current inventories	1,566	1,593
Non-current receivables, net of allowances of $862 and $862, respectively	1,663	1,663
Operating lease right-of-use assets	10,394	10,721
Goodwill	13,004	13,004
Intangible assets, net	521	702
Deferred tax assets	45,861	48,010
Other assets	291	342

Total assets	$457,070	$468,297

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,266	$12,654
Accrued liabilities	16,489	20,292
Current portion of payables related to Tax Receivable Agreement	2,684	—
Current portion of operating lease liabilities	1,381	1,385
Current portion of finance lease liabilities	2,495	2,462
Other current liabilities	—	408

Total current liabilities	35,315	37,201

Operating lease liabilities, net of current	11,251	11,541
Credit agreement	30,000	30,000
Finance lease liabilities, net of current	1,766	2,401
Payables related to Tax Receivable Agreement	68,846	71,530
Other long-term liabilities	44	44

Total liabilities	147,222	152,717

Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized, 28,330 shares and 28,967 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	283	290
Class B common stock, $0.00 par value, 180,000 shares authorized, 13,674 shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	182,723	188,379
Retained earnings	17,125	17,314

Total stockholders’ equity attributable to Solaris Oilfield Infrastructure, Inc.	200,131	205,983
Non-controlling interest	109,717	109,597

Total stockholders’ equity	309,848	315,580

Total liabilities and stockholders’ equity	$457,070	$468,297

The accompanying notes are an integral part of these financial statements.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$64,635	$77,828
Revenue—related parties	3,255	4,894

Total revenue	67,890	82,722

Operating costs and expenses:
Cost of services (exclusive of depreciation and amortization)	39,887	53,223
Depreciation and amortization	9,934	8,417
Selling, general and administrative	7,990	6,538
Other operating (income) expense, net	123	(338)

Total operating costs and expenses	57,934	67,840

Operating income	9,956	14,882
Interest expense, net	(799)	(459)

Income before income tax expense	9,157	14,423
Provision for income taxes	(1,857)	(2,486)

Net income	7,300	11,937
Less: net income related to non-controlling interests	(2,983)	(4,368)

Net income attributable to Solaris Oilfield Infrastructure, Inc.	4,317	7,569
Less: income attributable to participating securities	(277)	(350)

Net income attributable to common shareholders	$4,040	$7,219

Earnings per share of Class A common stock – basic	$0.14	$0.23

Earnings per share of Class A common stock – diluted	$0.14	$0.23

Basic weighted-average shares of Class A common stock outstanding	28,587	31,214
Diluted weighted-average shares of Class A common stock outstanding	28,587	31,214

The accompanying notes are an integral part of these financial statements.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except per share amounts)

(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Non-controlling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2023	28,967	$290	13,674	$—	$188,379	$17,314	$109,597	$315,580
Share repurchases and retirements	(1,108)	(11)	—	—	(7,031)	(858)	(233)	(8,133)
Net effect of deferred tax asset and payables related to the vesting of restricted stock	—	—	—	—	(422)	—	—	(422)
Stock-based compensation	—	—	—	—	1,581	—	770	2,351
Vesting of restricted stock	653	6	—	—	1,731	—	(1,737)	—
Cancelled shares withheld for taxes from vesting of restricted stock	(182)	(2)	—	—	(1,515)	—	(22)	(1,539)
Distributions to non-controlling interest unitholders	—	—	—	—	—	—	(1,641)	(1,641)
Dividends paid ($0.12 per share of Class A common stock)	—	—	—	—	—	(3,648)	—	(3,648)
Net income	—	—	—	—	—	4,317	2,983	7,300

Balance at March 31, 2024	28,330	$283	13,674	$—	$182,723	$17,125	$109,717	$309,848

The accompanying notes are an integral part of these financial statements.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’’ EQUITY

(In thousands, except per share amounts)

(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Non-controlling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	31,641	317	13,674	—	202,551	12,847	101,414	317,129
Share repurchases and retirements	(1,641)	(17)	—	—	(10,543)	(3,295)	(572)	(14,427)
Net effect of deferred tax asset and payables related to the vesting of restricted stock	—	—	—	—	594	—	—	594
Stock-based compensation	—	—	—	—	1,494	—	660	2,154
Vesting of restricted stock	547	5	—	—	903	—	(908)	—
Cancelled shares withheld for taxes from vesting of restricted stock	(148)	(1)	—	—	(536)	(384)	(415)	(1,336)
Distributions to non-controlling interest unitholders	—	—	—	—	—	—	(1,985)	(1,985)
Dividends paid ($0.11 per share of Class A common stock)	—	—	—	—	—	(3,656)	—	(3,656)
Net income	—	—	—	—	—	7,569	4,368	11,937

Balance at March 31, 2023	30,399	$304	13,674	$—	$194,463	$13,081	$102,562	$310,410

The accompanying notes are an integral part of these financial statements.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$7,300	$11,937
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,934	8,417
(Gain) loss on disposal of assets	12	(22)
Stock-based compensation	2,217	1,980
Amortization of debt issuance costs	43	31
Allowance for credit losses	300	—
Inventory write-off	223	—
Deferred income tax expense	1,727	2,329
Other	31	10
Changes in operating assets and liabilities:
Accounts receivable	(1,795)	(3,581)
Accounts receivable—related party	(343)	1,086
Prepaid expenses and other current assets	951	905
Inventories	(448)	(4,071)
Accounts payable	(131)	2,042
Accrued liabilities	(3,146)	(3,122)
Payments pursuant to tax receivable agreement	—	(1,092)

Net cash provided by operating activities	16,875	16,849

Cash flows from investing activities:
Investment in property, plant and equipment	(3,358)	(18,949)
Proceeds from disposal of property, plant and equipment	10	123

Net cash used in investing activities	(3,348)	(18,826)

Cash flows from financing activities:
Share repurchases and retirements	(8,092)	(14,427)
Distributions to non-controlling interest unitholders	(1,641)	(1,985)
Dividends paid to Class A common stock shareholders	(3,648)	(3,656)
Payments under finance leases	(602)	(738)
Payments under insurance premium financing	(414)	(541)
Cancelled shares withheld for taxes from vesting of restricted stock	(1,539)	(1,336)
Borrowings under the credit agreement	4,000	18,000
Repayment of credit agreement	(4,000)	—

Net cash used in financing activities	(15,936)	(4,683)

Net decrease in cash and cash equivalents	(2,409)	(6,660)
Cash and cash equivalents at beginning of period	5,833	8,835

Cash and cash equivalents at end of period	$3,424	$2,175

Non-cash activities
Investing:
Capitalized depreciation in property, plant and equipment	$120	$129
Capitalized stock-based compensation	134	174
Property and equipment additions incurred but not paid at period-end	331	5,015
Reclassification of assets held for sale to property, plant and equipment	3,000	—
Additions to fixed assets through finance leases	—	933
Cash paid for:
Interest	$758	$335
Income taxes	76	1

The accompanying notes are an integral part of these financial statements.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

Notes to the Condensed Consolidated Financial Statements

(Dollars in millions, except share and per share amounts)

1.	Organization and Background of Business

Description of Business

We design and manufacture specialized equipment, which combined with field technician support, last mile and mobilization logistics services and our software solutions, enables us to provide a service offering that helps oil and natural gas operators and their suppliers drive efficiencies that reduce operational footprint and costs during the completion phase of well development. We service most active oil and natural gas basins in the United States.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

Solaris Oilfield Infrastructure, Inc. (either individually or together with its subsidiaries, as the context requires, “Solaris Inc.” or the “Company”) is the managing member of Solaris Oilfield Infrastructure, LLC (“Solaris LLC”) and is responsible for all operational, management and administrative decisions relating to Solaris LLC’s business. Solaris Inc. consolidates the financial results of Solaris LLC and its subsidiaries and reports a non-controlling interest related to the portion of the units in Solaris LLC (the “Solaris LLC Units”) not owned by Solaris Inc., which will reduce net income attributable to the holders of Solaris Inc.’s Class A common stock.

The accompanying interim unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). These financial statements reflect all normal recurring adjustments that are necessary for fair presentation. Operating results for the three months ended March 31, 2024 and 2023 are not necessarily indicative of the results that may be expected for the full year or for any interim period.

The unaudited interim condensed consolidated financial statements do not include all information or notes required by GAAP for annual financial statements and should be read together with Solaris Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 and notes thereto.

All material intercompany transactions and balances have been eliminated upon consolidation.

Allowance for Credit Losses

In our determination of the allowance for credit losses, we pool receivables with similar risk characteristics and consider a number of current conditions, past events and other factors, including the length of time trade accounts receivable are past due, previous loss history, and the condition of the general economy and the industry as a whole, and apply an expected loss percentage. The expected credit loss percentage is determined using historical loss data adjusted for current conditions and forecasts of future economic conditions. Along with the expected credit loss percentage approach, the Company applies a case-by-case review on individual trade receivables when deemed appropriate. The related expense associated with the recognition of the allowance for credit losses was included in Other operating expense on our condensed consolidated statements of operations. Adjustments to the allowance may be required depending on how potential issues are resolved and when receivables are collected. Accounts deemed uncollectible are reflected as a write-off applied against the allowance for credit losses and occur when the financial condition of our customers deteriorate and result in an impairment on their ability to make payments, including the impact of customer bankruptcies.

The following activity related to our allowance for credit losses on customer receivables for the quarter ended March 31, 2024 reflects the estimated impact of the current economic environment on our receivable balance:

Balance, December 31, 2023	$1.0

Provision for credit losses, net of recoveries	0.3
Write-offs	—
Balance, March 31, 2024	$1.3

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenues from Contracts with Customers (“ASC Topic 606”). Under ASC Topic 606, revenue recognition is based on the transfer of control, or the customer’s ability to benefit from our services and products, in an amount that reflects the consideration expected to be received in exchange for those services and products. We assess our customers’ ability and intention to pay, which is based on a variety of factors, including historical payment experience and financial condition, and we typically charge our customers on a weekly or monthly basis. Contracts with customers are normally on thirty- to sixty-day payment terms.

Our contracts may contain bundled pricing covering multiple performance obligations, such as contracts containing a combination of systems, mobilization services and / or sand transportation coordination services. In these instances, we allocate the transaction price to each performance obligation identified in the contract based on relative stand-alone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product or service is transferred to the customer, in satisfaction of the corresponding performance obligations.

Variable consideration typically may relate to discounts, price concessions and incentives. The Company estimates variable consideration based on the amount of consideration we expect to receive. The Company accrues revenue on an ongoing basis to reflect updated information for variable consideration as performance obligations are met.

Disaggregation of Revenue

The following table summarizes revenues from our contracts disaggregated by revenue generating activity contained therein for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
	2024	2023
Wellsite services	$67.7	$82.5
Transloading and Other	0.2	0.2

Total revenue	$67.9	$82.7

Fair Value Measurements

The Company’s financial assets and liabilities, as well as other recurring and nonrecurring fair value measurements such as goodwill impairment and long lived assets impairment, are to be measured using inputs from the three levels of the fair value hierarchy, of which the first two are considered observable and the last unobservable, which are as follows:

•	Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active or other inputs corroborated by observable market data for substantially the full term of assets or liabilities; and

•	Level 3—Unobservable inputs that reflect the Company’s assumptions that the market participants would use in pricing assets or liabilities based on the best information available.

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, prepaids and other current assets, accounts payable and accruals, and other current liabilities approximate their fair value due to their short-term nature. The carrying amounts of the Company’s borrowings under the credit agreement approximate fair value based on their nature, terms, and variable interest rates.

3.	Property, Plant and Equipment

Property, plant and equipment consists of the following:

	March 31, 2024	December 31, 2023
Systems and related equipment	$440.5	$434.4
Systems in process	20.6	21.1
Vehicles	13.5	13.5
Machinery and equipment	5.8	5.8
Buildings	4.9	4.9
Computer hardware and software	3.9	3.9
Land	0.6	0.6
Furniture and fixtures	1.3	1.3

Property, plant and equipment, gross	$491.1	$485.5
Less: accumulated depreciation	(170.2)	(160.4)

Property, plant and equipment, net	$320.9	$325.1

During the three months ended March 31, 2024 and 2023, we recorded depreciation expense of $9.8 million and $8.2 million, respectively.

As of March 31, 2024, we have reclassified certain systems and related equipment amounting to $3.0 million that were previously classified as assets held for sale back to property, plant and equipment due to a change in plan of sale.

4.	Accrued Liabilities

Accrued liabilities were comprised of the following at March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Property, plant and equipment	$0.1	$0.8
Employee related expenses	3.6	7.6
Selling, general and administrative	0.9	1.3
Cost of services	4.7	3.5
Excise, franchise and sales taxes	1.6	1.5
Ad valorem taxes	5.6	5.6

Accrued liabilities	$16.5	$20.3

5.	Senior Secured Credit Facility

We had $30.0 million borrowings outstanding under our senior secured credit facility as of March 31, 2024 and December 31, 2023, presented as “Credit agreement” in our condensed consolidated balance sheets.

As of March 31, 2024, we were in compliance with all covenants under our senior secured credit facility and have the ability to draw up to an additional $37.5 million.

6.	Equity

Dividends

Solaris LLC paid dividend distributions totaling $5.3 million and $5.2 million to all Solaris LLC unitholders in the three months ended March 31, 2024 and 2023, respectively, of which $3.6 million and $3.7 million was paid to Solaris Inc. Solaris Inc. used the proceeds from the distributions to pay quarterly cash dividends to all holders of shares of Class A common stock.

Share Repurchase Program

On March 1, 2023, the Company’s board of directors authorized a share repurchase plan to repurchase up to $50.0 million of the Company’s Class A common stock until the plan terminates pursuant to its provisions. During the three months ended March 31, 2024, Solaris Inc. purchased and retired 1,108,349 shares of the Company’s Class A common stock at an aggregate cost of $8.1 million, or $7.30 per share, under the share repurchase program. As of March 31, 2024, we had purchased and retired 4,272,127 shares of Class A common stock for $34.6 million, or $8.09 per share, resulting in $15.4 million remaining available for future repurchases authorized under the share repurchase plan. The 1% U.S. federal excise tax on certain repurchases of stock by publicly traded U.S. corporations enacted as part of the Inflation Reduction Act of 2022 applies to our share repurchase program.

Earnings Per Share

Basic earnings per share of Class A common stock is computed by dividing net income attributable to Solaris Inc. by the weighted-average number of shares of Class A common stock outstanding during the same period. Diluted earnings per share is computed giving effect to all potentially dilutive shares.

The following table sets forth the calculation of earnings per share for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
Basic earnings per share:	2024	2023
Numerator (in millions)
Net income attributable to Solaris Oilfield Infrastructure, Inc.	$4.3	$7.6
Less: income attributable to participating securities (1)	(0.3)	(0.4)

Net income attributable to common stockholders	$4.0	$7.2

Denominator
Weighted average number of unrestricted outstanding common shares used to calculate basic earnings per share	28,586,853	31,214,271
Diluted weighted-average shares of Class A common stock outstanding used to calculate diluted earnings per share	28,586,853	31,214,271

Earnings per share of Class A common stock—basic	$0.14	$0.23

Earnings per share of Class A common stock—diluted	$0.14	$0.23

(1)	The Company’s restricted shares of common stock are participating securities.

The following number of weighted-average potentially dilutive shares were excluded from the calculation of diluted earnings per share because the effect of including such potentially dilutive shares would have been antidilutive upon conversion:

	Three Months Ended March 31,
	2024	2023
Class B common stock	13,671,971	13,671,971
Restricted stock awards	1,654,925	1,374,760
Performance-based restricted stock awards	209,890	176,898
Stock options	6,605	5,440

Total	15,543,391	15,229,069

7.	Income Taxes

Income Taxes

Solaris Inc. is a corporation and, as a result, is subject to United States federal, state and local income taxes. Solaris LLC is treated as a partnership for United States federal income tax purposes and therefore does not pay United States federal income tax on its taxable income. Instead, the Solaris LLC unitholders, including Solaris Inc., are liable for United States federal income tax on their respective shares of Solaris LLC’s taxable income reported on the unitholders’ United States federal income tax returns. Solaris LLC is liable for income taxes in those states not recognizing its status as a partnership for United States federal income tax purposes.

For the three months ended March 31, 2024 and 2023, we recognized a combined United States federal and state expense for income taxes of $1.9 million and $2.5 million, respectively. The effective combined United States federal and state income tax rates were 20.3% and 17.2% for the three months ended March 31, 2024 and 2023, respectively. For the three months ended March 31, 2024 and 2023, our effective tax rate differed from the statutory rate primarily due to Solaris LLC’s treatment as a partnership for United States federal income tax purposes.

The Company’s deferred tax position reflects the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. The largest components of the Company’s deferred tax position relate to the Company’s investment in Solaris LLC and net operating loss carryovers. The Company recorded a deferred tax asset and additional paid-in capital for the difference between the book value and the tax basis of the Company’s investment in Solaris LLC. This difference originates from the equity offerings of Class A common stock, exchanges of Solaris LLC Units (together with a corresponding number of shares of Class B common stock) for shares of Class A common stock, and issuances of Class A common stock, and corresponding Solaris LLC Units, in connection with stock-based compensation.

Based on our cumulative earnings history and forecasted future sources of taxable income, we believe that we will be able to realize our deferred tax assets in the future. As the Company reassesses this position in the future, changes in cumulative earnings history, excluding non-recurring charges, or changes to forecasted taxable income may alter this expectation and may result in an increase in the valuation allowance and an increase in the effective tax rate.

Section 382 of the Internal Revenue Code of 1986, contains rules that limit the ability of a company that undergoes an “ownership change” to utilize its net operating loss and tax credit carryovers and certain built-in losses recognized in years after the “ownership change.” An “ownership change” is generally defined as any change in ownership of more than 50% of a corporation’s stock over a rolling three-year period by stockholders that own (directly or indirectly) 5% or more of the stock of a corporation, or arising from a new issuance of stock by a corporation. If an ownership change occurs, Section 382 generally imposes an annual limitation on the use of pre-ownership change net operating loss carryovers to offset taxable income earned after the ownership change. We do not believe the Section 382 annual limitation related to historical ownership changes impacts our ability to utilize our net operating losses; however, if we were to experience a future ownership change our ability to use net operating losses may be impacted.

Payables Related to the Tax Receivable Agreement

On May 17, 2017, Solaris Inc. entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with the members of Solaris LLC. The Tax Receivable Agreement was later amended on June 27, 2023. As of March 31, 2024, our liability under the Tax Receivable Agreement was $71.5 million, representing 85% of the net cash savings in United States federal, state and local income tax or franchise tax that Solaris Inc. anticipates realizing in future years from certain increases in tax basis and certain tax benefits attributable to imputed interest as a result of Solaris Inc.’s acquisition (or deemed acquisition for United States federal income tax purposes) of Solaris LLC Units in connection with our initial public offering or pursuant to previous exercises of the Redemption Right or the Call Right (each as defined in the Solaris LLC Agreement) and additional tax basis arising from any payments Solaris Inc. makes under the Tax Receivable Agreement.

The projection of future taxable income involves significant judgment. Actual taxable income may differ from our estimates, which could significantly impact our liability under the Tax Receivable Agreement. Therefore, in accordance with ASC 450, Contingencies, we have recorded a liability under the Tax Receivable Agreement related to the tax savings we may realize from certain increases in tax basis and certain tax benefits attributable to imputed interest as a result of Solaris Inc.’s acquisition (or deemed acquisition for United States federal income tax purposes) of Solaris LLC Units in connection with the IPO or pursuant to previous exercises of the Redemption Right or the Call Right (each as defined in the Solaris LLC Agreement) and additional tax basis arising from any payments Solaris Inc. makes under the Tax Receivable Agreement. Solaris LLC may make cash distributions to Solaris Inc. in order for Solaris Inc. to satisfy its obligations under the Tax Receivable Agreement and will be required to distribute cash pro rata to each of the other members of Solaris LLC, in accordance with the number of Solaris LLC Units owned by each member at that time.

8.	Concentrations

For the three months ended March 31, 2024, three customers accounted for 14%, 12% and 11% of the Company’s revenues. For the three months ended March 31, 2023, three customers accounted for 13%, 12% and 11% of the Company’s revenues. As of March 31, 2024, two customers accounted for 12% and 11% of the Company’s accounts receivable. As of December 31, 2023, two customers accounted for 12% and 10% of the Company’s accounts receivable.

For the three months ended March 31, 2024, one supplier accounted for 10% of the Company’s total purchases. For the three months ended March 31, 2023, no supplier accounted for more than 10% of the Company’s total purchases. As of March 31, 2024, three suppliers accounted for 19%, 13% and 11% of the Company’s accounts payable. As of December 31, 2023, two suppliers accounted for 17% and 12% of the Company’s accounts payable.

9.	Commitments and Contingencies

Tax Matters

We are subject to a number of state and local taxes that are not income-based. As many of these taxes are subject to assessment and audit by the taxing authorities, it is possible that an assessment or audit could result in additional taxes due. We accrue additional taxes when we determine that it is probable that we will have incurred a liability and we can reasonably estimate the amount of the liability. On June 16, 2022, Cause Number CV20-09-372, styled Solaris Oilfield Site Services v. Brown County Appraisal District, was presented to the 35th District Court of Brown County, Texas. The 35th District Court of Brown County ruled in favor of Brown County Appraisal District regarding the disqualification of our equipment for certain property tax exemptions. On July 20, 2022, we filed an appeal with the Eleventh District of Texas—Eastland Court of Appeals, and an

appellate hearing relating thereto was held on April 13, 2023. A final ruling from the Eastland Court of Appeals was received on April 18, 2024. The appellate court ruled in our favor and upheld most, but not all, of our disputed property tax exemptions. In connection therewith, we have recognized $3.1 million in accrued liabilities as of March 31, 2024. No additional contingencies were recognized during the three months ended March 31, 2024. If this decision is appealed to the Texas Supreme Court and is ultimately resolved against us, in whole or in part, it is possible that the resolution of this matter could be material to our condensed consolidated results of operations or cash flows.

Litigation and Claims

In the normal course of business, the Company is subjected to various claims, legal actions, contract negotiations and disputes. The Company provides for losses, if any, in the year in which they can be reasonably estimated. In management’s opinion, there are currently no such matters outstanding that would have a material effect on the accompanying condensed consolidated financial statements other than the following.

On February 28, 2024, the Company was served with a lawsuit by Masaba Inc. in the Wyoming District Court related to alleged intellectual property infringement. The complaint seeks, among other relief, unspecified compensatory damages, rescission, pre-judgment and post-judgment interest, costs and expenses. The Company believes these claims are without merit and will vigorously defend against them. At this time, we are unable to predict the ultimate outcome of this case or estimate the range of possible loss, if any.

Purchase Obligations

In the normal course of business, the Company enters into purchase obligations for products and services, primarily related to equipment or parts for manufacturing equipment. As of March 31, 2024, we had purchase obligations of approximately $2.8 million payable within the next twelve months.

Other Commitments

The Company has executed a guarantee of lease agreement with Solaris Energy Management, LLC, a related party of the Company, related to the rental of office space. The total future guarantee under the guarantee of lease agreement with Solaris Energy Management, LLC is $2.7 million as of March 31, 2024. Refer to Note 10. “Related Party Transactions” for additional information regarding related party transactions recognized.

10.	Related Party Transactions

The Company recognizes certain costs incurred in relation to transactions incurred in connection with the amended and restated administrative services agreement, dated May 17, 2017, between Solaris LLC and Solaris Energy Management, LLC, a company owned by William A. Zartler, the Chief Executive Officer and Chairman of the Board. These services include rent paid for office space, travel services, personnel, consulting and administrative costs. For the three months ended March 31, 2024 and 2023, Solaris LLC paid $0.1 million and $0.5 million, respectively, for these services, included in selling, general and administrative costs in the condensed consolidated statement of operations. As of March 31, 2024 and December 31, 2023, the Company included $0.1 million and $0.1 million, respectively, in prepaid expenses and other current assets on the condensed consolidated balance sheets.

As of March 31, 2024, THRC Holdings, LP, an entity managed by THRC Management, LLC (collectively “THRC”), held shares representing a 11.2% ownership of the Company’s Class A common stock outstanding and 7.6% ownership of the total shares outstanding. THRC is affiliated with certain of the Company’s customers, including ProFrac Services, LLC and certain of the Company’s suppliers including Automatize Logistics, LLC, IOT-EQ, LLC and Cisco Logistics, LLC (together the “THRC Affiliates”). For the three months ended March 31, 2024 and 2023, the Company recognized revenues related to our service offering provided to the THRC Affiliates of $3.3 million and $4.9 million, respectively. Accounts receivable related to THRC Affiliates as of March 31, 2024 and December 31, 2023 was $2.7 million and $2.4 million, respectively. For the three months ended March 31, 2024 and 2023, the Company recognized cost of services provided by THRC Affiliates of $0.0 million and $1.1 million, respectively. There was $0.0 in accounts payable related to THRC Affiliates as of March 31, 2024 and December 31, 2023.

Solaris is the dedicated wellsite sand storage provider (“Services”) to certain THRC Affiliates. Solaris provides volume-based pricing for the Services and may be required to pay up to $4.0 million in payments throughout a term ending in 2024, contingent upon the ability of these affiliates to meet minimum Services revenue thresholds. As of March 31, 2024 and December 31, 2023, there was no accounts payable to THRC Affiliates related to these services.

Mobile Energy Rentals, LLC

Financial Statements

As of December 31, 2023 and 2022, for the

Year Ended December 31, 2023, and the Period from

February 23, 2022 (Inception) to December 31, 2022

Independent Auditor’s Report

To the Members of

Mobile Energy Rentals, LLC

Houston, Texas

Opinion

We have audited the financial statements of Mobile Energy Rentals, LLC (the “Company”), which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of income, changes in members’ equity, and cash flows for the year then ended December 31, 2023 and the period from February 23, 2022 (inception) to December 31, 2022, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the year ended December 31, 2023 and the period from February 23, 2022 (inception) to December 31, 2022 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has material purchase commitments entered into subsequent to December 31, 2023 and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Houston, Texas

July 25, 2024

Financial Statements

Mobile Energy Rentals, LLC

Balance Sheets

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash	$943,275	$583,014
Accounts receivable, net	591,158	802,125
Unbilled receivables	355,585	29,790
Prepaid expenses and other current assets	4,441	—

Total current assets	1,894,459	1,414,929
Property and equipment, net of accumulated depreciation of $813,996 and $348,796, respectively	3,907,004	4,372,204

Total Assets	$5,801,463	$5,787,133

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$339,749	$—
Accrued expenses	65,350	75,814
Deferred revenue	68,000	220,000

Total liabilities	473,099	295,814
Members’ equity	5,328,364	5,491,319

Total Liabilities and Members’ Equity	$5,801,463	$5,787,133

See accompany notes to financial statements.

Mobile Energy Rentals, LLC

Statements of Income

	Year Ended December 31, 2023	From February 23, 2022 (Inception Date) to December 31, 2022
Revenues:
Lease income	$2,244,007	$2,632,183
Service revenue	201,850	100,739
Sales of ancillary products	14,420	28,200

Total revenues	2,460,277	2,761,122

Cost of revenues:
Depreciation	465,200	348,796
Supplies and materials	179,231	599,065
Equipment rentals	157,404	—
Labor and service cost	135,632	467,510
Freight and transportation	124,512	400
Repairs and maintenance	61,605	—

Total cost of revenues	1,123,584	1,415,771

Gross profit	1,336,693	1,345,351
Selling, general, and administrative expenses	300,643	158,345

Income from operations	1,036,050	1,187,006
Other expense (income):
Interest expense	—	31
Other (income), net	(995)	(364)

Total other (income)	(995)	(333)

Net Income	$1,037,045	$1,187,339

See accompany notes to financial statements.

Mobile Energy Rentals, LLC

Statements of Changes in Members’ Equity

Balance, February 23, 2022 (Inception Date)	$—
Contributions from members	5,303,980
Distributions to members	(1,000,000)
Net income	1,187,339

Balance, December 31, 2022	5,491,319
Distributions to members	(1,200,000)
Net income	1,037,045

Balance, December 31, 2023	$5,328,364

See accompany notes to financial statements.

Mobile Energy Rentals, LLC

Statements of Cash Flows

	Year Ended December 31, 2023	From February 23, 2022 (Inception Date) to December 31, 2022
Cash flows from operating activities:
Net income	$1,037,045	$1,187,339
Adjustments to reconcile net income to net cash from operating activities:
Depreciation expense	465,200	348,796
Credit loss expense	24,122	—
Supplies and materials contributed by members	—	595,480
Changes in operating assets and liabilities:
Accounts receivable	186,845	(802,125)
Unbilled receivables	(325,795)	(29,790)
Prepaid expenses and other current assets	(4,441)	—
Accounts payable	339,749	—
Accrued expenses	(10,464)	75,814
Deferred revenue	(152,000)	220,000

Net cash provided by operating activities	1,560,261	1,595,514

Cash flows from investing activity:
Purchase of property and equipment	—	(12,500)

Net cash used in investing activity	—	(12,500)

Cash flows from financing activity:
Distributions to members	(1,200,000)	(1,000,000)

Net cash used in financing activities	(1,200,000)	(1,000,000)

Net change in cash	360,261	583,014
Cash, beginning of year and period	583,014	—

Cash, End of Year and Period	$943,275	$583,014

Supplemental cash flow information:
Cash paid for interest	$—	$31
Noncash financing and investing activity:
Additions to property and equipment through contributions from members	$—	$4,708,500
Supplies and materials charged to “Cost of Revenues” contributed by members	$—	$595,480

See accompany notes to financial statements.

Mobile Energy Rentals, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2023 and Period from February 23, 2022 (Inception Date) to December 31, 2022

Note 1 – Organization and Nature of Business

Mobile Energy Rentals, LLC (“Company” or “MER”), a Texas limited liability company headquartered in Houston, Texas, was incorporated on February 23, 2022 (Inception Date). The Company operates throughout the United States and offers its customers a comprehensive range of power equipment for lease, including generators, transformers, and power distribution systems.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and other commitments in the normal course of business. As such, the financial statements do not include adjustments relating to the recoverability and classification of assets and their carrying amount, or the amount and classification of liabilities that may result should the Company be unable to continue as a going concern.

Subsequent to December 31, 2023, the Company entered into a purchase commitment for various property and equipment of $307.6 million. The purchase commitment of $307.6 million began in June 2024 and is expected to be completed in July 2025. The Company does not have the liquidity necessary to fulfill the payment terms of the purchase commitment. Refer to Note 9, Subsequent Events for additional information.

The Company’s priority is focused on generating sufficient cash flow from operational activity by maintaining and increasing the utilization of its property and equipment and the closing of the Solaris Transaction, as defined and described in Note 9, Subsequent Events.

There can be no assurance that the Company will be able to implement these plans successfully or that such plans will generate sufficient liquidity to continue as a going concern. The factors discussed above raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Note 2 – Significant Accounting Policies

Basis of Presentation

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Specific accounting principles followed and the methods of applying those principles that materially affect the determination of the Company’s financial position, results of operations, and cash flows are summarized below.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company does not have any cash equivalents as of December 31, 2023 and 2022.

Mobile Energy Rentals, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2023 and Period from February 23, 2022 (Inception Date) to December 31, 2022

The Company has concentrated its credit risk for cash by maintaining deposits in financial institutions; at times, balances in the accounts may exceed the amount insured by the United States Federal Deposit Insurance Corporation. The Company monitors the financial health of the institutions with which it does business, has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk for cash.

Accounts Receivable, net

Accounts receivable represents billed receivables for equipment leasing arrangements, service revenue, and sales of ancillary products.

The accounts receivable for equipment leasing arrangements is stated net of an allowance for uncollectible receivables. The Company provides allowances, which management believes are adequate to absorb losses to be incurred in realizing the amounts of accounts receivable recorded in the accompanying financial statements. Accounts are periodically assessed for collectability, and a provision for uncollectible accounts is charged to earnings. Accounts deemed uncollectible are applied against the allowance for uncollectible receivables. Management has determined that no allowance for uncollectible receivables is necessary as of December 31, 2023 and 2022. At the beginning of each arrangement, the Company generally collects first and last month’s consideration for that arrangement. As such, the Company believes that its exposure to losses are fully cash collateralized and determined that no significant allowance was necessary.

Accounts receivable for service revenue and sales of ancillary equipment is stated net of an allowance for credit losses. The Company provides allowances, which management believes are adequate to absorb losses to be incurred in realizing the amounts of accounts receivable recorded in the accompanying financial statements. Accounts are periodically assessed for collectability, and a provision for credit losses is charged to earnings. Accounts deemed uncollectible are applied against the allowance for credit losses. As of December 31, 2023 and 2022, the allowance for credit losses was $24,122 and $0, respectively. During the year ended December 31, 2023 and period from inception date to December 31, 2022, credit loss expense amounted to $24,122 and $0, respectively.

Unbilled Receivables

Unbilled receivables represent lease income for various property and equipment that has been earned and recognized but not yet billed to the applicable customers.

Deferred Revenue

Deferred revenue represents customers’ payments received at the beginning of the lease term and applicable to the last months’ lease rentals.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. Expenditures for major additions that extend the useful life of the assets are capitalized. Minor replacements, maintenance, and repairs that do not improve or extend the life of such assets are charged to expense as incurred.

Mobile Energy Rentals, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2023 and Period from February 23, 2022 (Inception Date) to December 31, 2022

Major classifications and estimated depreciable lives of property and equipment are as follows:

Switchgears	10 years
Trailers	10 years
Other Ancillary Equipment	10-25 years

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, such as insufficient cash flows or plans to dispose of or sell long-lived assets before the end of their previously estimated useful lives. For the year ended December 31, 2023 and the period from inception date to December 31, 2022, there were no impairments.

Revenue Recognition

The Company enters into various contract arrangements with its customers. These arrangements have historically been short-term in nature, generally under 12 months. Such arrangements may include both lease components, such as rentals of power distribution systems, turbines, switchgear equipment, power trailers, and generators and non-lease components, such as operations and maintenance and commissioning and decommissioning of such equipment. The Company has determined that the lease component is the predominant component in these arrangements. Additionally, the Company also sells various ancillary products to its customers.

Lease Components

The Company elected to apply the practical expedient to not separate the non-lease components that relate to operations and maintenance as management determined that the pattern and timing of revenue recognition such non-lease components aligns with those of the lease components. The Company accounts for these combined components as leases in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases. These leases are classified as operating leases due to their short-term nature and the absence of transfer of ownership and bargain purchase options. Additionally, the Company’s arrangements do not include residual value guarantees.

The Company recognizes these operating leases on a straight-line basis over each lease’s term. Lease payments are generally fixed, and there are no significant variable lease payments in the Company’s arrangements. Arrangements may generally be renewed on a month-to-month basis, subject to price negotiation between the Company and the customer.

Certain arrangements include subleases of various equipment to the Company’s customers. These arrangements are also classified as operating leases. Sublease income from payments on these leases is also recognized on a straight-line basis over the lease term and recorded on the statements of income as a component of lease income.

Non-Lease Components

Certain non-lease components that relate to commissioning and decommissioning do not qualify for the practical expedient. The contract value is allocated to such non-lease components on the basis of its stand-alone selling price. For these components, the Company applies FASB ASC Topic 606, Revenue with Customers, and recognizes revenue at the point in time when the transfer of services has been completed and recorded as service revenue in the statements of income.

Mobile Energy Rentals, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2023 and Period from February 23, 2022 (Inception Date) to December 31, 2022

Activities that Do Not Constitute Components of a Contract

The Company also charges insurance and taxes to its customers in certain of its arrangements. These activities are not separate components of the contract because they do not transfer to the lessee a good or service that is separate from the right to use the underlying asset. The Company elected to apply an accounting policy for these taxes to not evaluate whether such taxes are the primary obligation of the lessor as owner of the underlying leased asset. As such, the Company excludes taxes from the total consideration in the contract and from variable payments not included in the consideration in the contract. Customer payments for activities that are not separate components of the contract, such as insurance, are generally fixed in nature. As such, the Company allocates such payments to lease components and non-lease components and recognizes them according to their classification.

Ancillary Sales

In accordance with FASB ASC Topic 606, the Company recognizes revenue from the sale of ancillary products at the point in time when the transfer of control passes to buyer.

Income Taxes

The Company is organized as a limited liability company and has elected to be treated as a pass-through entity for federal income tax purposes. As such, no expense for federal taxes is included in these financial statements. The annual federal income tax liability resulting from the Company’s activities is the responsibility of its members. Each member will report their respective share of the Company’s taxable income or loss. In the event of an examination of the Company’s tax return, the liability of the members could be changed if an adjustment of the Company’s income or loss is ultimately sustained by taxing authorities.

Leases – Company as a Lessee

The Company enters as lessee into various lease arrangements wherein the Company is the lessee with third parties and certain related parties. These leases are short-term in nature, generally ranging from five to seven months, and may be renewed on a month-to-month basis subject to price negotiation between the Company and the lessor. The Company has determined that it is not reasonably certain that it will exercise the renewal options on these leases, and as such, did not include such renewal periods in the determination of its lease terms.

The Company has elected to apply the practical expedient permitted by FASB ASC Topic 842 when accounting for these short-term leases. As such, the Company recognizes the short-term lease payments in net income on a straight-line basis over the lease term, and variable lease payments in the period in which the obligation for those payments is incurred. Short-term lease expense amounted to $157,404 for the year ended December 31, 2023, and $0 from the period from inception date to December 31, 2022 and is included as a component of cost of revenues – equipment rentals on the statements of income.

Refer to Note 6, Related Party Transactions, for additional information regarding related party transactions recognized.

The Company also subleases certain leased equipment to its customers in agreements classified as operating leases. Upon completion of the primary term, both parties have substantive rights to terminate the leases. As a result, enforceable rights and obligations do not exist under the rental agreements subsequent to the initial term.

During 2022 and 2023, the Company did not have any finance leases.

Mobile Energy Rentals, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2023 and Period from February 23, 2022 (Inception Date) to December 31, 2022

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (“ASU 2016-13”), which provides new authoritative guidance with respect to the measurement of credit losses on financial instruments. This update changes the impairment model for most financial assets and certain other instruments by introducing a current expected credit loss (“CECL”) model. The CECL model is a more forward-looking approach based on expected losses rather than incurred losses, requiring entities to estimate and record losses expected over the remaining contractual life of an asset. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. ASU 2016-13 applies to accounts receivables from certain of the Company’s revenue transactions, including service revenue and sales of ancillary products, which are accounted for under ASC Topic 606 - Revenues from Contracts with Customers (“Topic 606”). The Company adopted ASU 2016-13 on January 1, 2023. There was no impact upon adoption of ASU 2016-13 on January 1, 2023 as the Company had no outstanding receivables under Topic 606 as of the adoption date.

Other recent accounting pronouncements issued by the FASB or other authoritative standards groups with future effective dates are either not applicable or are not expected to be significant to the Company’s financial statements.

Note 3 – Property and Equipment, net

Property and equipment as of December 31, 2023 and 2022, are summarized as follows:

	December 31,	December 31,
	2023	2022
Switchgear equipment	$4,506,500	$4,506,500
Trailers	87,000	87,000
Other ancillary equipment	127,500	127,500

Total property and equipment	4,721,000	4,721,000
Less: accumulated depreciation	(813,996)	(348,796)

	$3,907,004	$4,372,204

The Company recorded depreciation expense of $465,200 and $348,796 for the year ended December 31, 2023 and the period from inception date to December 31, 2022, respectively.

Note 4 – Revenue

The following table summarizes revenues from our contracts disaggregated by revenue generating activity contained therein for the year ended December 31, 2023 and for the period from February 23, 2022 (Inception Date) to December 31, 2022:

		From February 23, 2022
	Year Ended	(Inception Date) to
	December 31,	December 31,
	2023	2022
Lease income	$2,244,007	$2,632,183
Service revenue	201,850	100,739
Sales of ancillary products	14,420	28,200

	$2,460,277	$2,761,122

Mobile Energy Rentals, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2023 and Period from February 23, 2022 (Inception Date) to December 31, 2022

Lease Income

Included in lease income is sublease income amounting to $1,183,750 and $1,002,833 for the year ended December 31, 2023 and for the period from inception date to December 31, 2022, respectively.

Service Revenue and Sales of Ancillary Products

Service revenue relates to commissioning and decommissioning service components are recognized when transfer of services are completed. Ancillary product sales that are recognized when control passes on to the buyer. For further information, see Note 2, Revenue Recognition section. As of December 31, 2023 and 2022, the outstanding accounts receivable for service revenue and sales of ancillary products were $64,069 and $0, respectively. There were no contract asset or contract liability balances related to service revenue or sales of ancillary products as of December 31, 2023 and 2022.

Note 5 – Members’ Equity

The Company was formed using contributions from its founding members. There is one class of units, and all units were issued as of December 31, 2023 and 2022.

In 2022, founding members contributed property and equipment amounting to $4,708,500, and supplies and materials amounting to $595,480. The contributed property and equipment was capitalized as property and equipment in the balance sheets, and the supplies and materials were recorded as a component of cost of revenues on the statements of income.

The Company also paid distributions to the members of $1,200,000 for the year ended December 31, 2023, and $1,000,000 for the period from inception date to December 31, 2022.

Note 6 – Related Party Transactions

As stated in Note 2, the Company has entered into various arrangements with members that qualify as related party transactions.

The Company is the lessor in various arrangements with members. Revenue arising from these transactions amounted to $312,795 for the year ended December 31, 2023, and $41,488 for the period from inception date to December 31, 2022. This revenue is recorded as a component of lease income on the statements of income. As of December 31, 2023 and 2022, outstanding receivables arising from these transactions amounted to $342,585 and $29,790, respectively, which is recorded on the balance sheets as a component of unbilled receivables.

The Company also enters into arrangements to purchase supplies and labor from a member. Expenses related to these transactions amounted to $27,664 for labor and service cost, $136,167 for equipment rentals, and $155,608 for supplies and materials totaling $319,439 for the year ended December 31, 2023, and $363,510 for labor and service cost for the period from inception date to December 31, 2022, and are recognized on the statements of income as a component of cost of revenue. Payables outstanding from these transactions amounted to $208,272 and $0 as of December 31, 2023 and 2022, respectively, and are recognized as a component of accounts payable on the balance sheets.

Mobile Energy Rentals, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2023 and Period from February 23, 2022 (Inception Date) to December 31, 2022

Additionally, the Company leases certain property and equipment from members and related parties under short-term operating leases. See Note 2, Leases – Company as a Lessee section. Short-term lease expense arising from these related-party transactions amounted to $136,167 for the year ended December 31, 2023, and $0 for the period from inception date to December 31, 2022, which is recognized as equipment rentals (a component of cost of revenues) on the statements of income.

The Company pays a management fee to a member for accounting and legal services the member provides to the Company. The Company paid the member $25,000 related to this fee during the year ended December 31, 2023, and $0 for the period from inception date to December 31, 2022, which is recognized as selling, general, and administrative expenses on the statements of income.

Note 7 – Commitments and Contingencies

Purchase Commitments

In the normal course of business, the Company enters into purchase obligations for its power equipment and services. As of the balance sheet date, there were no outstanding purchase obligations.

Note 8 – Concentrations

For the year ended December 31, 2023, four customers each accounted for more than 10% of the Company’s revenue, and two suppliers accounted for more than 10% of the Company’s total purchases.

For the period from inception date to December 31, 2022, three customers accounted for more than 10% of the Company’s revenue, and two suppliers accounted for more than 10% of the Company’s total purchases.

As of December 31, 2023, three customers accounted for more than 10% of the Company’s accounts receivable, and two suppliers accounted for more than 10% of the Company’s accounts payable.

As of December 31, 2022, one customer accounted for more than 10% of the Company’s accounts receivable, and no supplier accounted for more than 10% of the Company’s accounts payable.

Note 9 – Subsequent Events

The Company has evaluated subsequent events through, July, 25 2024, the date the financial statements presented herein were available to be issued.

On January 10, 2024, the Company made distributions to the members of $1.0 million.

In March 2024, the Company has entered into a revenue contract of $39.0 million with a third party customer. The Company has billed and collected $6.8 million under this contract.

On April 8, 2024, the Company entered into a third-party purchase obligation for property and equipment totaling $30.0 million. On April 9, 2024, the Company paid a non-refundable deposit of $3.0 million to the supplier. The remaining $27.0 million was paid by a member on behalf of the Company in exchange for membership interest in the Company, and all the property and equipment has been received from the supplier.

Mobile Energy Rentals, LLC

Notes to the Financial Statements

For the Year Ended December 31, 2023 and Period from February 23, 2022 (Inception Date) to December 31, 2022

On May 21, 2024, the Company entered into a long-term lease agreement with an affiliate wherein the Company is the lessee of certain commercial property. This agreement commenced on June 1, 2024 for a monthly payment of $18,000 for initial term of 24 months, ending on May 31, 2026.

The Company also entered into a short-term lease commitment for certain equipment with a third-party that commenced on June 1, 2024, with a monthly amount of $850,000 and contract end date of November 30, 2024.

On July 9, 2024, members of the Company and Solaris Oilfield Infrastructure, Inc. (“Solaris”) entered into a contribution agreement (“Solaris Transaction”), whereby the members of the Company will contribute all of the issued and outstanding equity of the Company to Solaris Oilfield Infrastructure, LLC (“Solaris LLC,” a subsidiary of Solaris) in exchange for:

1. $60.0 million in cash, subject to certain adjustments for indebtedness, closing cash, working capital, transaction expenses, and authorized for expenditures amounts, and

2. 16,464,778 units of Solaris LLC and equal number of shares of Class B of Solaris common stock , subject to certain adjustments.

The Solaris Transaction is subject to the approval of Solaris shareholders, certain customary closing conditions, and receipt of regulatory approvals.

Subsequent to the balance sheet date, the Company has third-party purchase obligations for property and equipment totaling $307.6 million through July 2025. The Company made payments totaling $2.5 million, and its members made payments totaling $37.1 million on behalf of the Company for the property and equipment. The Company has received property and equipment of $28.5 million related to the total purchase obligation. The Company intends to obtain funds for the purchase obligations through a combination of free cash flows, capital support from its members, and closing of the Solaris Transaction. If such funding were not available, the contracts are cancellable subject to termination penalties. In the event of termination or cancellation of the order by the Company (other than due to a material breach by the supplier), the Company shall pay seller cancellation charges. The termination or cancellation charges are substantial and range from 5% to 90% of the purchase price, depending on when the order is terminated or cancelled.

Mobile Energy Rentals, LLC

Financial Statements (Unaudited)

As of and for the Three Month Periods Ended

March 31, 2024 and 2023

Financial Statements (Unaudited)

Mobile Energy Rentals, LLC

Condensed Interim Balance Sheets (Unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash	$1,744,284	$943,275
Accounts receivable, net	7,626,048	591,158
Unbilled receivables	785,478	355,585
Prepaid expenses and other current assets	—	4,441

Total current assets	10,155,810	1,894,459
Property and equipment, net of accumulated depreciation of $930,296 and $813,996, respectively	3,790,704	3,907,004

Total Assets	$13,946,514	$5,801,463

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$457,894	$339,749
Accrued expenses	229,148	65,350
Deferred revenue	6,978,760	68,000

Total liabilities	7,665,802	473,099
Members’ equity	6,280,712	5,328,364

Total Liabilities and Members’ Equity	$13,946,514	$5,801,463

The accompanying notes are an integral part of these unaudited financial statements.

Mobile Energy Rentals, LLC

Condensed Interim Statements of Income (Unaudited)

	Three Month Period Ended March 31, 2024	Three Month Period Ended March 31, 2023
Revenues:
Lease income	$2,175,301	$306,580
Service revenue	106,819	—
Sales of ancillary products	195,500	—

Total revenues	2,477,620	306,580

Cost of revenues:
Labor and service cost	206,438	—
Depreciation	116,300	116,300
Supplies and materials	37,036	1,835
Freight and transportation	2,500	36,856
Equipment rentals	3,742	—
Repairs and maintenance	—	1,982

Total cost of revenues	366,016	156,973

Gross profit	2,111,604	149,607
Selling, general, and administrative expenses	172,043	77,646

Income from operations	1,939,561	71,961
Other (income), net	(12,787)	(116)

Net Income	$1,952,348	$72,077

The accompanying notes are an integral part of these unaudited financial statements.

Mobile Energy Rentals, LLC

Condensed Interim Statements of Changes in Members’ Equity (Unaudited)

Balance, January 1, 2023	$5,491,319
Net income	72,077

Balance, March 31, 2023	$5,563,396

Balance, January 1, 2024	$5,328,364
Distributions to members	(1,000,000)
Net income	1,952,348

Balance, March 31, 2024	$6,280,712

The accompanying notes are an integral part of these unaudited financial statements.

Mobile Energy Rentals, LLC

Condensed Interim Statements of Cash Flows (Unaudited)

	Three Month Period Ended March 31, 2024	Three Month Period Ended March 31, 2023
Cash flows from operating activities:
Net income	$1,952,348	$72,077
Adjustments to reconcile net income to net cash from operating activities:
Depreciation expense	116,300	116,300
Changes in operating assets and liabilities:
Accounts receivable	(7,034,890)	784,126
Unbilled receivables	(429,893)	(59,580)
Prepaid expenses and other current assets	4,441	—
Accounts payable	118,145	15,188
Accrued expenses	163,798	36,640
Deferred revenue	6,910,760	(220,000)

Net cash provided by operating activities	1,801,009	744,751

Cash flows from financing activity:
Distributions to members	(1,000,000)	—

Net cash used in financing activity	(1,000,000)	—

Net change in cash	801,009	744,751
Cash, beginning of period	943,275	583,014

Cash, End of Period	$1,744,284	$1,327,765

The accompanying notes are an integral part of these unaudited financial statements.

Mobile Energy Rentals, LLC

Notes to the Condensed Interim Financial Statements (Unaudited)

For the Three Month Periods Ended March 31, 2024 and 2023

Note 1 – Organization and Nature of Business

Mobile Energy Rentals, LLC (“Company” or “MER”), a Texas limited liability company headquartered in Houston, Texas, was incorporated on February 23, 2022 (Inception Date). The Company operates throughout the United States and offers its customers a comprehensive range of power equipment for lease, including generators, transformers, and power distribution systems.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and other commitments in the normal course of business. As such, the financial statements do not include adjustments relating to the recoverability and classification of assets and their carrying amount, or the amount and classification of liabilities that may result should the Company be unable to continue as a going concern.

Subsequent to December 31, 2023, the Company entered into a purchase commitment for various property and equipment of $307.6 million. The purchase commitment of $307.6 million began in June 2024 and is expected to be completed in July 2025. The Company does not have the liquidity necessary to fulfill the payment terms of the purchase commitment. Refer to Note 8, Subsequent Events for additional information.

The Company’s priority is focused on generating sufficient cash flow from operational activity by maintaining and increasing the utilization of its property and equipment and the closing of the Solaris Transaction, as defined and described in Note 8, Subsequent Events.

There can be no assurance that the Company will be able to implement these plans successfully or that such plans will generate sufficient liquidity to continue as a going concern. The factors discussed above raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Note 2 – Significant Accounting Policies

Basis of Presentation

The accompanying interim unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These financial statements reflect all normal recurring adjustments that are necessary for fair presentation. Operating results for the three months ended March 31, 2024 and 2023 are not necessarily indicative of the results that may be expected for the full year or for any interim period.

The unaudited interim condensed financial statements do not include all information or notes required by GAAP for annual financial statements and should be read together with the Company’s annual financial statements for the year ended December 31, 2023 and notes thereto.

Revenue Recognition

The Company enters into various contract arrangements with its customers. These arrangements have historically been short-term in nature, generally under 12 months. Such arrangements may include both lease components, such as rentals of various power distribution system turbines, switchgear equipment, power trailers and generator

Mobile Energy Rentals, LLC

Notes to the Condensed Interim Financial Statements (Unaudited)

For the Three Month Periods Ended March 31, 2024 and 2023

and non-lease components, such as operations and maintenance and commissioning and decommissioning of such equipment. The Company has determined that the lease component is the predominant component in these arrangements. Additionally, the Company also sells various ancillary products to its customers.

Lease Components

The Company elected to apply the practical expedient to not separate the non-lease components that relate to operations and maintenance as management determined that pattern and timing of revenue recognition of such non-lease components aligns with those of the lease components. The Company accounts for these combined components as leases in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases. These leases are classified as operating leases due their short-term nature and the absence of transfer of ownership and bargain purchase options. Additionally, the Company’s arrangements do not include residual value guarantees.

The Company recognizes these operating leases on a straight-line basis over each lease’s term. Lease payments are generally fixed and there are no significant variable lease payments in the Company’s arrangements. Arrangement may generally be renewed on a month-to-month basis subject to price negotiation between the Company and the customer.

Certain arrangements include subleases of various equipment to the Company’s customers; these arrangements are also classified as operating leases. Sublease income from payments on these leases is also recognized on a straight-line basis over the lease term and recorded on the statements of income as a component of lease income.

Non-Lease Components

Certain non-lease components that relate to commissioning and decommissioning do not qualify for the practical expedient. The contract value is allocated to such non-lease components on the basis of its stand-alone selling price. For these components, the Company applies FASB ASC Topic 606, Revenue with Customers, and recognizes revenue at the point in time when the transfer of services has been completed and recorded as service revenue in the statements of income.

Activities that Do Not Constitute Components of a Contract

The Company also charges insurance and taxes to its customers in certain of its arrangements. These activities are not separate components of the contract because they do not transfer to the lessee a good or service that is separate from the right to use the underlying asset. The Company elected to apply an accounting policy for these taxes to not evaluate whether such taxes are the primary obligation of the lessor as owner of the underlying leased asset. As such, the Company excludes taxes from the total consideration in the contract and from variable payments not included in the consideration in the contract. Customer payments for activities that are not separate components of the contract, such as insurance, are generally fixed in nature. As such, the Company allocates such payments to lease components and non-lease components and recognizes them according to their classification.

Ancillary Sales

In accordance with FASB ASC Topic 606, the Company recognizes revenue from the sale of ancillary products at the point in time when the transfer of control passes to buyer.

Mobile Energy Rentals, LLC

Notes to the Condensed Interim Financial Statements (Unaudited)

For the Three Month Periods Ended March 31, 2024 and 2023

Note 3 – Property and Equipment, net

Property and equipment as of March 31, 2024 and December 31, 2023, are summarized as follows:

	March 31, 2024	December 31, 2023
Switchgear equipment	$4,506,500	$4,506,500
Trailers	87,000	87,000
Other ancillary equipment	127,500	127,500

Total property and equipment	4,721,000	4,721,000
Less: accumulated depreciation	(930,296)	(813,996)

	$3,790,704	$3,907,004

The Company recorded depreciation expense of $116,300 and $116,300 for the three-month periods ended March 31, 2024 and 2023, respectively.

Note 4 – Revenue

The following table summarizes revenues from our contracts disaggregated by revenue generating activity contained therein for the three-month periods ended March 31, 2024 and 2023:

	March 31,
	2024	2023
Lease income	$2,175,301	$306,580
Service revenue	106,819	—
Sales of ancillary products	195,500	—

	$2,477,620	$306,580

Lease Income

Included in lease income are sublease income amounting to $1,892,233 and $0 for the three-month periods ended March 31, 2024 and 2023, respectively.

Service Revenue and Sales of Ancillary Products

Service revenue relates to commissioning and decommissioning service components are recognized when transfer of services is completed. Sales relate to ancillary product sales that are recognized when control passes on to the buyer. For further information, see Note 2, Revenue Recognition section.

As of March 31, 2024 and December 31, 2023 and 2022, the outstanding accounts receivable for service revenue and sales of ancillary products was $302,319, $64,069 ,and $0, respectively.

As of March 31, 2024 and December 31, 2023 and 2022, the deferred revenue (contract liability) for service revenue and sales of ancillary products was $302,319, $0, and $0, respectively.

Mobile Energy Rentals, LLC

Notes to the Condensed Interim Financial Statements (Unaudited)

For the Three Month Periods Ended March 31, 2024 and 2023

Service Revenue and Sales of Ancillary Products (continued)

There were no contract asset balances applicable to service revenue or sales of ancillary products as of March 31, 2024 and December 31, 2023 and 2022.

Note 5 – Related Party Transactions

The Company is the lessor in various arrangements with certain members. Revenue arising from these transactions amounted to $541,883 and $59,580 for the three-month periods ended March 31, 2024 and 2023, respectively, and are recognized as part of “Lease Income.”

As of March 31, 2024 and December 31, 2023, outstanding receivables from these transactions amounted to $137,000 and $0, respectively, and are recognized as part of “Accounts Receivable.” As of March 31, 2024 and December 31, 2023, $461,745 and $342,585, respectively, were outstanding receivables arising from these transactions and are recognized as part of “Unbilled Receivables.”

The Company also enters into arrangements to purchase supplies and labor from a member. Purchases recognized arising from these transactions with a member amounted to $243,474 and $0, respectively, for the three-month periods ended March 31, 2024 and 2023 and are recognized as part of “Cost of Revenue.” Payables outstanding from these transactions with a member amounted to $451,746 and $208,272 as of March 31, 2024 and December 31, 2023, respectively, and are recognized as part of “Accounts Payable” on the balance sheets.

Note 6 – Commitments and Contingencies

Purchase Commitments

In the normal course of business, the Company enters into purchase obligations for its power equipment and services. As of the balance sheet date there were no outstanding purchase obligations.

Note 7 – Concentrations

For the three-month periods ended March 31, 2024 and 2023, four and two customers each accounted for more than 10% of the Company’s revenue, respectively. As of March 31, 2024 and December 31, 2023, one customer and three customers each accounted for more than 10% of the Company’s accounts receivable, respectively. In March 2024, the Company entered into a revenue contract of $39 million with a third party customer and billed such customer prior to March 31, 2024 for $6.8 million. Such accounts receivable was collected subsequently on April 3, 2024.

For the three-month periods ended March 31, 2024 and 2023, one supplier accounted for more than 10% of the Company’s total purchases. As of March 31, 2024 and December 31, 2023, one supplier and three suppliers accounted each for more than 10% of the Company’s accounts payable respectively.

Note 8 – Subsequent Events

The Company has evaluated subsequent events through July 25,2024, the date the unaudited financial statements presented herein were available to be issued.

On April 8, 2024, the Company entered into a third-party purchase obligation for property and equipment totaling $30.0 million. On April 9, 2024, the Company paid a non-refundable deposit of $3.0 million to the

Mobile Energy Rentals, LLC

Notes to the Condensed Interim Financial Statements (Unaudited)

For the Three Month Periods Ended March 31, 2024 and 2023

supplier. The remaining $27.0 million was paid by a member on behalf of the Company in exchange for membership interest in the Company, and all the property and equipment has been received from the supplier.

On May 21, 2024 the Company entered into a long-term lease agreement with an affiliate wherein the Company is the lessee of certain commercial property. This agreement commenced on June 1, 2024 for a monthly payment of $18,000 for initial term of 24 months, ending on May 31, 2026.

The Company also entered into a short-term lease commitment for certain equipment with a third-party that commenced on June 1, 2024, with a monthly amount of $850,000, and contract end date of November 30, 2024.

On July 9, 2024, members of the Company and Solaris Oilfield Infrastructure, Inc. (“Solaris”) entered into a contribution agreement (“Solaris Transaction”), whereby the members of the Company will contribute all of the issued and outstanding equity of the Company to Solaris Oilfield Infrastructure, LLC (“Solaris LLC,” a subsidiary of Solaris) in exchange for:

1. $60.0 million in cash, subject to certain adjustments for indebtedness, closing cash, working capital, transaction expenses, and authorized for expenditures amounts, and

2. 16,464,778 units of Solaris LLC and equal number of shares of Class B of Solaris common stock, subject to certain adjustments.

The Solaris Transaction is subject to the approval of Solaris shareholders, certain customary closing conditions, and receipt of regulatory approvals.

Subsequent to the balance sheet date, the Company has third-party purchase obligations for property and equipment totaling $307.6 million through July 2025. The Company made payments totaling $2.5 million, and its members made payments totaling $37.1 million on behalf of the Company for the property and equipment. The Company has received property and equipment of $28.5 million related to the total purchase obligation. The Company intends to obtain funds for the purchase obligations through a combination of free cash flows, capital support from its members, and closing of the Solaris Transaction. If such funding were not available, the contracts are cancellable subject to termination penalties. In the event of termination or cancellation of the order by the Company (other than due to a material breach by the supplier), the Company shall pay seller cancellation charges. The termination or cancellation charges are substantial and range from 5% to 90% of the purchase price, depending on when the order is terminated or cancelled.

ANNEX A

CONTRIBUTION AGREEMENT

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and among

SOLARIS OILFIELD INFRASTRUCTURE, INC.,

as Acquiror Parent,

Solaris Oilfield Infrastructure, LLC,

as Acquiror,

J TURBINES, INC. AND KTR MANAGEMENT COMPANY, LLC,

together, as Contributors,

and

JOHN A. JOHNSON AND JOHN TUMA,

together, as Contributor Owners

dated

July 9, 2024

A-i

5.22	Warranties	A-25
5.23	Inventories	A-25
5.24	Accounts and Notes Receivable and Payable	A-25
5.25	Indebtedness	A-25
5.26	Brokers’ Fees; Expenses	A-25
5.27	Books and Records	A-25
5.28	Assets Necessary to the Company Business	A-26
5.29	Banks	A-26
5.30	Anti-Corruption	A-26
5.31	Government Contracts	A-26
5.32	No Foreign Operations	A-26
5.33	No Bankruptcy	A-26
5.34	Exclusivity of Representations; Non-Reliance	A-26
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARENT AND ACQUIROR		A-27
6.1	Organization; Qualification	A-27
6.2	Authority; Enforceability	A-27
6.3	Non-Contravention	A-28
6.4	Governmental Approvals	A-28
6.5	Capitalization	A-28
6.6	Acquiror Parent SEC Reports	A-29
6.7	Financial Statements	A-30
6.8	Absence of Certain Changes	A-31
6.9	Compliance with Law	A-31
6.10	Taxes	A-32
6.11	Anti-Corruption Compliance	A-32
6.12	Sufficiency of Funds	A-33
6.13	Legal Proceeding; Orders	A-33
6.14	Brokers’ Fee	A-33
6.15	Independent Investigation	A-33
6.16	Voting Matters	A-34
6.17	No Bankruptcy	A-34
6.18	Exclusivity of Representations; Non-Reliance	A-34
ARTICLE VII COVENANTS OF THE PARTIES		A-34
7.1	Conduct of the Company’s Business	A-34
7.2	Conduct of Acquiror Parent’s Business	A-37
7.3	Proxy Statement; Special Meeting	A-37
7.4	Access to Information	A-39
7.5	Governmental Approvals	A-39
7.6	Expenses	A-41
7.7	Further Assurances	A-41
7.8	Wrong Pockets	A-41
7.9	Public Statements	A-41
7.10	Confidentiality; Non-Competition; Non-Solicitation	A-42
7.11	Financing Cooperation	A-43
7.12	Charter Provisions Regarding Indemnification	A-45
7.13	Tax Matters	A-45
7.14	Required Financial Statements	A-48
7.15	Financial Statement Cooperation	A-48
7.16	Lock-Up	A-48
7.17	Removal of Legend	A-49
7.18	NYSE Listing	A-49

A-ii

7.19	Registration Rights	A-49
7.20	Takeover Laws	A-49
7.21	Confidentiality Agreement	A-50
7.22	Notification of Certain Matters	A-50
7.23	Certificates of Title	A-50
7.24	Affiliate Transactions	A-50
ARTICLE VIII CONDITIONS TO CLOSING		A-50
8.1	Conditions to Obligations of Each Party	A-50
8.2	Conditions to Obligations of Acquiror Parent and Acquiror	A-51
8.3	Conditions to Obligations of Contributor Parties	A-51
ARTICLE IX TERMINATION RIGHTS		A-52
9.1	Termination Rights	A-52
9.2	Effect of Termination	A-53
ARTICLE X INDEMNIFICATION		A-54
10.1	Indemnification by the Contributor Parties	A-54
10.2	Indemnification by Acquiror Parent	A-54
10.3	Limitations and Other Indemnity Claim Matters	A-54
10.4	Indemnification Procedures	A-56
10.5	Sources of Recovery	A-58
10.6	Indemnity Equity Offset Procedures	A-58
10.7	Release of Indemnity Equity	A-59
10.8	Materiality	A-59
10.9	Waiver of Certain Damages	A-59
ARTICLE XI GENERAL PROVISIONS		A-60
11.1	Amendment and Modification	A-60
11.2	Waiver of Compliance; Consents	A-60
11.3	Notices	A-60
11.4	Assignment	A-61
11.5	Third Party Beneficiaries	A-61
11.6	Governing Law	A-62
11.7	Consent to Jurisdiction	A-62
11.8	Waiver of Jury Trial	A-63
11.9	Specific Performance	A-63
11.10	Entire Agreement	A-63
11.11	Severability	A-63
11.12	Release	A-63
11.13	Fraud	A-64
11.14	Representation by Counsel	A-64
11.15	Disclosure Schedules	A-64
11.16	PDF; Counterparts	A-65
11.17	Exculpation of Financing Sources	A-65

Annexes and Exhibits

Exhibit A	–	Defined Terms
Exhibit B	–	Form of Assignment Agreement
Exhibit C	–	Buffalo Facility Lease Agreement
Exhibit D	–	Form of Escrow Agreement
Exhibit E	–	Form of Lock-up Agreement

Annex A	–	Registration Rights
Annex B	–	Working Capital Calculation

A-iii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is entered into as of July 9, 2024 (the “Execution Date”), by and among (a) Solaris Oilfield Infrastructure, Inc., a Delaware corporation (“Acquiror Parent”), (b) Solaris Oilfield Infrastructure, LLC, a Delaware limited liability company and a subsidiary of Acquiror Parent (“Acquiror”), (c) (i) John A. Johnson, an individual resident of the State of Florida (“Johnson”), and (ii) John Tuma, an individual resident of the State of Texas (“Tuma” and together with Johnson, the “Contributor Owners” and each, individually, a “Contributor Owner”), and (d) (i) J Turbines, Inc., a Delaware corporation (“J Turbines”), and (ii) KTR Management Company, LLC, a Texas limited liability company (“KTR” and together with J Turbines, the “Contributors” and each, individually, a “Contributor” and the Contributors together with the Contributor Owners, collectively, the “Contributor Parties” and each, individually, a “Contributor Party”). The parties to this Agreement are each referred to individually as a “Party” and are collectively referred to as the “Parties.”

R E C I T A L S

WHEREAS, Johnson owns all of the issued and outstanding Equity Interests of J Turbines;

WHEREAS, Tuma owns all of the issued and outstanding Equity Interests of KTR;

WHEREAS, the Contributors collectively own all of the issued and outstanding Equity Interests of Mobile Energy Rentals LLC, a Texas limited liability company (the “Company” and such Equity Interests, the “Company Interests”); and

WHEREAS, the Contributors wish to contribute to Acquiror, and Acquiror wishes to accept from the Contributors, all of the Company Interests in exchange for the Closing Cash Consideration, the Closing Equity Consideration and the Indemnity Equity, in each case, subject to the terms and conditions set forth in this Agreement (the “Contribution”).

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties set forth in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or the plural, and corresponding forms of defined terms have corresponding meanings; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are explicitly permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes the other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise;

(e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; (j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (k) all references to money refer to the lawful currency of the United States; and (l) “made available” means the materials that were posted to the Dropbox folder titled “Mobile Energy Rentals, LLC” prior to the Execution Date. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CONTRIBUTION OF COMPANY INTERESTS; CLOSING

2.1 Contribution of Company Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) each Contributor agrees to contribute, assign and transfer to Acquiror (or a Subsidiary of Acquiror), free and clear of all Liens (other than Permitted Securities Liens), all Company Interests owned by such Contributor, and Acquiror agrees to acquire (or cause to be acquired) all of the Company Interests from the Contributors;

(b) Acquiror shall pay, or cause to be paid, to each Contributor such Contributor’s portion of the Closing Payment in accordance with the Payment Instructions;

(c) in lieu of issuing to each Contributor such Contributor’s Pro Rata Portion of the Closing Equity Consideration, at the direction of and for the convenience of the Contributors, Acquiror shall issue the Closing Unit Consideration in the amounts and to the Contributors and other Persons set forth on Section 2.1(c) of the Company Disclosure Schedule (collectively, the “Equity Recipients”), in each case, in book entry form, and Acquiror Parent shall issue the Closing Stock to the Equity Recipients in the amounts set forth in Section 2.1(c) of the Company Disclosure Schedule, in each case, in book entry form, and all such Acquiror Units and shares of Acquiror Parent Class B Common Stock shall contain or be subject to the standard private placement legend applied to Acquiror Units or shares of Acquiror Parent Class B Common Stock, as applicable, that are issued pursuant to an exemption from the SEC’s registration requirements (the “Private Placement Legend”) on the books and records of the Transfer Agent;

(d) Acquiror shall issue to each Contributor such Contributor’s Pro Rata Portion of the Indemnity Units in book entry form and Acquiror Parent shall issue to each Contributor such Contributor’s Pro Rata Portion of the Indemnity Stock in book entry form, and all such Acquiror Units and shares of Acquiror Parent Class B Common Stock shall contain or be subject to (i) the Private Placement Legend and (ii) the Indemnity Legend, as applicable, in each case, on the books and records of the Acquiror or the Transfer Agent, as applicable;

(e) Acquiror shall pay, or cause to be paid, to the applicable lenders identified in Section 2.1(e) of the Company Disclosure Schedule and any other holder of Closing Indebtedness the applicable amounts in respect of the Estimated Closing Indebtedness pursuant to the delivery instructions provided in the applicable Payoff Letters; and

(f) Acquiror shall pay, or cause to be paid, to the applicable payees set forth on Section 2.1(f) of the Company Disclosure Schedule and any other Person to whom Transaction Expenses are owed the Estimated Transaction Expenses pursuant to the delivery instructions provided in the applicable Invoices; provided that the Contributor Parties shall be entitled to update Section 2.1(f) of the Company Disclosure Schedule until the date that is two (2) Business Days prior to the Closing Date.

2.2 Closing. The closing of the Transactions (the “Closing”), shall take place virtually at 10:00 a.m., Central Time, on a date that is three (3) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Vinson & Elkins L.L.P. in Houston, Texas, or such other place as Acquiror and the Contributor Parties may agree in writing. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

2.3 Other Deliveries and Actions at Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Contributor Parties, as applicable, shall deliver or cause to be delivered to Acquiror Parent and Acquiror:

(i) Assignment Agreement. An Assignment Agreement in the form attached hereto as Exhibit B (the “Assignment Agreement”), duly executed by each Contributor, and such other documentation as may be reasonably required to transfer the Company Interests to Acquiror or its designee;

(ii) Buffalo Facility Lease Agreement. The Buffalo Facility Lease Agreement in the form attached hereto as Exhibit C (the “Buffalo Facility Lease Agreement”), duly executed by Tuma;

(iii) Escrow Agreement. To Acquiror and the Escrow Agent, a duly executed counterpart to the Escrow Agreement, by and among each Contributor, Acquiror and the Escrow Agent, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”);

(iv) Officer’s Certificates. The certificates contemplated by Section 8.2(d);

(v) Resignations. The written resignations of each officer, director and manager of the Company;

(vi) Accredited Investor Certificates. Certificates, duly executed by each of the Equity Recipients (other than the Contributors), certifying that such Equity Recipient is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(vii) Approvals and Consents. Copies of all permits, consents or approvals of third Persons, including any Governmental Body, the granting of which is necessary for the consummation of the Transactions or for preventing the termination of any right, privilege, license, permit, certificate or agreement of the Company upon the consummation of the Transactions, in each case, in form and content reasonably acceptable to Acquiror Parent;

(viii) Public Certificates. A copy of a certificate of existence and good standing for the Company issued by the Secretary of State of the State of Texas, dated as of a date that is no earlier than ten (10) Business Days prior to the Closing Date;

(ix) Form W-9. A duly completed and properly executed Internal Revenue Service Form W-9 with respect to the Company, each of the Contributors and each other Equity Recipient, in each case, dated as of the Closing Date;

(x) Payoff Letters. Payoff Letters for the Closing Indebtedness, no less than five (5) Business Days prior to the Closing Date;

(xi) Transaction Expenses Documentation. Invoices or good faith reasonable estimates from each of the applicable service providers for the outstanding Transaction Expenses as of the Closing Date (the “Invoices”), no less than two (2) Business Days prior to the Closing Date;

(xii) Lock-Up Agreements. Lock-up agreements substantially in the form of Exhibit E (the “Lock-Up Agreements”), duly executed by each of the Equity Recipients (other than the Contributors); and

(xiii) Other Documents. All other documents reasonably requested by Acquiror Parent to be delivered by the Contributor Parties in connection with the consummation of the Transactions.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror Parent and Acquiror shall deliver, pay or issue, as the case may be, the following in accordance with the applicable provisions of this Agreement:

(i) Assignment Agreement. Counterparts of the Assignment Agreement, duly executed by Acquiror or its designee;

(ii) Buffalo Facility Lease Agreement. Counterpart of the Buffalo Facility Lease Agreement, duly executed by Acquiror;

(iii) Escrow Agreement. To the Contributor Parties and the Escrow Agent, a duly executed counterpart to the Escrow Agreement;

(iv) Officer’s Certificates. The certificates contemplated by Section 8.3(d);

(v) Evidence of Issuance. Reasonably acceptable evidence of the issuance of (A) the Closing Equity Consideration to the book-entry accounts of the Equity Recipients and (B) the Indemnity Equity to the book-entry accounts of the Contributors, in each case of the foregoing clauses (A) or (B), on the books of the Acquiror or Acquiror Parent’s Transfer Agent, as applicable;

(vi) Approvals and Consents. Copies of all permits, consents or approvals of third Persons, including any Governmental Body, the granting of which is necessary for the consummation of the Transactions;

(vii) Public Certificates. A certificate of existence and good standing for Acquiror Parent issued by the Secretary of State of the State of Delaware and a certificate of existence and good standing for Acquiror issued by the Secretary of State of the State of Texas, in each case dated as of a date that is no earlier than ten (10) Business Days prior to the Closing Date;

(viii) Lock-up Agreements. Counterparts of each Lock-up Agreement, duly executed by Acquiror Parent; and

(ix) Other Documents. All other documents reasonably requested by the Contributor Parties to be delivered by Acquiror Parent or Acquiror in connection with the consummation of the Transactions.

2.4 Withholding Taxes. Acquiror and its Affiliates shall be entitled to deduct or withhold from any amounts otherwise payable or deliverable pursuant to this Agreement such amounts that are required to be deducted or withheld therefrom under applicable Law; provided, however, that other than in connection with a failure to provide the forms set forth in Section 2.3(a)(ix), Acquiror will notify KTR of any intended withholding from payments to the Contributors or any other Equity Recipient under this Agreement as soon as is reasonably practicable and use reasonable best efforts to notify the Contributors at least five (5) days before making any such withholding under this Section 2.4, and cooperate in good faith with the Contributors or any other Equity Recipient, as applicable, to obtain any available exception from, or reduction in, such withholding to the extent permitted under applicable Law. To the extent such amounts are so deducted or withheld and properly remitted to the applicable Governmental Body, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

2.5 Agreed Tax Treatment and Tax Allocation.

(a) The Parties agree that for U.S. federal Tax purposes (and applicable U.S. state and local Tax purposes that follow such treatment) (clauses (i) through (iii), the “Agreed Tax Treatment”):

(i) it is intended that the Contribution be treated as an “assets-over” partnership merger transaction under Treasury Regulation Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby the Company is treated as the “terminating partnership” and Acquiror is treated as the “resulting partnership”;

(ii) consistent with such treatment, the Contribution shall be treated as a transfer of all of the assets of the Company by the Company to Acquiror in exchange for, at the Closing, the Closing Unit Consideration, the Indemnity Units, the assumption of any liabilities of the Company, the Final Cash Consideration, and any other amounts constituting consideration for Tax purposes, with such transfer qualifying in part for nonrecognition of gain or loss pursuant Section 721(a) of the Code to the extent applicable and being characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulations Section 1.707-3(a)(1) (including any cash consideration and any amount of liabilities other than “qualified liabilities” (within the meaning of Treasury Regulations Section 1.707-5(a)(6)) deemed to be assumed as part of the Transactions); provided that the Parties agree to use reasonable best efforts to determine whether any cash received at the Closing constitutes a reimbursement of preformation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d); and

(iii) the Acquiror Parent Class B Common Stock issued as part of the Closing Stock and the Indemnity Stock shall have zero value.

(b) Within one-hundred twenty (120) days following the determination of the Final Cash Consideration pursuant to Section 3.3, Acquiror shall prepare an estimated allocation of the Final Cash Consideration and any other items properly treated as consideration for U.S. federal income Tax purposes (including any amount of liabilities, other than “qualified liabilities” (within the meaning of Treasury Regulations Section 1.707-5(a)(6)), deemed to be assumed by Acquiror) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of U.S. state or local or non-U.S. Tax Law, as appropriate) and deliver a schedule setting forth such allocation (the “Tax Allocation Schedule”) to KTR (on behalf of the Contributor Parties). The Contributor Parties shall reasonably cooperate with Acquiror in respect of the preparation of the Tax Allocation Schedule, including timely and properly preparing, executing, filing and delivering all such documents, forms and other information as Acquiror may reasonably request in connection therewith. KTR shall have thirty (30) days from the delivery of the Tax Allocation Schedule by Acquiror to contest the allocations set forth in the Tax Allocation Schedule by notifying Acquiror in writing of the items contested by the Contributor Parties. If KTR timely contests the Tax Allocation Schedule, Acquiror and KTR shall cooperate in good faith to promptly resolve any disputes with respect to the Tax Allocation Schedule. If Acquiror and KTR are unable to resolve any disputed item in the Tax Allocation Schedule within thirty (30) days after Acquiror’s receipt of KTR’s written notice regarding such contested items (or such other time period mutually agreed to by Acquiror and KTR), such contested items shall be determined by such independent accounting firm as shall be mutually agreed to by Acquiror and KTR (the “Tax Expert”) in a manner consistent with the procedures set forth in Section 3.3(b). The Tax Allocation Schedule, as agreed to or finally determined by KTR and the Acquiror or by the Tax Expert in a manner consistent with the procedures in Section 3.3(b) (or, if KTR does not timely contest the Tax Allocation Schedule pursuant to this Section 2.5(b), as delivered by Acquiror pursuant to this Section 2.5(b)) (the “Final Tax Allocation”), shall be final and shall be binding upon the Parties. Acquiror and KTR shall use commercially reasonable efforts to update the Final Tax Allocation in accordance with Section 1060 of the Code and the Treasury Regulations thereunder following any adjustment to the Final Cash Consideration or any other items properly treated as consideration for U.S. federal income Tax purposes.

(c) Notwithstanding anything in this Agreement to the contrary, the Parties shall not (and shall not permit their respective Affiliates to) file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with the Agreed Tax Treatment or the Final Tax Allocation (as adjusted), except to the extent otherwise required by applicable Law following a Final Determination; provided, however, that no Party will be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Agreed Tax Treatment or the Final Tax Allocation (as adjusted).

ARTICLE III

CASH CONSIDERATION ADJUSTMENT

3.1 Estimated Cash Consideration. At least five (5) Business Days prior to the Closing Date, the Contributor Parties shall prepare and deliver, or shall cause to be prepared and delivered, to Acquiror a statement, together with reasonable supporting documentation (the “Estimated Closing Statement”), setting forth the Contributor Parties’ good faith estimate of the (a) Closing Indebtedness (the “Estimated Closing Indebtedness”); (b) Closing Cash; (c) Working Capital calculated in accordance with the Working Capital Calculation, including a calculation of the Working Capital Deficit or the Working Capital Excess, as the case may be; (d) Transaction Expenses (the “Estimated Transaction Expenses”); (e) AFE Amount; and (f) the Closing Cash Consideration resulting therefrom (the “Estimated Closing Cash Consideration”); provided that, if Acquiror indicates in writing to the Contributor Parties at least two (2) Business Days prior to the Closing that it does not agree with the Contributor Parties’ estimates set forth in the Estimated Closing Statement or the Closing Cash Consideration resulting therefrom, then Acquiror and the Contributor Parties will use commercially reasonable efforts to mutually reconcile such dispute and if any adjustments are made thereto, then the adjusted calculation of the amounts set forth in the Estimated Closing Statement and the Closing Cash Consideration resulting therefrom, as so mutually reconciled, shall be used for purposes of determining the Estimated Closing Cash Consideration; provided, however, that if the Parties cannot agree on the estimates set forth in the Estimated Closing Statement or the Closing Cash Consideration resulting therefrom on or prior to the Closing, then the estimates set forth in the Estimated Closing Statement and the Closing Cash Consideration resulting therefrom shall be used for purposes of determining the Estimated Closing Cash Consideration, absent manifest error.

3.2 Payment of Escrow Amount. At the Closing, Acquiror will pay, or cause to be paid, by wire transfer of immediately available funds to the Escrow Agent, cash in an aggregate amount equal to the Escrow Amount, for the Escrow Agent to hold in an account (the “Escrow Account”) and disburse solely in accordance with this Agreement and the terms of the Escrow Agreement.

3.3 Final Cash Consideration Determination.

(a) Within ninety (90) calendar days following the Closing, Acquiror shall prepare and deliver to the Contributor Parties a statement, together with reasonable supporting documentation (the “Closing Statement”), which shall include (i) a calculation of the Closing Indebtedness; (ii) a calculation of the Closing Cash; (iii) a calculation of Working Capital, including a calculation of the Working Capital Deficit or the Working Capital Excess, as the case may be; (iv) a calculation of the Closing Transaction Expenses; (v) a calculation of the AFE Amount; and (vi) Acquiror’s determination of the Closing Cash Consideration resulting therefrom. If Acquiror fails to deliver the Closing Statement to the Contributor Parties within ninety (90) calendar days after the Closing

Date, then the Contributor Parties may prepare and deliver the Closing Statement to Acquiror within thirty (30) calendar days following the expiration of the initial 90-day period; provided, however that if the Contributor Parties do not deliver the Closing Statement to Acquiror within such thirty (30) calendar days, the Estimated Closing Statement and Estimated Closing Cash Consideration shall be deemed to be the Closing Statement and Final Cash Consideration, respectively, and the Contributor Parties shall retain all other rights set forth in this Section 3.3. The Party or Parties, as applicable, that deliver the Closing Statement pursuant to this Section 3.3 shall be referred to as the “Preparing Party” and the Party or Parties, as applicable, that receives the Closing Statement from the Preparing Party shall be referred to as the “Reviewing Party.”

(b) The Reviewing Party shall have a period of thirty (30) calendar days after delivery of the Closing Statement to review such documents and make any objections in writing to the Preparing Party (the “Objection Notice”); provided that the Reviewing Party shall specify the amount of each such objection along with a reasonable basis and supporting documentation to substantiate each such objection. Any items not specifically objected to in the Objection Notice will be deemed agreed upon as set forth in the Closing Statement. For purposes of the Reviewing Party’s evaluation of the Closing Statement, the Preparing Party shall, and, in the case of Acquiror, shall cause the Company to make available or provide, upon advance notice, during normal business hours and in a manner that does not unreasonably interfere with the normal operations of Preparing Party, reasonable access to such information, books and records and data as may be reasonably requested by the Reviewing Party to analyze the Closing Statement. If the Preparing Party delivers an Objection Notice to the Reviewing Party within such thirty (30)-day period, then the Reviewing Party and Preparing Party shall attempt to resolve the matter or matters in dispute. If no Objection Notice is delivered by the Reviewing Party within such thirty (30)-day period, then the Closing Statement shall be final and binding on the Parties. If disputes with respect to the Closing Statement cannot be resolved by the Reviewing Party and the Preparing Party within thirty (30) calendar days after timely delivery of an Objection Notice, then, at the request of the Reviewing Party or the Preparing Party, the specific items remaining in dispute (but no others) shall be submitted to such independent accounting or consulting firm as shall be mutually agreed to by the Reviewing Party and the Preparing Party (the “Auditors”), which firm shall render its determination as to such specific items remaining in dispute. If the Reviewing Party and the Preparing Party cannot agree on the selection of independent accounting or consulting firm, the Parties shall request the American Arbitration Association to appoint such independent accounting or consulting firm, and such appointment shall be conclusive and binding on the Parties and such independent accounting or consulting firm so appointed shall be considered the “Auditors” for purposes of this Section 3.3(b). The matters to be resolved by the Auditors shall be limited to the unresolved items remaining in dispute between the Reviewing Party and the Preparing Party, and the Auditors shall make such determination based solely on written submissions by the Reviewing Party and the Preparing Party, and not by independent review. The Auditors shall promptly deliver to the Reviewing Party and the Preparing Party a written report setting forth its resolution of the disputes and the reasonable basis for each of its determinations, along with its determination of the Closing Cash Consideration, which shall be prepared in accordance with the Working Capital Calculation and the principles set forth in this Agreement and shall be final and binding on the Parties. Prior to and until the delivery of the Auditors’ written report, there shall be no ex parte communications between the Parties and the Auditors. In resolving any disputed item, the Auditors (x) shall be bound by the provisions of this Section 3.3(b) and (y) in rendering its determination with respect to the value for any disputed item, shall only select from the value for such item claimed by either the Reviewing Party or the Preparing Party. The fees and expenses of the Auditors shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Auditors that are unsuccessfully disputed by the Reviewing Party, on the one hand, and the Preparing Party, on the other hand, as finally determined by the Auditors, bears to the total dollar amount of such remaining disputed items so submitted. By way of example only, if the Reviewing Party disputed three items submitted to the Auditors by amounts of $20,000, $20,000 and $60,000, respectively, and the Auditors determine that the Reviewing Party’s position, as described in the Objection Notice, with respect to the first two items is correct and the Preparing Party’s position, as described in the Closing Statement, with respect to the third item is correct, then the costs and expenses of the Auditors will be allocated 60% to the Reviewing Party and 40% to the Preparing Party. For the avoidance of doubt, the Closing Cash Consideration as adjusted pursuant to this Section 3.3(b) shall be the “Final Cash Consideration” for the purposes of this Agreement.

3.4 Closing Cash Consideration Adjustments.

(a) If the Final Cash Consideration exceeds the Closing Cash Consideration (such excess, if any, the “Final Acquiror Closing Cash Consideration Payment”), then within five (5) Business Days following the final determination thereof, (i) Acquiror shall pay to each Contributor such Contributor’s portion of the Final Acquiror Closing Cash Consideration Payment in accordance with payment instructions to be duly executed by each of the Contributors and delivered to Acquiror Parent by the Contributor Parties no later than two (2) Business Days after the determination of the Final Acquiror Closing Cash Consideration Payment and (ii) Acquiror and the Contributor Parties shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to each Contributor such Contributor’s portion of the Escrow Amount (and any interest thereon) from the Escrow Account to the Contributor Parties.

(b) If the Closing Cash Consideration exceeds the Final Cash Consideration (such excess, the “Final Contributors Closing Cash Consideration Payment”), and the Final Contributors Closing Cash Consideration Payment is (i) less than the Escrow Amount, then Acquiror and the Contributor Parties shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release an amount equal to the Final Contributors Closing Cash Consideration Payment from the Escrow Account to Acquiror and the remainder of the Escrow Amount (and any interest thereon) to the Contributor Parties for the benefit of the Contributor Parties or (ii) is equal to or exceeds the Escrow Amount (such excess, the “Final Contributors Closing Cash Consideration Payment Excess”), then Acquiror and the Contributor Parties shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release all of the Escrow Amount (and any interest thereon) from the Escrow Account to Acquiror and each Contributor Owner shall cause such Contributor Owner’s Contributor to promptly (but in any event within five (5) Business Days following the final determination of the Closing Statement and the Final Contributors Closing Cash Consideration Payment in accordance with Section 3.3) wire transfer in immediately available funds to Acquiror in accordance with the wire transfer instructions set forth on the Estimated Closing Statement an amount equal to such Contributor’s Pro Rata Portion of the Final Contributors Closing Cash Consideration Payment Excess.

(c) If the Final Cash Consideration equals the Closing Cash Consideration, then within two (2) Business Days following the final determination thereof Acquiror and the Contributor Parties shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to each Contributor such Contributor’s portion of the Escrow Amount (and any interest thereon) from the Escrow Account to the Contributor Parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE CONTRIBUTOR PARTIES

Except as set forth on the Company Disclosure Schedule, (a) each of Johnson and J Turbines, with respect to Johnson and J Turbines, and (b) each of Tuma and KTR, with respect to Tuma and KTR, hereby represent and warrant to Acquiror Parent and Acquiror as of the Execution Date and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), as follows:

4.1 Organization; Qualification. Such Contributor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite organizational power and authority to own, lease and operate its assets and properties, and to carry on its business as it is now being conducted. Such Contributor is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the assets or property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform any of its obligations under the Transaction Documents or to consummate the Transactions.

4.2 Authority; Enforceability.

(a) Such Contributor Owner has full power and legal capacity to execute and deliver the Transaction Documents to which he is, or will be, a party, to perform his obligations hereunder and thereunder and to consummate the Transactions.

(b) Such Contributor has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by such Contributor of the Transaction Documents to which such Contributor is, or will be, a party, and the consummation by such Contributor Party of the Transactions, have been duly and validly authorized by such Contributor, and no other corporate proceedings on the part of such Contributor or equity holder action is necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the Transactions.

(c) The Transaction Documents to which such Contributor Party is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by such Contributor Party, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such Contributor Party is, or will be a party, constitutes (or will constitute, when executed and delivered at the Closing) the legal, valid and binding agreement of such Contributor Party, enforceable against such Contributor Party in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

4.3 Non-Contravention. None of the execution or delivery of this Agreement or the other Transaction Documents to which such Contributor Party is, or will be, a party, by such Contributor Party or the consummation of the Transactions will, directly or indirectly (with or without notice or the lapse of time, or both): (a) conflict with or result in any breach of or violate any provision of the Organizational Documents of such Contributor; (b) conflict with or result in any breach of or violate or constitute a default under, give rise to any right of termination, cancellation, modification, amendment, revocation, suspension or acceleration under, materially impair the rights of such Contributor Party or any of the assets or properties of such Contributor Party, or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under, any of the terms, conditions or provisions of any Contract to which such Contributor Party is a party or by which any property or asset of such Contributor Party is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, conflict with or violate any Law to which such Contributor Party is subject or by which any of such Contributor Party’s properties or assets are bound; or (d) constitute an event which would result in the creation of any Lien (other than Permitted Liens) on any asset or properties of such Contributor Party; except, in the cases of clauses (b), (c) and (d) for such defaults, violations or rights of termination, cancellation, amendment, or acceleration, or Liens, that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Contributor Party’s ability to perform any of its obligations under the Transaction Documents or to consummate the Transactions.

4.4 Consents and Approvals. Other than filings under the HSR Act, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Body is necessary for the consummation by such Contributor Party of the Transactions contemplated by the Transaction Documents to which it is a party, except for such authorizations, consents or approvals that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on each Contributor Party’s ability to perform any of its obligations under the Transaction Documents or to consummate the Transactions.

4.5 Legal Proceedings; Orders. There are no (a) Proceedings pending or, to the Knowledge of the Contributor Parties, threatened against such Contributor Party or (b) judgments, decrees, injunctions, rulings or orders of any Governmental Body outstanding against such Contributor Party, in each case, that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Contributor Party’s ability to perform any of its obligations under the Transaction Documents or to consummate the Transactions.

4.6 Brokers’ Fee; Expenses.

(a) No Contributor Party nor any of their respective Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect of the Transactions for which Acquiror Parent or its Subsidiaries (including the Company after the Closing) could become liable or obligated, other than the Transaction Expenses.

(b) Other than the Transaction Expenses, none of the Contributor Parties or the Company has any Liability to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the Transactions or the proposed sale or merger of the Company in general for which Acquiror Parent or its Subsidiaries (including the Company after the Closing) could become liable or obligated, and there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand against such Contributor Party or the Company or any of their respective Affiliates giving rise to any Liability for which Acquiror Parent or its Subsidiaries (including the Company after Closing) could become liable or obligated.

4.7 Ownership. Such Contributor Owner owns all of the Equity Interests in such Contributor Owner’s Contributor, free and clear of all Liens (other than Permitted Securities Liens). Such Contributor Owner has the sole voting power and power of disposition with respect to the Equity Interests in such Contributor Owner’s Contributor with no limitations, qualifications or restrictions with respect to such rights and powers. The Company Interests constitute all of the issued and outstanding Equity Interests of the Company. The Contributors collectively own all of the Company Interests, free and clear of all Liens (other than Permitted Securities Liens). Such Contributor legally and beneficially owns, and has the sole voting power and power of disposition with respect to the Company Interests held by such Contributor with no limitations, qualifications or restrictions with respect to such rights and powers. At the Closing, the Contributors will transfer, deliver and convey the Company Interests to Acquiror free and clear of all Liens (other than Permitted Securities Liens).

4.8 Investment Representation. Each of the Equity Recipients shall, as of any applicable time of sale or investment decision with respect to the Acquiror Parent Class B Common Stock and Acquiror Units issuable hereunder (and the shares of Acquiror Parent Class A Common Stock issuable upon exchange therefor), be an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Each Contributor Party acknowledges that it and each of the other Equity Recipients are receiving the Acquiror Parent Class B Common Stock and Acquiror Units issued hereunder for such Equity Recipient’s own account with the present intention of holding such shares of Acquiror Parent Class B Common Stock and Acquiror Units for investment purposes and not with a view to, or for sale in connection with, any distribution. Each Contributor Party acknowledges that it and each of the other Equity Recipients have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the shares of Acquiror Parent Class B Common Stock and Acquiror Units issuable hereunder. Each Contributor Party acknowledges that it and each of the other Equity Recipients are informed as to the risks of the Transactions and of ownership of the Acquiror Parent Class B Common Stock and Acquiror Units acquired hereunder. With the assistance of its own professional advisors, to the extent that it has deemed appropriate, each Contributor Party and each other Equity Recipient has made its own legal, Tax, accounting and financial evaluation of the merits and risks of an investment in the Acquiror Units and Acquiror Parent Class B Common Stock. Each Contributor Party confirms that neither it nor any of the other Equity Recipients is relying on any communication (written or oral) of Acquiror Parent, Acquiror or any of their respective Affiliates, as investment or Tax advice or as a recommendation to acquire any Acquiror Units or Acquiror Parent Class B Common Stock. It is understood that information and explanations related to the terms and conditions of the securities provided in this Agreement or otherwise by Acquiror Parent, Acquiror or any of their respective Affiliates will not be considered investment or Tax advice or a recommendation to acquire the Acquiror Units or Acquiror Parent Class B Common Stock, and that none of Acquiror Parent, Acquiror or any of their respective Affiliates is acting or has acted as an advisor to any Equity Recipient with respect to such Equity Recipient’s decision to acquire the Acquiror Units and Acquiror Parent Class B Common Stock. Each Contributor Party has reviewed with such Contributor Party’s Tax advisor the U.S. federal, state or local or non-U.S. Tax consequences of the Transactions, and each Contributor Party acknowledges and agrees that none of Acquiror Parent, Acquiror or any of their respective Affiliates are making any representation or warranty as to the U.S. federal, state or local or non-U.S. Tax consequences to any Equity Recipient as a result of the Transactions. Each Contributor Party acknowledges that it and each of the other Equity Recipients shall be responsible for such Equity Recipient’s own Tax liability that may arise as a result of the Transactions. In accepting the shares of Acquiror Parent Class B Common Stock and Acquiror Units issuable hereunder, in addition to relying on the representations and warranties of Acquiror Parent and Acquiror in this Agreement, each Equity Recipient has made its own independent decision that an investment in such shares of Acquiror Parent Class B Common Stock and Acquiror Units is suitable and appropriate for such Equity Recipient.

4.9 Restrictions on Transfer or Sale of Securities.

(a) Such Contributor Party understands and has advised the other Equity Recipients that the shares of Acquiror Parent Class B Common Stock and Acquiror Units issuable hereunder have not been (and the shares of Acquiror Parent Class A Common Stock issuable upon exchange therefor have not been) registered under the Securities Act or any state securities laws and that none of the shares of Acquiror Parent Class B Common Stock or Acquiror Units (or any shares of Acquiror Parent Class A Common Stock issued upon exchange therefor) may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable securities Laws. Such Contributor Party understands that Acquiror Parent and Acquiror are relying upon the representations and covenants in this Agreement for the purposes of determining whether this Transaction, including the issuance of the Acquiror Parent Class B Common Stock and Acquiror Units (and any shares of Acquiror Parent Class A Common Stock that may be issued upon exchange therefor), meets the requirements for an exemption from registration.

(b) Such Contributor Party understands and has advised the other Equity Recipients that the shares of Acquiror Parent Class B Common Stock and Acquiror Units issuable hereunder (and any shares of Acquiror Parent Class A Common Stock issued upon exchange therefor) may constitute “control securities” and will constitute “restricted securities” under applicable federal securities Laws and that the Securities Act and the rules of the SEC provide in substance that such Contributor Party may dispose of any such shares of Acquiror Parent Class B Common Stock and Acquiror Units (and any shares of Acquiror Parent Class A Common Stock issued upon exchange therefor) only in compliance with applicable securities Laws.

4.10 Independent Investigation. Such Contributor Party and each other Equity Recipient has conducted its own independent investigation, review and analysis of Acquiror Parent and Acquiror and their respective business operations and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Acquiror Parent and Acquiror for such purpose. Such Contributor Party acknowledges and agrees that in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the Transactions, it and each other Equity Recipient has relied solely on its own investigation and the express representations and warranties of Acquiror Parent and Acquiror set forth in Article VI and the corresponding representations and warranties set forth in the certificates to be delivered pursuant to Section 8.3(d). Without limiting the generality of the foregoing, such Contributor Party acknowledges and agrees, on behalf of itself and its Affiliates, that none of Acquiror Parent, Acquiror or any of their respective Affiliates or Representatives makes, and none of such Contributor Party or any of its Affiliates or any Equity Recipients have relied on and such Contributor Party and its Affiliates hereby waive, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to (a) this Agreement, (b) the Transactions, (c) the Transaction Documents, (d) the assets of Acquiror

Parent or Acquiror, (e) the Liabilities of Acquiror Parent or Acquiror, (f) the Acquiror Parent Class A Common Stock, the Acquiror Parent Class B Common Stock or the Acquiror Units, (g) the condition, prospects or performance (financial or otherwise) of, or any other matter involving, the business, the assets or the Liabilities of Acquiror Parent or Acquiror, (h) any projection, estimate or budget made available to the Contributor Parties or any of their respective Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), future performance or future capacity, or (i) any other information made available to the Contributor Parties or any of their respective Affiliates or Representatives with respect to the Acquiror Parent Class A Common Stock, the Acquiror Parent Class B Common Stock, the Acquiror Units, the business, the assets, the Liabilities or the operations of Acquiror Parent or Acquiror, except as expressly set forth in Article VI and the corresponding representations and warranties set forth in the certificates to be delivered pursuant to Section 8.3(d).

4.11 No Review. Such Contributor Party and each other Equity Recipient understands that no federal or state agency has passed upon the merits of an investment in the shares of Acquiror Parent Class B Common Stock or Acquiror Units issuable hereunder (or any shares of Acquiror Parent Class A Common Stock that may be issued upon conversion thereof) or made any finding or determination concerning the fairness or advisability of such an investment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth on the Company Disclosure Schedule, each Contributor Party, jointly and severally, hereby represents and warrants to Acquiror Parent and Acquiror as of the Execution Date and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), as follows:

5.1 Organization; Qualification. The Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite organizational power and authority to own, lease and operate its assets and properties, and to carry on its business as it is now being conducted. The Company is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the assets or property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not result in a Company Material Adverse Effect. True, correct and complete copies of the Organizational Documents of the Company have been made available to Acquiror.

5.2 Non-Contravention. None of the execution or delivery of this Agreement or the other Transaction Documents or the consummation of the Transactions will, directly or indirectly (with or without notice or the lapse of time, or both): (a) conflict with or result in any breach of or violate any provision of the Organizational Documents of the Company; (b) conflict with or result in any breach of or violate or constitute a default under, give rise to any right of termination, cancellation, modification, amendment, revocation, suspension or acceleration under, materially impair the rights of the Company or any of the assets or properties of the Company, or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under, any of the terms, conditions or provisions of any Contract to which the Company is a party or by which any property or asset of the Company is bound or affected; (c) assuming compliance with the matters referred to in Section 5.3, conflict with or violate any Law to which the Company is subject or by which any of the Company’s properties or assets are bound; (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset or properties of the Company; or (e) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Company, or that otherwise relates to the business of, or any of the assets owned or used by, the Company; except, in the cases of clauses (b), (c), (d) and (e) for such defaults, violations or rights of termination, cancellation, amendment, or acceleration, or Liens, as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

5.3 Consents and Approvals. Other than filings under the HSR Act, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Body is necessary for the consummation by the Company of the Transactions contemplated by the Transaction Documents to which it is a party, except for such authorizations, consents or approvals that, if not obtained, would not reasonably be expected to be material to the Company.

5.4 Capitalization.

(a) All of the outstanding Company Interests (i) have been duly authorized, are validly issued and are fully paid and non-assessable, (ii) have been issued in compliance with all applicable Law, including the Securities Act, (iii) were not issued in violation of the Organizational Documents of the Company as in existence at the time of such issuance, or any other agreement, arrangement or commitment to which the Company is a party, and (iv) were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person, except as set forth in the Organizational Documents of the Company.

(b) Section 5.4 of the Company Disclosure Schedule sets forth a complete and correct list of the holders of the Company Interests (identifying the number or percentage of such Company Interests it holds).

(c) There are no outstanding obligations of the Company to provide funds to or make any investment in (in either case, in the form of a loan, capital contribution, purchase of an Equity Interest (whether from the issuer or another Person) or otherwise) any other Person.

(d) There are no Contracts (including options, warrants, convertible securities, calls, puts and preemptive rights, other than to the extent set forth in the Organizational Documents of the Company) obligating the Company to: (i) issue, sell, pledge, dispose of or encumber any Equity Interests in the Company; (ii) redeem, purchase or acquire in any manner any Equity Interests in the Company; or (iii) make any dividend or distribution of any kind with respect to any Equity Interests in the Company.

(e) There are no outstanding or authorized equity appreciation, phantom equity, restricted equity, equity option, profit participation, or similar rights with respect to the Equity Interests in the Company. Other than as set forth in the Organizational Documents of the Company, there are no voting trusts, proxies, or similar agreements or understandings with respect to the voting of the Equity Interests in the Company.

(f) The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equity holders of the Company on any matter.

5.5 No Subsidiaries. The Company does not own (beneficially or of record), directly or indirectly, any Equity Interests of any Person.

5.6 Compliance with Law.

(a) The Company and, to the Knowledge of the Contributor Parties, the Representatives of the Company, are and have been, in material compliance with all Laws applicable to the properties or assets of the Company or the operation of the Company, and no notice, charge or assertion has been received by the Company or, to the Knowledge of the Contributor Parties, threatened against the Company alleging any material non-compliance with any such Laws by the Company or the Representatives of the Company.

(b) (i) The Company has not entered into or been subject to any judgment, consent decree, complaint, compliance order, administrative order or other similar enforcement orders with respect to any material aspect of the Company Business or received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or Claim from any Governmental Body arising out of or relating to any material failure to comply with any Law, and (ii) to the Knowledge of the Contributor Parties (A) no formal or informal investigation or review related to the material failure to comply with any Law by the Company is being conducted by any commission, board or Governmental Body and (B) no such investigation or review is scheduled, pending or, to the Knowledge of the Contributor Parties, threatened, except, in each case, where such non-compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(c) Since December 31, 2022, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, there has not been any action, suit, Claim, Proceeding or investigation relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Company policy relating to the foregoing, in each case, involving the Company or any current or former employee, director, officer or independent contractor of the Company. Since December 31, 2022, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, there have not been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the Knowledge of the Contributor Parties, has any such Claim or Proceeding been threatened.

(d) The Company has no material property or obligation, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

5.7 Real Property.

(a) The Company does not own any real property. Section 5.7(a) of the Company Disclosure Schedule sets forth all leases and subleases granting a right to use or occupy any leased real property (collectively, the “Leases”), including the identification of the lessee, lessor, sublessor or sublessee (if any) and the date and term thereunder (such property, the “Leased Real Property”). The Company has legal, valid and subsisting leasehold interests in, free and clear of all Liens (except for Permitted Liens), to the Leased Real Property. There is no action pending, or to the Knowledge of the Contributor Parties, threatened, that if adversely determined would interfere, in any material respect, with the quiet enjoyment by the Company of any such leasehold. The Company has not subleased any portion of the Leased Real Property to a third party. The Leased Real Property is all the real property used or held for use by the Company in connection with the operation of the Company Business.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, each parcel or item of Leased Real Property (i) has direct and adequate rights of ingress and egress and adequate water, sanitary sewer, drainage; electrical and gas; telephone and other communication utility services for the operation of the Company Business as currently conducted on such parcel or item of Leased Real Property; (ii) has all necessary occupancy and other certificates and permits, municipal and otherwise, for the lawful use and occupancy of the Leased Real Property for the Company Business, which occupancy and other certificates and permits are valid and in full force and effect; (iii) is in compliance with any and all Laws applicable to or affecting such Leased Real Property; (iv) does not have any outstanding notice of violation or correcting work order for such Leased Real Property issued to the Company from any Governmental Body or any insurance company; and (v) does not have any pending special or other assessments for public improvements or otherwise affecting such Leased Real Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the improvements located on the Leased Real Property (the “Facilities”) are being used, occupied, and maintained by the Company, in accordance with all applicable easements, matters of record, Contracts, permits, certificates of occupancy, licenses, insurance requirements, restrictions, building setback lines, covenants and reservations, except where the failure to use, occupy or maintain such improvements in accordance with the foregoing would not, individually or in the aggregate, reasonably be expected to be material to the Company. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Body having jurisdiction over the Leased Real Property have been issued for the Company’s occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. No casualty, damage or loss, other than ordinary wear and tear, has occurred with respect to the Facilities which has not been fully repaired, other than those for which repairs are being actively conducted in the Ordinary Course of Business. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Facilities, including roofs, are in good order and state of repair, are free from material structural and material mechanical defects and have been used by the Company in the Ordinary Course of Business and remain as of the Closing Date in suitable and adequate condition for such continued use. The Company has not received any correspondence from a Governmental Body or landlord or counterparty to any Lease that any Leased Real Property (or portion thereof) is in violation of applicable Law or requires any repairs or improvements. The Company has not deferred maintenance of the Facilities in contemplation of the Transactions.

(d) True, correct and complete copies of all Leases for the Leased Real Property have been made available to Acquiror. Each of the Leases is a valid and binding agreement of the Company, and is in full force and effect, and neither the Company nor, to the Knowledge of the Contributor Parties, any other party thereto is in default or breach in any material respect under the terms of any such Lease. No event has occurred that constitutes, or that with or without the giving of notice or the passage of time or both would constitute, a default by the Company or, to the Knowledge of the Contributor Parties, the applicable landlord or other counterparty under such Lease.

5.8 Tangible Personal Property.

(a) The Company has good, marketable and valid title to (or a valid leasehold interest in) the Tangible Personal Property currently owned or used by the Company in the Company Business, which includes the Tangible Personal Property set forth on Sections 5.8(c) through 5.8(e) of the Company Disclosure Schedule, and such title or leasehold interests are free and clear of all Liens, except Permitted Liens. Except for the Tangible Personal Property set forth on Section 5.8(a) of the Company Disclosure Schedule, which Tangible Personal Property has the estimated replacement value set forth thereon, upon the consummation of the Transactions, the Company will have good and valid title to, or valid right to use, the Tangible Personal Property which is owned by the Company free and clear of all Liens, except Permitted Liens.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Company, all Tangible Personal Property currently owned or used by the Company in the Company Business is in good operating condition and repair, subject to normal wear and maintenance, has been operated and maintained in the Ordinary Course of Business and remains suitable for continuing use consistent with its primary use since the date on which it was acquired. The Company has not deferred maintenance of any such item in contemplation of the Transactions.

(c) Section 5.8(c) of the Company Disclosure Schedule is a true, correct and complete list, as of the Execution Date, of (i) (A) each turbine owned by the Company and (B) each turbine that has been ordered by the Company but not yet delivered, which schedule includes all turbines listed on Section 1.1(a)(i)-AFE of the Company Disclosure Schedule, (ii) the serial number (or, if the serial number cannot reasonably be obtained for turbines covered by the foregoing clause (i)(B), such other reasonable identifier) of each such turbine and (iii) a reasonable estimate of the replacement value of each such turbine (the turbines required to be set forth on Section 5.8(c) of the Company Disclosure Schedule, the “Turbines”). Other than the Certificated Assets, none of the Turbines are subject to certificate of title statutes or regulations under which a security interest in such Turbines is perfected by an indication on the certificate of title of such Turbines (in lieu of filing of financing statements).

(d) Section 5.8(d) of the Company Disclosure Schedule is a true, correct and complete list, as of the Execution Date, of (i) each switchgear trailer owned by the Company, (ii) the VIN of each such switchgear trailer and (iii) a reasonable estimate of the replacement value of each such switchgear trailer. The estimated fair market value of all cables owned by the Company is less than $1,000,000.

(e) Section 5.8(e) of the Company Disclosure Schedule is a true, correct and complete list of all other Tangible Personal Property owned or used by the Company having an estimated fair market value of $1,000,000 or more (together with the Tangible Personal Property acquired pursuant to the authorizations for expenditures subject to the AFE Amount, such Tangible Personal Property, “Material Tangible Personal Property”).

(f) With respect to all Tangible Personal Property subject to certificate-of-title statutes or regulations, except for Tangible Personal Property not having a fair market value of $100,000 or more, individually, or $500,000 or more, in the aggregate, the Company has physical possession of the certificates of title or manufacturer’s certificate of origin, as applicable, with respect to such Tangible Personal Property and such certificates of title are good, marketable and valid (such Tangible Personal Property, the “Certificated Assets”).

(g) On the Closing Date, all Tangible Personal Property shall be located on the Leased Real Property, on location with a customer of the Company in accordance with the records of the Company or in transit between such customer location and the Leased Real Property in the Ordinary Course of Business. The Company has not made any commitments for the acquisition of any Material Tangible Personal Property other than replacement parts in the Ordinary Course of Business. To the Knowledge of the Contributor Parties, none of the Material Tangible Personal Property will require material maintenance or upgrade in the six (6) months following the Execution Date to remain in good operating condition and repair or continue operating in the Ordinary Course of Business.

5.9 Financial Statements; Accountants.

(a) Attached hereto as Section 5.9(a) of the Company Disclosure Schedule are true, correct and complete copies of (i) the unaudited balance sheets of the Company as of December 31, 2023 and December 31, 2022, and the related statements of operations, changes in member’s equity and cash flows for the year ended December 31, 2023, and the partial year from the date of the Company’s formation through December 31, 2022, and (ii) the unaudited balance sheet of the Company as of March 31, 2024 (the “Balance Sheet Date”) and the related statements of operations, changes in member’s equity and cash flows for the three-month period then ended and the three-month period ended March 31, 2023 (collectively, the “Company Financial Statements”).

(b) The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the period involved and fairly present in all material respects the assets, liabilities, financial condition and results of operation, equity and cash flows of the Company as of, and for the periods ended on, the respective dates thereof. No financial statements of any Person other than the Company is required by GAAP to be included in the financial statements of the Company.

(c) The Company does not have any Liability other than those (i) reflected in, reserved against or otherwise described in the Company Financial Statements or the notes thereto, (ii) incurred since the Balance Sheet Date in the Ordinary Course of Business, including under any Material Contract set forth on Section 5.12 of the Company Disclosure Schedule (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law), (iii) arising directly out of the Transactions or (iv) which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(d) The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Indebtedness of any other Person.

(e) There are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement that would be required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act if the Company were a reporting company) pertaining to the Company.

(f) The Company Financial Statements have been prepared based on information contained in the books and records of the Company, and the Company maintains a system of internal controls and procedures over financial reporting that is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary in order to permit preparation of financial statements in accordance with GAAP, (ii) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company Assets, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company Assets that could have a material effect on the Company Financial Statements.

(g) The Company has not identified nor do the Contributor Parties have Knowledge of (i) any illegal act, fraud or corporate misappropriation, whether or not material, that involves any Employee or member of management of the Company, (ii) any material weakness or significant deficiency in the design or operation of internal controls and procedures over financial reporting of the Company, or (iii) any Claim or allegation regarding any of the foregoing.

(h) The Company does not have any “predecessor(s)” for financial reporting purposes within the meaning of such term as set forth in Rule 405 under the Securities Act and/or as contemplated by the financial reporting requirements of Regulation S-X promulgated under the Securities Act.

5.10 Absence of Certain Changes. Except as expressly contemplated by this Agreement, since the Balance Sheet Date: (a) the Company has conducted, in all material respects, the Company Business and operated the Company Assets and properties in the Ordinary Course of Business, (b) no Company Material Adverse Effect has occurred and (c) no action has been taken with respect to the Company which, if taken after the Execution Date but prior to the Closing would constitute a violation of Section 7.1(b). Since December 31, 2023, there has not occurred any damage destruction or casualty loss to any portion of the Company Assets whether covered by insurance or not, having a replacement value of more than $2,500,000 for any single loss or $5,000,000 for all such losses.

5.11 Environmental Matters.

(a) Except as to matters set forth on Section 5.11 of the Company Disclosure Schedule:

(i) the Company is, and has been, in compliance in all material respects with all Environmental Laws;

(ii) the Company possesses all material Environmental Permits necessary for the operation of the Company Business as currently conducted, and the Company is in compliance in all material respects with the terms of such Environmental Permits;

(iii) the Company is not, nor are any of the Company Assets or the Company Business, subject to any pending or, to the Knowledge of the Contributor Parties, threatened Proceeding arising under any Environmental Law, nor has the Company received any notice, order or complaint from any Governmental Body or Person alleging any Environmental Claim, or violation of or Liability arising under any Environmental Law that would reasonably be expected, individually or in the aggregate, to result in material Environmental Costs and Liabilities; and

(iv) to the Knowledge of the Contributor Parties, (A) there has been no unauthorized Release of Hazardous Substances by the Company required to be reported to any Governmental Body under any Environmental Law (1) on, at, under, to, or from any of the Real Property (for purposes of this Section 5.11, “Real Property” shall mean that real property owned, operated, leased or partially or wholly occupied by the Company as of the Closing Date), (2) on, at, under, to or from any property formerly owned, operated, leased or occupied by the Company, (3) from or in connection with the Company’s operations or (4) on, at, under, to, or from locations offsite of the Real Property to which the Company has shipped Hazardous Substances for treatment, storage, handling or disposal and (B) the Company has not caused or contributed to a Release of Hazardous Substances at, on, adjacent to, under or from property subject to Contract service by the Company, in each case of clauses (A) or (B), in a manner that would, individually or in the aggregate, reasonably be expected to result in any material Environmental Costs and Liabilities.

(b) The Contributor Parties have made available all material non-privileged written materials within the possession of the Contributor Parties or the Company addressing compliance by the Company with, or material Liability by the Company under, Environmental Laws and Environmental Costs and Liabilities associated therewith, including but not limited to all material (i) Environmental Permits, (ii) Phase I and Phase II environmental site assessment reports relating to the Real Property or any property formerly owned or leased by the Company, and (iii) any other environmental data related to the Company Business or the Real Property.

This Section 5.11 contains the sole and exclusive representations and warranties of the Company with respect to Environmental Laws and Hazardous Substances.

5.12 Material Contracts.

(a) Section 5.12 of the Company Disclosure Schedule sets forth, as of the Execution Date, each of the following Contracts that the Company is a party or by which any of the Company Assets or properties are bound that:

(i) relates to (A) the purchase of materials, supplies, goods, services, real property or other assets or (B) the construction of capital assets and that, in the case of clause (A), (1) provides for (x) payments by the Company in excess of $500,000, calculated on an annualized basis or (y) aggregate payments by the Company in excess of $500,000, calculated on an annualized basis, and (2) cannot be terminated by the Company on ninety (90) days or less notice without payment by the Company of any penalty or fee;

(ii) is an agreement for the furnishing of services by the Company to any of its customers that involves a binding commitment by such customer with aggregate payments to the Company in excess of $500,000, calculated on an annualized basis;

(iii) contains any (A) provision or covenant, which after the Closing will apply to the Company Business, restricting the Company from engaging in any lawful business activity or competing with any Person, other than customary non-solicitation agreements contained in confidentiality agreements or (B) minimum commitment, exclusivity or “most favored nation” provisions;

(iv) is a lease or sublease of Tangible Personal Property involving, or expected to involve, aggregate payments by the Company in excess of $500,000 in any calendar year;

(v) is an indenture, mortgage, promissory note, loan agreement, guaranty or other Contract or relates to the creation, incurrence, assumption or guarantee of any Indebtedness for borrowed money by the Company, or evidences a Capitalized Lease;

(vi) grants any third Person, or obligates the Company to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to any material property;

(vii) (A) relating to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(viii) provides for indemnification of any officer, director, employee or agent;

(ix) pursuant to which the Company has any potential continuing indemnification obligations in excess of $500,000;

(x) relates to any commodity or interest rate swap, cap or collar agreements, or other similar hedging or derivative transactions;

(xi) is in respect of the formation of any partnership or joint venture or otherwise relates to the joint ownership or operation of the Company Assets;

(xii) is an Affiliate Transaction;

(xiii) is with any Governmental Body;

(xiv) is an acquisition, merger or similar Contract or other Contract relating to the acquisition or disposition of Equity Interests or material assets of any Person (other than Contracts in respect of the purchase of assets in the Ordinary Course of Business that, individually and in the aggregate, are not material);

(xv) is a management, consulting, independent contractor or employment agreement;

(xvi) is with a Customer or Top Supplier;

(xvii) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if such item were applicable to the Company;

(xviii) is a security agreement, pledge, mortgage, deed of trust or other agreement granting a Lien on any of the Company Assets;

(xix) any outstanding powers of attorney empowering any Person to act on behalf of the Company; and

(xx) if breached or terminated would have a Company Material Adverse Effect.

(b) Each Contract required to be disclosed pursuant to Section 5.12(a) (collectively, the “Material Contracts”) is (i) in full force and effect and is the legal, valid and binding obligation of the Company and, to the Knowledge of the Contributor Parties, any other Person party thereto and (ii) enforceable against the Company and any other Person party thereto, in accordance with its terms and is not subject to any claims, charges, set offs or defenses, in each case, subject to the Enforceability Exceptions. No Material Contract has been terminated, and neither the Company nor, to the Knowledge of the Contributor Parties, any other Person is in material breach or default thereunder. No event has occurred that with or without notice or lapse of time, or both, would constitute a breach or default on the part of the Company or, to the Knowledge of the Contributor Parties, any other party under any Material Contract, which would give rise to notice, modification, acceleration, payment cancellation or termination by the Company under, or in any manner release any party thereto from any obligation under any Material Contract. No party has asserted in writing or, to the Knowledge of the Contributor Parties has (except by operation of Law), any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract. The Company has not received any written notice from, nor do the Contributor Parties have any Knowledge that, a counterparty to any Material Contract is (x) terminating, not renewing, modifying, repudiating or rescinding or (y) intending to terminate, not renew, modify, repudiate or rescind, in each case of the foregoing clauses (x) or (y), such Material Contract. The Company has not received written (or, to the Knowledge of the Contributor Parties, other) notice regarding any actual or alleged violation or breach of, or default under any Material Contract. To the Knowledge of the Contributor Parties, no facts exist which would render the performance by a party to a Material Contract of its obligations thereunder unlikely and no party to a Material Contract has claimed a force majeure with respect thereto. There have been no material disputes under any Material Contracts.

5.13 Legal Proceedings; Orders. There are no (a) Proceedings pending or, to the Knowledge of the Contributor Parties, threatened against the Company or any of their respective Representatives or (b) judgments, decrees, injunctions, rulings or orders of any Governmental Body outstanding against the Company or any of their respective Representatives, except, in each case, that (i) would not, individually or in the aggregate, reasonably be expected to be material to the Company or (ii) materially interfere with, or would reasonably be expected to materially interfere with, the Company Business.

5.14 Permits. Section 5.14 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Permits held or used by the Company (the “Scheduled Permits”), which are all of the material Permits necessary for the Company to conduct the Company Business as currently conducted. All Scheduled Permits are valid and in full force and effect in all material respects and no Scheduled Permit is subject to termination as a result of the execution of this Agreement. The Company has been and is currently in compliance in all material respects with all Scheduled Permits. The Company has not received any written, or to the Knowledge of the Contributor Parties, other notice of any current violations of any Scheduled Permits. The Company has not received any written, or to the Knowledge of the Contributor Parties, other notice or other indication with respect to the suspension, cancellation or termination of any Scheduled Permits or the assessment of any fines or penalties relating thereto, and to the Knowledge of the Contributor Parties, no suspension, revocation, nonrenewal, cancellation or termination of any Scheduled Permits or the assessment of any fines or penalties relating thereto is threatened or imminent and no condition exists that with or without notice or lapse of time or both could give rise to any such suspension, revocation, nonrenewal, cancellation or termination.

5.15 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company have been timely filed and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes required to be paid by or with respect to the Company have been timely paid in full, whether or not shown on any Tax Return. All material Tax withholding and deposit obligations imposed on or with respect to the Company (or for which the Company may otherwise be liable) have been satisfied in all material respects.

(b) There are no Liens for material Taxes (other than Permitted Liens for current period Taxes which are not yet due and payable) on the Company Interests or any of the assets of the Company.

(c) There are no Claims pending against the Company for any material amount of unpaid Taxes, and no assessment, deficiency or adjustment with respect to a material amount of Taxes has been asserted, or proposed or threatened in writing, with respect to the Company. No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to the Company.

(d) True, correct and complete copies of all income, franchise and all other material Tax Returns filed by the Company during the past three (3) years, and all material correspondence between the Company and a Governmental Body relating to such Tax Returns or Taxes due have been made available to Acquiror.

(e) There are no agreements, waivers or other arrangements in force or effect providing for an extension of time for the assessment or collection of any Tax with respect to the Company. The Company is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the Internal Revenue Service or any other Governmental Body) within which to file any material Tax Return not previously filed.

(f) The Company is not a party to or bound by any Tax allocation, sharing, or indemnity agreement or arrangement with any Person (other than any such agreement or arrangement pursuant to any customary Tax allocation, sharing or indemnification provisions contained in any Contract entered into in the Ordinary Course of Business that is not primarily related to Taxes). The Company (i) has never been a member of any Consolidated Group and (ii) has no liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(g) No written Claim has ever been made by a Governmental Body in a jurisdiction in which the Company does not file Tax Returns or pay Taxes that the Company is or may be required to file a Tax Return or pay Taxes in that jurisdiction.

(h) The Company has not entered into any agreement or arrangement with any Governmental Body that requires the Company to take any action or to refrain from taking any action in order to secure Tax benefits not otherwise available. The Company is not a party to any agreement with any Governmental Body that would be terminated or adversely affected as a result of the Transactions.

(i) The Company has not participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) or engaged in any “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (and all relevant predecessor regulations) or similar provision of U.S. state or local or non-U.S. Law.

(j) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(k) All of the assets of the Company have been properly listed and described on the property Tax rolls for the Tax units in which such assets are located, and no portion of the assets of the Company constitutes omitted property for property Tax purposes.

(l) Since the date of its formation, the Company has been properly treated as either a partnership or an entity disregarded as separate from its sole Tax owner for U.S. federal (and applicable U.S. state and local) income Tax purposes. As of the Closing, the Company is properly treated as a partnership for U.S. federal (and applicable U.S. state and local) income Tax purposes.

(m) None of the assets of the Company consist of any interest in any entity that is treated for U.S. federal (or any applicable U.S. state or local) income Tax purposes as a partnership or are subject to any tax partnership agreement (other than the operating agreement of the Company) or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or similar provision of U.S. state or local or non-U.S. tax Law. None of the assets of the Company consist of any interest in any corporation or other entity treated as a corporation for U.S. federal (or applicable state and local) income tax purposes.

(n) The representations and warranties set forth in this Section 5.15 and Section 5.16 (except for Section 5.16(a) and Section 5.16(c)) constitute the sole and exclusive representations and warranties relating to Taxes of or with respect to the Company.

5.16 Employee Benefits.

(a) There are no, and there have never been any, Employee Benefit Plans that are sponsored, maintained, contributed to, or required to be contributed to, by the Company with respect to which the Company has or could be reasonably expected to have any Liability.

(b) The Company does not contribute to nor is required to contribute to or has sponsored, maintained or contributed to, or has been required to contribute to, or has any current or contingent Liability with respect to, any of the following: (i) any Employee Benefit Plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412, 430 or 4971 of the Code; (ii) any plan that has two or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA; (iii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA; or (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(c) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be, or could reasonably be expected to become, a Liability of Acquiror Parent or any of its Affiliates following the Closing.

(d) The Company does not have any post-termination or post-retirement Liability for life, health, medical or other welfare benefits to former or current Employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company.

(e) Neither the execution of this Agreement, equity holder approval of this Agreement, nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), will result in, or cause any increase in the amount or value of, any payment or benefit to any employee, officer or director of the Company, including any severance pay or change of control bonus pay. No amount or benefit paid or payable by the Contributor Parties or Company or that could otherwise be received on account of the Closing (whether in cash, in property, in the form of benefits or vesting in cash or property) in connection with the consummation of the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event), or any portion thereof, will be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(f) The Company is not a party to any contract containing an indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

5.17 Labor Matters.

(a) The Company has no employees and has never had any employees. The Company is not a party to any collective bargaining agreements with any labor union with respect to any employees. The Company has not received any written notice (i) from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any employees of the Company nor (ii) of any claim of unfair labor practices.

(b) The Company is, and at all times has been, in compliance in all material respects with all Laws with respect to the engagement of independent contractors (including the FLSA and all Laws regarding wages and hours, classification of employees and contractors, collective bargaining, labor relations, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, immigration and safety). Each present and former independent contractor of the Company who has provided services with respect to the Company will have been paid all wages, bonuses, compensation and other sums owed to such independent contractor as of such date. All independent contractors engaged to provide services by the Company are authorized to work in the United States under all federal and applicable state immigration Laws and no Person has made, or to the Knowledge of the Contributor Parties, threatened to make, any Claim that such individuals are not authorized to work in the United States.

(c) Each independent contractor who provides, or provided, services to the Company is, and has been, properly classified as an “independent contractor” under all applicable Laws.

(d) There are no, and there have been no, Claims or Proceedings pending or, to the Knowledge of the Contributor Parties, threatened by or before any Governmental Body relating to labor or employment practices, or any alleged non-compliance with labor or employment Laws.

5.18 Affiliate Transactions. (a) There are no loans, leases or other Contracts, payments or other transactions between (i) the Company, on the one hand, or (ii) any of the Contributor Parties, any of their respective Affiliates, or any of their respective directors, officers or employees (or any members of such director’s or executive officer’s “immediate family” (as defined in Rule 16a-1 of the Securities Act)) on the other hand (each, an “Affiliate Transaction”), (b) none of the Contributor Parties, any of their respective Affiliates, or any of their respective directors, officers or employees (nor any members of such director’s or executive officer’s “immediate family” (as defined in Rule 16a-1 of the Securities Act)) has any interest in any assets of the Company (other than in the case of the Contributors, solely with respect to their ownership of the Company Interests), (c) the Company does not have any Liabilities to any of the Contributor Parties, any of their respective Affiliates, or any of their respective directors, officers or employees (or any members of such director’s or executive officer’s “immediate family” (as defined in Rule 16a-1 of the Securities Act)), (d) none of the Contributor Parties, any of their respective Affiliates, or any of their respective directors, officers or employees (or any members of such director’s or executive officer’s “immediate family” (as defined in Rule 16a-1 of the Securities Act)), on the one hand, and the Company, on the other hand, has provided any guarantee to any Person in respect of any obligation of the other and (e) none of the Contributor Parties, any of their respective Affiliates, or any of their respective directors, officers or employees (or any members of such director’s or executive officer’s “immediate family” (as defined in Rule 16a-1 of the Securities Act)) has any Liabilities to the Company.

5.19 Insurance Coverage. Set forth in Section 5.19 of the Company Disclosure Schedule sets forth, as of the Execution Date, a true, correct and complete list of all material fire, liability, pollution, errors and omissions, directors and officers, and other insurance policies and all fidelity bonds and other financial assurance applicable to or currently held by the Company (collectively, the “Policies”), setting forth, in respect of each Policy, the name, number, carrier, term, type of coverage, deductibles and coverage limits. No event has occurred, including, without limitation, the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which would reasonably be expected, individually or in the aggregate, to limit or impair, in any material respect, the rights of the Company under any such Policy. All Policies are valid and are in full force and effect, all premiums with respect to such Policies covering all periods up to and including the date of the Closing have been or will be paid or accrued, the Company has not received any written notice of cancellation or termination with respect to any such Policy (other than in the ordinary course in connection with renewals of any such Policy) and the Company is in material compliance with the terms of the Policies to which it is a party. There is no material claim pending under any such Policy as to which coverage has been questioned, denied or disputed by any insurer and all claims and reportable incidents under any Policy have been reported. The Company and the Company Assets are insured in amounts no less than as required by law or any Contract to which the Company is party.

5.20 Intellectual Property.

(a) The Company does not own and has never owned any intellectual property nor has or has ever had any intellectual property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country.

(b) The Company does not materially infringe upon, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any third party. There are no unresolved pending or, to the Knowledge of the Contributor Parties, threatened actions or claims that allege that the Company has infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any third party, and the Company has not received any written, or to the Knowledge of the Contributor Parties, other notice alleging that it has violated or, by conducting its business and operations, could violate the Intellectual Property Rights of any third party.

(c) The Company’s IT Systems are adequate to conduct its business as currently conducted. There has been no failure or other material substandard performance of any IT System owned by the Company that has had a Company Material Adverse Effect. The Company has taken commercially reasonable efforts to provide for the backup and recovery of data and information. To the Knowledge of the Contributor Parties, the IT Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data or (iii) any other similar type of unauthorized activities. The Company has taken commercially reasonable measures to protect the integrity and security of the computer systems and the data stored thereon from unauthorized use, access, or modification by third parties.

(d) The use of data by the Company in connection with the Company Business does not materially infringe or violate the rights of any Person or otherwise violate any Law.

5.21 Customers and Suppliers.

(a) Section 5.21(a) of the Company Disclosure Schedule sets forth the name of each customer (each, a “Customer”) of the Company during the six month period ended June 30, 2024 and the years ended December 31, 2023 and December 31, 2022. No Customer has terminated or adversely modified the amount, pricing, frequency or terms of the business such Customer conducts with the Company. As of the Execution Date, the Company is not engaged in any material dispute with any Customer nor has the Company received any written notice of any such dispute. Except as would not, individually or in the aggregate, reasonably be expected to be material to Company, (x) no Customer has ceased to use its goods or services or to otherwise terminate, materially and adversely modify or materially reduce its relationship with the Company (and the Company has not received any written notice that any of its Customers intends to do so) from the levels achieved during the three months ended March 31, 2024, and (y) no Customer has communicated to the Company, orally or in writing, that it has not passed such Customer’s audit.

(b) Section 5.21(b) of the Company Disclosure Schedule sets forth the name of (i) each supplier of the Company with $1,000,000 or more, in the aggregate on an annualized basis, paid by the Company to such supplier during the six month period ended June 30, 2024 and (ii) each supplier of the Company with $1,000,000 or more, in the aggregate, during the years ended December 31, 2023 and December 31, 2022 (the “Top Suppliers”). No Top Supplier has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Supplier conducts with the Company. As of the Execution Date, the Company is not engaged in any material dispute with any Top Supplier nor has the Company received any written notice of any such dispute. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (x) all Top Suppliers continue to be suppliers of the Company, and (y) no Top Supplier has ceased to supply goods or services to the Company or otherwise terminated, materially and adversely modified or materially reduced its relationship with the Company (and the Company has not received any written notice that any of its Top Suppliers intends to do so) from the levels achieved during the three months ended March 31, 2024. The Company has not experienced any shortages of supplies or other disruptions to its supply chains that have materially impacted the business.

5.22 Warranties.

(a) Section 5.22(a) of the Company Disclosure Schedule identifies any claim asserted by a customer from which the Company has incurred costs in excess of $200,000, individually or in the aggregate. There are no material Claims pending or, to the Knowledge of the Contributor Parties, threatened, involving any service provided by or on behalf of the Company or as part of the Company Business relating to workmanship, performance or alleged failure to perform to any services standard, or an alleged breach of any representation or warranty or similar undertaking.

(b) The Contributor Parties have made available to Acquiror all Contracts currently in effect entered into with each customer (such Contracts, the “Customer Contracts”). Except (x) as set forth in the Customer Contracts or (y) as would not individually or in the aggregate, reasonably be expected to be material to the Company, the Company is not required to contractually indemnify any customer, such customer’s employees, such customer’s contractors, or such customer’s contractors’ employees (with respect to each customer, collectively, a “Customer Group”) from any claim brought by or on behalf of any member of such Customer Group alleging personal injury, bodily injury, illness or death of any member of such Customer Group, or that results from physical damage, loss or loss of use of any tangible property of Customer Group, and which arises out of, relates to, or is connected with the work performed by the Company for such customer.

5.23 Inventories. The inventories of the Company are in good and marketable condition in the Ordinary Course of Business. The inventories of the Company set forth in the Company Financial Statements were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Company Financial Statements for obsolete, excess, damaged or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

5.24 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. Other than the Aged Receivables, all accounts and notes receivable of the Company reflected on the Company Financial Statements are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. Since the Balance Sheet Date, the Company has collected its accounts receivable in the Ordinary Course of Business and has not accelerated or offered any discounts with respect to such collections.

(b) All accounts payable of the Company reflected in the Company Financial Statements or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable. Since the Balance Sheet Date, the Company has paid its accounts payable in the Ordinary Course of Business and has not delayed any such payments.

5.25 Indebtedness. The Company does not have any Indebtedness.

5.26 Brokers’ Fees; Expenses. Neither the Company nor the Contributor Parties have any Liability to pay any fees or commissions to any broker, finder, or agent with respect of the Transactions for which Acquiror or its Affiliates (including the Company after the Closing) could become liable or obligated.

5.27 Books and Records. Except as would not individually or in the aggregate, reasonably be expected to be material to the Company, all books and records have been maintained substantially in accordance with applicable Law, and comprise all of the books and records relating to the Company’s ownership and operation of the Company Business and the Company Assets. True, correct and complete copies of all books and records of the Company have been made available to Acquiror.

5.28 Assets Necessary to the Company Business. At and immediately following the Closing, the Company Assets will constitute all of the assets necessary or required to permit the Company to carry on the Company Business in substantially the same manner as presently conducted and as conducted since the Balance Sheet Date, taking into account the acquisition of assets by the Company during the period from the Balance Sheet Date to the Closing.

5.29 Banks. Section 5.29 of the Company Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of the Company.

5.30 Anti-Corruption. Neither the Company nor any of its directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of the Contributor Parties, any of its representatives, sales intermediaries or other third parties acting on behalf of the Company: (a) has taken any action in violation of any Improper Payment Laws or (b) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Government Official, in each case, for purposes of (i) influencing any act or decision of any Government Official in such official’s official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of such official’s lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to use such official’s influence with a Governmental Body, or commercial enterprise owned or controlled by any Governmental Body (including state-owned or controlled facilities), in order to assist the Company or any of its Affiliates in obtaining or retaining business that would cause the Company to be in violation of Improper Payment Laws. Neither the Company nor any of its Affiliates, directors, officers, or employees, nor to the knowledge (as defined in the FCPA) of the Contributor Parties, any of its representatives, sales intermediaries or other third parties acting on behalf of the Company have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds or received or retained any funds in violation of any law. Without limiting the generality of the foregoing neither the Company nor any of its directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of the Contributor Parties, and of its representatives, sales intermediaries or other third parties acting on behalf of the Company have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds to any customer or prospective customer in an effort to solicit or obtain business from any such customer or prospective customer. None of the Company, Contributor Parties or any other Persons acting on their behalf have received any notice or communication from any Person that alleges a potential violation of any Improper Payment Laws, nor have they been involved in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws, nor have they received a request for information from any Governmental Body regarding Improper Payment Laws.

5.31 Government Contracts. The Company does not have a Contract with any Governmental Body or under which the Company is otherwise directly or indirectly providing goods or services to or for use by a Governmental Body.

5.32 No Foreign Operations. The Company Business is, and at all times has been, conducted within the United States of America. The Company has not nor has had any operations or activities located outside of the United States of America.

5.33 No Bankruptcy. No Act of Bankruptcy has occurred with respect to the Company.

5.34 Exclusivity of Representations; Non-Reliance. EACH CONTRIBUTOR PARTY ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARENT AND ACQUIROR CONTAINED IN ARTICLE VI OR ANY CERTIFICATE TO BE

DELIVERED UNDER THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARENT AND ACQUIROR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE VI OR ANY CERTIFICATE TO BE DELIVERED UNDER THIS AGREEMENT, NEITHER ACQUIROR PARENT NOR ACQUIROR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ACQUIROR PARENT, ACQUIROR OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH CONTRIBUTOR PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ACQUIROR PARENT, ACQUIROR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY CONTRIBUTOR PARTY IN ANY MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT IN THE CASE OF FRAUD AND FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE VI OR ANY CERTIFICATE TO BE DELIVERED UNDER THIS AGREEMENT, EACH CONTRIBUTOR PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) BY ACQUIROR PARENT, ACQUIROR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES TO ANY CONTRIBUTOR PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING OPINIONS, INFORMATION, PROJECTIONS, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO SUCH PERSON OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF ANY CONTRIBUTOR PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARENT AND ACQUIROR

Except as set forth in (a) any Acquiror Parent SEC Report filed by Acquiror Parent with the SEC and publicly available at least two (2) Business Days prior to the Execution Date, or (b) the Acquiror Parent Disclosure Schedule, Acquiror Parent and Acquiror jointly and severally, represent and warrant to the Contributor Parties, as of the Execution Date and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), as follows:

6.1 Organization; Qualification. Each of Acquiror Parent and Acquiror is an entity duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite organizational power and authority to own, lease and operate its assets and properties, and to carry on its business as it is now being conducted. Each of Acquiror Parent and Acquiror is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the assets or property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not result in an Acquiror Parent Material Adverse Effect.

6.2 Authority; Enforceability.

(a) Each of Acquiror Parent and Acquiror has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to perform its obligations hereunder and thereunder and, assuming the Acquiror Parent Stockholder Approval is received at the Special Meeting, to consummate the Transactions. The execution and delivery by each of Acquiror Parent and Acquiror of the Transaction Documents to which it is, or will be, a party, and the consummation by Acquiror Parent and Acquiror of the Transactions, have been duly and validly authorized by Acquiror Parent and Acquiror, and, assuming the Acquiror Parent

Stockholder Approval is received at the Special Meeting, no other corporate proceedings on the part of Acquiror Parent or Acquiror are necessary to authorize the Transaction Documents to which Acquiror Parent or Acquiror is, or will be, a party or to consummate the Transactions.

(b) The Transaction Documents to which each of Acquiror Parent and Acquiror is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by each of Acquiror Parent and Acquiror, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which each of Acquiror Parent and Acquiror is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the legal, valid and binding agreement of Acquiror Parent and Acquiror, enforceable against each of Acquiror Parent and Acquiror in accordance with its terms and conditions, subject to the Enforceability Exceptions.

6.3 Non-Contravention. None of the execution or delivery of this Agreement or the other Transaction Documents to which Acquiror Parent or Acquiror is, or will be, a party by Acquiror Parent or Acquiror or (assuming the Acquiror Parent Stockholder Approval is received at the Special Meeting and the NYSE Listing Approval is received prior to Closing) the consummation of the Transactions will, directly or indirectly (with or without notice or the lapse of time, or both): (a) conflict with or result in any breach of or violate any provision of the Organizational Documents of Acquiror Parent or Acquiror; (b) conflict with or result in any breach of or violate or constitute a default, give rise to any right of termination, cancellation, modification, amendment, revocation, suspension or acceleration under, materially impair the rights of Acquiror Parent or Acquiror or any of the assets or properties of Acquiror Parent or Acquiror under any of the terms, conditions or provisions of any Contract to which Acquiror Parent or Acquiror is a party or by which any property or asset of Acquiror Parent or Acquiror is bound or affected; or (c) assuming compliance with the matters referred to in Section 6.4, conflict with or violate any Law to which Acquiror Parent or Acquiror is subject or by which any of Acquiror Parent’s or Acquiror’s properties or assets are bound, except, with respect to each of clauses (b) and (c), for such defaults or rights of termination, cancellation, amendment, or acceleration or violations that would not result in an Acquiror Parent Material Adverse Effect.

6.4 Governmental Approvals. Other than filings under the HSR Act or required to be made with the SEC, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Body is necessary for the consummation by the Acquiror or Acquiror Parent of the Transactions contemplated by the Transaction Documents to which Acquiror or Acquiror Parent is a party, except for such authorizations, consents or approvals that, if not obtained, would not have an Acquiror Parent Material Adverse Effect.

6.5 Capitalization.

(a) The authorized capital stock of Acquiror Parent consists of (i) 50,000,000 shares of preferred stock, par value $0.01 per share (“Acquiror Parent Preferred Stock”), (ii) 600,000,000 shares of Class A common stock, par value $0.01 per share (the “Acquiror Parent Class A Common Stock”), and (iii) 180,000,000 shares of Class B common stock, par value $0.00 per share (“Acquiror Parent Class B Common Stock”). As of July 5, 2024, no shares of Acquiror Parent Preferred Stock, 30,339,364 shares of Acquiror Parent Class A Common Stock and 13,671,971 shares of Acquiror Parent Class B Common Stock were issued and outstanding. As of June 30, 2024, there were 4,640,546 shares of Acquiror Parent Class A Common Stock authorized and available for issuance pursuant to grants of (i) restricted stock awards made under Acquiror Parent’s long-term equity incentive plan and (ii) performance-based restricted stock units made under Acquiror Parent’s long-term equity incentive plan.

(b) The shares of Acquiror Parent Class B Common Stock and Acquiror Units to be issued as the Closing Equity Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and free of all Liens (other than Permitted Securities Liens or as contemplated by the Transaction

Documents), and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or Acquiror Parent’s or Acquiror’s Organizational Documents.

(c) As of July 5, 2024, there were 13,671,971 issued and outstanding Acquiror Units. All of the outstanding Acquiror Units (i) have been duly authorized, are validly issued and are fully paid and nonassessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act), (ii) have been issued in compliance with all applicable Law, including the Securities Act, (iii) were not issued in violation of the Organizational Documents of Acquiror as in existence at the time of such issuance, or any other agreement, arrangement or commitment to which Acquiror is a party, and (iv) were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person, except as set forth in the Organizational Documents of Acquiror.

(d) Except as set forth in the Organizational Documents of the Acquiror or Acquiror Parent or in Section 6.5(a), there are no Contracts (including options, warrants, convertible securities, calls, puts and preemptive rights) obligating either the Acquiror or Acquiror Parent to: (i) issue, sell, pledge, dispose of or encumber any Equity Interests in Acquiror or Acquiror Parent; (ii) redeem, purchase or acquire in any manner any Equity Interests in Acquiror or Acquiror Parent; or (iii) make any dividend or distribution of any kind with respect to any Equity Interests in Acquiror or Acquiror Parent.

(e) Other than as set forth in the Organizational Documents of Acquiror or Acquiror Parent, there are no outstanding or authorized equity appreciation, phantom equity, restricted equity, equity option, profit participation, or similar rights with respect to the Equity Interests in Acquiror or Acquiror Parent. Other than as set forth in the Organizational Documents of Acquiror or Acquiror Parent, there are no voting trusts, proxies, or similar agreements or understandings with respect to the voting of the Equity Interests in Acquiror or Acquiror Parent.

(f) Neither Acquiror nor Acquiror Parent has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equity holders of Acquiror or Acquiror Parent on any matter.

6.6 Acquiror Parent SEC Reports.

(a) From the Applicable Date, Acquiror Parent has timely filed or otherwise furnished all forms, reports, registration statements and other documents (including all exhibits and other information incorporated therein, and any amendments and supplements thereto) required to be filed or furnished by it with the SEC since the Applicable Date (the “Acquiror Parent SEC Reports”). Each of the Acquiror Parent SEC Reports (i) as of the date of the filing thereof, complied with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror Parent SEC Reports and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the Execution Date, on the date of such filing) did not (A) in the case of a registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading or (B) in the case of the Acquiror Parent SEC Reports other than registration statements, include any untrue statement of a material fact required to be stated therein or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since the Applicable Date and as of the Execution Date, no executive officer of Acquiror Parent has failed in any respect to make the certifications required of him under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. As of the Execution Date, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff, and, to the Knowledge of the Acquiror Parent, none of the Acquiror Parent SEC Reports is the subject of ongoing SEC review. None of Acquiror Parent’s Subsidiaries is subject to the periodic reporting requirements of Section 13 or

15(b) of the Exchange Act or is otherwise required to file any periodic statements, schedules, reports, forms or other documents with the SEC.

(b) Since the Applicable Date, Acquiror Parent has not received written notice from the NYSE that Acquiror Parent is not in compliance with the listing or maintenance requirements and corporate governance rules and regulations of the NYSE. Acquiror Parent is, and since the Applicable Date has been, in compliance with the applicable listing and corporate governance rules and regulations of the NYSE applicable to it.

(c) Acquiror Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(c) and 15d-15(e) under the Exchange Act), and such controls and procedures are designed to ensure that (i) all information required to be disclosed by Acquiror Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) all such information is accumulated and communicated to Acquiror Parent’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(d) Acquiror Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e) There are no outstanding loans or other extensions of credit made by Acquiror Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror Parent, and Acquiror Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

(f) Since the Applicable Date, (i) there have not been any changes in Acquiror Parent’s internal controls over financial reporting that materially affect Acquiror Parent’s and its Subsidiaries’ internal controls over financial reporting; (ii) Acquiror Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the Execution Date, to Acquiror Parent’s outside auditors and the audit committee of the Acquiror Parent Board any “significant deficiency” or “material weakness” in the design or operation of Acquiror Parent’s internal controls over financial reporting, which are reasonably likely to adversely affect in any material respect Acquiror Parent’s and its Subsidiaries’ ability to record, process, summarize, and report financial information; and (iii) none of Acquiror Parent, Acquiror Parent’s outside auditors or the audit committee of the Acquiror Parent Board has received any oral or written notification of any fraud, whether or not material, that involves management or other employees of Acquiror Parent who have a significant role in Acquiror Parent’s internal controls over financial reporting. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-15(f) of the Exchange Act.

6.7 Financial Statements.

(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Acquiror Parent SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared from, and is in accordance with, the books and records of Acquiror Parent and its Subsidiaries on a consolidated basis, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in such financial statements or the notes thereto), and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Acquiror Parent and its Subsidiaries, on a consolidated basis, as of the respective dates of and for the periods referred to in such financial statements (taking into account the notes thereto), subject, in the case of interim financial statements, to normal, recurring year-end adjustments.

(b) Neither Acquiror Parent nor any of Acquiror Parent’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Acquiror Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Acquiror Parent or any of its Subsidiaries in the Acquiror Parent SEC Reports or Acquiror Parent’s financial statements, or (ii) any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity.

6.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement, since the date of the most recent unaudited balance sheet of Acquiror Parent included in the Acquiror Parent SEC Reports: (a) Acquiror Parent has conducted, in all material respects, the business of Acquiror Parent and operated the assets and properties of Acquiror Parent in the Ordinary Course of Business, (b) no Acquiror Parent Material Adverse Effect has occurred and (c) no action has been taken with respect to the Acquiror Parent which, if taken after the Execution Date but prior to the Closing would constitute a violation of Sections 7.2(b) or 7.2(c).

6.9 Compliance with Law.

(a) Acquiror Parent and its Subsidiaries and, to the Knowledge of Acquiror Parent, the Representatives of Acquiror Parent and its Subsidiaries, are and since the Applicable Date have been, in material compliance with all Laws applicable to the properties or assets of Acquiror Parent and its Subsidiaries or the operation of Acquiror Parent and its Subsidiaries, and since the Applicable Date no notice, charge or assertion has been received by Acquiror Parent, any Subsidiary of Acquiror Parent or, to the Knowledge of Acquiror Parent, threatened against Acquiror Parent or any Subsidiary of Acquiror Parent alleging any non-compliance with any such Laws by Acquiror Parent, any Subsidiary of Acquiror Parent or any of Acquiror Parent’s officers, directors, managers or members.

(b) Since the Applicable Date, (i) neither Acquiror Parent nor any Subsidiary of Acquiror Parent has entered into or been subject to any judgment, consent decree, complaint, compliance order, administrative order or other similar enforcement orders with respect to any material aspect of the business of Acquiror Parent and the Subsidiaries of Acquiror Parent or received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or Claim from any Governmental Body arising out of or relating to any material failure to comply with any Law, and (ii) to the Knowledge of Acquiror Parent (A) no formal or informal investigation or review related to the material failure to comply with any Law by Acquiror Parent or any Subsidiary of Acquiror Parent is being conducted by any commission, board or Governmental Body and (B) no such investigation or review is scheduled, pending or, to the Knowledge of Acquiror Parent, threatened, except, in each case, where such non-compliance would not, individually or in the aggregate, reasonably be expected to be material to Acquiror Parent and its Subsidiaries, taken as a whole.

(c) Since the Applicable Date, except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror Parent and its Subsidiaries, taken as a whole, there has not been any action, suit, Claim, Proceeding or investigation relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of policy of Acquiror Parent or any Subsidiary of Acquiror Parent relating to the foregoing, in each case, involving Acquiror Parent, any Subsidiary of Acquiror Parent or any of their respective current or former employees, directors, officers or independent contractors (in relation to his or her work at Acquiror Parent or its Subsidiaries). Since the Applicable Date, except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror Parent and its Subsidiaries, taken as a whole, there have not been any settlements or similar out-of-court or pre-litigation arrangements relating to any such matters, nor, to the Knowledge of the Acquiror Parent, has any such Claim or Proceeding been threatened.

6.10 Taxes.

(a) All income and other material Tax Returns required to be filed by Acquiror Parent and its Subsidiaries (including the Acquiror) have been timely filed and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes required to be paid by Acquiror Parent and its Subsidiaries (including the Acquiror) have been timely paid in full, whether or not shown on any Tax Return, or adequate reserves therefor in accordance with GAAP have been provided on the financial statements contained or incorporated by reference in Acquiror Parent SEC Reports. All material Tax withholding and deposit obligations imposed on or with respect to Acquiror Parent and its Subsidiaries (including the Acquiror) (or for which Acquiror Parent and its Subsidiaries (including the Acquiror) may otherwise be liable) have been satisfied in all material respects.

(b) There are no Liens for material Taxes (other than Permitted Liens) on any of the assets of Acquiror Parent or its Subsidiaries (including the Acquiror).

(c) There are no Claims pending against Acquiror Parent or its Subsidiaries (including the Acquiror) for any material amount of unpaid Taxes, and no assessment, deficiency or adjustment with respect to a material amount of Taxes has been asserted, or proposed or threatened in writing, with respect to Acquiror Parent or its Subsidiaries (including the Acquiror). No material Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to Acquiror Parent or any of its Subsidiaries (including the Acquiror).

(d) There are no agreements, waivers or other arrangements in force or effect providing for an extension of time for the assessment or collection of any material Tax of Acquiror Parent or any of its Subsidiaries. Neither Acquiror Parent nor any of its Subsidiaries is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the Internal Revenue Service or any other Governmental Body) within which to file any material Tax Return not previously filed.

(e) Neither Acquiror Parent nor any of its Subsidiaries (including the Acquiror) has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) or engaged in any “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (and all relevant predecessor regulations) or similar provision of U.S. state or local or non-U.S. Law.

(f) The representations and warranties set forth in this Section 6.10, constitute the sole and exclusive representations and warranties relating to Taxes of or with respect to the Acquiror Parent and Acquiror.

6.11 Anti-Corruption Compliance. Since the Applicable Date, none of Acquiror Parent, Acquiror nor any of their respective directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of Acquiror Parent, any of their respective representatives, sales intermediaries or other third parties acting on behalf of the Acquiror Parent, Acquiror or any of their respective Affiliates: (a) has taken any action in violation of any Improper Payment Laws or (b) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Government Official, in each case, for purposes of (i) influencing any act or decision of any Government Official in such official’s official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of such official’s lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to use such official’s influence with a Governmental Body, or commercial enterprise owned or controlled by any Governmental Body (including state-owned or controlled facilities), in order to assist the Acquiror Parent, Acquiror or any of their respective Affiliates in obtaining or retaining business that would cause Acquiror Parent, Acquiror or any of their respective Affiliates to be in violation of Improper Payment Laws. Since the Applicable Date, none of Acquiror Parent, Acquiror nor any of their respective Affiliates, directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of the Acquiror Parent, any of their respective representatives, sales intermediaries or other third parties acting on behalf of the Acquiror Parent, Acquiror or any of their respective Affiliates have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds or received or retained any funds in violation of any law. Without limiting the generality of the foregoing, since the Applicable Date, none of Acquiror Parent, Acquiror nor any of their respective directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of the Acquiror Parent, any of its representatives, sales intermediaries or other third parties acting on behalf Acquiror Parent, Acquiror or any of their respective Affiliates have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds to any customer or prospective customer in an effort to solicit or obtain business from any such customer or prospective customer. Since the Applicable Date, none of the Acquiror Parent, Acquiror or any other Persons acting on their behalf have received any notice or communication from any Person that alleges a potential violation of any Improper Payment Laws, nor have they been involved in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws, nor have they received a request for information from any Governmental Body regarding Improper Payment Laws.

6.12 Sufficiency of Funds. At the Closing, Acquiror will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to permit Acquiror to consummate the Transactions upon the terms contemplated by this Agreement, including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Transactions. No obligation of Acquiror Parent (or those of any of its Affiliates) to consummate the Transactions is in any way contingent upon or otherwise subject to Acquiror Parent’s or Acquiror’s (or any of Acquiror Parent’s or Acquiror’s Affiliates) consummation of any financing arrangements, Acquiror Parent’s or Acquiror’s obtaining (or any of Acquiror Parent’s or Acquiror’s Affiliates obtaining) of any financing or the availability, grant, provision or extension of any financing to Acquiror Parent or Acquiror (or to any of Acquiror Parent’s or Acquiror’s Affiliates).

6.13 Legal Proceeding; Orders. There are no (a) Proceedings pending or, to the Knowledge of Acquiror Parent and Acquiror, threatened against Acquiror Parent or its Subsidiaries or (b) judgments, decrees, injunctions, rulings or orders of any Governmental Body outstanding against Acquiror Parent or its Subsidiaries, except, in each case, that would not reasonably be expected to prevent, or materially impair or delay, the ability of Acquiror Parent or Acquiror to consummate the Transactions or otherwise perform in all material respects their obligations under this Agreement.

6.14 Brokers’ Fee. None of Acquiror Parent, Acquiror or any of their respective Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect of the Transactions for which the Contributor Parties could become liable or obligated.

6.15 Independent Investigation. Acquiror Parent and Acquiror acknowledges and agrees that they have each conducted their own independent investigation, review and analysis of the Company, the Company Business and the Company Assets and each acknowledge that it and their respective Affiliates and Representatives have been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Company for such purpose. Each of Acquiror Parent and Acquiror acknowledges and agrees that in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the Transactions, it has relied solely on their investigation and the express representations and warranties of the Contributor Parties set forth in Article IV and Article V and the corresponding representations and warranties set forth in the certificates to be delivered pursuant to Section 8.2(d). Without limiting the generality of the foregoing, each of Acquiror and Acquiror Parent acknowledges and agrees, on behalf of itself and its respective Affiliates, that no Contributor Party nor any of its Affiliates or Representatives makes, and each of Acquiror, Acquiror Parent and their respective Affiliates have not relied on and each of Acquiror, Acquiror Parent and their respective Affiliates hereby waive, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to (a) this Agreement, (b) the Transactions, (c) the Transaction Documents, (d) the Company Assets, (e) the Liabilities of the Company, (f) the Company Interests, (g) the Company Business, (h) any projection, estimate or budget made available to each of Acquiror, Acquiror Parent or any of their respective Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition

(or any component thereof), future performance or future capacity, or (i) any other information made available to each of Acquiror Parent, Acquiror or any of their respective Affiliates or Representatives with respect to the Company Interests, the Company Business or the Company Assets, except as expressly set forth in Article IV and Article V and the corresponding representations and warranties set forth in the certificates to be delivered pursuant to Section 8.2(d).

6.16 Voting Matters. Other than the Acquiror Parent Stockholder Approval, no vote of the holders of securities of Acquiror Parent or Acquiror is required to consummate the Transactions.

6.17 No Bankruptcy. Neither Acquiror Parent nor Acquiror is subject to any Act of Bankruptcy.

6.18 Exclusivity of Representations; Non-Reliance. EACH OF ACQUIROR PARENT AND ACQUIROR ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES CONTAINED IN ARTICLE IV AND ARTICLE V OR ANY CERTIFICATE TO BE DELIVERED UNDER THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES TO ACQUIROR PARENT AND ACQUIROR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND ARTICLE V OR ANY CERTIFICATE TO BE DELIVERED UNDER THIS AGREEMENT, THE CONTRIBUTOR PARTIES DO NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE CONTRIBUTOR PARTIES, THE COMPANY, THE COMPANY ASSETS, THE COMPANY BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH OF ACQUIROR PARENT AND ACQUIROR DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY CONTRIBUTOR PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ACQUIROR PARENT AND ACQUIROR IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR IN THE CASE OF FRAUD AND THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND ARTICLE V OR ANY CERTIFICATE TO BE DELIVERED UNDER THIS AGREEMENT, EACH OF ACQUIROR PARENT AND ACQUIROR DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) BY ANY CONTRIBUTOR PARTY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES TO ACQUIROR PARENT, ACQUIROR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING OPINIONS, INFORMATION, PROJECTIONS, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO SUCH PERSON OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF ACQUIROR PARENT, ACQUIROR OR ANY OF THEIR RESPECTIVE AFFILIATES).

ARTICLE VII

COVENANTS OF THE PARTIES

7.1 Conduct of the Company’s Business.

(a) From the Execution Date through the Closing, except (i) as set forth on Section 7.1(a) of the Company Disclosure Schedule, (ii) as required by applicable Law or (iii) as otherwise approved with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Contributor Parties shall cause the Company to conduct the Company Business in the Ordinary Course of

Business and in compliance in all material respects with all applicable Laws, including by using commercially reasonable efforts to: (A) preserve intact the business organization of the Company; (B) maintain existing relations with key suppliers, customers, employees and other Persons having business relationships with the Company; (C) maintain material insurance policies of the Company or obtain reasonable substitutes; (D) maintain all Scheduled Permits; and (E) perform routine maintenance on the Material Tangible Personal Property in the Ordinary Course of Business.

(b) Except (x) as set forth on Section 7.1(b) of the Company Disclosure Schedule, or (y) as otherwise approved with the prior written consent of Acquiror, from the Execution Date through the Closing, the Contributor Parties shall cause the Company not to:

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its Equity Interests, except for transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or distributions in accordance with the Company’s Organizational Documents to permit the Contributor Owners to pay their respective Taxes with respect to income allocated to them by the Company, (B) split, combine or reclassify any of its Equity Interests, or issue any other securities in respect of, in lieu of, or in substitution for shares of its Equity Interests, except for transactions by a wholly owned Subsidiary of the Company, or (C) purchase, redeem or otherwise acquire any Company Interests or any Equity Interests of the Company or any securities convertible into or exchangeable for such securities or any options, warrants, calls, or rights to acquire any such Equity Interests;

(ii) offer, issue, deliver, grant, sell, pledge or otherwise encumber any Equity Interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such Equity Interests, or securities or any stock appreciation rights, phantom stock awards, or any other similar rights that are linked in any way to the Company Interests or the Equity Interests of the Company;

(iii) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial Equity Interest in, or by any other manner, all or a substantial portion of any business or any entity or division thereof of any Person;

(iv) acquire any Equity Interest in any Person or any assets or a license therefor, other than acquisitions of assets that are used or held for use in the Ordinary Course of Business or in order to maintain the Company’s Material Tangible Personal Property in good working order; or pursuant to existing Contracts as of the Execution Date that have been made available to Acquiror prior to the Execution Date;

(v) amend the Organizational Documents of the Company;

(vi) make or commit to make any capital expenditure or series of related capital expenditures in the aggregate in excess of $3,000,000 (which amount shall exclude any capital expenditures set forth on Section 7.1 of the Company Disclosure Schedule);

(vii) sell or otherwise dispose of any of the Company Assets, other than the sales and dispositions of inventory and products in the Ordinary Course of Business;

(viii) (A) make (other than in the Ordinary Course of Business), change or revoke any material election with respect to Taxes, (B) prepare and file any material Tax Return in a manner materially inconsistent with past practice or amend any material Tax Return, (C) change an annual Tax accounting period or change any material Tax accounting method, (D) settle or compromise any material Proceeding with respect to Taxes, (E) enter into any material closing agreement with respect to Taxes, (F) surrender any right to claim a material refund of Taxes, or (G) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(ix) make any change to the Company’s financial or accounting methods, policies, principles, elections or procedures, except as required by applicable Law or changes in GAAP;

(x) (A) accelerate or offer any discounts with respect to the collection of its accounts receivable or (B) delay the payment of its accounts payable or capital expenditures;

(xi) (A) amend, waive or modify in any material respect or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any material rights of the Company thereunder, excluding (1) any termination upon expiration of a term in accordance with the terms of such Material Contract or (2) renewal of any Material Contract consistent with renewals in the Ordinary Course of Business consistent with past practice, or (B) enter into any Contract that would be a Material Contract if entered into prior to the Execution Date;

(xii) except as required by applicable Laws, (A) increase the compensation of any independent contractor; (B) pay, grant, or award or promise to pay, grant, or award, any bonus or incentive compensation to any independent contractor; (C) enter into any consulting or similar agreement (or materially amend any such agreement) involving any independent contractor; (D) grant any severance or termination pay to any current or former independent contractor; or (E) hire any individual who would become an Employee;

(xiii) (A) incur any Indebtedness or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or (B) mortgage, pledge or subject to any Lien any of the Company, other than Liens for Taxes not yet due and payable or that are being contested in good faith, or incur any Liability as a guarantor or otherwise in respect of any Indebtedness;

(xiv) make any (A) loans, advances or extension of credit other than to customers or suppliers, travel and similar advances to employees, in each case in the Ordinary Course of Business or (B) capital contributions to, or investments in, any other Person, in each case other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(xv) (A) initiate, settle or compromise any Claim, Liability or Proceeding other than Claims involving less than $5,000,000 in the aggregate; provided, however, that the Company shall settle or compromise any Claim, Liability or Proceeding if such settlement or compromise (1) involves a conduct remedy or injunctive or similar relief, (2) involves an admission of criminal wrongdoing by the Company or (3) has a restrictive impact on the Company Business, or (B) waive or release any material Claim or Proceeding brought by the Company against another Person;

(xvi) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than in connection with the Transactions;

(xvii) enter into any Affiliate Transaction;

(xviii) terminate or amend the coverage of any policies of title, liability, fire, workers’ compensation, property or any other form of insurance covering the Company Assets or the Company Business, except where such terminated coverage is replaced by comparable coverage (provided that such termination does not result in a material gap in coverage of the Company Assets or the Company Business); or

(xix) authorize, agree or commit to take any of the actions described above.

(c) The Parties acknowledge and agree that the restrictions set forth in this Agreement do not give Acquiror Parent, Acquiror or any of their respective Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or the Company Business at any time prior to the Closing Date. Until the Closing Date, the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over the Company Business and operations related thereto.

7.2 Conduct of Acquiror Parent’s Business.

(a) From the Execution Date through the Closing, except (i) as set forth on Section 7.2 of Acquiror Parent Disclosure Schedule, (ii) as required by applicable Law or (iii) as otherwise approved with the prior written consent of the Contributor Parties (which consent or approval shall not be unreasonably withheld, conditioned or delayed), Acquiror Parent shall, and shall cause its Subsidiaries to, conduct their businesses in the Ordinary Course of Business, including by using commercially reasonable efforts to (A) preserve substantially intact their current business organizations; (B) maintain their existing relations with key suppliers, customers, employees and other Persons having business relationships with Acquiror Parent and its Subsidiaries; and (C) file all forms, reports, registration statements and other documents required to be filed by it with the SEC.

(b) Unless otherwise approved with the written consent of the Contributor Parties (which consent or approval shall not be unreasonably withheld, conditioned or delayed), from the Execution Date through the Closing, Acquiror Parent shall not permit any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, share combination, or any other similar event with respect to the Acquiror Parent Class A Common Stock, Acquiror Parent Class B Common Stock, Acquiror Parent Preferred Stock and Acquiror Units, except to the extent (i) the shares of Acquiror Parent Class B Common Stock or Acquiror Units to be issued as the Closing Equity Consideration and the Indemnity Equity have been equitably adjusted to proportionally reflect such change and (ii) such change would not otherwise have a disproportionate and material adverse effect on any holder of Acquiror Parent Class A Common Stock, Acquiror Parent Class B Common Stock, Acquiror Parent Preferred Stock and Acquiror Units (in each case, in such holder’s capacity as such).

(c) Unless otherwise approved with the written consent of the Contributor Parties (which consent or approval shall not be unreasonably withheld, conditioned or delayed), from the Execution Date through the Closing, Acquiror Parent shall not amend the Organizational Documents or governing documents of Acquiror Parent or any Subsidiary of Acquiror Parent, in each case, in a manner that would adversely affect the holders of shares of Acquiror Parent Class A Common Stock, Acquiror Parent Class B Common Stock, Acquiror Parent Preferred Stock or Acquiror Units (in each case, in such holder’s capacity as such).

7.3 Proxy Statement; Special Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement and Acquiror’s receipt of the Required Financial Statements, subject to the terms of this Section 7.3(a), Acquiror Parent shall prepare (and consult and consider any comments received from Contributor Parties in good faith) and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the Acquiror Parent Stockholders in order to seek approval of the issuance of Acquiror Parent Class B Common Stock as contemplated by this Agreement (the “Acquiror Parent Stockholder Approval”). Acquiror Parent shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of the Contributor Parties shall, and shall cause the Company to, (i) cooperate with Acquiror Parent in the preparation of the Proxy Statement; (ii) use its commercially reasonable efforts to furnish the information reasonably requested by Acquiror Parent for inclusion in the Proxy Statement; and (iii) use its commercially reasonable efforts to provide such other assistance as may be reasonably requested by Acquiror Parent or Acquiror Parent’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

(b) Acquiror Parent shall (i) use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as is reasonably practicable after filing and (ii) as promptly as practicable after the Proxy Statement is cleared under the Exchange Act by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of the Acquiror Parent Stockholders, including causing the Proxy Statement to be mailed to the Acquiror Parent Stockholders. Acquiror Parent shall also take any action required to be taken and make any necessary filings under the Securities Act, the Exchange Act or any applicable state securities Laws in connection with the Transactions, this Agreement or the issuance of Acquiror Parent Class B Common Stock and Acquiror Units in the Transactions.

(c) Each Party agrees, as to itself and its Subsidiaries, to use reasonable best efforts so that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to the Acquiror Parent Stockholders and at the time of the Special Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Special Meeting or such subject matter which has become false or misleading.

(d) If at any time prior to the Closing, any Party discovers any information relating to Acquiror Parent, Acquiror or the Company, or any of their respective Affiliates, directors or officers that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Special Meeting or such subject matter which has become false or misleading, the Party that discovers such information shall promptly notify the other Party and Acquiror Parent shall promptly cause to be filed with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such information to the Acquiror Parent Stockholders. Nothing in this Section 7.3(d) shall limit the obligations of any Party under Section 7.3(a), Section 7.3(b), Section 7.3(c) and Section 7.3(e).

(e) Acquiror Parent shall notify the Contributor Parties promptly of the receipt of any correspondence, communications or comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the Contributor Parties with (i) copies of all correspondence and a description of all material oral discussions between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Transactions and (ii) copies of all orders of the SEC relating to the Proxy Statement.

(f) Except as otherwise set forth herein, as promptly as practicable, Acquiror Parent shall duly call, give notice of, convene and hold a meeting of the Acquiror Parent Stockholders for the purpose of obtaining the Acquiror Parent Stockholder Approval (the “Special Meeting”). Subject to the terms hereof, such Special Meeting shall in any event be no later than forty-five (45) calendar days after Acquiror Parent mails the Proxy Statement to the Acquiror Parent Stockholders. Acquiror Parent may postpone or adjourn the Special Meeting (i) (A) due to the absence of a quorum or (B) if Acquiror Parent has not received proxies representing a sufficient number of shares of Acquiror Parent Common Stock for the Acquiror Parent Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Acquiror Parent Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Acquiror Parent Stockholders prior to the Special Meeting.

(g) The Acquiror Parent Board shall recommend to the Acquiror Parent Stockholders that they approve the issuance of the Acquiror Parent Class B Common Stock, together with an equal number of Acquiror Units, as contemplated by this Agreement (the “Acquiror Parent Board Recommendation”) and shall include the Acquiror Parent Board Recommendation in the Proxy Statement. Neither the Acquiror Parent Board nor any committee thereof shall withdraw or modify, amend or qualify in a manner adverse to the Contributor Parties (or propose to withdraw or modify, amend or qualify in a manner adverse to the Contributor Parties publicly) the

Acquiror Parent Board Recommendation, or fail to include the Acquiror Parent Board Recommendation in the Proxy Statement (any such action being referred to as a “Change in Recommendation”). Notwithstanding the foregoing, if the Acquiror Parent Board, after consultation with its outside legal counsel, determines in good faith that failure to effect a Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the Acquiror Parent Stockholders under applicable Law, then the Acquiror Parent Board may effect a Change in Recommendation. Nothing herein shall restrict the making of any disclosure to the Acquiror Parent Stockholders (including factually accurate disclosure regarding the business, financial condition or results of operations of Acquiror Parent and its Subsidiaries) if Acquiror Parent, after consultation with its outside legal counsel, has determined in good faith that such communication is required by applicable Law.

7.4 Access to Information.

(a) Subject to the Confidentiality Agreement, from the Execution Date until the Closing Date, each Contributor Party shall, and shall cause the Company to, (i) give Acquiror Parent and Acquiror and their respective Representatives reasonable access to the offices, properties, officers, employees, consultants, accountants, advisors, other representatives, books, records and agreements of the Company, in each case, upon reasonable advance written notice and during normal business hours and (ii) furnish to Acquiror Parent and Acquiror and their respective Representatives such financial and operating data and other information relating to the Company, in each of clauses (i) and (ii), to the extent reasonably requested by such Persons. Acquiror Parent and Acquiror shall use commercially reasonable efforts to cause any investigation pursuant to this Section 7.4(a) to be conducted in such manner as not to materially interfere with the conduct of the Company Business. Acquiror may, at its sole option and expense, cause environmental site assessment and limited compliance review of all or any portion of the properties to be conducted by a reputable environmental consulting or engineering firm environmental consultant may conduct visual inspections, record reviews, and interviews relating to the property and assets, including their condition and their compliance with Environmental Laws; provided that (A) any such assessment or review (1) shall not include any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within all or any portion of the properties or (2) shall be conducted in such manner as not to materially interfere with the conduct of the Company Business and (B) Acquiror Parent, Acquiror or any of their respective Affiliates shall not be entitled to conduct any Phase II Environmental Site Assessment on all or any portion of the properties. Following the Execution Date, the Company shall promptly notify Acquiror Parent of any new changes to, or updates regarding Company environmental information that have not been previously made available to Acquiror Parent or Acquiror. For the avoidance of doubt, the obligations of the Contributor Parties in this Section 7.4(a) shall be in addition to, and not in any way limit, the Contributor Parties’ obligations under this Agreement, including the obligation to deliver the Required Financial Statements. Any investigation pursuant to this Section 7.4(a) shall be conducted at the sole expense of Acquiror Parent and Acquiror. Notwithstanding the foregoing, nothing in this Section 7.4(a) shall require Contributor Parties to provide Acquiror Parent, Acquiror or any of their Affiliates or Representatives access to their Tax Returns.

(b) Notwithstanding anything to the contrary set forth in this Section 7.4, any Contributor Party may restrict or otherwise prohibit access to such documents or information to the extent that, in the reasonable, good faith judgment of such Contributor Party (i) any applicable Law requires such Contributor Party to restrict or otherwise prohibit access to such documents or information or (ii) access to such documents or information would give rise to a material risk of causing a waiver of attorney-client privilege, work product doctrine or other privilege applicable to such documents or information and such undermining of privilege could, in the reasonable, good faith judgment of such Contributor Party adversely affect any material respect such Contributor Party’s or the Company’s position in any litigation.

7.5 Governmental Approvals.

(a) As soon as practicable following the Execution Date, but in any event within ten (10) Business Days after the Execution Date, the Parties shall make such filings as may be required by the HSR Act with respect to the Transactions. Thereafter, the Parties shall file as promptly as practicable all reports, documents, data or materials required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice (each, an “Antitrust Authority”) pursuant to the HSR Act or otherwise, including requests for additional information concerning such Transactions, and shall take such actions as reasonably required so that the waiting period specified in the HSR Act will expire or be terminated as soon as reasonably possible after the Execution Date. Without limiting the foregoing, the Parties shall, (i) subject to applicable Laws, provide each other with advance copies and a reasonable opportunity to review, comment on and discuss in advance, and shall consider in good faith the views of the other in connection with, any submission or other proposed written communication to any Antitrust Authority and (ii) use reasonable best efforts to persuade any Antitrust Authority that no Remedial Action is necessary in connection with the Transactions.

(b) For purposes of this Section 7.5, a “Remedial Action” shall consist of any request or requirement of an Antitrust Authority to (i) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) commence litigation, (iii) hold separate (including by trust or otherwise) or divest any businesses, product lines or assets of Acquiror Parent, Acquiror, the Company or any of their respective Affiliates, (iv) agree to anything referred to in clause (iii) or to any alteration of or limitation on the operation or conduct of the business of Acquiror Parent, Acquiror, the Company or any of their respective Affiliates or (v) waive any of the conditions to this Agreement set forth in Article VIII, in each case in order to obtain the expiration of the applicable waiting period or to avoid litigation.

(c) Notwithstanding anything to the contrary in this Agreement, none of Acquiror Parent, Acquiror or any of their respective Affiliates, or the Contributor Parties or the Company or any of their respective Affiliates, shall be required to (i) take any Remedial Action or (ii) take or agree to take any action with respect to its business or operations in connection with Proceedings under or relating to any Antitrust Law.

(d) The Parties shall furnish, and shall cause their respective counsel to furnish, the other Parties such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act and in connection with any review or investigation of this Agreement or the Transactions by any Antitrust Authority. The Parties shall cause their respective counsel to supply to the other Parties copies of all substantive correspondence, filings or written communications between such Party or its Affiliates with any Antitrust Authority or staff members thereof, with respect to the Transactions and the other Transaction Documents, except for filings (and any attachments thereto) prepared and submitted pursuant to the HSR Act or written communications regarding the same, or documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal any Party’s negotiating objectives, strategies or consideration expectations. The Parties may provide such communications in a manner that protects any legally applicable privilege. The Parties (i) will promptly notify each other of the content and status of any communication with any Antitrust Authority pertaining to this Agreement or the Transactions, and (ii) agree not to participate in any substantive meeting or discussion with, or enter into any agreements with, any such Antitrust Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the Transactions unless it consults with the other in advance and, to the extent permitted by such Antitrust Authority, gives the other the opportunity to attend and participate thereat. The Parties shall consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act, in any written submission to, or, to the extent practicable, in any discussions with, any Antitrust Authority. Subject to the foregoing, Acquiror Parent shall be principally responsible for and in control of the process of dealing with any Antitrust Authority concerning the effect of applicable Antitrust Laws on the Transactions. In addition, except as may be prohibited by any Antitrust Authority or by any Law, in connection with any Proceeding under or relating to the HSR Act, the Contributor Parties will permit authorized Representatives of Acquiror Parent and Acquiror to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion, or proposal made or submitted to any Antitrust Authority in connection with any such Proceeding.

7.6 Expenses. Other than the costs and expenses relating to (a) the filing by each of Acquiror Parent and the Company of their respective filings relating to the Transactions under the HSR Act as set forth in Section 7.5 (including all filing fees applicable thereto), (b) the Financing as set forth in Section 7.11(c) and (c) the Required Financial Statements, as set forth in Section 7.14, all costs and expenses incurred by or on behalf of the Company in connection with the Transaction Documents and the Transactions shall be included as Transaction Expenses hereunder, and all costs and expenses incurred by Acquiror Parent, Acquiror or any of their respective Affiliates in connection with the Transaction Documents and the Transactions shall be paid by Acquiror Parent, Acquiror and their respective Affiliates; provided, however, that, except as provided in this Section 7.6, Acquiror Parent shall not be responsible for any filing fees incurred in connection with the filing by any Persons other than Acquiror Parent and the Company of their respective filings relating to the Transactions under the HSR Act.

7.7 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions.

7.8 Wrong Pockets. From and after the Closing, if any Contributor Party or any of its Affiliates, on the one hand, or Acquiror or any of its Affiliates (including the Company), on the other hand, discovers that any of the assets of any Contributor Party or any of its Affiliates were primarily or exclusively used, or held for use, in the Company Business as conducted as of the Closing, then the Contributor Parties shall, and shall cause their respective Affiliates to, cooperate with Acquiror to transfer or assign such assets to Acquiror (or its designee) with no requirement of additional consideration to the fullest extent permitted by applicable Law and execute and deliver any amendments or supplements to the Transaction Documents, as applicable, to transfer such assets to Acquiror (or its designee) effective as of the Closing Date. The Parties agree to use commercially reasonable efforts to structure any transfer of assets referred to in the immediately preceding sentence in a manner that minimizes Taxes and is equitable from a legal perspective for the Parties and the Company. Without limiting the generality of the foregoing, if, after the Closing Date, either Party or its Affiliates receives any funds belonging to another Party or its Affiliates in accordance with the terms of any Transaction Document, the receiving Party will, or will cause its Affiliates to, promptly advise the other Party or its applicable Affiliate, will segregate and hold such funds from any incurrence, remittance or reimbursement in trust for the benefit of the other Party or its Affiliates and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party or its Affiliates.

7.9 Public Statements. The Parties shall consult with each other prior to issuing any press release, public announcement or other public disclosure with respect to the Transaction Documents or the Transactions and none of the Contributor Parties or any of their respective Affiliates, on one hand, nor Acquiror Parent or any of its Affiliates, on the other hand, shall issue any press release or make any public announcement or disclosure regarding the Transaction Documents or the Transactions without the prior approval of the other Party; provided that for the avoidance of doubt, such other Party for purposes of this Section 7.9 is the (a) Acquiror Parent and Acquiror, in the case of the Contributor Parties or any of their respective Affiliates (which approval shall not be unreasonably withheld, conditioned or delayed) and (b) the Contributor Parties, in the case of Acquiror Parent or any of its Affiliates (which approval shall not be unreasonably withheld, conditioned or delayed), except, in the case of each of the foregoing clauses (a) or (b), as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the other Party about, and allow the other Party reasonable time to comment in advance on, such press release, public announcement, or disclosure; provided, however, that nothing in this Section 7.9 shall limit or restrict Acquiror Parent or any of its Affiliates from making any press or public announcements concerning this Agreement or the Transactions that consist solely of such information that is substantially consistent with information previously disclosed in previous press releases or announcements made by Acquiror Parent or any of its Subsidiaries in compliance with this Section 7.9.

7.10 Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement.

(a) As a material inducement for Acquiror Parent and Acquiror to enter into this Agreement, and in order to protect the Confidential Information and the goodwill that is conveyed by the Contributor Parties hereunder, each Contributor Party agrees to the restrictions set forth in this Section 7.10.

(b) Each Contributor Party hereby agrees that such Contributor Party will not, and that such Contributor Party will cause such Contributor Party’s Affiliates and Representatives not to, at any time after the Execution Date, directly or indirectly, without the prior written consent of Acquiror, disclose or use any confidential or proprietary information of, involving or relating to the Company, the Company Assets or the Company Business (“Confidential Information”), other than (i) in the performance of such Person’s duties as an employee or agent of, or otherwise on behalf of, the Company, Acquiror or any of their respective Affiliates; provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); (ii) as required by applicable Law so long as, to the extent practicable, reasonable prior notice is given to Acquiror of such disclosure and a reasonable opportunity is afforded to contest the same; (iii) in connection with a Tax Proceeding with a Governmental Body; or (iv) as reasonably necessary and made in connection with the enforcement of any right or remedy relating to this Agreement.

(c) Each Contributor Party hereby agrees that, during the Restricted Period, such Contributor Party will not, and that such Contributor Party will cause such Contributor Party’s Affiliates not to, in the Restricted Area, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, maintain any ownership interest in (proprietary or financial or otherwise) or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that engages in any business that is the same as, similar to or otherwise competitive with the Company Business.

(d) Each Contributor Party agrees that, during the Restricted Period, other than in the performance of such Person’s duties as an employee or agent of, or otherwise on behalf of, the Company, Acquiror or any of their respective Affiliates, such Contributor Party shall not, and such Contributor Party shall cause such Contributor Party’s Affiliates and Representatives to not, directly or indirectly: (i) within the Restricted Area, canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Acquiror Parent, Acquiror or the Company or any of their respective Affiliates any Person who or which is, or has been, a customer or supplier of the Company; (ii) canvass, solicit, approach or entice or cause or attempt to be canvassed, solicited, approached or enticed by any Person who or which as of the Closing is, or has been, a client, customer, vendor, supplier or licensor of the Company to decline to enter into a relationship with, or terminate, cease, or lessen such Person’s relationship with Acquiror Parent, Acquiror or the Company or any of their respective Affiliates; (iii) engage or employ, or solicit or contact with a view to the engagement or employment of, any Person who is, or was within the six (6) months prior to the Execution Date, an officer, director, employee or independent contractor of Acquiror Parent, Acquiror or the Company; or (iv) solicit, cause, induce or encourage any Person referenced in the immediately preceding clause (iii) to terminate or lessen his or her employment or engagement with Acquiror Parent, Acquiror or the Company or any of their respective Affiliates.

(e) Each Contributor Party covenants and agrees that, during the Restricted Period, none of such Contributor Party, such Contributor Party’s Affiliates or any of such Contributor Party’s Representatives, shall make any public statement, or cause any public statement to be made or attributed to such Contributor Party or any of such Contributor Party’s Affiliates or Representatives, that disparages, calls into disrepute, defames or slanders Acquiror Parent, Acquiror, the Company or any of their respective Subsidiaries or Affiliates or any of the foregoing Entities’ respective successors, predecessors, Representatives, businesses, products or services; provided, however, nothing in this Section 7.10 shall restrict any Person from making a statement or disclosure otherwise permitted under Section 7.10(h).

(f) Each Contributor Party acknowledges and agrees that Acquiror Parent and Acquiror would not enter into this Agreement or consummate the Transactions but for such Contributor Party’s agreement to the terms of this Section 7.10, and that the geographic scope, scope of activity restrictions and duration of the covenants contained in this Section 7.10 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) such Contributor Party’s level of control over and contact with the Company Business, and association with the Company’s goodwill in all jurisdictions in which the Company conducts business; (ii) such Contributor Party’s access to Confidential Information; and (iii) the consideration that such Contributor Party is receiving in connection with the Transactions, and the goodwill and Confidential Information that such Contributor Party is conveying and for which Acquiror Parent and Acquiror are paying. It is the desire and intent of the Parties that the provisions of this Section 7.10 (and portions thereof) be enforced to the fullest extent permitted under applicable Law. Each Contributor Party acknowledges that this Section 7.10 is reasonable and enforceable in all respects; nonetheless, if any of the restrictions of this Section 7.10 (or portions thereof) are found by a court of competent jurisdiction to be unreasonable, overly broad or otherwise unenforceable, the Parties intend that such restrictions (and portions thereof) shall not be thereby terminated but shall be modified by such court so as to be valid and enforceable and, as so modified, to be fully enforced. The covenants contained in this Section 7.10, and each provision and part hereof are severable and distinct covenants and provisions and parts. The invalidity or unenforceability of any such covenant or provision (or any part thereof) as written shall not invalidate or render unenforceable the remaining covenants or provisions (or parts thereof) hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision (or part thereof) in any other jurisdiction.

(g) Each Contributor Party further acknowledges that a breach or threatened breach of this Section 7.10 would cause irreparable harm to Acquiror Parent and Acquiror for which Acquiror Parent and Acquiror would have no adequate remedy at Law, that it would be impractical and extremely difficult to determine Acquiror Parent’s and Acquiror’s and their respective Affiliates’ damages in the event of a breach or threatened breach, and that Acquiror Parent and Acquiror and their respective Affiliates shall be entitled to immediate injunctive relief and specific performance as remedies for any such breach. Such remedies shall not be the exclusive remedies for a breach or threatened breach of this Section 7.10 but shall be in addition to all other remedies available at law and equity, including the recovery of damages.

(h) Notwithstanding the foregoing, nothing in this Agreement will prevent any individual from: (i) lawfully initiating communications directly with, cooperating with, providing information to, causing information to be provided to, making statements to, or otherwise assisting in an investigation by the SEC or any other Governmental Body regarding a possible violation of any Law; (ii) responding to any inquiry or legal process directed to an individual from any Governmental Body; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Body relating to a possible violation of Law, including providing documents or other confidential information to Governmental Bodies; or (iv) receiving an award for information provided to the SEC or another Governmental Body. No individual will be required to obtain prior authorization from Acquiror Parent or Acquiror or any of their respective Affiliates before engaging in any of the conduct described in the previous sentence, or to notify Acquiror Parent or any of its Affiliates of having engaged in any such conduct. Further, (A) no individual shall be held criminally or civilly liable under any federal or state trade secret Law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of Law; and (B) no individual will be held criminally or civilly liable under any federal or state trade secret Law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other Proceeding, provided such filing is made under seal.

7.11 Financing Cooperation.

(a) From the Execution Date until the Closing or the earlier termination of this Agreement, subject to the limitations in Section 7.13(c), each Contributor Party shall, and shall cause the Company to, and shall cause its and their respective Representatives to, at Acquiror’s sole cost and expense and at the Acquiror’s reasonable request, cooperate in good faith with Acquiror Parent and Acquiror in connection with the arrangement of any financing by Acquiror Parent or Acquiror in connection with the Transactions (the “Financing”). Such cooperation shall include (i) providing Acquiror Parent and Acquiror with the Financing Information as promptly as reasonably practicable; (ii) instructing the Company’s senior officers with appropriate expertise, at reasonable times and upon reasonable notice, to participate in (including by preparing for) a reasonable number of bank meetings, due diligence sessions and similar presentations to and with prospective lenders and rating agencies by conference call; (iii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda and other customary marketing and syndication materials necessary or appropriate in connection with the Financing; (iv) furnishing Acquiror Parent and Acquiror and its Financing Sources with any reasonably requested financial information available to the Contributor Parties or the Company or which can be prepared by the Contributor Parties or the Company without undue burden; (v) cooperating with the Financing Sources’ reasonable due diligence investigation and evaluation of the Company Assets for necessary, appropriate and customary purposes; (vi) reasonably facilitating the pledging of collateral and execution and delivery of definitive pledge and security documents and other financing documents or other certificates or documents as may be reasonably requested by Acquiror Parent, Acquiror or the Financing Sources to consummate the Financing; (vii) cooperating (including by delivering customary management letters of representation) to obtain “comfort” letters and “consents” of the Company’s independent auditors to the extent reasonably requested; (viii) assisting with the preparation of definitive financing documentation, agreements, offering memoranda, prospectuses and the schedules and exhibits thereto; (ix) delivering drafts of Payoff Letters to Acquiror Parent and Acquiror a reasonable period of time prior to Closing; and (x) providing to Acquiror Parent, Acquiror and the Financing Sources at least five (5) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act. The Contributor Parties consent to the customary and reasonable use of the Company’s logos solely in connection with any Financing; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the reputation or goodwill of the Company or its Affiliates.

(b) Notwithstanding anything in this Agreement to the contrary: (i) none of the Contributor Parties or the Company, or any of their respective Representatives shall be required to consent to or to execute or enter into or obtain any consent from any third party in respect of any certificate, instrument, agreement or other document in connection with the Financing which will be effective prior to the Closing; (ii) nothing herein shall require cooperation or other actions or efforts on the part of the Contributor Parties or the Company, or any of their respective Representatives in connection with the Financing to the extent it would interfere unreasonably in any material respect with the Company Business; (iii) none of the Contributor Parties or the Company, or any of their respective Representatives will be required to pay any commitment or other similar fee, to incur any other Liability or to enter into any agreement effective in connection with the Financing and which such agreement shall become effective prior to the Closing; (iv) none of the Contributor Parties or the Company, or their respective Representatives shall be required to consent to the pre-filing of UCC-1 financing statements or any other grant of any Lien or other encumbrances; and (v) nothing herein shall require the governing body of the Company to adopt resolutions approving or otherwise approve the agreements, documents or instruments pursuant to which the Financing is made.

(c) Acquiror Parent and Acquiror shall indemnify and hold harmless the Contributor Parties, the Company and each of their respective Affiliates and Representatives from and against any and all Losses suffered or incurred by any of them in connection with any of their cooperation or assistance with respect to the Financing or the provision of any information utilized in connection therewith or otherwise arising from the Financing; provided, however, that the foregoing obligations shall not apply to the Financing Information and any other material information provided by the Contributor Parties, the Company or any of their Affiliates or their respective Representatives or to any losses incurred as a result of the willful misconduct or gross negligence of any Contributor Party, the Company or any of their Affiliates or their respective Representatives. Acquiror Parent and Acquiror shall upon Closing reimburse the Contributor Parties and their respective Affiliates and Representatives for any and all reasonable and documented out-of-pocket fees, costs or expenses (including reasonable and documented fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection with any of their cooperation or assistance with respect to the Financing or the provision of any information utilized in connection therewith or otherwise arising from the Financing; provided, further, that the foregoing obligations shall not apply to costs or expenses incurred in connection with the preparation and delivery of the Required Financial Statements.

7.12 Charter Provisions Regarding Indemnification.

(a) Acquiror Parent and Acquiror agree that all rights to indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former managers, directors, officers, members, employees, agents and fiduciaries of the Company (collectively, the “Company Indemnitees”) as provided as of the Execution Date in the Organizational Documents of the Company shall survive the Transactions and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing Date. For six (6) years following the Closing Date, Acquiror Parent and Acquiror shall, and shall cause their respective Affiliates (including the Company after the Closing) to, (i) cause the Organizational Documents of the Company to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Organizational Documents of the Company immediately prior to the Execution Date and (ii) not repeal any such indemnification, or exculpation provisions in any manner that would cause the Company Indemnitees thereunder to be subject to less favorable indemnification, or exculpation provisions contained in the Organizational Documents of the Company immediately prior to the Execution Date.

(b) In the event Acquiror Parent, Acquiror or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Acquiror Parent, Acquiror or the Company or such continuing or surviving corporation or entity or such transferee, as the case may be, shall assume all of the obligations set forth in this Section 7.12.

(c) The obligations of Acquiror Parent and Acquiror under this Section 7.12 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnitee to whom this Section 7.12 applies without the consent of such Company Indemnitee so adversely affected.

7.13 Tax Matters.

(a) Pre-Closing Tax Returns. The Contributor Parties will prepare, or cause to be prepared, each Tax Return of the Company for a Pre-Closing Tax Period that is required to be filed after the Closing Date (including, for the avoidance of doubt, the final U.S. federal (and any applicable U.S. state or local) income Tax Return of the Company) (each, a “Pre-Closing Tax Return”). All Pre-Closing Tax Returns will be prepared in a manner consistent with past practice except to the extent otherwise required by applicable Law; provided that the Contributor Parties and Acquiror will cooperate in good faith to determine whether to cause an election under Section 168(k)(7) of the Code (and any similar election under applicable U.S. state or local Law) to be made with respect to one or more classes of property of the Company for the taxable year of the Company ending on the Closing Date. At least twenty (20) Business Days prior to the due date (including extensions) for filing each such Pre-Closing Tax Return, the Contributor Parties will deliver a draft of such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Acquiror for its review and comment. Acquiror will provide any reasonable comments to any such draft Pre-Closing Tax Return no later than fifteen (15) Business Days after receipt of such draft from the Contributor Parties, and the Contributor Parties will revise such Pre-Closing Tax Return to reflect any reasonable comments timely received from Acquiror. Not later than five (5) Business Days prior to the due date for filing each such Pre-Closing Tax Return, the Contributor Parties will provide such revised Pre-Closing Tax Return to Acquiror (executed, as may be required, by any present or former authorized owners or officers of the Company). Acquiror will cause such Pre-Closing Tax Return to be filed with the appropriate Governmental Body and will provide a copy thereof to the Contributor Parties. Not later than five (5) Business Days prior to the due date for payment of Taxes with respect to each such Pre-Closing Tax Return, the Contributor Parties, shall pay to (or at the direction of) Acquiror any Taxes shown as due on such Tax Returns.

(b) Straddle Tax Returns. Acquiror will prepare, or cause to be prepared, each Tax Return of the Company for a Straddle Period (each, a “Straddle Tax Return”). All Straddle Tax Returns will be prepared in a manner consistent with past practice except to the extent otherwise required by applicable Law. Not later than twenty (20) Business Days prior to the due date (including extensions) for filing each such Straddle Tax Return, Acquiror will deliver a draft of such Straddle Tax Return (other than Tax Returns relating to sales, use, payroll or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, in each case a copy of which shall be provided to the Contributor Parties by Acquiror upon the Contributor Parties’ written request), together with all supporting documentation and workpapers, to the Contributor Parties for their review and comment. The Contributor Parties will provide any reasonable comments to any such draft Straddle Tax Return no later than fifteen (15) Business Days after receipt of such draft from Acquiror, and Acquiror will revise such Straddle Tax Return to reflect any reasonable comments timely received from the Contributor Parties. Acquiror will cause such revised Straddle Tax Return to be filed with the appropriate Governmental Body and will provide a copy thereof to the Contributor Parties. Not later than five (5) Business Days prior to the due date for payment of Taxes with respect to each such Straddle Tax Return, the Contributor Parties shall pay to (or at the direction of) Acquiror the amount of any Taxes shown as due on such Tax Returns that are allocable to the portion of the Straddle Period ending on and including the Closing Date (as determined pursuant to Section 7.13(c)).

(c) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date will be:

(i) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and

(ii) in the case of all other Taxes, deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each portion of such Straddle Period.

(iii) Notwithstanding anything to the contrary herein, any franchise Tax will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

(d) Cooperation on Tax Matters

(i) Each Contributor Party will (and will cause its Affiliates to) cooperate fully as and to the extent reasonably requested by Acquiror in connection with the filing of Tax Returns and any audit, inquiry, examination or other Proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company (each a “Tax Proceeding”). Such cooperation will include (A) the retention and (upon Acquiror’s reasonable request) the provision of all documents and other information which are reasonably relevant to any such Tax Return or Tax Proceeding, (B) in connection with any Tax Proceeding for a Pre-Closing Tax Period or a Straddle Period that results in an imputed underpayment described in Section 6225 of the Code (or any corresponding or similar provision of applicable U.S. state or local Tax Law), if requested by Acquiror, causing the associated Taxes (including penalties and interest) to be allocated to those persons to whom such imputed underpayment is attributable, including by causing to be made an election described in Section 6226 of the Code (or any corresponding or similar provision of applicable U.S. state or local Tax Law) and (C) making employees, representatives and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) Each Contributor Party will (and will cause its Affiliates to) cooperate fully as and to the extent reasonably requested by Acquiror in connection with any audit, inquiry, examination or other Proceeding with respect to any Taxes imposed on or with respect to the assets, operations or activities of Acquiror. Such cooperation will include (A) the retention and (upon Acquiror’s reasonable request) the provision of all documents and other information which are reasonably relevant to any such Proceeding and (B) making employees, representatives and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If any Tax audit, inquiry, examination or other Proceeding of Acquiror for a Pre-Closing Tax Period or a Straddle Period results in an imputed underpayment described in Section 6225 of the Code (or any corresponding or similar provision of applicable U.S. state or local Tax Law), unless Acquiror Parent reasonably determines that it would not be in the best interests of Acquiror Parent and its stockholders, Acquiror shall use reasonable best efforts to cause the associated Taxes (including penalties and interest) to be allocated to those persons to whom such imputed underpayment is attributable, including by causing to be made an election described in Section 6226 of the Code (or any corresponding or similar provision of applicable U.S. state or local Tax Law).

(iii) Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting any Tax Proceeding or as may otherwise be necessary to enforce the provisions of this Agreement.

(e) Control of Tax Proceedings. Acquiror will notify KTR (on behalf of the Contributor Parties), and each Contributor Party will notify Acquiror, in each case, as soon as reasonably practicable following its receipt of written notice of any Tax Proceeding of the Company with respect to any Pre-Closing Tax Period or Straddle Period. KTR (on behalf of the Contributor Parties) will have the right, upon written notice to Acquiror within fifteen (15) days of receiving notice of such Tax Proceeding and at its own expense, to control and take any action it deems appropriate with respect to any Tax Proceeding with respect to the Company relating solely to a Pre-Closing Tax Period; provided, that KTR (on behalf of the Contributor Parties) will (i) allow Acquiror, at its own expense, directly or through Acquiror’s designated Representatives, to participate in such Tax Proceeding, and (ii) not settle or compromise any such Tax Proceeding without the prior written consent of Acquiror (which consent will not be unreasonably withheld, conditioned, or delayed). Acquiror will have the right to control and take any action it deems appropriate with respect to any Tax Proceeding with respect to the Company that is not controlled by KTR pursuant to the preceding sentence; provided, that to the extent such Tax Proceeding relates to a Straddle Period or a Pre-Closing Tax Period, Acquiror will (i) allow KTR (on behalf of the Contributor Parties), at its own expense, directly or through its designated Representatives, to participate in such Tax Proceeding, and (ii) not settle or compromise any such Tax Proceeding without the prior written consent of KTR (on behalf of the Contributor Parties) (which consent will not be unreasonably withheld, conditioned, or delayed) if such settlement or compromise would result in an indemnity payment by the Contributor Parties pursuant to Section 10.1(e). To the extent there is a conflict, the provisions of this Section 7.13(e), and not those of Section 10.4, will control with respect to any Tax Proceeding described in this Section 7.13(e).

(f) Transfer Taxes. To the extent that any transfer, sales, use, excise, real property transfer or gain, gross receipts, goods and services, purchase, documentary, stamp, registration, retailer occupation or other similar Taxes arise by reason of the consummation of the Transactions contemplated by this Agreement (“Transfer Taxes”), such Transfer Taxes will be borne and timely paid by the Contributor Parties. The Parties will reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party. Any Tax Return that must be filed with respect to Transfer Taxes will be prepared and filed when due by the Party primarily or customarily responsible under the applicable Law for the filing of such Tax Returns.

(g) Other Actions. Notwithstanding anything else in this Agreement to the contrary, none of Acquiror Parent, Acquiror, or any of their Subsidiaries (including, following the Closing, the Company) shall, without the prior written consent of KTR (which consent shall not be unreasonably withheld, conditioned or delayed, provided that consent shall not be considered unreasonably withheld, conditioned or delayed if it would adversely disproportionately affect the Contributor Parties), make or cause to be made any Tax election of the Company for any Pre-Closing Tax Period, other than Tax elections made on a Tax Return filed in accordance with Section 7.13(a) or Section 7.13(b) or pursuant to Section 7.13(d)(i)(B).

7.14 Required Financial Statements. The Contributor Parties shall, at their sole cost and expense, deliver true and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2023 and December 31, 2022, and the related audited consolidated statements of operations, changes in members’ equity and cash flows of the Company for the year ended December 31, 2023, and the partial year from the date of the Company’s formation through December 31, 2022, each audited in accordance with the auditing standards of the American Institute of Certified Public Accountants (the “AICPA”); and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2024 and the related unaudited consolidated statements of operations, changes in members’ equity and cash flows of the Company for the three-month period then ended and the three-month period ended March 31, 2023, each “reviewed” in accordance with the interim review standards and procedures of the AICPA (collectively, the “Required Financial Statements”) not later than thirty (30) days from the Execution Date. To the extent not included in the Required Financial Statements, the Contributor Parties shall deliver (x) true, correct and complete unaudited interim financial statements of the Company as of and for any quarterly interim period(s) ended more than forty-five (45) days prior to the Closing and (y) the related unaudited consolidated statement of operations, changes in members’ equity and cash flows of the Company for any such interim period, each “reviewed” in accordance with the interim review standards and procedures of the AICPA within forty-five (45) days following the end of any such interim period.

7.15 Financial Statement Cooperation. In connection with filings by Acquiror Parent with the SEC under securities Laws applicable to Acquiror Parent and any other financing transactions by Acquiror Parent or its Subsidiaries, Contributor Parties shall use commercially reasonable efforts prior to and for a period of two (2) years after the Closing to cooperate with Acquiror Parent with respect thereto, including using commercially reasonable efforts to: (a) provide Acquiror Parent with such financial statements, data, operating information, and similar such information as may be reasonably requested; (b) cooperate with Acquiror Parent in connection with Acquiror Parent’s preparation of pro forma financial statements that comply with the rules and regulations of the SEC to the extent required therefor, including the requirements of Regulation S-X; (c) in connection therewith, provide and make reasonably available upon reasonable notice and during regular business hours any and all books and records in such Contributor Party’s or its Affiliates’ possession or control and to which such Contributor Party’s or its Affiliates’ personnel have reasonable access, in each case as reasonably required by Acquiror Parent in order to prepare such pro forma financial statements; provided that Acquiror Parent shall be solely responsible for any costs or expenses associated therewith, including, for avoidance of doubt, any such costs and expenses associated with the storage, retrieval and maintenance of records for the foregoing purposes; and (d) cause its accountants, counsel, agents and other Representatives to cooperate with Acquiror Parent and Acquiror Parent’s Representatives in connection with the preparation of such pro forma financial statements and the preparation, filing and/or delivery of any SEC consents and/or auditor comfort letters; provided that Acquiror Parent shall be solely responsible for any costs or expenses associated therewith.

7.16 Lock-Up.

(a) The Contributor Parties hereby irrevocably agree, without the prior written consent of Acquiror Parent, not to, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any Person at any time in the future of) any shares of Acquiror Parent Class B Common Stock or Acquiror Units issued as Closing Equity Consideration or Indemnity Equity (or any shares of Acquiror Parent Class A Common Stock acquired in exchange therefor), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any shares of Acquiror Parent Class B Common Stock or Acquiror Units issued as Closing Equity Consideration or Indemnity Equity (or any shares of Acquiror Parent Class A Common Stock acquired in exchange therefor), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any such shares of Acquiror Parent Class B Common Stock, Acquiror Units (or any shares of Acquiror Parent Class A Common Stock acquired in exchange therefor) or other Equity Interests, other securities, in cash or otherwise, (iii) deliver a notice of redemption pursuant to the Acquiror LLC Agreement with respect to the Indemnity Units or Indemnity Stock (and, for the avoidance of doubt, Acquiror shall have no obligation to redeem such Indemnity Units or Indemnity Stock) or (iv) publicly disclose the intention to do any of the foregoing.

(b) Other than with respect to the Indemnity Equity, the restrictions set forth in Section 7.16(a) shall terminate on the date that is one-hundred eighty (180) days following the Closing Date.

(c) The restrictions set forth in Section 7.16(a) shall terminate with respect to an Indemnity Unit or share of Indemnity Stock upon the removal of the Indemnity Legend for such Indemnity Unit or shares of Indemnity Stock by the Transfer Agent or the Acquiror pursuant to Section 10.7.

7.17 Removal of Legend. At such time that Contributor Party becomes eligible under Rule 144 as promulgated under the Securities Act, Acquiror Parent agrees, upon reasonable request of Contributor Party or permitted assignee, and subject to the other provisions of this Agreement and receipt of any information and documentation that Acquiror Parent deems reasonably necessary with respect thereto (including, without limitation, letters of representation from Contributor Party or such assignee(s) and any associated broker(s) or custodian(s)) to use commercially reasonable efforts to take all steps necessary to effect the removal of the Private Placement Legend or Indemnity Legend, as applicable, from Acquiror Units and any shares of Acquiror Parent Class B Common Stock (or any shares of Acquiror Parent Class A Common Stock issued in redemption thereof) issued to such Contributor Party or permitted assignee as promptly as practicable following such request by such Contributor Party or permitted assignee, and Acquiror Parent shall bear all reasonable and documented out-of-pocket costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Contributor Party or its permitted assignee provides to Acquiror Parent any information Acquiror Parent deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws. Acquiror Parent shall cooperate with each Contributor Party and, if applicable, its permitted assignee to effect the removal of the Private Placement Legend or Indemnity Legend, as applicable, at any time such legend is no longer appropriate.

7.18 NYSE Listing. Acquiror Parent shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of NYSE and the SEC to enable and effect the listing (subject to official notice of issuance) of the shares of Acquiror Parent Class A Common Stock issuable upon exchange of the Acquiror Units and Acquiror Parent Class B Common Stock to be issued as Closing Equity Consideration and Indemnity Equity on the NYSE (including filing any Supplemental Listing Application or other such form as may be required by NYSE).

7.19 Registration Rights. Acquiror Parent and each Contributor hereby agree to the agreements, covenants and obligations set forth on Annex A, to be effective as of the Closing. The terms of Annex A shall terminate with respect to each Equity Recipient when such Equity Recipient no longer holds Registrable Securities; provided, that solely for purposes of this Section 7.19, an Equity Recipient shall be deemed to be a holder of Shares and such Shares shall be deemed to be in existence whenever such Equity Recipient holds any Acquiror Units and Acquiror Parent Class B Common Stock to be issued as Closing Equity Consideration and Indemnity Equity, notwithstanding that such Acquiror Units and Acquiror Parent Class B Common Stock have not been exchanged for shares of Acquiror Parent Class A Common Stock.

7.20 Takeover Laws. Each of the Parties shall (a) take no action to cause any Takeover Law to become applicable to this Agreement or the Transactions and (b) if any Takeover Law is or becomes applicable to this

Agreement or the Transactions, take all reasonable action necessary to cause the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement and the Transactions.

7.21 Confidentiality Agreement. Except as contemplated by Section 7.9, each Party shall, and shall cause its Affiliates and direct its Representatives to, hold in confidence all information received by or made available to such Party or any of its Affiliates or Representatives pursuant to this Agreement or the other Transaction Documents, including the terms and provisions hereof and thereof, in accordance with the terms and conditions of the Confidentiality Agreement, which shall continue in full force and effect pursuant to the terms thereof until, and shall terminate upon, the Closing.

7.22 Notification of Certain Matters. Prior to the Closing, each of the Parties shall, to the extent permitted by applicable Law, promptly notify the other Parties of (a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Proceeding commenced or, to such Party’s Knowledge, threatened against, that challenges the validity or legality of the Transactions or seeks damages in connection therewith or (c) (i) any change, condition or event that results in any of the conditions in Sections 8.2(a) or 8.3(a) not being met or (ii) the failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VIII) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties.

7.23 Certificates of Title. By no later than twenty (20) Business Days after the Execution Date, the Contributor Parties shall (a) file, or caused to be filed, with the appropriate state agency a completed and executed application for certificate of title (each, an “Application” and, collectively, the “Applications”) for each of the Certificated Assets, which assets are set forth on Section 7.23 of the Company Disclosure Schedule, and (b) pay, or cause to be paid, the required filing fees in connection with each Application. Each Application shall list the Company as the owner of the Certificated Asset. If the certificate of title for any Certificated Asset shall not be delivered to the Company prior to the Closing, the Contributor Parties shall deliver to Acquiror at Closing the Application for such Certificated Asset and any associated receipts in connection therewith. If the certificate of title for any Certificated Asset is delivered to the Company prior to the Closing, the Contributor Parties shall deliver to Acquiror at Closing such certificate of title.

7.24 Affiliate Transactions. Except for the Affiliate Transactions set forth on Section 7.24 of the Company Disclosure Schedule, at or prior to the Closing, the Contributor Parties shall, and shall cause their respective Affiliates to, terminate or otherwise release the Company from any Affiliate Transactions or other transactions between a Contributor Party or its Affiliate, on the one hand, and the Company, on the other.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Each Party. The respective obligations of the Contributor Parties and Acquiror Parent to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):

(a) HSR Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed under the HSR Act shall have been obtained or made.

(b) Governmental Restraints. No order, decree or injunction of any Governmental Body shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the Transactions and no Proceeding by any Governmental Body with respect to the Transactions shall be pending that seeks to restrain, enjoin, prohibit or delay the Transactions.

(c) Acquiror Parent Stockholder Approval. The Acquiror Parent Stockholder Approval shall have been received at the Special Meeting.

(d) NYSE Listing. The shares of Acquiror Parent Class A Common Stock issuable upon exchange of the Acquiror Units and Acquiror Parent Class B Common Stock to be issued as Closing Equity Consideration and Indemnity Equity shall have been approved for listing on the NYSE, subject to official notice of issuance (the “NYSE Listing Approval”).

8.2 Conditions to Obligations of Acquiror Parent and Acquiror. The obligations of Acquiror Parent and Acquiror to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Acquiror (in Acquiror’s sole discretion):

(a) Representations and Warranties. The representations and warranties of the Contributor Parties in Article IV and Article V (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect,” or similar qualifiers), shall be true and correct on the Execution Date and as of the Closing Date as if remade on the Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specific date), with only such failures to be so true and correct that, taken as a whole, would not result in a Company Material Adverse Effect; provided, however, that the Contributor Party Fundamental Representations and Section 5.10(b) shall be true and correct in all respects as of the applicable dates referred to above.

(b) Performance by Contributor Parties. The Contributor Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Contributor Parties, as applicable, on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No events, circumstances, effects or changes have arisen or occurred since the Execution Date that would result in a Company Material Adverse Effect.

(d) Closing Certificates. Acquiror Parent and Acquiror shall have received certificates, dated as of the Closing Date, signed by an authorized officer of each Contributor certifying that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

(e) Required Financial Information. The Contributor Parties shall have delivered to Acquiror the Required Financial Statements and, to the extent not included in the definition of Required Financial Statements, corresponding unaudited interim financial statements of the Company as of and for any quarterly interim period(s) ended more than forty-five (45) days prior to the Closing, with such unaudited interim financial statements to be prepared in all material respects in accordance with the preparation of the unaudited interim financial information contemplated by the Required Financial Statements.

(f) Closing Deliverables. The Contributor Parties shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.3(a).

8.3 Conditions to Obligations of Contributor Parties. The obligations of the Contributor Parties to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributor Parties (in the Contributor Parties’ sole discretion):

(a) Representations and Warranties. The representations and warranties of Acquiror Parent and Acquiror in Article VI (without giving effect to any “materiality,” “in all material respects,” “Acquiror Parent Material Adverse Effect,” or similar qualifiers), shall be true and correct on the Execution Date and as of the Closing Date as if remade on the Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specific date), with only such failures to be so true and correct that, taken as a whole, would not result in an Acquiror Parent Material Adverse Effect; provided, however, that Acquiror Parent Fundamental Representations and Section 6.8(b) shall be true and correct in all respects as of the applicable dates referred to above.

(b) Performance. Acquiror Parent and Acquiror shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Acquiror Parent and Acquiror on or prior to the Closing Date.

(c) No Acquiror Parent Material Adverse Effect. No events, circumstances, effects or changes have arisen or occurred since the Execution Date that would result in an Acquiror Parent Material Adverse Effect.

(d) Closing Certificates.

(i) The Contributor Parties shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Acquiror Parent certifying that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied.

(ii) The Contributor Parties shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Acquiror certifying that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied.

(e) Closing Deliverables. Acquiror Parent and Acquiror shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.3(b) and in the other Transaction Documents.

ARTICLE IX

TERMINATION RIGHTS

9.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:

(a) By mutual written consent of the Parties;

(b) By any Party if any Governmental Body of competent jurisdiction shall have issued a final and non-appealable order, decree or judgment prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of any of its representations, warranties, covenants or other obligations under this Agreement results in or causes such order, decree or judgment;

(c) By any Party in the event that the Closing has not occurred on or prior to the date that is one-hundred fifty days (150) after the Execution Date (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.1(c) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII to be satisfied on or prior to the Outside Date;

(d) By either Acquiror Parent or Acquiror if the Contributor Parties shall have failed to deliver the Required Financial Statements to Acquiror within sixty (60) days following the Execution Date;

(e) By any Party if the Acquiror Parent Stockholder Approval is not received at the Special Meeting (subject to any adjournment, postponement or recess of such meeting);

(f) By any Contributor Party if Acquiror Parent or the Acquiror Parent Board shall have made a Change in Recommendation; or

(g) By any Contributor Party if there shall have been a breach or inaccuracy of the representations and warranties of Acquiror Parent and Acquiror in Article VI or Acquiror Parent’s or Acquiror’s failure to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 8.3(a), unless such failure is reasonably capable of being cured by the Outside Date, in which case, so long as Acquiror Parent and Acquiror are using commercially reasonable efforts to cure such failure, Acquiror Parent and Acquiror shall have thirty (30) days (but in no event beyond the Outside Date) after receipt of notice from the Contributor Parties of their intention to terminate this Agreement pursuant to this Section 9.1(g) to cure such failure before the Contributor Parties may so terminate this Agreement; provided, however, the Contributor Parties may not terminate this Agreement pursuant to this Section 9.1(g) if (i) any of the Contributor Parties’ representations and warranties in Article IV or Article V shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 8.2(a) not to be satisfied or (ii) there has been, and continues to be, a failure by any Contributor Party to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 8.2(b) not to be satisfied.

(h) By either Acquiror Parent or Acquiror if there shall have been a breach or inaccuracy of the Contributor Parties’ representations and warranties in Article IV or Article V or a failure to perform their covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 8.2(a), unless such failure is reasonably capable of being cured by the Outside Date, in which case, so long as the Contributor Parties are using commercially reasonable efforts to cure such failure, the Contributor Parties shall have thirty (30) days (but in no event beyond the Outside Date) after receipt of notice from Acquiror Parent or Acquiror of its intention to terminate this Agreement pursuant to this Section 9.1(h) to cure such failure before Acquiror Parent or Acquiror may so terminate this Agreement; provided, however, Acquiror Parent and Acquiror may not terminate this Agreement pursuant to this Section 9.1(h) if (i) any of Acquiror Parent’s or Acquiror’s representations and warranties in Article VI shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 8.3(a) not to be satisfied or (ii) there has been, and continues to be, a failure by Acquiror Parent or Acquiror to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 8.3(b) not to be satisfied.

Any Party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other Parties to this Agreement.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of Section 7.6, 7.11(c), this Section 9.2 and Article XI; provided, however, that in the event this Agreement is terminated pursuant to Sections 9.1(c), 9.1(d), 9.1(g) or 9.1(h), nothing herein shall relieve any Party from any Liability for any Willful Breach of this Agreement by such Party or for Fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such Willful Breach or Fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses; provided, further, that if Contributor Parties terminate this Agreement pursuant to Section 9.1(e) or Section 9.1(f), then Acquiror Parent shall pay or cause to be paid to the Contributor Parties an amount in cash equal to all reasonable and documented out-of-pocket fees and expenses actually incurred by Contributor Parties in connection with this Agreement and the Transactions, not to exceed $2,000,000. Except to the extent otherwise provided in the immediately preceding sentence, the Parties agree that, if this Agreement is terminated, the Parties shall have no Liability to each other under or relating to this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by the Contributor Parties. Subject to the terms of this Article X, from and after the Closing, the Contributor Parties shall, jointly and severally, indemnify and hold harmless Acquiror Parent, Acquiror, the Company and their respective Affiliates and each of their respective direct or indirect members (including partners, shareholders and members of members), Representatives and permitted assigns (collectively, the “Acquiror Parent Indemnitees”) to the fullest extent permitted by Law, from and against, without any duplication and subject to Section 10.9, losses, Claims, Taxes, penalties, fines, disbursements, deficiencies, damages, Liabilities, amounts paid in settlement and costs and expenses (collectively, “Losses”) incurred, arising out of or relating to:

(a) other than any breach of the Contributor Party Fundamental Representations or the representations and warranties set forth in Section 5.11 or Section 5.15, any breach of any of the representations or warranties of the Contributor Parties contained in Article IV or Article V or the certification delivered to Acquiror Parent and Acquiror pursuant to Section 8.2(d);

(b) any breach of any of the Contributor Party Fundamental Representations or, subject to Section 10.3(f), the representations and warranties set forth in Section 5.11;

(c) any breach of the representations or warranties of Contributor Party contained in Section 5.15;

(d) any breach of any of the covenants or agreements of the Contributor Parties contained in this Agreement;

(e) any and all Contributor Party Taxes; and

(f) any Specific Liabilities.

10.2 Indemnification by Acquiror Parent. Subject to the terms of this Article X, from and after the Closing, Acquiror Parent and Acquiror shall, jointly and severally, indemnify and hold harmless the Contributor Parties and their respective Affiliates and each of their respective direct or indirect members (including partners, shareholders and members of members), Representatives and permitted assigns (collectively, the “Contributor Party Indemnitees” and, together with Acquiror Parent Indemnitees, the “Indemnitees”), to the fullest extent permitted by law, from and against Losses incurred, arising out of or relating to:

(a) other than any breach of the Acquiror Parent Fundamental Representations, any breach of any of the representations or warranties of Acquiror Parent or Acquiror set forth in Article VI or the certifications delivered to the Contributor Parties pursuant to Section 8.3(d);

(b) any breach of any of the Acquiror Parent Fundamental Representations; and

(c) any breach of any of the covenants or agreements of Acquiror Parent or Acquiror contained in this Agreement.

10.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article X or elsewhere in this Agreement, the following terms shall apply to any Claim for monetary damages arising out of this Agreement or related to the Transactions:

(a) Mini-Basket.

(i) The Contributor Parties will not have any Liability under Section 10.1(a) in respect of any individual Indemnification Claim or series of related Indemnification Claims unless and until such

Indemnification Claim or Indemnification Claims involve Losses in excess of $75,000 (the “Mini-Basket”) to any Acquiror Parent Indemnitee; provided that all Losses for which the Contributor Parties are not required to indemnify Acquiror Parent Indemnitees because the associated Losses do not equal or exceed the Mini-Basket set forth in this Section 10.3(a)(i) shall nevertheless be applied towards the Deductible.

(ii) Acquiror Parent and Acquiror will not have any Liability under Section 10.2(a) in respect of any individual Indemnification Claim or series of related Indemnification Claims unless and until such Indemnification Claim or Indemnification Claims exceed the Mini-Basket; provided that all Losses for which Acquiror Parent is not required to indemnify the Contributor Party Indemnitees because the associated Losses do not equal or exceed the Mini-Basket set forth in Section 10.3(a)(i) shall be applied towards the Deductible.

(b) Deductible.

(i) The Contributor Parties will not have any Liability under Section 10.1(a) until Acquiror Parent Indemnitees have suffered Losses in excess of $1,500,000 (the “Deductible”) arising from Indemnification Claims under Section 10.1(a), and then the recoverable Losses under Section 10.1(a) shall be limited to those that exceed the Deductible.

(ii) Acquiror Parent will not have any Liability under Section 10.2(a) until the Contributor Party Indemnitees have suffered Losses in excess of the Deductible arising from Indemnification Claims under Section 10.2(a), and then the recoverable Losses under Section 10.2(a) shall be limited to those that exceed the Deductible.

(c) Cap. Other than in the case of Fraud, (A) the aggregate Liability of the Contributor Parties under Section 10.1(a) shall not exceed 10% of the Total Consideration (the “Cap”) and (B) the aggregate liability of Acquiror Parent and Acquiror under Section 10.2(a) shall not exceed the Cap. Other than in the case of Fraud, neither the Contributor Parties, on the one hand, nor Acquiror Parent and Acquiror, on the other, shall have aggregate Liability under this Article X in excess of two hundred million dollars ($200,000,000).

(d) Survival; Claims Period.

(i) Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Indemnified Parties be permitted to make any Claim under Section 10.1 or Section 10.2 unless such Claim is first made on or prior to the eighteen (18)-month anniversary of the Closing Date; provided, however, that such eighteen (18)-month survival period shall not apply to (A) any Claim under Section 10.1(b) or Section 10.2(b), (B) any Claim under Section 10.1(c), Section 10.1(e) or Section 10.1(f), or (C) any Claim under Section 10.1(d) or Section 10.2(c). Any such Claims described in (x) subsection (A) of this Section 10.3(d)(i) may only be asserted on or before the five (5)-year anniversary of the Closing Date, (y) in subsection (B) of this Section 10.3(d)(i) may only be asserted on or before the date which is sixty (60) days after the expiration of the applicable statute of limitations and (z) in subsection (C) of this Section 10.3(d)(i) relating to any breach of any covenants contained in this Agreement that are to be performed prior to the Closing Date may only be asserted on or before the date that is six (6) months following the Closing Date and those that are to be performed after the Closing Date shall survive until fully discharged in accordance with this Agreement (the date, if any, on which a Claim contained herein so expires, the “Expiration Date”).

(ii) No Indemnifying Party shall have any Liability for Indemnification Claims made under this Article X with respect to any breach of any representation or warranty unless a Claim Notice in respect of such Indemnification Claim is timely given in accordance with this Agreement on or prior to the applicable Expiration Date. If a Claim Notice has been timely given in accordance with this Agreement on or prior to the applicable Expiration Date, then the applicable representation or warranty shall survive as to such Indemnification Claim until such Indemnification Claim has been finally resolved.

(e) Calculation of Losses. In calculating amounts payable to any Indemnitee for an Indemnification Claim, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an Indemnification Claim has been made and shall be computed net of (i) payments actually recovered by or on behalf of the Indemnified Party under any insurance policy with respect to such Losses; and (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person with respect to such Losses (provided, however, that nothing contained herein or otherwise shall create any obligation on the part of any Indemnified Party to pursue any such recovery with respect to any Losses).

(f) Recovery. In the event that any Losses are suffered by any one or more Indemnified Parties for which any such Indemnified Party is entitled to indemnification under this Article X and any such Indemnified Party is indemnified by an Indemnifying Party with respect to such Losses, then such Losses shall be deemed to have been fully satisfied and shall no longer exist and, therefore, any further recovery by such Indemnified Party or any other Indemnified Party from any Indemnifying Party for such same Losses would constitute an unintended “double” recovery and shall be prohibited under this Agreement. For the avoidance of doubt, this Section 10.3(f) is intended solely to preclude “double” recovery for such same Losses, and nothing contained herein shall be construed to preclude recovery for different Losses caused or deemed to be caused by the same event or similar Losses incurred by multiple Indemnitees.

(g) Environmental Matters. Contributor Parties shall have no indemnification obligations under Section 10.1(a) for any breach of the representations or warranties set forth in Section 5.11 to the extent the breach is (i) discovered as a result of any investigations, sampling, audits or assessments conducted after the Closing by or on behalf of any Indemnified Party or any of its Affiliates unless such investigations, sampling or assessments are required by applicable Environmental Laws or Governmental Body or would have been required by applicable Environmental Laws in effect as of, and enforceable on, the Closing Date; or (ii) exacerbated by any act or omission after the Closing. Contributor Party’s indemnification obligations for any breach of the representations or warranties set forth in Section 5.11 shall be limited to the costs to implement a commercially reasonable remedy acceptable to the Governmental Body with jurisdiction over the matter (which remedy may include the use of the least stringent standards and the use of institution and engineering controls).

10.4 Indemnification Procedures.

(a) Each Party (the “Indemnified Party”) agrees that promptly after it becomes aware of facts giving rise to a Claim on behalf of its Indemnitees for indemnification pursuant to this Article X or circumstances which, with the lapse of time, such Party reasonably believes is likely to give rise to a Claim by it on behalf of its Indemnitees for indemnification pursuant to this Article X, such Party must assert its claim for indemnification on behalf of its Indemnitees under this Article X (each, an “Indemnification Claim”) by providing a written notice (a “Claim Notice”) to the Party against whom indemnity is sought under this Article X (the “Indemnifying Party”) specifying, in reasonable detail, the nature and basis for such Indemnification Claim or potential Indemnification Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). If a Claim for indemnity arises in connection with a legal action instituted by a third party (hereinafter a “Third Party Claim”), the Indemnified Party hereby agrees that, within five (5) Business Days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnified Party will provide the Indemnifying Party a Claim Notice of such Third Party Claim (a “Third Party Notice”); provided, however, that the failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is prejudiced by such failure to provide notice.

(b) The Indemnifying Party will, (i) within fifteen (15) Business Days after the receipt of a Third Party Notice or (ii) within twenty (20) Business Days after the receipt of any other Claim Notice, notify the Indemnified Party whether it accepts or contests its obligation of indemnity hereunder as claimed by the Indemnified Party. If the Indemnifying Party does not timely respond to such Claim Notice, it will be deemed to have accepted its obligation of indemnity hereunder.

(c) If an Indemnification Claim arises in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party will have the right, after reaffirming in writing its obligation of indemnity hereunder with respect to all elements of such Third Party Claim, to conduct the defense of such action at its sole expense through counsel reasonably acceptable to the Indemnified Party. The Indemnified Party will cooperate in such defense as reasonably necessary to enable the Indemnifying Party to conduct its defense, including retaining such records as may be relevant to its defense and providing the Indemnifying Party with reasonable access to such records. The Indemnified Party will be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnifying Party has elected to defend. If the Indemnifying Party accepts its indemnity obligations hereunder in connection with a Third Party Claim, but elects not to conduct the defense thereof, the Indemnified Party may control such Third Party Claim, including with respect to settlement, and will be entitled to be indemnified and paid for the full amount of such Third Party Claim and all costs and expenses, including attorneys’ fees, incurred in connection therewith pursuant to this Article X.

(d) Except to the extent the Indemnified Party has the right to control any Third Party Claim, no Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably conditioned, withheld or delayed, or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, withheld or delayed.

(e) If an Indemnification Claim arises in connection with a Third Party Claim and the Indemnifying Party contests or does not accept its indemnity obligation hereunder, the Indemnified Party will have the right to control such Third Party Claim, including with respect to settlement, and thereafter seek indemnity from the other Party pursuant to this Article X. Notwithstanding the foregoing, if (i) the Indemnifying Party is also a party against whom the Third Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, (ii) such Third Party Claim seeks non-monetary, injunctive or other equitable relief, (iii) such Third Party Claim is made against an Acquiror Parent Indemnitee by (A) a Governmental Body or (B) any material customer or material supplier of Acquiror Parent or any of its Affiliates, and Acquiror Parent has determined in good faith that such Third Party Claim or the defense/settlement thereof would reasonably be expected to adversely affect its (or its Affiliates) continuing business relationship with any such material customer or material supplier, (iv) such Third Party Claim involves criminal or quasi-criminal allegations or seeks to impose any criminal penalty, fine or other sanction on any Acquiror Parent Indemnitee, (v) such Third Party Claim would reasonably be expected to result in Losses materially in excess of the Cap, or (vi) the Indemnifying Party fails to diligently conduct the defense of such Third Party Claim, as determined in good faith by the Indemnified Party, then, in each such case, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to control such Third Party Claim, including with respect to settlement, and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(f) If an Indemnification Claim arises other than in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party will, upon the request of the Indemnified Party, pay the full amount of such an Indemnification Claim as set forth on the Claim Notice to the Indemnified Party or any party designated by the Indemnified Party as directed by the Indemnified Party. If an Indemnification Claim arises other than in connection with a Third Party Claim and the Indemnifying Party contests its indemnity obligations hereunder, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(g) Any indemnity payments made under this Agreement shall be treated for all Tax purposes as an adjustment to the amount paid for the Company Interests to the maximum extent permitted by applicable Law.

10.5 Sources of Recovery.

(a) If an Acquiror Parent Indemnitee is entitled to indemnification under this Article X for any Losses, Acquiror Parent and Acquiror will be entitled to recover such Losses on behalf of the Acquiror Parent Indemnitee pursuant to this Section 10.5(a):

(i) After the final determination that an Acquiror Parent Indemnitee is entitled to indemnification under this Article X for any Losses, the Acquiror or Acquiror Parent shall provide written notice to the Contributor Parties (such notice, a “Determination Notice”), and such Determination Notice shall (A) confirm such determination, (B) set forth the amount of Losses due and payable to Acquiror Parent or Acquiror pursuant to such determination (such amount, the “Confirmed Amount”) and (C) set forth an account designated by Acquiror Parent or Acquiror in which Acquiror Parent or Acquiror shall, if applicable, receive such Confirmed Amount; and

(ii) After the Contributor Parties receive a Determination Notice, the Contributor Parties, collectively, shall respond by written notice by no later than 11:59 p.m. on the date that is five (5) Business Days after the receipt of such Determination Notice electing to either (A) pay the Confirmed Amount by wire transfer of immediately available funds to an account designated by Acquiror or Acquiror Parent pursuant to Section 10.5(a)(i)(C), and, in which case, the Contributor Parties shall cause the payment of such Confirmed Amount within two (2) Business Days after such election or (B) instruct Acquiror Parent to reduce the Indemnity Unit Balance by a number of Indemnity Units, rounded to the nearest whole unit, equal to (1) the Confirmed Amount divided by (2) the Closing Price of the Acquiror Parent Class A Common Stock on the date of the Determination Notice; provided that, for the avoidance of doubt, in the event the Indemnity Unit Balance has been reduced to zero, the Contributor Parties shall not have the right to make the foregoing election and shall instead pay the Confirmed Amount in accordance with the foregoing clause (A) by no later than five (5) Business Days after the receipt of such Determination Notice.

(iii) If the Contributor Parties fail to deliver timely notice of their election pursuant to Section 10.5(a)(ii), then this Section 10.5(a)(iii) shall apply and Acquiror Parent shall reduce the Indemnity Unit Balance by a number of Indemnity Units, rounded to the nearest whole unit, equal to (A) the Confirmed Amount divided by (B) the Closing Price of the Acquiror Parent Class A Common Stock on the date of the Determination Notice.

(b) If a Contributor Party Indemnitee is entitled to indemnification under this Article X for any Losses, the Contributor Parties will be entitled to recover such Losses by wire transfer of immediately available funds from Acquiror Parent or Acquiror to an account (or accounts) designated in writing by the Contributor Parties within five (5) Business Days after the determination thereof.

10.6 Indemnity Equity Offset Procedures. Any indemnity amount payable by the Contributor Parties for Losses in accordance with this Article X shall be paid pursuant to Section 10.5(a). If the Indemnity Unit Balance is required to be reduced pursuant to Section 10.5(a)(ii)(B) or Section 10.5(a)(iii), and if and to the extent any Indemnity Unit Balance remains, then Acquiror and Acquiror Parent shall cause the cancelation (and deduct from the Indemnity Unit Balance) a number of Indemnity Units held by each Contributor, rounded up to the nearest whole unit, equal to (a) an amount equal to (i) the applicable Confirmed Amount divided by (ii) the Closing Price of the Acquiror Parent Class A Common Stock on the date of the applicable Determination Notice multiplied by (b) such Contributor’s Pro Rata Portion. In connection with such cancellation of Indemnity Units pursuant to this Section 10.6, a corresponding number of shares of Indemnity Stock shall be concurrently forfeited by each Contributor for no consideration. Only upon the final determination and resolution of an indemnity amount payable by Contributor Parties for Losses in accordance with this Article X may Acquiror Parent cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to cancel and retire the surrendered Indemnity Equity. Acquiror Parent and the Contributor Parties shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the surrender of any Indemnity Equity.

10.7 Release of Indemnity Equity.

(a) On the First Indemnity Equity Release Date, Acquiror Parent shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from a number of Indemnity Units (and a corresponding number of shares of Indemnity Stock) equal to (i) one-half of the Indemnity Units issued pursuant to Section 2.1(d), minus (ii) a number of Indemnity Units equal to (A) the Indemnity Units issued pursuant to Section 2.1(d), minus (B) the Indemnity Unit Balance as of the First Indemnity Equity Release Date, minus (iii) a number of Indemnity Units, rounded to the nearest whole unit, equal to (A) the aggregate amount of all Losses specified in any then-unresolved good faith Indemnification Claim made pursuant to the terms of this Article X, divided by (B) the Closing Price of the Acquiror Parent Class A Common Stock on the date that is the first Business Day immediately prior to the First Indemnity Equity Release Date; provided, that if the foregoing calculation results in a number that is less than or equal to zero (0), then the Indemnity Legend shall not be removed from any of the Indemnity Equity on First Indemnity Equity Release Date.

(b) On the Second Indemnity Equity Release Date, Acquiror Parent shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from a number of the Indemnity Units (and a corresponding number of shares of Indemnity Stock) equal to (i) the Indemnity Unit Balance as of the Second Indemnity Equity Release Date, minus (ii) a number of Indemnity Units, rounded to the nearest whole unit, equal to (A) the aggregate amount of all Losses specified in any then-unresolved good faith Indemnification Claim made pursuant to the terms of this Article X, divided by (B) the Closing Price of the Acquiror Parent Class A Common Stock on the date that is the first Business Day immediately prior to the Second Indemnity Equity Release Date; provided, that if the foregoing calculation results in a number that is less than or equal to zero (0), then the Indemnity Legend shall not be removed from any of the Indemnity Equity on Second Indemnity Equity Release Date. Following the resolution of any Indemnification Claim made pursuant to the terms of this Agreement that are unresolved as of the Second Indemnity Equity Release Date, Acquiror Parent shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from any remaining Indemnity Unit Balance (and the corresponding shares of Indemnity Stock) and Acquiror Parent and the Contributor Parties shall cause the applicable Transfer Agent Documentation to be delivered to effect the foregoing.

10.8 Materiality. For purposes of this Article X, any failure of any representation or warranty set forth in this Agreement to be true and correct and any Losses arising out of or resulting from such failure shall be determined without giving effect to any qualifications regarding materiality, the use of the word “material” in the definitions of “Company Material Adverse Effect,” “Acquiror Parent Material Adverse Effect” or similar qualifications contained in or otherwise applicable to such representation or warranty.

10.9 Waiver of Certain Damages.

(a) No Party nor any Affiliate of a Party shall assert or threaten, and each Party hereby waives and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a Party (or a successor to a Party) relating to the Transactions.

(b) NO PARTY SHALL BE LIABLE FOR (I) PUNITIVE OR EXEMPLARY DAMAGES OR (II) CONSEQUENTIAL DAMAGES, INDIRECT DAMAGES, DIMINUTION IN VALUE, LOST PROFITS, DAMAGE TO REPUTATION OR LOSS OF GOODWILL (CLAUSES (I) AND (II) COLLECTIVELY, “EXCLUDED DAMAGES”), WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT (A) EXCLUDED DAMAGES SHALL NOT INCLUDE DAMAGES THAT ARE THE ACTUAL AND PROXIMATE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH RECOVERY IS SOUGHT UNDER THIS ARTICLE X AND (B) THIS SECTION 10.9(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE X FOR ANY EXCLUDED DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY

SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY WOULD OTHERWISE BE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE X.

ARTICLE XI

GENERAL PROVISIONS

11.1 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time prior to the Closing only by written agreement of the Parties hereto.

11.2 Waiver of Compliance; Consents. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. To the extent any amendment or waiver of this Section 11.2, Section 11.4, Section 11.5, Section 11.6, and Section 11.17 (or any amendment or waiver of any other provision of this Agreement that would modify the substance of this Section 11.2, Section 11.4, Section 11.5, Section 11.6, and Section 11.17) is sought that is adverse to the rights of any Debt Financing Sources, the prior written consent of any such Debt Financing Sources shall be required before such amendment or waiver is rendered effective.

11.3 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, or sent by facsimile transmission, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier; (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; or (c) as of the date of facsimile transmission if sent by facsimile transmission; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to the Contributor Parties to:

KTR Management Company, LLC

Address: 327 N Commerce St

     Centerville, TX 75833

Attention: John Tuma

Email: johntuma88@gmail.com

and

J Turbines, Inc.

Address: 2929 Buffalo Speedway, A1204

     Houston, Texas 77098

Attention: John A. Johnson

Email: john@j-turbines.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Address: 1000 Louisiana Street, Suite 6800

     Houston, Texas 77002

Attention: Eric Otness

Email: Eric.Otness@skadden.com

If to Acquiror Parent or Acquiror to:

Solaris Oilfield Infrastructure, LLC

9651 Katy Freeway, Suite 300

Houston, TX 77024 Attention: Christopher Powell

Email: christopher.powell@solarisoilfield.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

845 Texas Ave

Houston, TX 77002

Attention: Douglas E. McWilliams; Michael P. Marek; Jackson A. O’Maley

Email: dmcwilliams@velaw.com; mmarek@velaw.com; jomaley@velaw.com

11.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that Acquiror may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties to (a)any Subsidiary of Acquiror so long as each of Acquiror and Acquiror Parent continues to remain fully liable for all of its respective obligations hereunder or (b) Acquiror’s lenders in the case of a collateral assignment for security purposes. Notwithstanding anything to the contrary herein, it is hereby acknowledged and agreed that Acquiror Parent and Acquiror may assign any of their respective rights under the Transaction Documents by way of security to any banks or holders of debt securities or financial institutions or hedge counterparties or any other Person lending money, providing credit or otherwise providing financing to any of Acquiror Parent, Acquiror or any of their respective Affiliates, including in connection with any and all subsequent re-financings. Any attempted assignment or transfer in violation of this Agreement shall be null and void ab initio. Notwithstanding anything to the contrary herein, no assignment pursuant to this Section 11.4 shall release the assigning Party of its obligations or Liabilities under this Agreement. Notwithstanding anything to the contrary herein, a Contributor may assign (i) all of its rights under Annex A (but only with all related obligations) to an Affiliate of such Contributor in connection with a transfer of Registrable Securities to such Affiliate and (ii) its rights under Section 1.2 of Annex A to (A) any other Equity Recipient or (B) any other Person in connection with a transfer of Registrable Securities having an aggregate value in excess of $1,000,000 (determined using the Closing Price as of the date of such transfer) to such other Person, in each case without the consent of Acquiror Parent; provided that in each such case (A) Acquiror Parent is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (B) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in Annex A.

11.5 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of (a) the Parties and their successors and permitted assigns, (b) the Acquiror Parent Indemnitees (solely with respect to rights to indemnification pursuant to Article X), (c) the Contributor Party Indemnitees (solely with respect to rights to indemnification pursuant to Article X) and (d) the Company Indemnitees (solely with respect to rights to indemnification pursuant to Section 7.12). Except as provided by the foregoing sentence or otherwise explicitly stated in this Agreement, (i) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates, and (ii) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against any other Party; provided that the Debt Financing Sources shall be express third-party beneficiaries of, and shall be entitled to rely upon Section 11.4, this Section 11.5, Section 11.6, and Section 11.17.

11.6 Governing Law.

(a) EXCEPT WITH RESPECT TO MATTERS SET FORTH IN SECTION 7.10, WHICH SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, IN EACH CASE WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR PRINCIPLES THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

(B) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT ANY CLAIM, CONTROVERSY OR DISPUTE OF ANY KIND OR NATURE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) INVOLVING ANY DEBT FINANCING SOURCE THAT IS IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO FINANCING INVOLVING DEBT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.7 Consent to Jurisdiction.

(a) Except for disputes, controversies or Claims arising under Section 3.3 (which will be resolved in accordance with the dispute resolution provisions set forth therein) or as otherwise explicitly set forth in any other Transaction Document, jurisdiction and venue in any Proceeding (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, shall properly and exclusively lie in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Courts”) or, to the extent neither the Court of Chancery nor the Delaware Federal Courts has subject matter jurisdiction, the Superior Court of the State of Delaware (collectively, the “Chosen Courts”). No Party shall bring any such suit, action or proceeding in any jurisdiction, venue or other forum other than the Chosen Courts pursuant to the foregoing sentence (other than upon appeal). By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of the Chosen Courts for itself and in respect of its property with respect to such suit, action or proceeding. The Parties hereto irrevocably agree that venue would be proper in each of the Chosen Courts, and hereby waive any objection that any such Chosen Court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Each Party irrevocably consents to the service of process by registered mail or personal service.

(b) Notwithstanding anything herein to the contrary, each Party (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to any Financing involving debt or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.3 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

11.8 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11.9 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the jurisdiction provided in Section 11.7 and all such rights and remedies at law or in equity may be cumulative, except as may be limited by Article X and the following sentence. Notwithstanding anything to the contrary herein, it is explicitly agreed that the Contributor Parties shall be entitled to seek specific performance of Acquiror Parent’s and Acquiror’s obligation to consummate the Transactions only in the event that (a) all conditions in Sections 8.1, 8.2 and 8.3 (other than those not satisfied primarily due to Acquiror Parent’s failure to have performed its obligations under this Agreement) have been satisfied or, to the extent permitted, waived (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) at the time when the Closing is required to occur pursuant to Section 2.2; (b) the Contributor Parties have irrevocably confirmed in a written notice delivered to Acquiror that the Contributor Parties are ready, willing and able to consummate the Closing and that if specific performance is granted, then the Closing pursuant to Article II will occur (such notice, a “Closing Failure Notice”); and (c) Acquiror Parent and Acquiror have not consummated the Closing within two (2) Business Days following the date on which such Closing Failure Notice is delivered to Acquiror. The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.9 and each Party waives any objection that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.10 Entire Agreement. Except for the Confidentiality Agreement, which shall survive the execution of this Agreement, this Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

11.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, (a) such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction; and (b) the Parties shall promptly amend or otherwise modify this Agreement to replace any such provision contained herein that is held invalid, illegal or unenforceable with a valid and enforceable provision giving effect to the fullest extent permitted by applicable Law to the intent of the Parties.

11.12 Release.

(a) In consideration of this Agreement, each Contributor Party, on behalf of itself and its Affiliates (other than, for the avoidance of doubt, the Company), and their respective successors and permitted assigns hereby releases and forever discharges, effective as of the Closing, Acquiror Parent, Acquiror and the Company, and each of their respective Affiliates and Representatives (each, a “Contributor Party Released Party”) from any and all Losses of any nature (whether known or unknown) against any Contributor Party Released Party, arising out of or in any way relating to the ownership or operation of the Company or the Company Business prior to the Closing; provided, however, that the Parties acknowledge and agree that this Section 11.12(a) does not apply to and shall not constitute a release of (i) any rights or obligations arising under this Agreement or any other Transaction Document, (ii) any rights or obligations arising under or related to the ownership of the Acquiror Parent Class B Common Stock, or (iii) any claims that cannot be released as a matter of Law.

(b) In consideration of this Agreement, each of Acquiror and Acquiror Parent, on behalf of itself and its Affiliates (including, after the Closing, the Company), and their respective successors and permitted assigns hereby releases and forever discharges, effective as of the Closing, each Contributor Party and each of their respective Affiliates and Representatives (each, a “Acquiror Released Party”) from any and all Losses of any nature (whether known or unknown) against any Acquiror Released Party, arising out of or in any way relating to the ownership or operation of the Company or the Company Business; provided, however, that the Parties acknowledge and agree that this Section 11.12(b) does not apply to and shall not constitute a release of (i) any rights or obligations arising under this Agreement or any other Transaction Document or (ii) claims that cannot be released as a matter of Law.

11.13 Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or omissions or any similar limitations or disclaimers), nothing in this Agreement or any other Transaction Document shall limit or restrict, or be used as a defense against, any of the Parties’ rights or abilities to maintain or recover any amounts in connection with any action or claim based upon or arising from Fraud.

11.14 Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.15 Disclosure Schedules.

(a) The Company Disclosure Schedule and Acquiror Parent Disclosure Schedule are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Acquiror Parent Disclosure Schedule, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Acquiror Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.

(b) The inclusion of any information in the Company Disclosure Schedule or Acquiror Parent Disclosure Schedule, as the case may be, shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Acquiror Parent Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or Acquiror Parent Disclosure Schedule or that such items are material to the Company or Acquiror Parent, as the case may be. The headings, if any, of the individual sections of each of the Company Disclosure Schedule and Acquiror Parent Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.

11.16 PDF; Counterparts. This Agreement may be executed by PDF signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

11.17 Exculpation of Financing Sources. Notwithstanding anything to the contrary contained herein, no Party or any Affiliate of a Party shall have any rights or claims against any Debt Financing Source, other than, in the case of Acquiror as may be provided under any agreement related to such Financing, whether at law or equity, in contract, in tort or otherwise, including in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source. In addition, in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Each of the Parties hereto agrees that this provision shall be interpreted, and any action relating to this provision shall be governed by, the laws of the State of New York.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

ACQUIROR PARENT:

SOLARIS OILFIELD INFRASTRUCTURE, INC.

By:	/s/ William A. Zartler
Name:	William A. Zartler
Title:	Chairman and Chief Executive Officer

ACQUIROR:

SOLARIS OILFIELD INFRASTRUCTURE, LLC

By:	/s/ William A. Zartler
Name:	William A. Zartler
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT

CONTRIBUTOR OWNERS:

/s/ John A. Johnson
John A. Johnson

/s/ John Tuma
John Tuma

CONTRIBUTORS:

J TURBINES, INC.

By:	/s/ John A. Johnson
Name:	John A. Johnson
Title:	President

KTR MANAGEMENT COMPANY, LLC

By:	/s/ John Tuma
Name:	John Tuma
Title:	President

SIGNATURE PAGE TO

CONTRIBUTION AGREEMENT

EXHIBIT A

DEFINITIONS

“Acquiror” is defined in the preamble to this Agreement.

“Acquiror LLC Agreement” means that Second Amended and Restated Limited Liability Company Agreement of the Acquiror, dated as of May 11, 2017.

“Acquiror Parent” is defined in the preamble to this Agreement.

“Acquiror Parent Board” means the Board of Directors of Acquiror Parent.

“Acquiror Parent Board Recommendation” is defined in Section 7.3(g).

“Acquiror Parent Class A Common Stock” is defined in Section 6.5(a).

“Acquiror Parent Class B Common Stock” is defined in Section 6.5(a).

“Acquiror Parent Common Stock” means the Acquiror Parent Class A Common Stock together with the Acquiror Parent Class B Common Stock.

“Acquiror Parent Disclosure Schedule” means the disclosure schedule to this Agreement prepared by Acquiror Parent and delivered to the Company on the Execution Date.

“Acquiror Parent Fundamental Representations” means the representations and warranties of Acquiror Parent set forth in Sections 6.1, 6.2, 6.3(a), 6.5 and 6.14.

“Acquiror Parent Indemnitees” is defined in Section 10.1.

“Acquiror Parent Material Adverse Effect” means any circumstance, development, change, event or occurrence, state of affairs, or effect that individually or in the aggregate with any other circumstance, development, change, event, occurrence, state of affairs, or effect (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations, properties, assets or Liabilities of Acquiror Parent and its Subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent, or materially impair or delay, the ability of Acquiror Parent and Acquiror to consummate the Transactions or otherwise perform their obligations under this Agreement or the Transaction Documents; provided, however, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, an Acquiror Parent Material Adverse Effect under clause (y) thereof:

(a) any change in economic, political, social, domestic, foreign or business conditions;

(b) changes in conditions in the industries in which Acquiror Parent and its Subsidiaries conduct business;

(c) changes resulting from the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of Acquiror Parent’s or its Subsidiaries’ physical properties to the extent such change or effect would otherwise constitute an Acquiror Parent Material Adverse Effect);

(d) changes in accounting requirements or principles imposed by GAAP or the authoritative interpretation thereof, in each case, after the Execution Date;

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(e) changes in applicable Laws affecting the Transaction Documents after the Execution Date;

(f) changes in the conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (i) changes in interest rates or the financial commodity markets, (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world and (iii) a decline in market price, or a change in trading volume, of Acquiror Parent Common Stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether an Acquiror Parent Material Adverse Effect has occurred or is reasonably expected to occur);

(g) any effect resulting from the entry into this Agreement or the announcement or pendency of the Transactions including the impact thereof on the relationships, contractual or otherwise, of Acquiror Parent and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person; provided that the exception in this clause (g) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the foregoing;

(h) the taking or not taking of any action expressly required to be taken or not taken by this Agreement (other than any such obligation to operate in the ordinary course of business);

(i) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings or cash position (it being understood that any underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether an Acquiror Parent Material Adverse Effect has occurred or is reasonably expected to occur);

provided that with respect to the foregoing clauses (a), (b), (c), (d), (e), or (f), to the extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance has had a disproportionate adverse effect on Acquiror Parent and its Subsidiaries, relative to other companies of similar size and operating in the industries in which Acquiror Parent and its Subsidiaries conduct business, in which case, only the incremental adverse impact may be taken into account when determining whether there has occurred an Acquiror Parent Material Adverse Effect.

“Acquiror Parent Preferred Stock” is defined in Section 6.5(a).

“Acquiror Parent SEC Reports” is defined in Section 6.6(a).

“Acquiror Parent Stockholder Approval” is defined in Section 7.3(a).

“Acquiror Parent Stockholders” means the holders of the Acquiror Parent Common Stock, Acquiror Parent Class B Common Stock and Acquiror Parent Preferred Stock, collectively.

“Acquiror Released Party” is defined in Section 11.12(b).

“Acquiror Units” means the units of Acquiror issued pursuant to the Second Amended and Restated Limited Liability Company Agreement of the Acquiror.

“Act of Bankruptcy” means with respect to a Person, if such Person or an equity holder, partner, member, manager or director of such Person, as applicable, shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or a substantial part of such Person’s property, (ii) admit in writing such Person’s inability to pay such Person’s material debts as they become due, (iii) make a general assignment for the benefit of such Person’s creditors, (iv) file a voluntary

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petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) with respect to such Person, (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts of such Person, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Person in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or (viii) take any entity action for the purpose of effecting any of the foregoing.

“AFE Amount” means the aggregate amount of all capital expenditures paid by the Company with respect to (a) the purchase of the turbines under the purchase orders set forth on Section 1.1(a)(i)-AFE of the Company Disclosure Schedule (i) prior to the Execution Date and set forth on Section 1.1(a)(ii)-AFE of the Company Disclosure Schedule and (ii) after the Execution Date and prior to the Closing Date and (b) the ancillary equipment set forth on Section 1.1(b)-AFE of the Company Disclosure Schedule.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” is defined in Section 5.18.

“Aged Receivables” means any Receivables that, as of the Business Day immediately preceding the Closing Date, have been outstanding for more than ninety (90) days after the relevant invoice date.

“Agreed Tax Treatment” is defined in Section 2.5(a).

“Agreement” is defined in the preamble to this Agreement.

“AICPA” is defined in Section 7.14.

“Antitrust Authority” is defined in Section 7.5(a).

“Antitrust Law” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, in the United States.

“Applicable Date” means January 1, 2023.

“Application” is defined in Section 7.23.

“Assignment Agreement” is defined in Section 2.3(a)(i).

“Auditors” is defined in Section 3.3(b).

“Balance Sheet Date” is defined in Section 5.9(a)(ii).

“Buffalo Facility Lease Agreement” is defined in Section 2.3(a)(ii).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.

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“Cap” is defined in Section 10.3(c).

“Capitalized Lease” means any lease or other Contract of the Company that is required to be capitalized in accordance with GAAP.

“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash and cash equivalents of the Company required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company, including all outstanding security or similar deposits and excluding Restricted Cash, in each case calculated in a manner consistent with the Working Capital Calculation. For the avoidance of doubt, Cash will (i) be calculated net of any issued but uncleared checks and drafts and (ii) include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company.

“Certificated Assets” is defined in Section 5.8(f).

“Change in Recommendation” is defined in Section 7.3(g).

“Chosen Courts” is defined in Section 11.7.

“Claim” means all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual Proceeding.

“Claim Notice” is defined in Section 10.4(a).

“Closing” is defined in Section 2.2.

“Closing Cash” means the Cash of the Company as of the Closing.

“Closing Cash Consideration” means (a) $60,000,000, minus (b) the amount of Closing Indebtedness, plus (c) the amount of Closing Cash, minus (d) the Working Capital Deficit (if any), plus (e) Working Capital Excess (if any), minus (f) all Transaction Expenses, plus (g) the AFE Amount minus (h) the Escrow Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses, or Working Capital shall be double counted for purposes of calculating the Closing Cash Consideration hereunder.

“Closing Date” is defined in Section 2.2.

“Closing Equity Consideration” means the Closing Unit Consideration and the Closing Stock.

“Closing Failure Notice” is defined in Section 11.9.

“Closing Indebtedness” means the outstanding Indebtedness of the Company as of the Closing (but excluding, for the avoidance of doubt, any Indebtedness incurred by Acquiror Parent in connection with the Transactions).

“Closing Payment” means an amount equal to (a) the Estimated Closing Cash Consideration minus (b) all amounts payable by the Company under the Master Services Agreement.

“Closing Price” means the volume-weighted average price of Acquiror Parent Class A Common Stock on the NYSE for the 10 consecutive trading days ending on (and including) the trading day immediately prior to the date of determination, rounded to three decimal places.

“Closing Statement” is defined in Section 3.3(a).

“Closing Stock” means a number of shares of Acquiror Parent Class B Common Stock equal to the number of Acquiror Units constituting the Closing Unit Consideration.

“Closing Transaction Expenses” means the Transaction Expenses as of the Closing Date.

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“Closing Unit Consideration” means 16,464,778 Acquiror Units, less the number of Acquiror Units comprising the Indemnity Units; provided, that if, between the Execution Date and the Closing, the outstanding Acquiror Units shall have been changed into a different number of units or a different class of units by reason of any unit dividend, subdivision, reorganization, reclassification, recapitalization, unit split, reverse unit split, combination or exchange of units, or any similar event shall have occurred, then the Closing Unit Consideration shall be equitably adjusted to proportionally reflect such change.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the recitals to this Agreement.

“Company Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by the Company or necessary to conduct the Company Business.

“Company Business” means the business and operations performed by the Company or other products or services that are functionally equivalent.

“Company Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Contributor Parties and delivered to Acquiror on the Execution Date.

“Company Financial Statements” is defined in Section 5.9(a)(ii).

“Company Indemnitees” is defined in Section 7.12(a).

“Company Interests” is defined in the recitals of this Agreement.

“Company Material Adverse Effect” means any circumstance, development, change, event or occurrence, state of affairs, or effect that individually or in the aggregate with any other circumstance, development, change, event, occurrence, state of affairs, or effect (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations, properties, assets or Liabilities of the Company, or (y) would, or would reasonably be expected to, prevent, or materially impair or delay, the ability of the Contributor Parties to consummate the Transactions or otherwise perform its obligations under this Agreement or the Transaction Documents; provided, however, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect under clause (y) thereof:

(a) any change in economic, political, social, domestic, foreign or business conditions;

(b) changes in conditions in the industries in which the Company conducts business;

(c) changes resulting from the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of the Company’s physical properties to the extent such change or effect would otherwise constitute a Company Material Adverse Effect);

(d) changes in accounting requirements or principles imposed by GAAP or the authoritative interpretation thereof, in each case, after the Execution Date;

(e) changes in applicable Laws affecting the Transaction Documents the after the Execution Date;

(f) changes in the conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (i) changes in interest rates or the financial commodity markets, (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid

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securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world and (iii) a decline in market price, or a change in trading volume, of Acquiror Parent Common Stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

(g) any effect resulting from the entry into this Agreement or the announcement or pendency of the Transactions including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, suppliers, customers, partners, vendors or any other third Person; provided that the exception in this clause (g) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the foregoing;

(h) the taking or not taking of any action expressly required to be taken or not taken by this Agreement;

(i) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings or cash position (it being understood that any underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

provided that with respect to the foregoing clauses (a), (b), (c), (d), (e), or (f), to the extent of any change, event, occurrence, development, effect, condition, circumstance has had a disproportionate adverse effect on the Company, relative to other companies of similar size and operating in the industries in which the Company conducts business, in which case, only the incremental adverse impact may be taken into account when determining whether there has occurred a Company Material Adverse Effect.

“Confidential Information” is defined in Section 7.10(a).

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement and Non-Disclosure Agreement, dated as of April 23, 2024, by and between Solaris Oilfield Infrastructure, LLC and the Company.

“Confirmed Amount” is defined in Section 10.5(a)(i).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under U.S. state or local or non-U.S. Law.

“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, instrument or other legally binding arrangement.

“Contribution” is defined in the recitals to this Agreement.

“Contributor Owners” is defined in the preamble to this Agreement.

“Contributor Parties” is defined in the preamble to this Agreement.

“Contributor Party Fundamental Representations” means the representations and warranties of Contributor Party set forth in Sections 4.1, 4.2, 4.3, 4.6, 4.7, 5.1, 5.2(a), 5.3, 5.4, 5.5, and 5.26.

“Contributor Party Indemnitees” is defined in Section 10.2.

“Contributor Party Released Party” is defined in Section 11.12(a).

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“Contributor Party Taxes” means any and all Taxes (a) imposed on or with respect to the Contributor Parties or any of their Affiliates (other than the Company); (b) imposed on the Company, or for which the Company may otherwise be liable, for any Pre-Closing Tax Period or for the portion of any Straddle Period ending on and including the Closing (determined in accordance with Section 7.13(c)); (c) resulting from any breach of any representation or warranty set forth in Section 5.15 (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or a breach by the Contributor Parties of any covenant relating to Taxes set forth in this Agreement; (d) of any Consolidated Group (or any member thereof, other than the Company) of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) (or any corresponding or similar provision of U.S. state or local or non-U.S. Law); (e) of any other Person for which the Company is or has been liable as a transferee or successor; (f) attributable to the Transactions (including Transfer Taxes that are the responsibility of the Contributor Parties under Section 7.13(f)); or (g) that are social security, Medicare, unemployment or other employment, payroll or withholding Taxes owed as a result of payments made pursuant to this Agreement; provided that no such Tax will constitute a Contributor Party Tax to the extent such Tax was taken into account in the final determination of Working Capital.

“Contributors” is defined in the preamble to this Agreement.

“Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign Laws or regulations.

“Court of Chancery” is defined in Section 11.7.

“Current Assets” means the sum of the current assets of the Company, determined in accordance with the Working Capital Calculation, which excludes (a) Cash, (b) any Tax assets and (c) any deposits, prepaids or other amounts included in the AFE Amount. For the avoidance of doubt, deferred Tax assets shall not be taken into account in the determination of Current Assets.

“Current Liabilities” equals the sum of the current liabilities of the Company, determined in accordance with the Working Capital Calculation and excludes (a) any Closing Indebtedness and (b) any amounts payable that, if paid, would be included in the AFE Amount. For the avoidance of doubt, deferred Tax liabilities shall not be taken into account in the determination of Current Liabilities.

“Customer” is defined in Section 5.21(a).

“Customer Contracts” is defined in Section 5.22(b).

“Customer Group” is defined in Section 5.22(b).

“Debt Financing Sources” means any Financing Sources that provide Financing involving debt.

“Deductible” is defined in Section 10.3(b)(i).

“Delaware Federal Courts” is defined in Section 11.7.

“Determination Notice” is defined in Section 10.5(a)(i).

“DGCL” means the Delaware General Corporation Law.

“Employee” means an individual who is employed by the Company as of the Closing Date, including any such employees who are not actively at work on the Closing Date due to a leave of absence.

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“Employee Benefit Plan” means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) or (b) any employment, consulting, separation, retention, profit-sharing, savings, stock option, stock appreciation right, phantom stock, equity compensation, collective bargaining agreement, change-in-control, bonus, incentive compensation, equity purchase right, salary continuation, severance pay, deferred compensation, supplemental income, vacation, paid-time off, sick leave, disability, death benefit, personnel policy, group welfare insurance, hospitalization, medical, dental, life, Code Section 125 “cafeteria” or “flexible” benefit, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement and each other compensation or benefit plan, policy, agreement, arrangement, program, practice or understanding, whether written or unwritten, which is not described in clause (a).

“Enforceability Exceptions” is defined in Section 4.2(c).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, lien, demand, order or enforceable directive made, brought or issued by any Governmental Body or any other third-party Person resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Substances at, in, by, from or related to the Real Property (in each instance in this definition, as defined for the purposes of Section 5.11 above) or the operations of the Company; (b) the transportation, storage, treatment or disposal of Hazardous Substances in connection with the Real Property or the operations of the Company; (c) the violation, or alleged violation, of any Environmental Laws or Environmental Permits connected with the Real Property or the operation of the Company; or (d) any contractual obligations to any Person for Environmental Costs and Liabilities.

“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, Claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, and Environmental Remedial Action) arising from or under any Environmental Law or Environmental Claim, but shall not include costs and expenses incurred in the Ordinary Course of Business in complying with Environmental Laws.

“Environmental Laws” means any applicable federal, state or local law (including, without limitation, fundamental principles of common law), statute, code, ordinance, rule, regulation, Permit or other requirement relating to protection of the environment, natural resources, or public and employee health and safety (to the extent such health and safety relate to exposure to Hazardous Substances) and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Law, 49 U.S.C. § 5101, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., and the Occupational Safety and Health Act, 29 U.S.C. §651, et seq., and the regulations promulgated pursuant thereto, and all analogous state or local Law

“Environmental Permit” means any permit, approvals, consents, licenses, exemptions and other authorizations, consents and approvals of or from any Governmental Bodies and required under any Environmental Law for the operations of the Company as conducted on the Closing Date.

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“Environmental Remedial Action” means any action, including, without limitation, required or voluntarily taken to (a) cleanup, remove, treat, or in any other way address any Hazardous Substance or other substance posing a risk to the environment; (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not migrate or endanger or threaten to endanger public health and welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care with respect to environmental contamination; or (d) bring any property owned, operated or leased by the Company or any of its Subsidiaries and the facilities located and operations conducted thereon into compliance with applicable Environmental Laws and Environmental Permits.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, the issuing entity.

“Equity Recipients” is defined in Section 2.1(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Escrow Account” is defined in Section 3.2.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” is defined in Section 2.3(a)(iii).

“Escrow Amount” means $5,000,000.00.

“Estimated Closing Cash Consideration” is defined in Section 3.1.

“Estimated Closing Indebtedness” is defined in Section 3.1.

“Estimated Closing Statement” is defined in Section 3.1.

“Estimated Transaction Expenses” is defined in Section 3.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Excluded Damages” is defined in Section 10.9(b).

“Execution Date” is defined in the preamble to this Agreement.

“Expiration Date” is defined in Section 10.3(d)(i).

“Facilities” is defined in Section 5.7(c).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Final Acquiror Closing Cash Consideration Payment” is defined in Section 3.4(a).

“Final Cash Consideration” is defined in Section 3.3(b).

“Final Contributors Closing Cash Consideration Payment” is defined in Section 3.4(b).

“Final Contributors Closing Cash Consideration Payment Excess” is defined in Section 3.4(b).

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“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and non-appealable, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under U.S. state or local or non-U.S. law) with the relevant Governmental Body or other administrative settlement with or final administrative decision by the relevant Governmental Body, (c) a final disposition of a claim for refund, or (d) any agreement between Acquiror and the Contributor Parties which they agree will have the same effect as an item in (a), (b) or (c) for purposes of this Agreement.

“Final Tax Allocation” is defined in Section 2.5(b).

“Financing” is defined in Section 7.11(a).

“Financing Information” means (a) financial information and financial data with respect to the Company that is reasonably available, derived from the Company’s historical books and records and is necessary or appropriate for Acquiror Parent to prepare customary pro forma financial statements in accordance with the requirements of Regulation S-X under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act, and of the type and form, and for the periods (including for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period), in each case, customarily included in an offering memorandum or prospectus used in connection with a capital markets financing transaction; and (b) financial statements, financial data, business, operating and other information (including customary due diligence materials with respect to the Company) regarding the Company of the type and form, and for the periods, required and/or customarily included in, an offering memorandum or prospectus used in connection with a capital markets financing transaction, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum or prospectus) customary “comfort” (including “negative assurance” comfort) with respect to the financial information of the Company to be included in such offering memorandum or prospectus, together with drafts of customary “comfort” letters that such independent auditors are prepared to deliver upon the “pricing” of any Financing.

“Financing Sources” means the persons or entities that have committed or may commit to provide the Financing as lender, investor, shareholder, underwriter, initial purchaser or otherwise (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates and such entities’ (and their respective Affiliates’) Representatives involved in the Financing and their successors and permitted assigns.

“First Indemnity Equity Release Date” means the nine (9)-month anniversary of the Closing Date.

“FLSA” means the federal Fair Labor Standards Act of 1938, as amended, and similar state, local and foreign laws related to the payment of wages, including minimum wage and overtime wages.

“Fraud” shall mean an act, committed by a Person, with intent to deceive another Person, or to induce such Person to enter into this Agreement, or otherwise act or refrain from acting, and requires (a) the making of a false representation and warranty in (i) Article IV or Article V (in the case of Contributor Parties) or Article VI (in the case of Acquiror Parent), or (ii) any certificate to be delivered under this Agreement, (b) with actual knowledge that such representation and warranty is false, and (c) with an intention to induce reliance by the Party to whom such representation and warranty is made; provided, however, that a misrepresentation of a material fact that is determined to be reckless and not intentional will not be deemed “Fraud” for purposes of this Agreement. For the avoidance of doubt, “Fraud” expressly excludes constructive fraud, equitable fraud and promissory fraud.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

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“Government Official” means any officer or employee of a Governmental Body, a public international organization, or any department or agency thereof or any person acting in an official capacity for such Governmental Body, including (a) a foreign official as defined in the FCPA, (b) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (c) any non-U.S. political party or party official or any candidate for non-U.S. political office.

“Governmental Body” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States, any country, territory or jurisdiction outside of the United States or any state, local or other governmental subdivision thereof.

“Hazardous Substances” means any substance, material, or waste which is regulated by any Governmental Body pursuant to Environmental Law as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance” or words of similar import under any provision of Environmental Law, which includes petroleum, petroleum products (including, without limitation, crude oil and any fraction thereof), asbestos, asbestos-containing materials, lead, radon, ionizing and non-ionizing radioactive materials and substances, urea formaldehyde and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improper Payment Laws” means the FCPA, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Official in International Business Transactions, and any other applicable law regarding anti-bribery or illegal payments or gratuities.

“Indebtedness” means (a) any of the following types of Liabilities (without duplication and whether or not then due and payable) of, or guaranteed by, the Company: (i) the principal of and premium (if any) in respect of all outstanding indebtedness for borrowed money; (ii) accrued interest payable with respect to Indebtedness referred to in clause (i); (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible); (iv) all obligations upon which interest charges are customarily paid (excluding current accounts payable in the Ordinary Course of Business); (v) all obligations under indentures or arising out of any financial hedging arrangements; (vi) for the deferred purchase price of property or services; (vii) all Capitalized Lease obligations; (viii) the principal and accrued interest components of Capitalized Lease obligations under GAAP; (ix) all other indebtedness of the types described herein of Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company, whether or not such indebtedness secured thereby has been assumed; (x) all obligations (including an accrued and unpaid interest) in respect of letters of credit (to the extent drawn); and (xi) all unearned revenue or deferred revenue; plus (b) all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other agreed payment obligations of the Company (without any double counting) that would arise (whether or not then due and payable) if the aggregate amount of all such Indebtedness of the Company were prepaid in full on the Closing Date (including, without limitation, if any item of Indebtedness cannot be repaid on or before the Closing Date (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such item that occurs between the Closing Date and the earliest date that repayment may occur (e.g., if notice were delivered on the Closing Date) and all out of pocket fees and expenses incurred in connection with repayment of such Indebtedness of the Company, whether or not due and payable, including, without limitation, any amounts owing to any trustee or advisors, but without double-counting with any amounts included in Indebtedness).

“Indemnification Claim” is defined in Section 10.4(a).

“Indemnified Party” is defined in Section 10.4(a).

“Indemnifying Party” is defined in Section 10.4(a).

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“Indemnitees” is defined in Section 10.2.

“Indemnity Equity” means the Indemnity Units and the Indemnity Stock.

“Indemnity Equity Release Date” means the First Indemnity Equity Release Date, the Second Indemnity Equity Release Date and any other date on which Indemnity Equity are released.

“Indemnity Legend” means the following legend to be placed on the Acquiror Units and shares of Acquiror Parent Class B Common Stock issued to the Contributors as Indemnity Equity pursuant to Section 2.1(d):

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 7.16(A) AND 7.16(C) OF THE CONTRIBUTION AGREEMENT, DATED AS OF July 9, 2024, BY AND BETWEEN SOLARIS OILFIELD INFRASTRUCTURE, INC., SOLARIS OILFIELD INFRASTRUCTURE, LLC, J TURBINES, INC. AND KTR MANAGEMENT COMPANY, LLC, AS MAY BE AMENDED FROM TIME TO TIME, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“Indemnity Stock” means a number of shares of Acquiror Parent Class B Common Stock equal to the number of Acquiror Units constituting the Indemnity Units.

“Indemnity Unit Balance” means, as of the applicable date of determination, the balance of the Indemnity Units, as such number of the Indemnity Units may be reduced prior to such date by all disbursements under Section 10.6.

“Indemnity Units” means a number of Acquiror Units equal to (i) 10% of the Total Consideration divided by (ii) the Closing Price as of the Execution Date.

“Intellectual Property Rights” means all industrial and intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, including, without limitation, (a) patents, patent applications, patent disclosures and extensions, divisions, continuations, continuations-in-part, reexaminations and reissues thereof, (b) Internet domain names, trademarks, Social Media, trade names, service marks, trade dress, trade names, logos, corporate names and other identifiers of source and registration and applications for registration of any item listed in this clause (b), together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered), works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c), (d) computer software (whether in source code, object code or other form), data, databases and any documentation related to any item listed in this clause, (e) trade secrets and other confidential information (including confidential and proprietary know how, ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (f) all rights of privacy and publicity, (g) other intellectual property rights and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Invoices” is defined in Section 2.3(a)(xi).

“IT Systems” means any and all computer systems (including hardware and software, including source code) which are owned or used by the Company.

“J Turbines” is defined in the preamble to the Agreement.

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“Johnson” is defined in the preamble to the Agreement.

“Knowledge” means (a) with respect to the Contributor Parties, the actual knowledge of John A. Johnson, John Tuma, Ross Bartley or Sean Johnson; and (b) with respect to Acquiror Parent and Acquiror, the actual knowledge of Jay Trapp, Chris Powell, Kyle Ramachandran and Bill Zartler; provided, in the case of clauses (a) and (b), the foregoing Persons will be deemed to have actual knowledge of such matters in respect of which such Person willfully and intentionally failed to make reasonable inquiries.

“KTR” is defined in the preamble to the Agreement.

“Law” means any law (including common law), statute, code, ordinance, order, rule, fundamental principle of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Body.

“Leased Real Property” is defined in Section 5.7(a).

“Leases” is defined in Section 5.7(a).

“Liability” means any and all debts, liabilities and obligations, of any kind or nature whatsoever, whether accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, action or order from a Governmental Body and those arising under any Contract.

“Lien” means, with respect to any property or asset, (a) any mortgage, pledge, security interest, lien (statutory or otherwise), deed of trust, option, right of first refusal, right of first offer, preferential agreement or other similar property interest or encumbrance in respect of such property or asset, and (b) any easement, right-of-way, restriction, restrictive covenant, servitude, proxy, voting trustor agreement, right, lease and other encumbrance on title to real or personal property.

“Lock-Up Agreements” is defined in Section 2.3(a)(xii).

“Losses” is defined in Section 10.1.

“Master Services Agreement” means that certain Master Equipment Rental Agreement, dated on or around July 9, 2024, by and between the Company and Solaris Oilfield Site Services Operating, LLC, pursuant to which the Company leases diesel generators and associated equipment.

“Material Contracts” is defined in Section 5.12(b).

“Material Tangible Personal Property” is defined in Section 5.8(e).

“Mini-Basket” is defined in Section 10.3(a)(i).

“NYSE” means the New York Stock Exchange or any other national securities exchange on which the Acquiror Parent Class A Common Stock is then listed.

“NYSE Listing Approval” is defined in Section 8.1(d).

“Objection Notice” is defined in Section 3.3(b).

“Ordinary Course of Business” means, with respect to a Person, actions taken by such Person only if such actions are customary, consistent in nature, scope and magnitude with the past practices of such Person, and are taken in the ordinary course of the normal, day-to-day operations of such Person, but shall not include actions that are in violation of any Law or Contracts to which such Person is a party.

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“Organizational Documents” means, with respect to any Entity, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Outside Date” is defined in Section 9.1(c).

“Party” and “Parties” are defined in the preamble of this Agreement.

“Payment Instructions” means those certain instructions to be duly executed by each of the Contributors and delivered to Acquiror Parent by the Contributor Parties no later than two (2) Business Days prior to the Closing Date, and such instructions shall include (a) the amount of the Closing Payment each Contributor shall receive and (b) wire information for each Contributor.

“Payoff Letters” means the letters provided by any Person to whom or which any Indebtedness are owed setting forth the amount of, or the formula for the determination of, such Indebtedness and the instructions for the payment of such Indebtedness and acknowledging that upon payment of the amount set forth in such letter at the Closing, (a) such Person will have received all amounts due to such Person from the Company in respect of the Indebtedness owed to such Person and (b) all Liens and guarantees relating to such underlying Indebtedness will be automatically released and all actions reasonably necessary to evidence such release will be promptly taken by such Person.

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Bodies.

“Permitted Liens” means (a) statutory Liens for Taxes applicable to the Company Assets not yet due and payable or that are being contested in good faith and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP; (b) Liens as may have arisen in the Ordinary Course of Business of the Company Business, none of which are material to the ownership, use or operation of the Company Assets, so long as such matters do not and would not reasonably be likely to impair the continued use and/or occupancy of such Company Assets in connection with the operation of the Company Business; (c) legal highways, zoning and building laws, ordinances and regulations that do not materially impair the continued use and/or occupancy of such Company Asset in connection with the operation of the Company Business; and (d) Liens which will be and are discharged or released either prior to, or simultaneously with, the Closing.

“Permitted Securities Liens” Liens or restrictions on transfer: (a) arising under any applicable federal, provincial and state securities Laws, (b) arising pursuant to, or as otherwise set forth in, the Organizational Documents of the Company, as made available to Acquiror prior to the Execution Date, or (c) created or imposed by Acquiror or its Affiliates at or after Closing.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Body.

“Policies” is defined in Section 5.19.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Tax Return” is defined in Section 7.13(a).

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“Preparing Party” is defined in Section 3.3(a).

“Private Placement Legend” is defined in Section 2.1(c).

“Pro Rata Portion” means, with respect to each Contributor, the pro rata portion (expressed as a percentage) set forth opposite such Contributor’s name on Section 1.1-PRP of the Company Disclosure Schedule.

“Proceeding” means any civil, criminal or administrative actions, suits, grievances, audits, notices of violation, investigations, arbitrations, mediations, claims, investigations or other proceedings.

“Proxy Statement” is defined in Section 7.3(a).

“Real Property” is defined in Section 5.11(a)(iv).

“Receivables” means all accounts receivable, bills receivable and trade accounts receivable of the Company, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Registrable Securities” means the Shares; provided, however, that Registrable Securities shall not include: (i) any Shares that have been registered under the Securities Act, and disposed of pursuant to an effective registration statement or otherwise transferred to a Person who is not entitled to the registration and other rights hereunder; (ii) any Shares that have been sold or transferred by the Holder (as defined in Annex A hereto) thereof pursuant to Rule 144 (or any similar provision then in force under the Securities Act) and the transferee thereof does not receive “restricted securities” as defined in Rule 144; (iii) any Shares that cease to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise); and (iv) any Shares that are eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act.

“Registration Statement” means a registration statement of the Acquiror Parent in the form required to register under the Securities Act and other applicable law the resale of the Registrable Securities in accordance with the intended plan of distribution of each Contributor included therein, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, dispersal, migrating, injecting, escaping, leaching, dumping, or disposing on or into the indoor or outdoor environment.

“Remedial Action” is defined in Section 7.5(b).

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, investment bankers, legal counsel, financial advisors, representatives or agents.

“Required Financial Statements” is defined in Section 7.14.

“Restricted Area” means the geographic area within: (i) the States of Texas, New Mexico and Tennessee; and (ii) fifty (50) miles of any location in which the Company conducts or conducted the Company Business, or had plans to conduct the Company Business, in each case as of the Closing Date or within the twelve (12) months immediately preceding the Closing Date.

“Restricted Cash” means, without duplication, all cash and cash equivalents that are not freely useable and available to the Company because they are subject to restrictions or limitations on use or distribution either by contract or for regulatory or legal purposes or are cash and cash equivalents that are collected from customers in advance, are being held on behalf of customers and represent a liability to such customers.

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“Restricted Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date.

“Reviewing Party” is defined in Section 3.3(a).

“Scheduled Permits” is defined in Section 5.14.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Indemnity Equity Release Date” means the eighteen (18)-month anniversary of the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means (a) the shares of Acquiror Parent Class A Common Stock issuable upon exchange of the Acquiror Units and Acquiror Parent Class B Common Stock to be issued as Closing Equity Consideration and Indemnity Equity, and (b) and any other equity interests of Acquiror Parent or equity interests in any successor of Acquiror Parent issued in respect of such shares of Acquiror Parent Class A Common Stock by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving a change in the capital structure of Acquiror Parent.

“Special Meeting” is defined in Section 7.3(f).

“Specific Liabilities” means all Liabilities related to, arising out of or resulting from the matters set forth on Section 1.1-SL of the Company Disclosure Schedule.

“Straddle Period” means any taxable Tax period beginning on or before and ending after the Closing Date.

“Straddle Tax Return” is defined in Section 7.13(b).

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Takeover Laws” means any applicable anti-takeover provisions related to business combinations in Texas or Delaware, or any other no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law.

“Tangible Personal Property” means all machinery, equipment, trailers, tools, spare parts, production supplies, furniture and fixtures and other items of tangible personal property owned by the Company and used primarily in connection with ownership, maintenance or operation of the Company Business.

“Target Working Capital” means $11,200,000.

“Tax” means (a) any taxes, assessments, fees and other governmental charges imposed by any Governmental Body, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Body that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar charge in the

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nature of a tax, and including any interest, penalty, or addition thereto or with respect to any Tax Return, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“Tax Allocation Schedule” is defined in Section 2.5(b).

“Tax Expert” is defined in Section 2.5(b).

“Tax Proceeding” is defined in Section 7.13(d)(i).

“Tax Return” means any return, report, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information return or other filing relating to Taxes and filed with or supplied to, or required to be filed with or supplied to, any Governmental Body, including any schedule or attachment thereto, and including any supplement or amendment thereof.

“Third Party Claim” is defined in Section 10.4(a).

“Third Party Notice” is defined in Section 10.4(a).

“Top Suppliers” is defined in Section 5.21(b).

“Total Consideration” means an amount equal to (a) the Estimated Closing Cash Consideration (excluding for the purposes of the calculation thereof, any reduction in respect of any Estimated Closing Indebtedness that is an Affiliate Loan (as defined in the Company Disclosure Schedules)), plus (b) the Escrow Amount, plus (c) an amount equal to the product of (i) the sum of (x) the number of Acquiror Units comprising the Closing Unit Consideration and (y) the number of Acquiror Units comprising the Indemnity Units and (ii) the Closing Price as of the Execution Date.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Assignment Agreement, the Buffalo Facility Lease Agreement and any other document or certificate delivered at the Closing pursuant to this Agreement.

“Transaction Expenses” means (a) all amounts owing (whether or not then due and payable) by or on behalf of the Company as out-of-pocket advisory, broker, accounting, legal, investment banking and other professional fees incurred with respect to periods up to and including the Closing in connection with the Transactions; and (b) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of the Company arising from, incurred in connection with or related to the Transactions with respect to the period up to and including the Closing.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Agent” means Equiniti Trust Company, LLC.

“Transfer Agent Documentation” means a written instruction letter, a stock medallion guaranty, an incumbency certificate, a completed spreadsheet, opinion or representation letter in the form required by the Transfer Agent or any other documentation required by the procedures of the Transfer Agent to effect a contemplated transaction in the Acquiror Parent Class A Common Stock that may be issued in connection with a redemption of shares of the Acquiror Parent Class B Common Stock.

“Transfer Taxes” is defined in Section 7.13(f).

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“Treasury Regulations” means the regulations promulgated (including temporary regulations) by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Tuma” is defined in the preamble to this Agreement.

“Turbines” is defined in Section 5.8(c).

“Willful Breach” means, with respect to any Party, that such Party willfully and intentionally takes an action or fails to take an action, with the knowledge that the taking of such action or the failure to take such action would reasonably be expected to cause a material breach of this Agreement and which act or failure to act constitutes in and of itself a material breach of this Agreement.

“Working Capital” means, as of 12:01 a.m. Houston, Texas time on the Closing Date, Current Assets minus Current Liabilities, determined in accordance with the Working Capital Calculation. For the avoidance of doubt, Working Capital shall exclude Aged Receivables, Cash, Indebtedness, Transaction Expenses, deferred Tax assets and deferred Tax liabilities.

“Working Capital Calculation” shall mean (a) in accordance with the sample calculation of Working Capital for March 2024 set forth on Annex B hereto, (b) to the extent not addressed in the foregoing clause (a), in accordance with the principles applied in the Company Financial Statements and (c) to the extent not addressed in the foregoing clauses (a) or (b), in accordance with GAAP.

“Working Capital Deficit” means the amount, if any, by which the Working Capital is less than the Target Working Capital.

“Working Capital Excess” means the amount, if any, by which the Working Capital exceeds the Target Working Capital.

A-18

EXHIBIT B

FORM OF ASSIGNMENT AGREEMENT

Exhibit B

B-1

EXHIBIT C

BUFFALO FACILITY LEASE AGREEMENT

Exhibit C

C-1

EXHIBIT D

FORM OF ESCROW AGREEMENT

Exhibit D

D-1

EXHIBIT E

FORM OF LOCK-UP AGREEMENT

Exhibit E

E-1

ANNEX A

REGISTRATION RIGHTS

[Please see attached]

Annex A

ANNEX A

REGISTRATION RIGHTS

1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in Exhibit A to the Agreement.

“Acquiror Parent Securities” means any debt or equity interest of any class or series in the Acquiror Parent.

“Acquiror Parent Stock” means the Acquiror Parent Common Stock, and Acquiror Parent Preferred Stock, together with any other equity interests of the Acquiror Parent or equity interests in any successor of the Acquiror Parent issued by Acquiror Parent including by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving a change in the capital structure of the Acquiror Parent. For the avoidance of doubt, “Acquiror Parent Stock” shall include the shares of Class A Common Stock that may be delivered in exchange for Solaris LLC Units.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.

“Blackout Period” is defined in Section 1.5(n) of this Annex A.

“Demand Registration” is defined in Section 1.2(b) of this Annex A.

“Effective Date” means the time and date that a Registration Statement is first declared effective by the SEC or otherwise becomes effective.

“Effectiveness Period” is defined in Section 1.2(c) of this Annex A.

“Holder” is defined in the Registration Rights Agreement.

“Minimum Amount” is defined in Section 1.2(b) of this Annex A.

“Piggyback Registration” is defined in Section 1.4(a) of this Annex A.

“Piggyback Registration Notice” is defined in Section 1.4(a) of this Annex A.

“Piggyback Registration Request” is defined in Section 1.4(a) of this Annex A.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A, Rule 430B or Rule 430C promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registration Expenses” means, without limitation, (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market and (B) in compliance with applicable state securities or “Blue Sky” laws), (ii) printing expenses (including expenses of printing certificates for Acquiror Parent Securities and of printing Prospectuses if the printing of Prospectuses is reasonably requested by a Contributor included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors and accountants for the Acquiror Parent, (v) Securities Act liability insurance, if the Acquiror Parent so desires such insurance, (vi) fees and expenses of all other Persons retained by the Acquiror Parent in connection with the consummation of the transactions contemplated by this Annex A, (vii) the reasonable fees and expenses of one law firm of national standing selected by the Contributor or Holder owning the majority of the Registrable Securities to be included in any such registration or offering; provided that such fees and expenses shall not exceed, in the aggregate, $150,000 without the prior approval of Acquiror Parent and (viii) all expenses relating to marketing the sale of the Registrable Securities, including expenses related to conducting a “road show.” In addition, the Acquiror Parent shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Annex A (including expenses payable to third parties and including all salaries and expenses of their officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Trading Market.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated May 17, 2017, by and among the Acquiror, the Acquiror Parent and each of the parties listed on the signature pages thereto.

“Registration Rights Related Losses” is defined in Section 1.7(a) of this Annex A.

“Requested Underwritten Offering” is defined in Section 1.3 of this Annex A.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Contributor (except as set forth in Section 1.6).

“Shelf Registration” is defined in Section 1.2(a) of this Annex A.

“Shelf Registration Statement” means a Registration Statement of the Acquiror Parent filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Suspension Period” is defined in Section 1.9 of this Annex A.

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“Underwritten Offering” means an underwritten offering of Acquiror Parent Stock for cash (whether a Requested Underwritten Offering or in connection with a public offering of Acquiror Parent Stock by the Acquiror Parent, stockholders or both), excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or S-8 or an offering on any registration statement form that does not permit secondary sales.

“Underwritten Offering Notice” is defined in Section 1.3 of this Annex A.

“Underwritten Offering Piggyback Notice” is defined in Section 1.4(b) of this Annex A.

“Underwritten Offering Piggyback Request” is defined in Section 1.4(b) of this Annex A.

“Underwritten Piggyback Offering” is defined in Section 1.4(b) of this Annex A.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.

Annex A-2

1.2 Registration.

(a) Pursuant to the terms of and subject to the other provisions of the Agreement and this Annex A, the Acquiror Parent shall file within ninety (90) days following the Closing Date, a Shelf Registration Statement covering the resale from time to time by the Contributors, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of all of the Registrable Securities and shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof, but no later than one hundred and eighty (180) days following the Closing Date; provided that, in the event (a) the Contributors have not furnished the Required Financial Statements, any other financial statements or other documents or information required to be delivered to Acquiror Parent pursuant to, or otherwise not compliant with their obligations under, Section 7.14 or Section 7.15 of the Agreement by such dates and (b) as a result of the circumstances described in clause (a), the Acquiror Parent is unable to file a Shelf Registration Statement that would be responsive in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations promulgated thereunder, then Acquiror Parent shall file a Shelf Registration Statement covering the resale as soon as reasonably practicable after such documents or information are so furnished, but in no event later than the date that is thirty (30) days after the date on which such financial statements are provided to Acquiror Parent. Such Shelf Registration Statement shall provide for the registration of such Registrable Securities for resale by such Contributors in accordance with any reasonable method of distribution elected by the Contributors and permitted pursuant to the form of registration statement used and the rules, regulations and guidance of the SEC (such registration, the “Shelf Registration”).

(b) At any time at or following one hundred and eighty (180) days following the Closing Date, either Contributor shall have the option and right, exercisable by delivering written notice to the Acquiror Parent (a “Demand Notice”), to require the Acquiror Parent to, pursuant to the terms of and subject to the other provisions of the Agreement and this Annex A, prepare and file with the SEC a Registration Statement registering the offering and sale of the number and type of Registrable Securities on the terms and conditions specified in the Demand Notice, which may include sales on a delayed or continuous basis pursuant to Rule 415 pursuant to a Shelf Registration Statement (a “Demand Registration”). The Demand Notice must include such information regarding the Contributor, the number of Registrable Securities that the Contributor intends to include in such Demand Registration and the intended methods of disposition thereof as shall be required to effect the registration of the sale of the Contributor’s Registrable Securities. Notwithstanding anything to the contrary herein, in no event shall the Acquiror Parent be required to effectuate a Demand Registration if the aggregate gross proceeds of such Demand Registration are reasonably anticipated to be less than the lesser of (x) $35,000,000 and (y) all of the Registrable Securities held by such Contributor (the “Minimum Amount”).

(c) Within fifteen (15) Business Days after the receipt of the Demand Notice (except if the Acquiror Parent is not then eligible to register for resale the Registrable Securities on Form S-3, within thirty (30) days thereof), the Acquiror Parent shall, subject to the limitations of this Section 1.2(c), file a Registration Statement in accordance with the terms and conditions of the Demand Notice. The Acquiror Parent shall cause any Shelf Registration Statement and any Registration Statement pursuant to a Demand Registration to become and remain effective under the Securities Act, other than during any Suspension Period, if applicable, until all Registrable Securities covered by such Registration Statement have been sold (the “Effectiveness Period”).

(d) Subject to the other provisions of the Agreement and this Annex A, the Acquiror Parent is not obligated hereunder to effect (A) a Demand Registration within ninety (90) days after the closing of any Underwritten Offering or (B) a Demand Registration if a Shelf Registration Statement or Registration Statement covering all of the Registrable Securities held by the Contributor shall have become and remains effective under the Securities Act and is sufficient to permit offers and sales of the number and type of Registrable Securities on the terms and conditions specified in the Demand Notice in accordance with the intended timing and method or methods of distribution thereof specified in the Demand Notice.

(e) A Contributor may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Registration

Annex A-3

Statement. Upon receipt of a notice from the initiating Contributor that the initiating Contributor is withdrawing all of its Registrable Securities from the Demand Registration or a notice from a Contributor to the effect that the Contributor is withdrawing an amount of its Registrable Securities such that the remaining amount of Registrable Securities to be included in the Demand Registration is below the Minimum Amount, the Acquiror Parent shall cease all efforts to secure effectiveness of the applicable Registration Statement.

(f) The Acquiror Parent may include in any Shelf Registration or Demand Registration other Acquiror Parent Securities for sale for its own account or for the account of any other Person, subject to Section 1.4(c).

(g) Subject to the other provisions of the Agreement and this Annex A, the Acquiror Parent shall effect any Shelf Registration or Demand Registration on such appropriate registration form of the SEC (A) as shall be selected by the Acquiror Parent and (B) in the case of a Demand Registration, as shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the Demand Notice; provided that if the Acquiror Parent becomes, and is at the time of the Closing Date or its receipt of a Demand Notice, a WKSI, the Shelf Registration or Demand Registration, respectively, for any offering and selling of Registrable Securities shall be effected pursuant to an Automatic Shelf Registration Statement, which shall be on Form S-3 or any equivalent or successor form under the Securities Act (including Form S-1). In the event the Acquiror Parent files an Automatic Shelf Registration Statement on Form S-1, the Acquiror Parent shall use its reasonable best efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Acquiror Parent is eligible to use Form S-3. If at any time a Registration Statement on Form S-3 is effective and a Contributor provides written notice to the Acquiror Parent that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Acquiror Parent will amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place.

(h) Without limiting Section 1.5 of this Annex A, in connection with any Shelf Registration or Demand Registration pursuant to and in accordance with this Section 1.2, the Acquiror Parent shall (A) promptly prepare and file or cause to be prepared and filed (1) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the securities subject to such Shelf Registration or Demand Registration, as applicable, including under the securities laws of such jurisdictions as the Contributors shall reasonably request; provided that no such qualification shall be required in any jurisdiction where, as a result thereof, the Acquiror Parent would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration and (2) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Shelf Registration or Demand Registration, as applicable, on the Trading Market and (B) do any and all other acts and things that may be reasonably necessary or appropriate or reasonably requested by the Contributors to enable the Contributors to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

(i) In the event a Contributor transfers Registrable Securities included on a Shelf Registration Statement or Registration Statement and such Registrable Securities remain Registrable Securities following such transfer, at the request of the recipient of such Registrable Securities, the Acquiror Parent shall amend or supplement such Shelf Registration Statement or Registration Statement as may be necessary in order to enable such transferee to offer and sell such Registrable Securities pursuant to such Shelf Registration Statement or Registration Statement; provided that in no event shall the Acquiror Parent be required to file a post-effective amendment to a Shelf Registration Statement or Registration Statement unless (A) such Shelf Registration Statement or Registration Statement includes only Registrable Securities held by the Contributor, Affiliates of the Contributor or transferees of the Contributor or (B) the Acquiror Parent has received written consent therefor from a Person for whom Registrable Securities have been registered on (but not yet sold under) such Shelf Registration Statement or Registration Statement, other than the Contributor, Affiliates of the Contributor or transferees of the Contributor.

Annex A-4

1.3 Underwritten Offerings. Any Contributor shall have the option and right, exercisable by delivering written notice to the Acquiror Parent of its intention to distribute Registrable Securities by means of an Underwritten Offering (an “Underwritten Offering Notice”), to require the Acquiror Parent, pursuant to the terms of and subject to the other provisions of the Agreement and this Annex A, to effectuate a distribution of any or all of its Registrable Securities by means of an Underwritten Offering pursuant to a new Demand Registration or pursuant to an effective Registration Statement covering such Registrable Securities (a “Requested Underwritten Offering”); provided that no Underwritten Offering shall be considered a Requested Underwritten Offering if the number of Registrable Securities included by the Contributors in such Underwritten Offering is reduced, pursuant to Section 1.4(c), and any shares of Acquiror Parent Stock other than Registrable Securities are included in such Underwritten Offering; provided, further that if the Requested Underwritten Offering is pursuant to a new Demand Registration, then the Registrable Securities of such initiating Contributor requested to be included in such Requested Underwritten Offering have an aggregate value of at least equal to the Minimum Amount as of the date of such Underwritten Offering Notice, and if the Requested Underwritten Offering is pursuant to an effective Shelf Registration or Demand Registration, then the reasonably anticipated gross proceeds of such Requested Underwritten Offering shall be at least equal to fifty percent (50%) of the Minimum Amount as of the date of such Underwritten Offering Notice. The Underwritten Offering Notice must set forth the number of Registrable Securities that the initiating Contributor intends to include in such Requested Underwritten Offering. The managing underwriter or managing underwriters of a Requested Underwritten Offering shall be selected by the initiating Contributor, or if both Contributors are participating, then the Contributor holding a majority of the Registrable Securities participating in such Underwritten Offering, from a list to be supplied by Acquiror Parent, which list shall include at least three nationally recognized investment banking firms. If the initiating Contributor wishes to select a lead underwriter that is not on the list provided by Acquiror Parent, such Contributor may propose an alternative lead underwriter; provided however that if Acquiror Parent objects in good faith to such alternative lead underwriter, Acquiror Parent may require the initiating Contributor to select a different alternative lead underwriter after good faith consultation with Acquiror Parent, and, for the avoidance of doubt, the initiating Contributor may not object to such different alternative lead underwriter. Notwithstanding the foregoing, the Acquiror Parent is not obligated to effect a Requested Underwritten Offering (i) more than two (2) times within any twelve (12)-month period or (ii) within ninety (90) days after the closing of (A) a Requested Underwritten Offering or (B) an Underwritten Offering that the Contributors participated in pursuant to Section 1.4(b) and in which the number of Registrable Securities that the Contributors requested to include in such Underwritten Offering were not reduced pursuant to Section 1.4(c).

1.4 Piggyback Registration and Piggyback Underwritten Offering.

(a) If the Acquiror Parent shall at any time propose to file a registration statement under the Securities Act with respect to an offering of Acquiror Parent Stock (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto or filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan), whether or not for its own account, then the Acquiror Parent shall promptly notify the Contributors of such proposal reasonably in advance of (and in any event at least five (5) Business Days before) the anticipated filing date (the “Piggyback Registration Notice”). The Piggyback Registration Notice shall offer the Contributors the opportunity to include for registration in such registration statement the number of Registrable Securities as they may request in writing (a “Piggyback Registration”). The Acquiror Parent shall use commercially reasonable efforts to include in each such Piggyback Registration such Registrable Securities for which the Acquiror Parent has received written requests for inclusion therein (“Piggyback Registration Request”) within three (3) Business Days after sending the Piggyback Registration Notice. Each Contributor shall be permitted to withdraw all or part of such Contributor’s Registrable Securities from a Piggyback Registration by giving written notice to the Acquiror Parent of its request to withdraw; provided that (A) such request must be made in writing prior to the effectiveness of such registration statement and (B) such withdrawal shall be irrevocable and, after making such withdrawal, a Contributor shall no longer have any right to include Registrable Securities in the Piggyback Registration as to which such withdrawal was made. Any withdrawing Contributor shall continue to have the right to include any Registrable Securities in any subsequent

Annex A-5

registration statement or registration statements as may be filed by the Acquiror Parent with respect to offerings of Class A Common Stock, all upon the terms and conditions set forth herein.

(b) If the Acquiror Parent shall at any time propose to conduct an Underwritten Offering, whether or not for its own account, then the Acquiror Parent shall promptly notify the Contributors of such proposal reasonably in advance of (and in any event at least five (5) Business Days before or two (2) Business Days before in connection with a “bought deal” or overnight Underwritten Offering) the commencement of the offering, which notice shall set forth the principal terms and conditions of the issuance, including the proposed offering price (or range of offering prices), the anticipated filing date of the related registration statement (if applicable) and the number of shares of Acquiror Parent Stock that are proposed to be registered (the “Underwritten Offering Piggyback Notice”). Receipt of any Underwritten Offering Piggyback Notice required to be provided in this Section 1.4(b) to the Contributors shall be confirmed and kept confidential by the Contributors until such proposed Underwritten Offering is (i) publicly announced or (ii) such Contributor receives notice that such proposed Underwritten Offering has been abandoned, which such notice shall be provided promptly by the Acquiror Parent to each Contributor. The Underwritten Offering Piggyback Notice shall offer the Contributors the opportunity to include in such Underwritten Offering (and any related registration, if applicable) the number of Registrable Securities as they may request in writing (an “Underwritten Piggyback Offering”); provided that in the event that the Acquiror Parent proposes to effectuate the subject Underwritten Offering pursuant to an effective Shelf Registration Statement of the Acquiror Parent other than an Automatic Shelf Registration Statement, only Registrable Securities of a Contributor which are subject to an effective Shelf Registration Statement may be included in such Underwritten Piggyback Offering. The Acquiror Parent shall use commercially reasonable efforts to include in each such Underwritten Piggyback Offering such Registrable Securities for which the Acquiror Parent has received written requests for inclusion therein (“Underwritten Offering Piggyback Request”) within three (3) Business Days after sending the Underwritten Offering Piggyback Notice (or one (1) Business Day in connection with a “bought deal” or overnight Underwritten Offering). Notwithstanding anything to the contrary in this Section 1.4(b), if the Underwritten Offering pursuant to this Section 1.4(b) is a “bought deal” or overnight Underwritten Offering and the managing underwriter advises the Acquiror Parent that the giving of notice pursuant to this Section 1.4(b) would adversely affect the Underwritten Offering, no such notice shall be required. Each Contributor shall be permitted to withdraw all or part of such Contributor’s Registrable Securities from an Underwritten Piggyback Offering at any time prior to the effectiveness of the applicable registration statement, and such Contributor shall continue to have the right to include any Registrable Securities in any subsequent Underwritten Offerings, all upon the terms and conditions set forth herein.

(c) If the managing underwriter or managing underwriters of an Underwritten Offering advise the Acquiror Parent and the Contributors that in their reasonable opinion that the inclusion of all of the Registrable Securities requested for inclusion by the Contributors in the subject Underwritten Offering (and any related registration, if applicable) (and any other Acquiror Parent Stock proposed to be included in such offering) exceeds the number that can be included without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the Acquiror Parent shall include in such Underwritten Offering (and any related registration, if applicable) only that number of shares of Acquiror Parent Stock proposed to be included in such Underwritten Offering (and any related registration, if applicable) that, in the reasonable opinion of the managing underwriter or managing underwriters, will not have such adverse effect, with such number to be allocated as follows: (A) in the case of a “Requested Underwritten Offering” as defined in and pursuant to the Registration Rights Agreement, (1) first, to the initiating Holders in full with respect to the number of “Registrable Securities” (as defined in the Registration Rights Agreement) such initiating Holder requested for inclusion, (2) second, and only if the securities in clause (1) have been included, pro-rata among the Holders that have requested to include “Registrable Securities” (as defined in the Registration Rights Agreement) in such Underwritten Offering pursuant to the Registration Rights Agreement based on the relative number of “Registrable Securities” (as defined in the Registration Rights Agreement) then held by each such Holder, (3) third, and only if all the securities referred to in clause (2) have been included, pro-rata among the Contributors that have requested to include Registrable Securities in such Underwritten

Annex A-6

Offering pursuant to this Annex A based on the relative number of Registrable Securities then held by each such Contributor, (4) fourth, and only if all the securities referred to in clause (3) have been included, to the Acquiror Parent, and (5) fifth, and only if all the securities referred to in clause (4) have been included, to any other holders entitled to participate in such Underwritten Offering, if applicable, based on the relative number of shares of Acquiror Parent Stock then held by each such holder; and (B) in the case of any other Underwritten Offerings (including, for avoidance of doubt, any Requested Underwritten Offering pursuant to this Annex A), (i) first, to the Acquiror Parent, (ii) second, and only if the securities in clause (i) have been included, pro-rata among all the Holders that have requested to include “Registrable Securities” (as defined in the Registration Rights Agreement) in such Underwritten Offering pursuant to the Registration Rights Agreement based on the relative number of “Registrable Securities” (as defined in the Registration Rights Agreement) then held by each such Holder, (iii) third, and only if the securities in clause (ii) have been included, pro-rata among all of the Contributors that have requested to include Registrable Securities in such Underwritten Offering pursuant to this Annex A based on the relative number of Registrable Securities then held by each such Contributor, and (iv) fourth, and only if the securities in clause (iii) have been included, pro-rata among any other holders entitled to participate in such Underwritten Offering, if applicable, based on the relative number of Acquiror Parent Stock then held by each such holder. If any Contributor disapproves of the terms of any such Underwritten Offering, such Contributor may elect to withdraw therefrom by written notice to the Acquiror Parent and the managing underwriter(s) delivered on or prior to the time of the commencement of such offering. Any Registrable Securities withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(d) The Acquiror Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 1.4 at any time in its sole discretion whether or not any Contributor has elected to include Registrable Securities in such Registration Statement. The Registration Expenses of such withdrawn registration shall be borne by the Acquiror Parent in accordance with Section 1.6 of this Annex A.

1.5 Registration and Underwritten Offering Procedures. The procedures to be followed by the Acquiror Parent and a Contributor electing to sell Registrable Securities in a Shelf Registration Statement or Registration Statement pursuant to this Annex A, and the respective rights and obligations of the Acquiror Parent and such Contributor, with respect to the preparation, filing and effectiveness of such Shelf Registration Statement or Registration Statement and the effectuation of any Underwritten Offering, are as follows:

(a) In connection with a Shelf Registration or Demand Registration, the Acquiror Parent will, at least three (3) Business Days prior to the anticipated filing of the Shelf Registration Statement or Registration Statement, as applicable, and any related Prospectus or any amendment or supplement thereto (other than, after effectiveness of such Shelf Registration Statement or such Registration Statement any filing made under the Exchange Act that is incorporated by reference into such Shelf Registration Statement or such Registration Statement), (A) furnish to such Contributor copies of all such documents prior to filing and (B) use commercially reasonable efforts to address in each such document when so filed with the SEC such comments as such Contributor shall reasonably propose prior to the filing thereof.

(b) In connection with a Piggyback Registration, Underwritten Piggyback Offering or a Requested Underwritten Offering, the Acquiror Parent will, at least three (3) Business Days prior to the anticipated filing of any initial Registration Statement that identifies the Contributors and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name either of the Contributors and provide information with respect thereto), as applicable, (A) furnish to such Contributor copies of any such Registration Statement or related Prospectus or amendment or supplement thereto that identify the Contributors and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name either of the Contributors and provide information with respect thereto) prior to filing and (B) use commercially reasonable efforts to address in each such document when so filed with the SEC such comments as such Contributor reasonably shall propose prior to the filing thereof.

Annex A-7

(c) The Acquiror Parent will use commercially reasonable efforts to as promptly as reasonably practicable (A) prepare and file with the SEC such amendments, including post-effective amendments, and supplements to each Shelf Registration Statement, Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Shelf Registration Statement or such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the other provisions of the Agreement and this Annex A, prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Contributors; (B) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (C) respond to any comments received from the SEC with respect to each Shelf Registration Statement or Registration Statement or any amendment thereto and, as promptly as reasonably practicable provide such Contributor true and complete copies of all correspondence from and to the SEC relating to such Shelf Registration Statement or such Registration Statement that pertains to such Contributor as selling stockholders but not any comments that would result in the disclosure to such Contributor of material and non-public information concerning the Acquiror Parent.

(d) The Acquiror Parent will comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to any Shelf Registration Statement or the Registration Statement and the disposition of all Registrable Securities covered by each such Shelf Registration Statement and Registration Statement.

(e) The Acquiror Parent will notify the Contributor(s) included in a Shelf Registration Statement or Registration Statement as promptly as reasonably practicable: (A) (1) when a Prospectus or any prospectus supplement or post-effective amendment to a Shelf Registration Statement or Registration Statement in which such Contributor is included has been filed; (2) when the SEC notifies the Acquiror Parent whether there will be a “review” of the applicable Shelf Registration Statement or Registration Statement and whenever the SEC comments in writing on such Shelf Registration Statement or such Registration Statement (in which case the Acquiror Parent shall provide true and complete copies thereof and all written responses thereto to each of such Contributors that pertain to such Contributors as selling stockholders); and (3) with respect to each applicable Shelf Registration Statement, Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (B) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Shelf Registration Statement or such Registration Statement or Prospectus or for additional information that pertains to such Contributors as sellers of Registrable Securities; (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Shelf Registration Statement or such Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (D) of the receipt by the Acquiror Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (E) of the occurrence of any event or passage of time that makes any statement made in such Shelf Registration Statement, Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Shelf Registration Statement, Registration Statement, Prospectus or other documents so that, in the case of such Shelf Registration Statement, Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that no notice by the Acquiror Parent shall be required pursuant to this clause (E) in the event that the Acquiror Parent either promptly files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Shelf Registration Statement or the Registration Statement, which in either case, contains the requisite information that results in such Shelf Registration Statement or such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading).

Annex A-8

(f) The Acquiror Parent will use commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (A) any order suspending the effectiveness of a Shelf Registration Statement or Registration Statement, or (B) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as reasonably practicable, or if any such order or suspension is made effective during any Blackout Period or Suspension Period, as promptly as reasonably practicable after such Blackout Period or Suspension Period is over.

(g) During the Effectiveness Period, the Acquiror Parent will furnish to such Contributor, without charge, at least one conformed copy of each Shelf Registration Statement, Registration Statement and each amendment thereto and all exhibits to the extent requested by such Contributor (including those incorporated by reference) promptly after the filing of such documents with the SEC; provided that the SEC will not have any obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR system.

(h) The Acquiror Parent will promptly deliver to each Contributor, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) authorized by the Acquiror Parent for use and each amendment or supplement thereto as such Contributor may reasonably request during the Effectiveness Period. Subject to the other provisions of the Agreement and this Annex A, including Section 1.9 of this Annex A, the Acquiror Parent consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Contributors in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(i) The Acquiror Parent will cooperate with such Contributor to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Shelf Registration Statement or Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as such Contributor may request in writing. In connection therewith, if required by the Acquiror Parent’s transfer agent, the Acquiror Parent will promptly, after the Effective Date of the Shelf Registration Statement or Registration Statement, cause an opinion of counsel as to the effectiveness of the Shelf Registration Statement or Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Contributor of such Registrable Securities under the Shelf Registration Statement or Registration Statement; provided that Acquiror Parent may, in its discretion, require letters of representation from such Contributors and any applicable custodians/brokers prior to the delivery of such opinion.

(j) Upon the occurrence of any event contemplated by Section 1.5(e)(E) of this Annex A, as promptly as reasonably practicable, the Acquiror Parent will prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Shelf Registration Statement or Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Shelf Registration Statement nor Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k) With respect to Underwritten Offerings, (i) the right of a Contributor to include such Contributor’s Registrable Securities in an Underwritten Offering shall be conditioned upon such Contributor’s participation in such underwriting and the inclusion of such Contributor’s Registrable Securities in the underwriting to the extent provided herein, (ii) each Contributor participating in such Underwritten Offering agrees to enter into an underwriting agreement in customary form and sell such Contributor’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled to select the managing underwriter or managing underwriters hereunder, (iii) each Contributor participating in such Underwritten Offering agrees to

Annex A-9

complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents customarily and reasonably required under the terms of such underwriting arrangements and (iv) each Contributor shall execute a customary “lock-up” agreement, not to exceed ninety (90) days, if requested by the managing underwriter or managing underwriters in customary form with the managing underwriter or managing underwriters selected for such offering. The Acquiror Parent hereby agrees with each Contributor that, in connection with any Underwritten Offering in accordance with the terms hereof, it will negotiate in good faith and execute all indemnities, underwriting agreements, lock-up agreements and other documents reasonably required under the terms of such underwriting arrangements, including using all commercially reasonable efforts to procure customary legal opinions and auditor “comfort” letters.

(l) For a reasonable period prior to the filing of any Shelf Registration Statement or Registration Statement and throughout the Effectiveness Period, the Acquiror Parent will make available, upon reasonable notice at the Acquiror Parent’s principal place of business or such other reasonable place, for inspection during normal business hours by a representative or representatives of the selling Contributors, the managing underwriter or managing underwriters and any attorneys or accountants retained by such selling Contributor or underwriters, all such financial and other information and books and records of the Acquiror Parent, and cause the officers, employees, counsel and independent certified public accountants of the Acquiror Parent to respond to such inquiries, as shall be reasonably necessary (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; provided that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Persons unless disclosure of such information is required by court or administrative order or, in the opinion of counsel to such Person, law, in which case, such Person shall be required to give the Acquiror Parent written notice of the proposed disclosure prior to such disclosure and, if requested by the Acquiror Parent, assist the Acquiror Parent in seeking to prevent or limit the proposed disclosure.

(m) In connection with any Requested Underwritten Offering and so long as the anticipated gross proceeds of such Requested Underwritten Offering is not less than seventy-five million dollars ($75,000,000), the Acquiror Parent will use commercially reasonable efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors in presentations, meetings and road shows.

(n) Notwithstanding any other provision of the Agreement and this Annex A, the Acquiror Parent shall not be required to file a Registration Statement (or any amendment thereto) or effect a Requested Underwritten Offering (or, if the Acquiror Parent has filed a Shelf Registration Statement and has included Registrable Securities therein, the Acquiror Parent shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to ninety (90) calendar days if (A) the Acquiror Parent Board determines such registration would render the Acquiror Parent unable to comply with applicable securities laws or (B) the Acquiror Parent Board determines such registration would require disclosure of material information that Acquiror Parent has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”). Notwithstanding anything to the contrary in the Agreement and this Annex A, in no event shall any Blackout Periods and any Suspension Periods continue for more than one hundred and twenty (120) calendar days in the aggregate during any twelve (12)-month period.

(o) In connection with an Underwritten Offering, the Acquiror Parent shall use all commercially reasonable efforts to provide to each Contributor named as a selling securityholder in any Shelf Registration Statement or Registration Statement a copy of any auditor “comfort” letters or customary legal opinions, in each case that have been provided to the managing underwriter or managing underwriters in connection with the Underwritten Offering, not later than the Business Day prior to the effective date of such Registration Statement.

1.6 Registration Expenses. All Registration Expenses incident to each of the Acquiror Parent and the Contributors performance of or compliance with their respective obligations under this Annex A or otherwise in

Annex A-10

connection with any Shelf Registration, Demand Registration, Requested Underwritten Offering, Piggyback Registration or Underwritten Piggyback Offering (in each case, excluding any Selling Expenses) shall be borne by the Acquiror Parent, whether or not any Registrable Securities are sold pursuant to a Registration Statement.

1.7 Indemnification for Registration Rights.

(a) The Acquiror Parent shall indemnify and hold harmless each Contributor Party Indemnitee, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Contributor Party Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Registration Rights Related Losses”), as incurred, (i) in the case of any Registration Statement, arising out of or relating to any untrue or alleged untrue statement of a material fact, contained in any such Registration Statement under which any Registrable Securities were registered, required to be stated therein or necessary to make the statements therein not misleading, or (ii) in the case of any preliminary prospectus (if the Acquiror Parent authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Acquiror Parent) or in any amendment or supplement thereto (if used during the period the Acquiror Parent is required to keep the Registration Statement current), arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading; provided that the Acquiror Parent shall not be liable to any Contributor Party Indemnitee to the extent that any such claim arises out of, is based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Acquiror Parent by or on behalf of such Contributor Party Indemnitee specifically for use in the preparation thereof. The Acquiror Parent shall notify the Contributors promptly of the institution, threat or assertion of any Proceeding of which the Acquiror Parent is aware in connection with the transactions contemplated by this Annex A. This indemnity shall be in addition to any liability the Acquiror Parent may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of such Contributor Party Indemnitee or any indemnified party and shall survive the transfer of such securities by such Contributor. Notwithstanding anything to the contrary herein, this Section 1.7 shall survive any termination or expiration of the Agreement and this Annex A indefinitely.

(b) In connection with any Registration Statement in which a Contributor participates, such Contributor shall, severally and not jointly, indemnify and hold harmless the Acquiror Parent Indemnitees, to the fullest extent permitted by applicable law, from and against any and all Registration Rights Related Losses as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any such Registration Statement required to be stated therein or necessary to make the statements therein not misleading, in any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period the Acquiror Parent is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to the Contributor furnished in writing to the Acquiror Parent by such Contributor for use therein. This indemnity shall be in addition to any liability such Contributor may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of the Acquiror Parent or any indemnified party. In no event shall the liability of any selling Contributor hereunder be greater in amount than the dollar amount of the proceeds received by such Contributor from the sale of the Registrable Securities giving rise to such indemnification obligation.

Annex A-11

(c) Any Person entitled to indemnification pursuant to this Section 1.7 shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

(d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Registration Rights Related Losses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such Registration Rights Related Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the untrue or alleged untrue statement of a material fact or the omission to state a material fact that resulted in such Registration Rights Related Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by a Contributor exceed the net proceeds from the offering received by such Contributor.

1.8 Facilitation of Sales Pursuant to Rule 144. To the extent it shall be required to do so under the Exchange Act, the Acquiror Parent shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as a Contributor may reasonably request, all to the extent required from time to time to enable the Contributors to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Contributor in connection with that Contributor’s sale pursuant to Rule 144, the Acquiror Parent shall deliver to such Contributor a written statement as to whether it has complied with such requirements.

1.9 Discontinued Disposition. Subject to the last sentence of Section 1.5(n) of this Annex A, each Contributor agrees that, upon receipt of a notice from the Acquiror Parent of the occurrence of any event of the kind described in clauses (B) through (E) of Section 1.5(e) of this Annex A, such Contributor will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Contributor’s receipt of the copies of the supplemental Prospectus or amended Registration Statement as contemplated by Section 1.5(j) of this Annex A or until it is advised in writing by the Acquiror Parent that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement (a “Suspension Period”).

Annex A-12

ANNEX B

WORKING CAPITAL CALCULATION

[Please see attached]

Annex B

ANNEX B

OPINION OF SOLARIS’S FINANCIAL ADVISOR

PIPER SANDLER & CO.

Fairness Opinion

July 9, 2024

Board of Directors

Solaris Oilfield Infrastructure, Inc.

9651 Katy Freeway, Suite 300

Houston, Texas 77024

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Solaris Oilfield Infrastructure, Inc. (the “Company”) of the Aggregate Acquisition Consideration (as defined below) to be paid by Solaris Oilfield Infrastructure, LLC, a subsidiary of the Company (“Acquiror”), for all of the issued and outstanding membership interests of Mobile Energy Rentals, LLC, a Texas limited liability company (“MER”) (the “MER Membership Interests”), pursuant to a draft of the Contribution Agreement, dated as of July 2, 2024 (the “Agreement”), to be entered into among (i) the Company, (ii) Acquiror, (iii) J Turbines, Inc. and KTR Management Company, LLC (collectively, the “Contributors”), and (iv) John A. Johnson and John Tuma (as the sole owners of J Turbines, Inc. and KTR Management Company, LLC, respectively). The Agreement provides for, among other things, the acquisition of all of the MER Membership Interests by Acquiror (the “Acquisition”), pursuant to which (i) Acquiror will pay an aggregate of approximately $60 million in cash (the “Cash Consideration”); (ii) Acquiror will issue a number of units in Acquiror (“Acquiror Units”) equal to (a) $140 million divided by the volume-weighted average price of Class A common stock, $0.01 par value, in the Company (“Company Common Stock”) on the New York Stock Exchange for the ten (10) consecutive trading days ending on (and including) the trading day immediately prior to the date of the Agreement, rounded to three decimal places (the “Closing Price”) less (b) the number of Acquiror Units comprising the Indemnity Units (defined below) (the “Closing Unit Consideration”), and the Company will issue an aggregate number of shares of Class B common stock, $0.00 par value, in the Company (“Class B Stock”) equal to the number of Acquiror Units constituting the Closing Unit Consideration (collectively, the “Equity Consideration”); and (iii) Acquiror will issue a number of Acquiror Units equal to $30 million divided by the Closing Price (the “Indemnity Units”), and the Company will issue an aggregate number of shares of Class B Stock equal to the number of Acquiror Units constituting the Indemnity Units (together with the Cash Consideration and the Equity Consideration, the “Aggregate Acquisition Consideration”) to the Contributors for all of the outstanding MER Membership Interests. The terms and conditions of the Acquisition are more fully set forth in the Agreement. We also understand that the Aggregate Acquisition Consideration will be subject to adjustment, as provided in the Agreement, based on the amount of MER’s working capital, as set forth in the Agreement as well as with respect to an escrow amount, MER’s indebtedness and cash at closing, certain transaction expenses and certain capital expenditures as set forth in the Agreement (the “Closing Adjustment”).

In connection with our review of the Acquisition, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement, dated July 2, 2024; (ii) reviewed and analyzed certain financial and other data with respect to the Company and MER which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, including the analyses and forecasts of certain future capital expenditures and related revenue effects, relating to the business, earnings, cash flow, assets, liabilities and prospects of each of the Company and MER, on a stand-alone basis, that were publicly available, as well as

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July 9, 2024

those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the Acquisition; (v) reviewed the current and historical reported prices and trading activity, as applicable, of certain other companies deemed by us to be comparable to each of MER and the Company; (vi) compared the financial performance of the Company and MER with that of certain other publicly-traded companies that we deemed relevant; (vii) performed a relative discounted cash flow analysis with respect to the Company and MER; and (viii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant to the valuation of MER. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company and MER, respectively. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We did not consider the United States federal income tax treatment of the Acquisition and express no opinion as to the impact of any such treatment. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company as to all accounting, legal, tax and financial reporting matters with respect to the Company, MER and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform, all of the covenants and agreements required to be performed by such party, (iii) the Acquisition will be consummated pursuant to the terms of the Agreement without amendments thereto, (iv) all conditions to the consummation of the Acquisition will be satisfied without waiver by any party of any conditions or obligations thereunder and (v) that the Closing Adjustment will not result in any adjustment to the Aggregate Acquisition Consideration that is, in each case, material to our analysis. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Acquisition will be obtained in a manner that will not adversely affect the Company, MER or the contemplated benefits of the Acquisition.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or MER, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or MER under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, MER or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent

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July 9, 2024

liabilities, to which the Company, MER or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters., We have also assumed that neither the Company nor MER is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Acquisition.

No company or transaction used in any analysis for purposes of comparison is identical to the Company or Acquisition. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and Acquisition were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Acquisition or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor in connection with the Acquisition and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Acquisition. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Acquisition or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services.

We have, in the past, provided financial advisory and financing services to a significant (but non-affiliate) shareholder of the Company and may continue to do so, and we have received, and may receive, fees for the rendering of such services. We maintain an ongoing dialogue with the Company and such significant shareholder and we are currently engaged with such significant shareholder on multiple separate financial advisory assignments.

In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, MER or entities that are affiliated with the Company or MER, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of Piper Sandler’s Research Department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Acquisition and other participants in the Acquisition that differ from the views of Piper Sandler’s investment banking personnel.

This opinion is provided solely to the Board of Directors of the Company in connection with its consideration of the Acquisition and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Acquisition or any other matter.

PIPER SANDLER & CO.

July 9, 2024

Except with respect to the use of this opinion in connection with the proxy statement relating to the Acquisition in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Sandler Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to the Company of the proposed Aggregate Acquisition Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Acquisition or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address: (i) the basic business decision to proceed with or effect the Acquisition; (ii) the merits of the Acquisition relative to any alternative transaction or business strategy that may be available to the Company; (iii) any other terms contemplated by the Agreement or the fairness of the Acquisition to, or any consideration received in connection therewith by, any creditor or other constituency of the Company; or (iv) the solvency or financial viability of the Company or MER at the date hereof, upon consummation of the Acquisition, or at any future time. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Acquisition, or any class of such persons, relative to the Aggregate Acquisition Consideration to be paid by the Company in the Acquisition or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Aggregate Acquisition Consideration to be paid by the Company is fair, from a financial point of view, to the Company as of the date hereof.

Sincerely,

/s/ Piper Sandler & Co.

PIPER SANDLER & CO.

ANNEX C

FORM OF PROXY CARD

SOLARIS OILFIELD INFRASTRUCTURE, INC. 9651 KATY FREEWAY, SUITE 300 HOUSTON, TX 77024 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on August 29, 2024 for shares held directly and by 11:59 p.m. Eastern Time on August 26, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on August 29, 2024 for shares held directly and by 11:59 p.m. Eastern Time on August 26, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V55228-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SOLARIS OILFIELD INFRASTRUCTURE, INC. The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4. For Against Abstain 1. Stock Issuance Proposal: To approve, for the purposes of complying with the applicable provisions of Section 312.03 of the New York Stock Exchange Listed Company Manual, the issuance of 16,464,778 shares of Class B common stock, par value $0.00 per share, of Solaris Oilfield Infrastructure, Inc. (the "Company"); 2. Charter Amendment Proposal: To approve an amendment (the "Charter Amendment") to the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time, to change its name to "Solaris Energy Infrastructure, Inc." (the "Charter Amendment Proposal"); 3. LTIP Amendment Proposal: To approve an amendment (the "LTIP Amendment") to the Company's Long Term Incentive Plan (the "LTIP") to increase the number of shares of Class A common stock, par value $0.01 per share, of the Company issuable under such plan (the "LTIP Amendment Proposal"); and 4. Adjournment Proposal: To adjourn the special meeting to a later date or time if necessary or appropriate, including to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal (the "Adjournment Proposal"). NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

C-1

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The [ ] are/is available at www.proxyvote.com. V55229-TBD PROXY [ ], 2024 [ ] AM C.D.T. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SOLARIS OILFIELD INFRASTRUCTURE, INC. The undersigned hereby appoint William A. Zartler, Kyle S. Ramachandran and Christoper M. Powell, and each of them with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all shares of Solaris Oilfield Infrastructure, Inc. Common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareholders of the Company to be held on [ ], 2024 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. (Continued and to be marked, dated and signed, on the other side) Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The proxy materials are/is available at www.proxyvote.com. V55229-TBD PROXY AUGUST 30, 2024 10:00 AM C.D.T. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SOLARIS OILFIELD INFRASTRUCTURE, INC. The undersigned hereby appoint [ ], [ ] and [ ], and each of them with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all shares of Solaris Oilfield Infrastructure, Inc. Common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareholders of the Company to be held on August 30, 2024 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. (Continued and to be marked, dated and signed, on the other side)

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Annex D

FORM OF CERTIFICATE

OF

SECOND AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SOLARIS OILFIELD INFRASTRUCTURE, INC.

SOLARIS OILFIELD INFRASTRUCTURE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Solaris Oilfield Infrastructure, Inc., resolutions were adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and that said amendment should be presented to the stockholders of said corporation at a Special Meeting of Stockholders for approval thereof.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was presented to the stockholders of said corporation at its Special Meeting of Stockholders duly called and held on the     day of     2024 in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Amended and Restated Certificate of Incorporation of said corporation were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the resolution setting forth the proposed amendment is as follows:

RESOLVED, that ARTICLE I of the Amended and Restated Certificate of Incorporation of this corporation be amended to read as follows:

“ARTICLE I

NAME

SECTION 1.1. Name. The name of the Corporation is Solaris Energy Infrastructure, Inc.”

FURTHER RESOLVED, that SECTION 4.3(E) of the Amended and Restated Certificate of Incorporation of this corporation be amended to read as follows:

“(E) Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Second Amended and Restated Limited Liability Agreement of Solaris Oilfield Infrastructure, LLC dated as of May 11, 2017, as amended (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of such shares of Class B Common Stock upon such redemption, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable.”

(Signature page follows)

IN WITNESS WHEREOF, Solaris Oilfield Infrastructure, Inc. has caused this Certificate of Second Amendment to be signed by its Chief Legal Officer and Corporate Secretary this     day of ,     2024.

SOLARIS OILFIELD INFRASTRUCTURE, INC.

By:
Name:
Title:

Annex E

FORM OF

SECOND AMENDMENT TO THE

SOLARIS OILFIELD INFRASTRUCTURE, INC.

LONG TERM INCENTIVE PLAN

THIS SECOND AMENDMENT (the “Second Amendment”) to the Solaris Oilfield Infrastructure, Inc. Long Term Incentive Plan (as amended from time to time, the “Plan”), has been adopted by the board of directors (the “Board”) of Solaris Oilfield Infrastructure, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan and the First Amendment to the Plan;

WHEREAS, Section 10 of the Plan provides that the Plan may be amended from time to time, subject to the approval of the Company’s stockholders if such stockholder approval is required by the rules of any stock exchange on which the Stock is listed or quoted;

WHEREAS, the Board now desires to amend the Plan to increase the number of shares of Stock reserved for delivery under the Plan by 1,600,000 shares, which amendment is subject to the approval of the Company’s stockholders pursuant to the rules of the New York Stock Exchange; and

WHEREAS, the Board has determined that the Second Amendment shall be made effective as of August 30, 2024 (the “Amendment Effective Date”), subject to approval by the Company’s stockholders.

NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be amended as of the Amendment Effective Date, as set forth below:

I. Section 4(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 11,418,080 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs.”

RESOLVED, that except as amended hereby, the Plan is specifically ratified and reaffirmed.

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